     As filed with the Securities and Exchange Commission on March 30, 2001

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           the Securities Act of 1933

                                --------------

                             HELLER FINANCIAL, INC.
                                  HFI TRUST I
             (Exact name of registrant as specified in its charter)

                Delaware                               36-1208070
                Delaware                               36-7352032
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)               Identification No.)

        500 West Monroe Street, Chicago, Illinois 60661, (312) 441-7000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Mark J. Ohringer, General Counsel
 Heller Financial, Inc., 500 West Monroe Street, Chicago, Illinois 60661, (312)
                                    441-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                   Copies to:
           Mark D. Wood, Esq.                 Deanna L. Kirkpatrick, Esq.
          Adam R. Klein, Esq.                    Davis Polk & Wardwell
          Katten Muchin Zavis                     450 Lexington Avenue
   525 West Monroe Street, Suite 1600           New York, New York 10017
      Chicago, Illinois 60661-3693                   (212) 450-4000
             (312) 902-5200

                                --------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                Proposed Maximum
   Title of Each Class of Securities to be     Aggregate Offering    Amount of
                  Registered                        Price(1)      Registration Fee
----------------------------------------------------------------------------------
MEDS Units of Heller Financial, Inc.(2)......     $175,000,000        $43,750
 Stock Purchase Contracts of Heller
  Financial, Inc.(2)
 Trust Preferred Securities of HFI Trust
  I(2)
 Guarantees of Trust Preferred Securities of
  HFI Trust I by Heller Financial, Inc.(3)
 Subordinated Deferrable Notes of Heller
  Financial, Inc.(4)
----------------------------------------------------------------------------------
Class A Common Stock, $0.25 par value, of
 Heller Financial, Inc.(5)...................     $175,000,000        $43,750
----------------------------------------------------------------------------------
   Total:....................................     $350,000,000        $87,500

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933.
(2) Each MEDS Unit consists of a stock purchase contract of Heller Financial, Inc. and a trust preferred security of HFI Trust I.
(3) Heller Financial, Inc. is also registering under this registration statement all guarantees and other obligations it may have with respect to the trust preferred securities to be issued by HFI Trust I. No separate consideration will be received for the guarantees or any other such obligations.
(4) The subordinated deferrable notes of Heller Financial, Inc. are being issued and sold to HFI Trust I and may later be distributed to the holders of trust preferred securities upon a dissolution of HFI Trust I and the distribution of its assets.
(5) An indeterminate number of shares of class A common stock of Heller Financial, Inc. to be issued upon settlement of the stock purchase contracts.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. This preliminary prospectus is not an offer to sell these securities + +and it is not soliciting an offer to buy these securities in any jurisdiction +
+where the offer or sale is not permitted.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

Prospectus
                             Subject to Completion
                              Dated March 30, 2001

6,100,000 Units


Heller Financial, Inc.
HFI Trust I
    % MEDSSM Units
(Mandatory Enhanced Dividend SecuritiesSM Units--MEDSSM Units)

Each MEDS Unit consists of a purchase contract issued by us and a trust preferred security due 2006 issued by HFI Trust I.

 . The purchase contract will obligate you to purchase from us on             ,
  2004, for a price of $25, the following number of shares of Heller Financial, Inc. class A common stock:

 . if the average closing price of our class A common stock over the 20-
   trading day period ending on the third trading day prior to             ,
   2004 equals or exceeds $         ,          shares;

 . if the average closing price of our class A common stock over the same
   period is less than $               but greater than $              , a
   number of shares having a value, based on the 20-trading day average closing price, equal to $25; and

 . if the average closing price of our class A common stock over the same
   period is less than or equal to $           ,           shares.


 . Each trust preferred security will have a stated liquidation amount of $25 and will represent an undivided beneficial interest in the assets of the Trust. The trust preferred security will be pledged to secure your obligation to purchase our class A common stock under the related purchase contract. You may use the proceeds from the remarketing of your trust preferred security to satisfy your payment obligations under the purchase contract.

 . The trust preferred security will pay a cash distribution at a rate of      %
  of the stated liquidation amount per year, or $             , prior to
                 , 2004, and at a reset rate that may be less than, equal to or
  greater than          % per year after that date. These payments will be made
  on           ,                 ,                 and               of each
  year, beginning             , 2001. We will guarantee the payments of the
  distributions on the trust preferred securities to the extent set forth in this prospectus.

 . The assets of the Trust will consist solely of our subordinated deferrable
  notes maturing on             , 2006. We may defer interest payments on the
  subordinated deferrable notes until              , 2004. Any deferred
  interest payments will bear additional interest at         %. If we defer
  interest payments on the subordinated deferrable notes, the Trust will not have funds to make distribution payments on the trust preferred securities.

We have applied to list the MEDS Units on the New York Stock Exchange under the symbol "HF PrM".

Investing in the MEDS Units involves risks. See "Risk Factors" beginning on page 18 of this prospectus.

------------------------------------------------------------------------------------------------
                                                      Underwriting                      Proceeds
                         Price to                     Discounts and                        to
                          Public                       Commissions                       Heller
Per MEDS Unit              $                            See below                        $
Total                      $                            See below                        $

The Trust will not pay any underwriting commissions. We will pay an
underwriting commission of $            per MEDS Unit sold ($               for
all MEDS Units and $             if the over-allotment option referred to below
is executed in full).

Any accumulated distributions on the trust preferred securities that are a part
of the MEDS Units from              , 2001 will be added to the price to
public.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We and the Trust have granted the underwriters a 30-day option to purchase up to 900,000 additional MEDS Units on the same terms and conditions set forth above solely to cover over-allotments, if any. J.P. Morgan Securities Inc.
expects to deliver the MEDS Units to purchasers on or about                ,
2001.

Sole Book-Running Manager
JPMorgan                                                    Salomon Smith Barney

                              Joint Lead Managers

     , 2001

                     INDEX OF SELECTED TERMS FOR PROSPECTUS

Term                                                                        Page
----                                                                        ----
applicable market value....................................................  84
applicable ownership interest..............................................  79 applicable ownership interest of the treasury portfolio....................  80 applicable principal amount................................................  98 applicable spread..........................................................  95
business day...............................................................  80
closing price..............................................................  84
collateral agent...........................................................  91
current market price.......................................................  87
extension period...........................................................  93
failed remarketing.........................................................  84
guarantee payments......................................................... 116
indenture trustee.......................................................... 114
interest payment date...................................................... 109
MEDS Units.................................................................   3
pledge agreement...........................................................  91
pledged securities.........................................................  89
prevailing rating..........................................................  96
purchase contract..........................................................   4
purchase contract agent....................................................  91
purchase contract agreement................................................  91
purchase contract settlement date..........................................   4
quotation agent............................................................  99
redemption amount..........................................................  98
reference price............................................................  12
remarket...................................................................   5
remarketing agent..........................................................  97
remarketing agreement......................................................  97
remarketing date...........................................................  95
reset rate.................................................................   6
securities intermediary....................................................  91
settlement rate............................................................  83
tax event..................................................................  98
tax event redemption.......................................................  97
tax event redemption date.................................................. 111 threshold appreciation price...............................................  12 trading day................................................................  84
Treasury MEDS Units........................................................   8
treasury portfolio.........................................................  99
treasury portfolio purchase price..........................................  98
treasury security..........................................................   8
trust preferred securities.................................................  13
trust securities...........................................................   9
two-year benchmark treasury rate...........................................  95

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1

Risk Factors..............................................................   17

Cautionary Note Regarding Forward-Looking Statements......................   25

Use of Proceeds...........................................................   26

Ratio of Earnings to Fixed Charges........................................   26

Price Range of Common Stock...............................................   26

Capitalization............................................................   27

Selected Financial Data...................................................   28

Management's Discussion and Analysis of Financial Condition And Results Of
 Operations...............................................................   31

Business..................................................................   48

Management................................................................   75

Accounting Treatment......................................................   78

Description of MEDS Units.................................................   79

Description of the Purchase Contracts.....................................   83

Certain Provisions of the Purchase Contracts, the Purchase Contract
 Agreement and the Pledge Agreement.......................................   89

Description of the Trust Preferred Securities.............................   92

Description of the Subordinated Deferrable Notes..........................  108

Description of the Guarantee..............................................  115

Relationship Among the Trust Preferred Securities, the Subordinated
 Deferrable Notes and the Guarantee.......................................  119

Book-Entry Systems........................................................  120

Description of Capital Stock..............................................  121

United States Federal Income Tax Consequences.............................  127

ERISA Considerations......................................................  133

Underwriting..............................................................  135

Legal Matters.............................................................  137

Independent Public Accountants............................................  137

Where You Can Find More Information.......................................  137

Index to Consolidated Financial Statements................................  F-1

"MEDS" is a service mark of J.P. Morgan Securities Inc. J.P. Morgan Securities Inc. has filed an application to register "Mandatory Enhanced Dividend Securities" as its service mark, and the application is pending.

                               PROSPECTUS SUMMARY

This summary contains basic information about us and our MEDS Units. It does not contain all of the information that is important to you. Before making an investment decision, you should read the following summary together with the more detailed information appearing elsewhere or incorporated by reference in this prospectus, including "Risk Factors" and our consolidated financial statements and the related notes. Unless we state otherwise, the information in this prospectus does not include MEDS Units that will be issued to the underwriters if they exercise their over-allotment option.

                                  The Company

We are a leading diversified commercial financial services company. We provide a broad array of financial products and services to mid-sized and small businesses in the United States and over 20 international markets through two business segments: (1) Domestic Commercial Finance and (2) International Factoring and Asset Based Finance. In 2000, we earned $261 million in net income applicable to common stock, representing our eighth consecutive year of earnings growth. At December 31, 2000, we had total lending assets and investments of $18.7 billion, representing an 11% increase over the amount at December 31, 1999.

Domestic

Our Domestic Commercial Finance segment consists of the following five business units:

  (1) Corporate Finance, which is a leading provider of financing solutions to middle-market oriented equity sponsors, intermediaries and enterprises, offering cash flow lending, asset based lending and, on a more limited basis, junior secured, mezzanine and modest-sized equity investments.

  (2) Real Estate Finance, which provides secured financing to owners, investors and developers for the acquisition, refinancing and renovation of commercial income producing properties in a wide range of property types and geographic areas.

  (3) Leasing Services, comprised of Global Vendor Finance, Commercial Equipment Finance and Capital Finance, which provide debt and lease financing of small, medium and large ticket equipment sourced directly or through manufacturers, distributors and dealers.

  (4) Healthcare Finance, which offers asset-based, collateralized cash flow and secured real estate financing to healthcare providers, with a primary focus on clients operating in sub-markets of the healthcare industry, including long-term care, home healthcare, physician practices, pharmacies, mental health providers and durable medical equipment suppliers.

  (5) Small Business Finance, which provides financing to small businesses, primarily under two U.S. Small Business Administration (SBA) loan programs. We recently announced our discontinuance of originations of new SBA loans through our Small Business Finance unit. See "--Recent Development."

Although the Domestic Commercial Finance business units operate primarily in the United States, they have recently begun to expand their activities into certain other countries, including Canada and the United Kingdom, in order to provide complementary financing products to clients in additional markets.

International

Our International Factoring and Asset Based Finance segment, known as Heller International Group, provides factoring services and financing secured primarily by receivables, inventory and equipment. It does so through wholly-owned subsidiaries and joint ventures that provide financing to small and mid-sized companies primarily in Europe, but also in Asia and Latin America. Heller International Group also has provided the platforms within various foreign markets from which our Global Vendor Finance operation, which is part of our domestic Leasing Services unit, has begun to expand its reach into foreign markets.

Market Position

We concentrate primarily on senior secured lending, with 89% of consolidated lending assets and investments at December 31, 2000 being made on that basis. Also, to a more limited extent, we make subordinated loans and invest in selected debt and equity instruments.

Our primary clients and customers are entities in the manufacturing and service sectors having annual sales generally in the range of U.S. $5 million to U.S. $250 million and in the real estate sector having property values generally in the range of U.S. $1 million to U.S. $40 million.

We are among the largest lenders to private equity-sponsored companies in the U.S. middle-market and have been recognized as the fifth ranking syndicator of middle-market sponsored leveraged loans. We believe we are the leading provider of secured finance to small and mid-sized healthcare companies in the United States and that our subsidiary, Factofrance-Heller, is the largest factoring operation in France. Additionally, we are a recognized leader in real estate finance, vacation ownership lending, vendor finance and middle-market equipment finance and leasing in the United States.

We have built our portfolio through:

  . effective asset origination capabilities;

  . disciplined underwriting and credit approval processes;

  . effective portfolio management; and

  . acquisitions.

Our business units have the ability to manage asset, client, industry and geographic concentrations and enhance profitability by distributing assets through securitizations, syndications and loans sales.

Portfolio Quality

The continued strong credit quality of our portfolio in 2000 reflected our credit strategies, underwriting, portfolio management and disciplined credit approval processes. As of December 31, 2000, nonearning assets were $307 million, or 1.9% of lending assets, versus $228 million, or 1.5% of lending assets, at the end of 1999. We remained favorable to our stated target range for nonearning assets of 2%-4% of lending assets. In addition, our allowance for losses of receivables was in excess of 100% of nonearning impaired receivables as of December 31, 2000, 1999 and 1998.

Recent Development

In February 2001, we announced our strategic decision to discontinue originations of new SBA loans through our Small Business Finance unit. We will, however, fund existing commitments and intend to continue servicing the Small Business Finance portfolio in accordance with our customary business practices. We expect to record a one time non-operating pre-tax charge of less than $15 million for severance and leasehold related costs in the first quarter of 2001 as a result of this decision.

General

We were incorporated in 1919 under the laws of the State of Delaware. Our principal executive offices are located at 500 West Monroe Street, Chicago, Illinois 60661, United States, and the telephone number at that address is
(312) 441-7000. Our web site is located at www.hellerfinancial.com. The information contained in that site, or connected to that site, is not incorporated into this prospectus.

                                   The Trust

The Trust is created under the Delaware Business Trust Act and will be governed by an amended and restated declaration of trust among the trustees of the Trust and Heller Financial. The declaration will be qualified under the Trust Indenture Act of 1939.

The address of the principal office of the Trust is 500 West Monroe Street, Chicago, Illinois 60661, and the telephone number of the Trust at that address is (312) 441-7000.

                                  The Offering

Number of MEDS Units        6,100,000 Mandatory Enhanced Dividend SecuritiesSM
offered...................  Units--MEDSSM Units (7,000,000 if the underwriters exercise their over-allotment in full)

Use of proceeds...........  We estimate that the net proceeds from the sale of the MEDS Units we are offering will be
                            approximately $  million ($     million if the
                            underwriters exercise their over-allotment option in full). The Trust will use all of the proceeds received from the sale of the MEDS Units to purchase the subordinated deferrable notes from us. We estimate that we will receive net proceeds from the sale of the subordinated deferrable notes to
                            the Trust of $         , which we intend to use for
                            working capital and general corporate purposes.

Each MEDS Unit consists
of a purchase contract
and a trust preferred
security..................
                            The stated amount and issue price of each MEDS Unit is $25.

                            Each MEDS Unit consists of two parts:

                               . a purchase contract for shares of our class A
                                 common stock; and

                               . a trust preferred security issued by HFI
                                 Trust I.

                            The trust preferred security will be pledged to secure the MEDS Unit holder's obligation to us under the purchase contract to purchase shares of our class A common stock.

                            Each MEDS Unit will entitle you to receive cash distributions on the trust preferred security that
                            will accumulate at the rate of   % per year, or
                            $          per year, payable quarterly, subject to
                            deferral as described below.

                            In addition, on        , 2004, you will be required
                            to purchase between              and
                            shares of our class A common stock, depending on the average closing price of our class A common stock over the 20-trading day period ending on the
                            third trading day prior to       , 2004.

You will be required
under the purchase
contract to purchase our
class A common stock on
       , 2004.............
                            We will enter into a purchase contract agreement with BNY Midwest Trust Company, which will act as agent for all of the holders of the MEDS Units (as well as the holders of the Treasury MEDS Units discussed below). For each MEDS Unit that you purchase, a contract will be issued under the purchase contract agreement that creates a contractual arrangement between you and us for the purchase of shares of our class A common stock. We refer to this contract as a "purchase contract." Under each purchase contract, you will be obligated to purchase, at an aggregate purchase price of $25 for each of your MEDS Units, a variable number of shares of our class A common stock. You will not be
                            obligated to pay the purchase price until       ,
                            2004, which has been set as the "purchase contract settlement date," and you will not receive shares of our class A common stock until you have settled your purchase contract. On the purchase contract settlement date, you may settle your purchase contract with cash or by applying the proceeds from the remarketing of your trust preferred security, as more fully described later under "Description of the Purchase Contracts" in this prospectus. The number of shares of our class A common stock that you will be entitled to receive on the purchase contract settlement date will depend on the average closing price of a share of our class A common stock over a 20-trading day period ending on the third trading day prior to the purchase contract settlement date. Until you actually purchase the shares of our class A common stock, your obligation to pay the $25 purchase price will be secured by the trust preferred security that is part of your MEDS Unit, which will be pledged to our collateral agent as collateral. You may substitute as collateral a U.S. treasury security for the trust preferred security. See "Description of MEDS Units--Creating Treasury MEDS Units by Substituting a Treasury Security for Trust Preferred Securities" in this prospectus.

The trust preferred
security will mature on
      , 2006..............  In addition to the purchase contract, each MEDS
                            Unit also will include a trust preferred security that represents an undivided beneficial interest in the assets of the Trust. The Trust will pay you
                            cash distributions of $           each quarter
                            (which is equal to   % per year of the $25 stated
                            liquidation amount) on your trust preferred
                            security, provided that the first distribution will cover a period of less than three months and will therefore be proportionately less than the regular quarterly distribution. Distributions will accumulate from the date the MEDS Units are issued
                            and will continue until           , 2004. If you
                            continue to own your trust preferred security after the purchase contract settlement date, the Trust will pay you distributions on your trust preferred
                            security from              , 2004 until           ,
                            2006 at a reset rate that is described in more detail later in this prospectus. The Trust will pay distributions only when it has funds available for payment. The

                            Trust's sole source of funds for distributions are the payments of interest we make on the subordinated deferrable notes that the Trust will hold. We have the right to defer interest on the subordinated deferrable notes until
                                           , 2004, in which case distributions
                            on the trust preferred securities will also be deferred. Deferred distributions will accumulate
                            and compound quarterly at the rate of   % per year.
                            Upon maturity of the trust preferred securities, the Trust will terminate and the holder of the trust preferred securities will receive an amount equal to the stated liquidation amount plus accumulated and unpaid distributions thereon. The trust preferred securities do not entitle the holders to voting rights except in limited circumstances.

We will guarantee
payments by the Trust.....
                            We will guarantee the payment of distributions on the trust preferred securities and the payment of the redemption price of trust preferred securities to the extent that the Trust has funds available for payment. Taken together with our obligations under the declaration of trust, the subordinated deferrable notes and the indenture under which the subordinated deferrable notes will be issued, this guarantee effectively provides a full, irrevocable and unconditional guarantee of the trust preferred securities. You can find more information about this guarantee arrangement under the heading "Description of the Guarantee" in this prospectus.

The trust preferred
security will be pledged
as collateral under the
pledge arrangement........
                            When you purchase a MEDS Unit, the trust preferred security that is part of that MEDS Unit will be pledged as collateral to secure your obligation to
                            purchase our class A common stock on             ,
                            2004 under the related purchase contract. We will enter into a pledge agreement under which Wells Fargo Bank, Minnesota, N.A. will act as collateral agent and hold your trust preferred security until the $25 purchase price under the purchase contract has been paid. Even though your trust preferred security will be pledged as collateral, you will be the beneficial owner of it.

You may settle the
purchase contract on the
purchase contract
settlement date by paying
cash or using the
proceeds from the
remarketing of the trust
preferred security........
                            Under the purchase contract that is part of each MEDS Unit, you will be obligated to pay, on
                                         , 2004, $25 to purchase shares of our
                            class A common stock. To satisfy this obligation and at the same time release your related trust preferred security from the pledge, you may elect at any time until the seventh business day
                            preceding              , 2004 to settle in cash for
                            a cash payment of $25 for every purchase contract you wish to settle and receive shares of our class A common stock on the purchase contract settlement date at the applicable settlement rate. If you do not pay cash, we will attempt to sell or "remarket" your trust preferred security to the public for a price equal to $25.0625. J.P. Morgan Securities Inc. will act as the remarketing agent. If you are a Treasury MEDS Unit holder, you must settle your purchase contracts with cash in groups of 40 purchase contracts.

If you pay cash to settle
your purchase contract,
your trust preferred
security will be released
from the pledge
arrangement...............
                            If you choose not to participate in the remarketing and instead pay cash for your shares of our class A common stock, then:

                               . you must pay $25 in cash to us under each
                                 purchase contract;

                               . we will deliver to you the number of shares
                                 of our class A common stock determined based on the applicable settlement rate on the purchase contract settlement date; and

                               . your trust preferred security will be
                                 released from the pledge arrangement and delivered to you.

                            Starting on           , 2004, the settlement date
                            of the remarketing, and continuing until
                                           , 2006, distributions on the trust
                            preferred security will be payable at the reset rate that will be determined by the remarketing agent in the remarketing.

If you do not pay cash
under your purchase
contract, your trust
preferred security will
be remarketed.............  On the third business day prior to the purchase contract settlement date, the remarketing agent will remarket the trust preferred securities of those holders of MEDS Units who have not delivered cash payments for the shares of our class A common
                            stock by the fifth business day preceding       ,
                            2004.

If you hold a trust
preferred security that
is not part of a MEDS
Unit, you may choose to
have it remarketed........
                            If you hold a trust preferred security that is not part of a MEDS Unit, you may choose to have your trust preferred security remarketed in the remarketing. MEDS Unit holders who have created Treasury MEDS Units may make such an election, as more fully described in this prospectus.

The reset rate will be
determined by the
remarketing agent.........
                            After the trust preferred securities have been remarketed, the distribution rate on the trust preferred securities will be the rate determined by the remarketing agent in the remarketing, referred to as the "reset rate."

If the remarketing
succeeds, the remarketed
trust preferred
securities will be sold
and, if you are a MEDS
Unit holder, you will
receive our class A
common stock..............
                            If you do not notify the purchase contract agent that you will pay cash for the shares of our class A common stock by 5:00 p.m., New York City time, on the seventh business day prior to the purchase contract settlement date, or if you notify the purchase contract agent that you will pay cash but you do not deliver the cash by 11:00 a.m., New York City time, on the fifth business day preceding the purchase contract settlement date, your trust preferred securities will be remarketed.

                            On the third trading day prior to the purchase contract settlement date, the remarketing agent will use reasonable efforts to sell your trust preferred security, together with all other trust preferred securities being remarketed. If the market value of the trust preferred securities immediately prior to the remarketing is greater than or less than $25.0625 per trust preferred security, then the remarketing agent will adjust the distribution rate on the trust preferred securities so that the market value will be equal to $25.0625 per trust preferred security at the time of the remarketing.

                            If the remarketing is successful, then your trust preferred security will be sold. Of the proceeds:

                             . $25 will be delivered to us as payment for the
                               shares of our class A common stock;

                             . $.0625 will be paid as a remarketing fee to the
                               remarketing agent; and

                             . if you are a MEDS Unit holder, you will receive
                               shares of our class A common stock.

If the remarketing fails
and you are a MEDS Unit
holder, we may take
possession of your trust
preferred security........
                            If the remarketing agent is unable to remarket all of the trust preferred securities, we will exercise our rights as a secured party, and we may take possession of your trust preferred security. Your obligation to purchase shares of our class A common stock would then be fully satisfied, and you will receive the shares of our class A common stock.

If you elect to have your
trust preferred
securities that are not
part of MEDS Units
remarketed and the
remarketing fails, you
will retain possession of
your trust preferred
securities and the reset
rate will be determined
pursuant to a formula.....
                            If the remarketing agent cannot remarket the trust preferred securities that are not part of the MEDS Units by three business days prior to the purchase contract settlement date, you will retain possession of your trust preferred securities and the reset rate will be determined pursuant to a formula described under "Description of the Trust Preferred Securities--Failed Remarketing" in this prospectus.

Upon settlement, you will
receive a number of
shares of our class A
common stock equal to the
settlement rate...........
                            The number of shares of our class A common stock you will receive under your purchase contract will depend on the average of the closing price per share of our class A common stock as reported on the New York Stock Exchange for the 20-trading day period ending on the third trading day prior to the purchase contract settlement date.

                            The number of shares of our class A common stock you will receive for each purchase contract will be determined as follows:

                               . if the average closing price during the 20-
                                 trading day period equals or exceeds
                                 $         , you will receive         shares
                                 of our class A common stock;

                               . if the average closing price during the 20-
                                 trading day period is less than $
                                 but greater than $         , you will receive
                                 a number of shares of our class A common stock, based on the average closing price during that period having a value equal to $25; and

                               . if the average closing price during the 20-
                                 trading day period is less than or equal to
                                 $         , you will receive         shares
                                 of our class A common stock.

                            During the term of the MEDS Units, we will adjust the settlement rate to reflect the occurrence of certain stock dividends, stock splits and other corporate events that could affect the market price of our common stock. See "Description of the Purchase Contracts--Anti-Dilution Adjustments."

You can create Treasury
MEDS Units by
substituting a treasury
security for trust
preferred securities......
                            For every 40 MEDS Units you own, you may create 40 Treasury MEDS Units by substituting U.S. treasury securities for the trust preferred securities that are a part of the MEDS Units.

                            A Treasury MEDS Unit will consist of:

                               . a purchase contract for shares of our class A
                                 common stock that is identical to the
                                 purchase contract that is a part of the MEDS
                                 Unit; and

                               . a 1/40 undivided beneficial ownership
                                 interest in a zero-coupon U.S. treasury
                                 security (CUSIP No.    ), referred to as the
                                 "treasury security," that has a principal amount at maturity of $1,000, and matures on
                                       , 2004, the business day prior to the
                                 purchase contract settlement date.

                            To create Treasury MEDS Units, you must:

                               . for each group of 40 Treasury MEDS Units you
                                 wish to create, transfer the treasury
                                 security to     , which is acting as the
                                 securities intermediary under the pledge agreement. The treasury security will become the collateral supporting your obligation to purchase shares of our class A common stock, and the collateral agent will release the 40 trust preferred securities from the pledge. Those trust preferred securities then will be separately tradable and will no longer be a part of a MEDS Unit or a Treasury MEDS Unit; and

                               . pay to the collateral agent any fees or
                                 expenses incurred in connection with the substitution.

                            You may substitute a treasury security for trust preferred securities at any time prior to or on the seventh business day preceding , 2004. Distributions will continue to be made on the trust preferred security. Because each treasury security has a principal amount at maturity of $1,000, you may substitute Treasury MEDS Units for MEDS Units only in multiples of 40. For each group of 40 MEDS Units you own, after substitution of the U.S. treasury securities for the trust preferred securities that are part of the 40 MEDS Units, you will receive 40 Treasury MEDS Units.

You can recreate MEDS       If you own 40 Treasury MEDS Units, you may recreate
Units.....................  40 MEDS Units at any time prior to or on the seventh business day preceding , 2004. Because the treasury security has a principal amount at maturity of $1,000, you must recreate MEDS Units from Treasury MEDS Units in multiples of 40. For each group of 40 Treasury MEDS Units you submit, you will receive 40 MEDS Units.

                            To recreate MEDS Units, you must:

                               . for each group of 40 MEDS Units you wish to
                                 recreate, transfer 40 trust preferred
                                 securities to the securities intermediary.
                                 The securities intermediary then will deposit the trust preferred securities in the collateral account maintained under the pledge arrangement. The 40 trust preferred securities will become the collateral supporting your obligation to purchase the shares of our class A common stock, and the collateral agent will release the treasury security from the pledge. That treasury security then will be separately tradeable and will not be part of any MEDS Unit; and

                               . pay to the collateral agent any fees or
                                 expenses incurred in connection with the substitution.

You may settle the
purchase contracts of
Treasury MEDS Units by
paying cash or having the
proceeds of the pledged
treasury security
applied...................
                            Unless you notify the purchase contract agent that you will pay cash for the shares of our class A common stock, upon settlement of the purchase contracts related to the Treasury MEDS Units, we will receive the proceeds of the treasury security being held as collateral under the pledge arrangement. This will satisfy your obligation to deliver the purchase price for the shares of our class A common stock, and you will receive the shares of our class A common stock.

We will pay interest on
the subordinated
deferrable notes..........  The Trust will use all the proceeds from the sale of its common securities and the trust preferred securities, collectively referred to as the "trust securities," to purchase the subordinated deferrable notes from us. The subordinated deferrable notes will be the sole assets of the
                            Trust. We will pay interest at a rate of   % per
                            year on the subordinated deferrable notes to the Trust on a quarterly basis. The Trust will use those interest payments to pay distributions on the trust preferred securities. We have the right to defer interest payments on the subordinated deferrable notes until , 2004, in which case the Trust will not have any funds to pay distributions on the trust preferred securities and the trustee and the Trust will therefore defer payments on the trust preferred securities. We will pay to the Trust additional interest on any deferred interest payments at the current rate (compounded quarterly). After a successful remarketing of the trust preferred securities, the interest rate on the subordinated deferrable notes will reset to equal the reset rate on the trust preferred securities.

We may substitute a
treasury portfolio for
the trust preferred
securities upon a tax
event.....................
                            If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the Trust or the subordinated deferrable notes, then we, as issuer of the subordinated deferrable notes, may elect to redeem the subordinated deferrable notes held by the Trust. If the subordinated
                            deferrable notes are redeemed before      , 2004,
                            the money received from the redemption will be used to purchase a treasury portfolio of zero-coupon U.S. treasury securities that mature on or prior to , 2004, and the Trust will be dissolved. The treasury portfolio will replace the trust preferred securities as the collateral securing your obligations to purchase our class A common stock under the purchase contracts. If the subordinated deferrable notes are redeemed, then each MEDS Unit will consist of a purchase contract for our class A common stock and an ownership interest in the treasury portfolio.

We may dissolve the Trust
and distribute the
subordinated deferrable
notes.....................
                            We may dissolve the Trust at any time if certain conditions are met. If the Trust is dissolved after the purchase contract is settled (other than as a result of the redemption of the subordinated deferrable notes) and you continue to hold trust preferred securities, you will receive your pro rata share of the subordinated deferrable notes held by the Trust (after any creditors of the Trust have been paid). If the Trust is dissolved prior to the settlement of the purchase contract, then these subordinated deferrable notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our class A common stock under your purchase contracts.

Investing in the MEDS
Units is not the
equivalent of investing
in our class A common
stock.....................
                            The distributions on the trust preferred securities will be paid at a rate per year that is greater than the current dividend yield on our class A common stock. In addition, because the number of shares of our class A common stock that you will receive upon settlement of the purchase contracts
                            may decline by approximately   % as the applicable
                            market value increases, the MEDS Units give you less opportunity for equity appreciation than you would have if you invested directly in our class A common stock.

The purchase contracts
will terminate upon our
bankruptcy................
                            The purchase contracts will terminate automatically if certain bankruptcy, insolvency or reorganization events occur with respect to us. If the purchase contracts terminate upon one of these events, then your rights and obligations under your purchase contract also will terminate, including your obligation to pay for, and your right to receive, shares of our class A common stock. Upon termination, you will receive your trust preferred security or your treasury security, as the case may be, free of our security interest.

We have applied to list
the MEDS Units on the New
York Stock Exchange.......
                            We have applied to list the MEDS Units on the New York Stock Exchange under the symbol "HF PrM".

                            If Treasury MEDS Units are created and then traded at a volume that satisfies applicable exchange listing requirements, we intend to try to list them on the national securities exchanges or associations on which the MEDS Units are then listed or quoted. We, however, have no obligation to list the Treasury MEDS Units.

The symbol for our class
A common stock on the New
York Stock Exchange.......
                            "HF"

United States federal
income tax consequences...
                            Because a MEDS Unit will consist of a purchase contract and a trust preferred security, the purchase price of each MEDS Unit will be allocated between the purchase contract and the related trust preferred security in proportion to their relative fair market values at the time of purchase. We expect that, at the date of issuance of the MEDS
                            Units,    % of the fair market value of the MEDS
                            Unit will be allocable to the trust preferred
                            security and   % to the purchase contract.

                            If you own a MEDS Unit, you will normally include in gross income your proportionate share of interest on the trust preferred securities when such interest is paid or accrued in accordance with your regular method of tax accounting.

                            There is no statutory, judicial or administrative authority directly addressing the tax treatment of the MEDS Units or instruments similar to the MEDS Units. You should consult your own tax advisor concerning the tax consequences to you of an investment in the MEDS Units. For additional information, see "United States Federal Income Tax Consequences" in this prospectus.

                Illustration of Terms and Features of MEDS Units

The following illustrates some of the key terms and features of the MEDS Units.

Components of each MEDS Unit:
                            . A contract to purchase shares of our class A
                              common stock on            , 2004

                            . A trust preferred security of the Trust due
                                         , 2006

Issue price of each MEDS Unit:
                            $25

Yield on each MEDS Unit:        %, consisting of distributions on the trust
                            preferred security at a rate of   % per year,
                            payable quarterly, until            , 2004. On ,
                            2004, following a remarketing of the trust preferred securities, the distribution rate will be reset.

Reference price (or price
of class A common stock
at time of issuance of
MEDS Units):
                            $      (the last sale price of our class A common
                            stock on the NYSE on         , 2001)

Threshold appreciation price:
                            $      (a     % premium to the reference price)

A MEDS Unit consists of two components, a purchase contract and a trust preferred security. The return to an investor on a MEDS Unit will depend upon the return provided by each of these components. For an investor that holds the MEDS Unit until remarketing and uses the proceeds from the remarketing to settle the purchase contract, the return will be comprised of the following:

    Value of shares of class A              Distributions on the trust
    common stock delivered at               preferred securities at  % of
    maturity of the purchase                the stated liquidation amount
    contract on           , 2004     +      per year until         , 2004

Purchase Contract

The purchase contract obligates you to purchase, and us to sell, our class A common stock. You can satisfy this obligation by electing to pay cash on the purchase contract settlement date or by participating in the remarketing.

The number of shares delivered to you will depend on the average closing price of our class A common stock for the 20-trading day period ending on the third
trading day prior to         , 2004.

  . If the average closing price equals or exceeds $     , the threshold
    appreciation price, you will receive shares. This is calculated by dividing the MEDS Unit issue price by the threshold appreciation price
    ($     /$     =     ).

  . If the average closing price for the period is greater than $     , the
    reference price, but less than $     , the threshold appreciation price,
    you will receive a number of shares that produces a value of $25.

  . If the average closing price for the period is less than or equal to
    $     , the reference price, you will receive      shares. This is
    calculated by dividing the MEDS Unit issue price by the reference price
    ($     /$     =     ).

The following graphs show the value and number of shares of our class A common stock that would be delivered for each purchase contract on , 2004 depending upon our class A common stock share price performance.

[Percentage of Shares Delivered at Maturity graph]
[Value of Delivered Shares at Maturity graph]

                 Average Closing Price of Heller Class A Common
            Stock during 20-day trading Period ending        , 2004

Trust Preferred Security

The Trust will pay quarterly cash distributions on each trust preferred
security described above at a rate per annum of     % of its $        stated
liquidation amount until       , 2004. After that date, the distribution rate
may be reset in connection with the remarketing of the trust preferred
securities. The trust preferred securities will mature on        , 2006.

The trust preferred security will serve as collateral for your purchase contract obligation. If you do not substitute a treasury security for the trust preferred security or elect to settle the purchase contract for cash on the purchase contract settlement date, the trust preferred security will be remarketed and the proceeds from the remarketing will be used to settle the purchase contract.

Comparison of Investment Returns for a MEDS Unit and Our Class A Common Stock

The following table compares the return you would realize by investing at the same time $25 in a MEDS Unit (the stated amount and purchase price of each MEDS
Unit) compared to investing $25 in our class A common stock (or         shares,
based on a class A common stock price of $      per share). If you buy a MEDS
Unit, your investment would have substantially similar risks and rewards as an investment in our class A common stock. However, you would not benefit from the
first     % appreciation in the market value of the class A common stock
underlying the MEDS Unit. In addition, after the first     % appreciation in
the market value of our class A common stock, you would receive only     % of
any additional appreciation in the market value of the class A common stock underlying the MEDS Unit. Finally, until you settle your purchase contract, you would not receive any dividends on our class A common stock. Instead, you would
receive payments on your MEDS Unit at a rate of     % per year (representing
distributions on the trust preferred security included in your MEDS Unit) until
      , 2004. You should note that this analysis also assumes that we continue to pay quarterly dividends on our class A common stock totaling $.10 per share per quarter.

                       Heller
                     Financial
Change in Heller   Class A Common                                                  Pretax Annualized
Financial Class A   Stock Price   Market Value of Shares Value of Heller Financial Rate of Return on
  Common Stock     (per share) at  of Heller Financial     Class A Common Stock    Heller Financial  Pretax Annualized
   Price from        Settlement    Class A Common Stock   Delivered Per Purchase    Class A Common   Rate of Return on
 Reference Price        Date        at Settlement Date           Contract                Stock          MEDS Units
-----------------  -------------- ---------------------- ------------------------- ----------------- -----------------
    %                  $                  $                       $                         %                 %
    %                  $                  $                       $                         %                 %
    %                  $                  $                       $                         %                 %
    %                  $                  $                       $                         %                 %
    %                  $                  $                       $                         %                 %
    %                  $                  $                       $                         %                 %
    %                  $                  $                       $                         %                 %
    %                  $                  $                       $                         %                 %
    %                  $                  $                       $                         %                 %

The above diagrams and tables do not represent all potential outcomes from an investment in MEDS Units. For example, prior to seven business days preceding
           , 2004, an investor may substitute a treasury security for the trust preferred security as collateral. By substituting a zero-coupon treasury security for 40 trust preferred securities, an investor may achieve higher or lower rates of return than shown above. The actual returns will vary depending upon a number of factors, including:

  . the price of the zero-coupon treasury security;

  . the potential trading price of the trust preferred securities; and

  . the costs and expenses associated with creating a Treasury MEDS Unit.

An investor that creates a Treasury MEDS Unit or settles the purchase contract for cash, and continues to hold the trust preferred security, will continue to
receive cash distributions on the trust preferred security until       , 2006.
The distribution rate on the trust preferred securities will be reset on
      , 2004 to the rate determined by the remarketing agent in the remarketing of the trust preferred securities.

                             Summary Financial Data

You should read the following financial information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the footnotes contained in "Selected Financial Data" and our consolidated financial statements and the related notes, which are included in this prospectus.

                                                    Year Ended December 31,
                                                -------------------------------
                                                 2000   1999   1998  1997  1996
                                                ------ ------ ------ ----- ----
                                                         (in millions)
Results of Operations:
Interest income...............................  $1,628 $1,197 $1,047 $ 924 $807
Interest expense..............................     999    685    624   516  452
                                                ------ ------ ------ ----- ----
 Net interest income..........................     629    512    423   408  355
Fees and other income.........................     298    286    206   206   79
Factoring commissions.........................      73    119    124   104   55
Income of international joint ventures........      38     35     30    36   44
                                                ------ ------ ------ ----- ----
 Operating revenues...........................   1,038    952    783   754  533
Operating expenses............................     459    456    399   357  247
Provision for losses..........................     148    136     77   164  103
Gain on sale of Commercial Services assets....     --      79    --    --   --
Restructuring charge..........................     --     --      17   --   --
                                                ------ ------ ------ ----- ----
 Income before income taxes and minority
  interest....................................     431    439    290   233  183
Income tax provision..........................     139    154     93    66   43
Minority interest.............................       2      1      4     9    7
                                                ------ ------ ------ ----- ----
 Net income...................................  $  290 $  284 $  193 $ 158 $133
                                                ====== ====== ====== ===== ====
 Dividends on preferred stock.................  $   29 $   28 $   21 $  14 $ 10
                                                ------ ------ ------ ----- ----
 Net income applicable to common stock........  $  261 $  256 $  172 $ 144 $123
                                                ====== ====== ====== ===== ====
Pro forma basic net income applicable to
 common stock per share.......................  $ 2.70 $ 2.75 $ 1.92 $1.60  N/A
                                                ====== ====== ====== =====
Pro forma diluted net income applicable to
 common stock per share.......................  $ 2.69 $ 2.74 $ 1.91 $1.60  N/A
                                                ====== ====== ====== =====

                                                        December 31, 2000
                                                   ----------------------------
                                                                 As Adjusted
                                                   Historical for this Offering
                                                   ---------- -----------------
                                                          (in millions)
Balance Sheet Data:
Receivables......................................   $15,966        $
Allowance for losses of receivables..............      (342)
Equity and real estate investments...............       897
Debt securities..................................       755
Operating leases.................................       695
Investment in international joint ventures.......       216
Lending partnerships.............................       165
                                                    -------        -------
 Total assets....................................   $20,061        $
                                                    =======        =======
Commercial paper and short-term borrowings.......   $ 5,127        $
Long-term debt...................................    10,525
                                                    -------        -------
 Total debt......................................   $15,652        $
                                                    =======        =======
 Total liabilities...............................   $17,474        $
Mandatorily redeemable preferred trust securities
 of a subsidiary.................................       --
Preferred stock..................................       400
Common equity....................................     2,175
                                                    -------        -------
 Total stockholders' equity......................   $ 2,575        $
                                                    =======        =======

                                      As of, or For the Year Ended, December
                                                       31,
                                      ------------------------------------------
                                       2000     1999     1998     1997     1996
                                      -------  -------  -------  -------  ------
                                              (dollars in millions)
Selected Data and Ratios:
Profitability
 Net interest income as a percentage
  of AFE............................      3.7%     3.8%     3.6%     4.0%    4.1%
 Non-interest income as a percentage
  of AFE............................      2.4      3.2      3.0      3.5     2.0
 Operating revenues as a percentage
  of AFE............................      6.1      7.0      6.6      7.5     6.1
 Return on average common
  stockholders' equity..............     12.7     14.9     12.4     10.5     9.4
 Return on average common
  stockholders' equity, net of HCS
  gain..............................     12.7     12.1     12.4     10.5     9.4
 Return on AFE......................      1.7      2.1      1.6      1.6     1.5
 Ratio of earnings to combined fixed
  charges and preferred stock
  dividends.........................     1.37x    1.53x    1.39x    1.39x   1.36x
 Salaries and general operating
  expenses as a percentage of AFE....     2.7%     3.3%     3.4%     3.5%    2.8%
 Ratio of operating expenses to
  operating revenues................     44.2     47.9     51.0     47.3    46.3
 Common dividend payout ratio.......     14.9     13.3     13.4     47.7    47.2
Credit Quality
 Ratio of earning loans delinquent
  60 days or more to receivables....      1.7%     1.5%     1.6%     1.4%    1.7%
 Ratio of net writedowns to average
  lending assets....................      0.7      0.7      0.7      1.5     1.3
 Ratio of total nonearning assets to
  total lending assets..............      1.9      1.5      1.8      1.4     3.3
 Ratio of allowance for losses of
  receivables to receivables........      2.1      2.1      2.3      2.4     2.6
 Ratio of allowance for losses of
  receivables to net writedowns.....      3.0x     3.2x     3.3x     1.8x    2.1x
 Ratio of allowance for losses of
  receivables to nonearning impaired
  receivables.......................    120.0%   154.9%   130.2%   185.1%   85.2%
Leverage
 Ratio of debt (net of short-term
  investments) to total
  stockholders' equity..............      5.9x     5.8x     5.2x     5.2x    5.0x
 Ratio of commercial paper and
  short-term borrowings to total
  debt..............................     32.8%    37.6%    35.2%    36.4%   36.6%
Other
 Total lending assets and
  investments.......................  $18,716  $16,832  $13,430  $11,928  $9,620
 Average lending assets.............   15,456   13,235   11,506    9,702   8,293
 Funds employed.....................   17,734   15,839   11,989   10,673   9,030
 Average funds employed.............   16,978   13,636   11,814   10,081   8,727
 Total managed assets...............   18,877   16,099   13,134   11,299   9,289
 Average managed assets.............   17,516   14,433   12,217   10,294   9,071
 Number of employees globally.......    2,514    2,695    2,714    2,339   1,527
 Number of office locations
  globally..........................       81       70       76       63      52

                                  RISK FACTORS

You should carefully consider the risks and uncertainties described below and all of the other information included or incorporated by reference in this prospectus before you decide whether to purchase MEDS Units. Any of the following risks could materially adversely affect our business, financial condition or operating results and could negatively affect the value of your investment. Because a MEDS Unit consists of a purchase contract issued by us and a trust preferred security issued by the Trust, you are making an investment decision with regard to our class A common stock and the trust preferred securities of the Trust, as well as the MEDS Units.

Risk Factors Relating to the MEDS Units

 You will bear the entire risk of a decline in the price of our class A common stock.

The value of the shares of our class A common stock that you will receive upon the settlement of the purchase contract is not fixed, but rather will depend on the market value of our class A common stock near the time of settlement. Because the price of our class A common stock fluctuates, the aggregate market value of the shares of our class A common stock receivable upon settlement of the purchase contract may be more or less than the stated amount of $25 per MEDS Unit. If the market value of our class A common stock near the time of settlement is less than $ , the aggregate market value of the shares issuable upon settlement generally will be less than the stated amount of the purchase contract, and your investment in a MEDS Unit may result in a loss. Therefore, you will bear the full risk of a decline in the market value of our class A common stock prior to the purchase contract settlement date.

 You will receive only a portion of any appreciation in the market price of our class A common stock.

The aggregate market value of the shares of our class A common stock receivable upon settlement of the purchase contract generally will exceed the stated amount of $25 only if the average closing price of our class A common stock
over the 20-trading day period ending on the third trading day before      ,
2004 equals or exceeds the threshold appreciation price of $   (which
represents an appreciation of   % over the reference price of $  ). Therefore,
during the period prior to settlement, an investment in a MEDS Unit affords less opportunity for equity appreciation than a direct investment in shares of our class A common stock. If the applicable average closing price exceeds the
reference price of $   but is less than the threshold appreciation price of
$ , you will realize no equity appreciation on our class A common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price equals or exceeds the threshold appreciation
price, you will realize only   % of the equity appreciation on the class A
common stock underlying the MEDS Units for that period above the threshold appreciation price. See "Description of the Purchase Contracts--General" in this prospectus for an illustration of the number of shares of our class A common stock that you would receive at various average market prices.

 The market price of our class A common stock is unpredictable.

It is impossible to predict whether the market price of our class A common stock will rise or fall. Many factors influence the trading price of our class A common stock, including those described below under "--Risk Factors Relating to Our Business."

The market for our class A common stock likely will influence, and be influenced by, any market that develops for the MEDS Units. For example, investors' anticipation of the distribution into the market of the additional shares of our class A common stock issuable upon settlement of the purchase contracts could depress the price of our class A common stock and increase its volatility. If the underwriters' over-allotment option is exercised in full, the largest number of shares of our class A common stock issuable upon
settlement of the purchase contracts would constitute approximately   % of our
class A common stock outstanding as of      , 2001. The price of our class A
common stock also could be affected by possible sales of our class A common stock by investors who view the MEDS Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving the MEDS Units and our class A common stock.

 The MEDS Units and Treasury MEDS Units provide limited settlement rate adjustments.

The number of shares of our class A common stock issuable upon settlement of each purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. The number of shares of our class A common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of our class A common stock for cash or in connection with certain acquisitions or other transactions, which may adversely affect the price of our class A common stock. The terms of the MEDS Units do not restrict our ability to offer our class A common stock in the future or to engage in other transactions that could dilute our class A common stock. We have no obligation to consider the interests of the holders of the MEDS Units for any reason in connection with any potentially dilutive transaction.

 You have no rights with respect to our class A common stock until you acquire shares upon settlement of your purchase contract.

Until you acquire shares of our class A common stock on the purchase contract settlement date, you will have no rights with respect to the shares of our class A common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our class A common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of shares of our class A common stock only as to actions for which the applicable record date occurs after the settlement date.

 Holders of trust preferred securities will have limited voting rights.

You will not be entitled to vote to appoint, remove, replace or change the number of the trustees of the Trust. You generally will have no voting rights, except in the limited circumstances described under "Description of the Trust Preferred Securities--Voting Rights" in this prospectus.

 We may redeem the subordinated deferrable notes upon occurrence of a tax event.

We may redeem the subordinated deferrable notes, and thereby cause the redemption of the trust securities, in whole at any time upon the occurrence and continuation of a tax event, as described under "Description of the Subordinated Deferrable Notes--Tax Event Redemption" and "Description of the Trust Preferred Securities--Redemption or Exchange--Tax Event Redemption" in this prospectus. A tax event redemption is likely to constitute a taxable event to the beneficial owners of the trust preferred securities. If a tax event redemption occurs prior to settlement under the purchase contracts, the Trust will distribute the applicable redemption price to the securities intermediary in liquidation of the MEDS Unit holders' interests in the Trust. The securities intermediary will use the redemption amount to purchase the treasury portfolio as substitute collateral on behalf of the holders of the MEDS Units. It is impossible to predict the impact that the substitution of the treasury portfolio as collateral for the redeemed trust preferred securities will have on the market price of the MEDS Units.

 We will have the option to defer interest payments on the subordinated
 deferrable notes held by the Trust until      , 2004.

If we exercise our right to defer interest payments on the subordinated deferrable notes, the Trust will not have enough funds to make the distributions on the trust preferred securities. In this case, even though you would not be receiving distributions on your trust preferred securities, you would be required to include the stated distribution amount on the trust preferred securities in gross income, as original issue discount, on a daily economic accrual basis, regardless of your method of accounting. As a result, you would recognize income for United States federal income tax purposes in advance of the receipt of cash attributable to such income but would not receive cash distributions on your trust preferred securities until we make an interest payment on the subordinated deferrable notes. See "United States Federal Income Tax Consequences--United States Holders--MEDS Units-- Trust Preferred Securities--Interest Income and Original Issue Discount" in this prospectus.

If we exercise our right to defer payments of interest on the subordinated deferrable notes, the market price of the MEDS Units is likely to decrease. In addition, the mere existence of the right to defer interest payments may cause the market price of the MEDS Units to be more volatile than the market price of other securities that are not subject to such deferrals.

 The guarantee only covers payments on the trust preferred securities to the extent we have made corresponding payments on the subordinated deferrable notes.

Under the guarantee to be executed by us for the benefit of the holders of the trust preferred securities, we will irrevocably guarantee the payment of various amounts payable with respect to the trust preferred securities, including accumulated distributions, the redemption price and amounts payable upon dissolution of the Trust, but only to the extent that the Trust has funds available for those payments. The Trust depends on us for its source of funds to make distributions on the trust preferred securities when due. If we were to default on our obligations to pay principal of, or interest on, the subordinated deferrable notes, the Trust would not have sufficient funds to pay distributions or other amounts on the trust preferred securities, and you would not be able to rely upon the guarantee for payment of these amounts. Instead, you would have to (1) rely on the property trustee enforcing its rights as the registered holder of the subordinated deferrable notes or (2) enforce the rights of the property trustee or assert your own right to bring an action directly against us to enforce payments on the subordinated deferrable notes. The declaration of trust provides that, by acceptance of the trust preferred securities, you agree to the provisions of the guarantee and the indenture under which the subordinated deferrable notes will be issued.

 Your pledged trust preferred security will be encumbered by our security interest.

Although you will be the beneficial owner of the underlying pledged trust preferred security, that pledged trust preferred security will be pledged with the collateral agent to secure your obligation under the purchase contract. Therefore, for so long as the purchase contract remains in effect, you will not be allowed to withdraw your pledged trust preferred security from this pledge agreement, except to create Treasury MEDS Units or if you settle the purchase contract for cash as described in this prospectus.

 Secondary trading in the MEDS Units, Treasury MEDS Units and the trust preferred securities may be limited.

It is impossible to predict how the MEDS Units, the Treasury MEDS Units and the trust preferred securities will trade in the secondary market or whether the market for any of these securities will be liquid or illiquid. There currently is no secondary market for any of these securities, and we cannot assure you as to the liquidity of any trading market that may develop, the ability of holders to sell their securities in that market or whether any such market will continue.

We have applied to list the MEDS Units on the New York Stock Exchange under the symbol "HF PrM". However, listing on the New York Stock Exchange does not guarantee the depth or liquidity of the market for the MEDS Units. If holders of the MEDS Units create Treasury MEDS Units, the liquidity of the MEDS Units could be adversely affected. Moreover, if the number of the MEDS Units falls below the New York Stock Exchange's requirement for continued listing, whether as a result of the creation of Treasury MEDS Units or otherwise, the MEDS Units could be delisted from the New York Stock Exchange or trading in the MEDS Units could be suspended.

If Treasury MEDS Units are traded to a sufficient extent to meet applicable exchange listing requirements, we will try to list those securities on the same national securities exchanges or associations as the MEDS Units.

However, we do not presently plan to list the Treasury MEDS Units or the trust preferred securities on any securities exchange and have no obligation to do so in the future. The underwriters have advised us that they presently intend to make a market for the MEDS Units, the Treasury MEDS Units and the trust preferred securities. However, they are not obligated to do so and they may discontinue any market making at any time.

 The purchase contract agreement is not qualified under the Trust Indenture Act, and, therefore, the obligations of the purchase contract agent are limited.

The purchase contract agreement is not an indenture under the Trust Indenture Act. Therefore, the purchase contract agent will not qualify as a trustee under the Trust Indenture Act, and you will not benefit from the protections of that law. These protections include disqualification of an indenture trustee for "conflicting interests," provisions preventing an indenture trustee from improving its own position at the expense of the security holders and the requirement that an indenture trustee deliver reports at least annually with respect to the indenture trustee and the securities. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to you as a holder of the MEDS Unit.

 The delivery of securities upon termination of the purchase contracts is subject to potential delay.

The purchase contracts will terminate automatically if certain bankruptcy, insolvency or reorganization events occur with respect to us. If the purchase contracts terminate upon one of these events, your rights and obligations under your purchase contract also will terminate, including your obligation to pay for, and your right to receive, shares of our class A common stock. Upon termination, you will receive your trust preferred security or your treasury security. Notwithstanding the automatic termination of the purchase contracts, procedural delays may affect the timing of the delivery to you of your securities being held as collateral under the pledge arrangement.

 Our ability to pay dividends may be limited.

We are restricted in our ability to pay dividends to the holders of our class A common stock by the terms of our outstanding preferred stock and our credit agreements. In the future, we may agree to further restrictions on our ability to pay dividends. In addition, to maintain our credit ratings, we may be limited in our ability to pay dividends so that we can maintain an appropriate level of debt. See "Description of Capital Stock--Common Stock--Dividends."

 Future sales of our common stock by Mizuho Holdings could adversely affect the price of our class A common stock.

The 51,050,000 shares of our class B common stock beneficially owned by Mizuho Holdings, Inc., through its wholly-owned subsidiary, The Fuji Bank, Limited, are convertible into an equal number of shares of our class A common stock. Assuming the conversion of all these shares of class B common stock into class A common stock, these converted shares would represent approximately 52% of our currently outstanding class A common stock. Therefore, if Mizuho Holdings sells a substantial number of shares our class B common stock, or if the market perceives that these sales could occur, the prevailing market prices for our class A common stock could be adversely affected. Mizuho Holdings may not continue to maintain its current holdings of our class B common stock.

 We have provisions in our charter and bylaws that could discourage takeover bids or the removal of our management.

We have provisions in our charter and bylaws that may delay or prevent unsolicited takeover bids from third parties or the removal of incumbent management. These provisions may deprive our stockholders of an opportunity to sell their shares at a premium over prevailing market prices. See "Description of Capital Stock--Certain Charter and Bylaw Provisions--Provisions that May Have an Anti-Takeover Effect."

Risk Factors Relating to Our Business

 An economic recession or downturn could adversely affect our new business origination volume and the revenues we generate from particular product lines and increase our nonearning assets, delinquencies and writedowns.

Unfavorable economic conditions, such as the current economic downturn, may prevent us from maintaining our new business origination volume at previous levels. In an economic recession or other adverse economic environment, we may be unable to achieve growth in, or we may suffer a decrease in the amount of, finance receivables. In such an environment, the creditworthiness of many companies may decline. As a result, a lower percentage of the companies interested in our products may meet our lending standards. Further, an economic downturn or slowdown in specific industries that we target could adversely affect the revenues we generate from particular product lines. For example:

  . a downturn in the leveraged lending markets could reduce the volume of our cash flow financing opportunities;

  . a downturn in the commercial real estate markets, which are cyclical and often affected by changes in tax regulations and interest rates, could adversely affect our real estate finance activities; and/or

  . volatility in the capital markets could adversely affect our income from equity investments and asset sales activities.

  . disruptions in the capital markets, consolidations in the financial services industries and migration of investors out of the middle-market leveraged lending sector could impair our syndication activities, making it more difficult for us to originate larger cash flow and assets based financing transactions.

The current economic downturn will, and other unfavorable economic conditions may, impair the ability of some debtors to meet their payment obligations or other contractual terms, which may result in the need for debt restructuring and could cause an increase in our nonearning assets, delinquencies, and writedowns. Our allowance for losses of receivables may provide insufficient protection against potential writedowns in our portfolio. The current economic downturn will, and other adverse economic conditions may, hinder our ability, in some cases, to realize the value of collateral securing our finance receivables or cause declines in the value of equipment subject to lease agreements. See "--Our allowance for losses of receivables may be inadequate to protect against losses."

 Fluctuations in interest rates could adversely affect our net interest income and our ability to originate new finance receivables.

Our operating results and cash flow depend to a great extent upon our level of net interest income, which is the difference between total interest income earned on earning assets and total interest expense paid on interest-bearing liabilities. The following factors could adversely affect our net interest income:

  . an increase in the interest rates paid on our interest-bearing liabilities;

  . an adverse change in the mix of our earning assets;

  . a decrease in the level of our earning assets; and

  . a decrease in the interest rates earned on our earning assets.

A significant increase in market interest rates, or, in the case of floating rate borrowers, the perception that an increase may occur, could adversely affect our ability to originate new finance receivables and our ability to grow. Our nonearning assets and writedowns could also increase because our floating-rate borrowers may be unable to meet greater payment obligations. Conversely, a decrease in market interest rates could cause an acceleration in the prepayment of owned and managed finance receivables. In addition, if there are changes in (1) market interest rates, (2) the relationship between short- and long-term interest rates or (3) the relationship between interest rate indices that affect the interest rates earned on interest-earning assets and interest-bearing liabilities, we may experience an increase in interest expense relative to interest income.

 If we fail to identify and adequately address the operational and other risks of our business, our nonearning assets and writedowns may increase.

Our policies and procedures to identify, monitor and manage the operational and other risks of our business may not be fully effective. Even if our risk management policies and procedures are effective, we cannot anticipate all risks that we may face. To the extent we fail to identify and adequately monitor and manage credit, marketing, and operational risks, our nonearning assets, delinquencies and writedowns may increase.

 Fluctuations in foreign currency exchange rates and other international factors could adversely affect our operations and our operating results from our international financing and factoring.

Foreign currency exchange rate fluctuations, particularly in European currencies, could materially adversely affect the revenues and income we generate from our international asset-based financing and factoring operations. Our operations may also be adversely affected by other factors inherent in conducting international business, including the following:

  . increased international competition;

  . political, economic and financial market instability;

  . changes in regulatory requirements and taxes; and

  . the unreliability of judicial processes.

In addition, instability or adverse economic conditions in international markets could adversely affect the businesses of our international or domestic customers. This could adversely affect the revenues we generate from our products and increase our nonearning assets, delinquencies and writedowns.

 Our ability to raise capital and our access to funds may be limited.

We depend in large part upon commercial paper borrowings and issuances of medium-term notes and other debt securities for funds. Our ability to raise such funds is dependent in large part on our credit ratings, which could be downgraded for a wide variety of reasons. It is also dependent on our access to various capital markets, our financial condition, general economic conditions and business prospects. A deterioration in any of these factors could have a material adverse impact on our ability to obtain financing on attractive terms and, therefore, could have a material adverse impact on our results of operations and financial condition. For instance, if the debt markets experience volatility and a widening of credit spreads or if we suffer a downgrade in our credit ratings, we could incur increased borrowing costs and have greater difficulty accessing the commercial paper market and the public and private debt markets. In that event, our other sources of funds, including our bank credit and asset sale facilities, cash flow from operations and portfolio liquidations, may not provide us with adequate liquidity.

 Mizuho Holdings can control our business and affairs and they may take or prevent actions with which you do not agree.

Mizuho Holdings, through its wholly-owned subsidiary, Fuji Bank, beneficially owns all of our outstanding class B common stock, which currently represents approximately 77% of the voting power and approximately 52% of the economic
interest of our outstanding common stock. Assuming we issue      shares of our
class A common stock upon settlement of all of the purchase contracts and issue no other shares of common stock, the currently outstanding class B common stock
would represent approximately   % of the voting power and approximately    % of
the economic interest of our outstanding common stock. As long as Mizuho Holdings beneficially owns more than 50% of the voting power of our common stock, Mizuho Holdings can elect all of the members of our board of directors and can control our business and affairs, including decisions regarding:

  . mergers or other business combinations;

  . acquisitions or other dispositions of assets;

  . incurrence of indebtedness;

  . issuance of equity securities, including additional shares of our class A common stock; and

  . payment of dividends.

As long as Mizuho Holdings beneficially owns more than 50% of the voting power of our common stock, Mizuho Holdings can also:

  . determine matters submitted to a vote of our stockholders without the consent of other stockholders;

  . prevent or cause a change of control of us; and

  . take other actions that may be favorable to Mizuho Holdings but not to us or the holders of our class A common stock.

In addition, even if Mizuho Holdings beneficially owns less than 50% of the voting power of our common stock, but still beneficially owns a substantial percentage, it may effectively be able to cause us to take or prevent the actions described above.

Mizuho Holdings' control may result in various conflicts of interest between Mizuho Holdings and us or between Mizuho Holdings and the holders of our class A common stock. Some of our directors and officers own stock of Mizuho Holdings and/or serve as a director, officer or other employee of Fuji Bank. These people may be faced with decisions that have different implications for Mizuho Holdings and Fuji Bank, on the one hand, and us or the holders of our class A common stock, on the other hand, which could create, or appear to create, potential conflicts of interest.

 Our allowance for losses of receivables may be inadequate to protect against losses.

Our allowance for losses of receivables may be inadequate to protect against losses in our receivables portfolio due to:

  . misjudgment by our management of the potential losses in our receivables portfolio;

  . unanticipated adverse changes in the economy generally;

  . the magnitude of adverse changes in the economy exceeding the expectations of management; or

  . discrete events that adversely affect specific customers, industries or markets.

If our allowance for losses of receivables is insufficient to cover losses in our receivables portfolio, our business, financial position or results of operations could be materially adversely affected.

 Our quarterly operating results may vary significantly, which may make our future performance difficult to predict and cause a decline in the market price of our class A common stock.

Our results of operations may vary significantly from quarter to quarter because of the timing of certain events and other factors, including the other risk factors listed in this prospectus. For example, if we realize a gain or loss on our net investments or asset sales in a particular quarter, our operating revenues and net income may be higher or lower in that quarter as compared to other quarters in the same fiscal year. Therefore, you should not rely on our results of operations during any particular quarter as an indication of our results for a full year or any other quarter. In some periods, our results of operations may fall below the expectations of public market analysts and investors. Any shortfall of this kind, even if minor, could cause the market price of our class A common stock to decline.

 We are subject to intense competition in the commercial finance market and could lose market share.

The commercial finance market is very competitive. If we are unwilling to match our competitors' pricing, terms or transaction structures, we could lose market share. To the extent we do match our competitors' pricing, terms or structure, we may experience decreased net interest income and increased risk of credit losses. We have experienced intensified competition from traditional competitors and new market entrants in recent years due to:

  . a strong economy;

  . marketplace liquidity;

  . increasing recognition of the attractiveness of the commercial finance market;

  . a surge in the consolidation activity in the commercial and investment banking industries; and

  . the expansion of the securitization markets.

Some of these competitors are larger than we are and may have access to capital at a lower cost than we do. The size and access to capital of certain of our competitors is being further enhanced by the recent surge in consolidation activity in the commercial and investment banking industries. Moreover, some of our competitors may engage in certain activities that are prohibited to us because they are not affiliated with bank holding companies and, therefore, are not subject to the same extensive federal regulations that govern bank holding companies. Some of our bank-affiliated competitors may engage in certain activities prohibited to us because they have applied, or now can apply, to become a financial holding company.

Some of our business units may be able to compete more effectively than others. In some cases, we may decide to restructure or discontinue a business unit or financing product that we believe is underperforming. For example, we recently decided to discontinue originations of SBA loans through our Small Business Finance unit.

 The extensive regulation to which we are subject may adversely affect our ability to conduct our business or reduce our profitability.

Generally, we are subject to extensive regulation and supervision in the jurisdictions in which we operate. The regulations and supervision to which we are subject are primarily for the benefit of our customers, not our investors, and may adversely affect our discretion in operating our business and limit our ability to derive profits from our business. For example, state laws often establish maximum allowable finance charges for certain commercial loans. If we violate applicable statutes or regulations, our applicable license or registration may be suspended or revoked in that jurisdiction and we may be subject to civil fines and criminal penalties. Future legislation, regulations, orders, amendments or interpretations could increase the cost of doing business or further limit our activities.

Because we are a subsidiary of Fuji Bank and Mizuho, we and our activities are examined by the Board of Governors of the Federal Reserve System and are subject to the Bank Holding Company Act of 1956 and related regulations. The Bank Holding Company Act limits our ability to engage in new activities or to acquire securities or assets of another company. In addition, Fuji Bank and Mizuho, as Japanese banks, are required to comply with the Japanese Banking Law, as amended in 1998. The Banking Law limits the type of subsidiaries in which a Japanese bank may invest to those that conduct "eligible businesses." A subsidiary is defined as an entity in which there is ownership of more than 50% of the voting shares. Eligible businesses generally include banks, securities firms, insurance companies, administrative businesses and financial companies. Establishment of any subsidiary requires the prior approval of the Financial Supervisory Agency, an agency of the Cabinet Office. Non-eligible business investments are permitted if acquired as collateral, although disposition of the businesses is required within one year.

 If we are unable to continue to attract and retain qualified personnel, our ability to conduct and grow our business may be adversely affected.

We may be unable to continue to attract and retain qualified management, sales and credit personnel with significant industry experience. If we have any difficulty in attracting and retaining qualified personnel on acceptable terms, our ability to conduct and grow our business could be materially adversely affected.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it includes "forward-looking statements," as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to risks, uncertainties and contingencies, including those described under "Risk Factors," that could cause our actual results, performance or achievements for 2001 and beyond to differ materially from those expressed in, or implied, by these statements.

You should not place any undue reliance on any forward-looking statements. Except as required by federal securities laws, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changed circumstances or otherwise.

                                USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 6,100,000 MEDS Units we
are offering will be approximately $      million, after deducting estimated
underwriting commissions and discounts and offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that the
net proceeds will be approximately $      million. The Trust will use all of
the proceeds received from the sale of the MEDS Units to purchase the subordinated deferrable notes from us. We will add the net proceeds from this offering to our general funds. We will use the net proceeds for working capital and general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated below was as follows:

                             Year Ended December 31,
      ----------------------------------------------------------------------------------------------------
      2000             1999                      1998                      1997                      1996
      ----             ----                      ----                      ----                      ----
      1.43x            1.63x                     1.46x                     1.44x                     1.40x

For purposes of computing our ratio of earnings to fixed charges, earnings include income before income taxes, minority interest and fixed charges. Fixed charges include interest on all indebtedness and one-third of annual rentals, the approximate portion representing interest.

                          PRICE RANGE OF COMMON STOCK

Our class A common stock is traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "HF." The following table sets forth, for the periods indicated, the high and low sales prices reported by the New York Stock Exchange, and the dividends per share of class A common stock.

                                                  Stock Prices   Dividends Per
                                                  ------------- Share of Class A
                                                   High   Low     Common Stock
                                                  ------ ------ ----------------
      Fiscal 1999
        First Quarter............................ $30.31 $22.63     $.09
        Second Quarter...........................  31.19  23.31       .09
        Third Quarter............................  28.00  20.75       .09
        Fourth Quarter...........................  25.63  18.63       .10
      Fiscal 2000
        First Quarter............................ $23.00 $17.00     $.10
        Second Quarter...........................  24.06  17.19       .10
        Third Quarter............................  30.31  20.44       .10
        Fourth Quarter...........................  31.88  25.63       .10
      Fiscal 2001
        First Quarter (through March 29, 2001)... $37.00 $30.38 Not yet declared or paid

The closing price of our class A common stock on March 29, 2001 was $37.00. As of March 29, 2001, there were approximately 955 holders of record of our class A common stock.

                                 CAPITALIZATION

The table below shows our capitalization on a consolidated basis as of December 31, 2000. The as adjusted column reflects such capitalization as adjusted only to give effect to our issuance of the MEDS Units and subordinated deferrable notes in this offering. You should read this table along with our consolidated financial statements and the related notes, which are included in this prospectus.

                                                            December 31, 2000
                                                           ---------------------
                                                                       As
                                                           Actual   Adjusted
                                                           -------  --------
                                                            (in millions)
   Senior debt:
     Commercial paper and short-term borrowings..........  $ 5,127  $
     Notes and debentures................................   10,525
                                                           -------  --------
       Total senior debt.................................   15,652
   Mandatorily redeemable preferred trust securities of a
    subsidiary(1)........................................      --
   Minority interest.....................................       12
   Stockholders' equity:
     Cumulative Perpetual Senior Preferred Stock, Series
      A, $.01 par value, 5,000,000 shares authorized,
      issued and outstanding.............................      125
     Fixed Rate Noncumulative Perpetual Senior Preferred
      Stock, Series C, $.01 par value, 1,500,000 shares
      authorized, issued and outstanding.................      150
     Fixed Rate Noncumulative Perpetual Senior Preferred
      Stock, Series D, $.01 par value, 1,250,000 shares
      authorized, issued and outstanding.................      125
     Class A Common Stock, $0.25 par value, 500,000,000
      shares authorized, 46,347,832 shares issued and
      45,450,329 shares outstanding(2)...................       12
     Class B Common Stock, $0.25 par value, 300,000,000
      shares authorized and 51,050,000 shares issued and
      outstanding........................................       13
     Additional paid-in capital..........................    1,631
     Retained earnings...................................      554
     Treasury stock (897,503 shares).....................      (19)
     Accumulated other comprehensive income..............      (16)
                                                           -------  --------
       Total stockholders' equity........................  $ 2,575  $
                                                           -------  --------
       Total capitalization..............................  $18,239  $
                                                           =======  ========

--------
(1) The sole assets of the Trust are subordinated deferrable notes of Heller.
(2) Excludes, as of December 31, 2000, (1) 3,895,623 shares of class A common stock issuable upon the exercise of outstanding options and (2) 6,182,162 shares of class A common stock reserved for issuance for awards granted after December 31, 2000 under the Heller Financial, Inc. 1998 Stock Incentive Plan.

                            SELECTED FINANCIAL DATA

In the table below, we derived the selected financial data for, and as of the end of, each of the five years in the period ended December 31, 2000 from our audited consolidated financial statements. You should read this table along with the consolidated financial statements and related notes for the years ended December 31, 2000, 1999 and 1998 included elsewhere in this prospectus.

                                          Year Ended December 31,
                          ---------------------------------------------------------
                          2000(1)(3)(4) 1999(1)(2)(3)(4) 1998(3)(4) 1997(4)   1996
                          ------------- ---------------- ---------- -------  ------
                                               (in millions)
Results of Operations:
Interest income.........     $ 1,628        $ 1,197       $ 1,047   $   924  $  807
Interest expense........         999            685           624       516     452
                             -------        -------       -------   -------  ------
 Net interest income....         629            512           423       408     355
Fees and other income...         298            286           206       206      79
Factoring commissions...          73            119           124       104      55
Income of international
 joint ventures.........          38             35            30        36      44
                             -------        -------       -------   -------  ------
 Operating revenues.....       1,038            952           783       754     533
Operating expenses......         459            456           399       357     247
Provision for losses....         148            136            77       164     103
Gain on sale of
 Commercial Services
 assets.................         --              79           --        --      --
Restructuring charge....         --             --             17       --      --
                             -------        -------       -------   -------  ------
 Income before income
  taxes and minority
  interest..............         431            439           290       233     183
Income tax provision....         139            154            93        66      43
Minority interest.......           2              1             4         9       7
                             -------        -------       -------   -------  ------
 Net income.............     $   290        $   284       $   193   $   158  $  133
                             =======        =======       =======   =======  ======
 Dividends on preferred
  stock.................     $    29        $    28       $    21   $    14  $   10
                             -------        -------       -------   -------  ------
 Net income applicable
  to common stock.......     $   261        $   256       $   172   $   144  $  123
                             =======        =======       =======   =======  ======
Pro forma basic net
 income applicable to
 common stock per
 share(5)...............     $  2.70        $  2.75       $  1.92   $  1.60     N/A
                             =======        =======       =======   =======  ======
Pro forma diluted net
 income applicable to
 common stock per
 share(5)...............     $  2.69        $  2.74       $  1.91   $  1.60     N/A
                             =======        =======       =======   =======  ======
                                                December 31,
                          ---------------------------------------------------------
                          2000(1)(3)(4) 1999(1)(2)(3)(4) 1998(3)(4) 1997(4)   1996
                          ------------- ---------------- ---------- -------  ------
                                               (in millions)
Balance Sheet Data:
Receivables.............     $15,966        $14,795       $11,854   $10,722  $8,529
Allowance for losses of
 receivables............        (342)          (316)         (271)     (261)   (225)
Equity and real estate
 investments............         897            726           617       488     419
Debt securities.........         755            549           400       311     251
Operating leases........         695            428           296       150     135
Investment in
 international joint
 ventures...............         216            215           231       198     272
Lending partnerships....         165             95            29        45     --
 Total assets...........     $20,061        $17,973       $14,366   $12,861  $9,926
                             =======        =======       =======   =======  ======
Commercial paper and
 short-term borrowings..     $ 5,127        $ 5,202       $ 3,681   $ 3,432  $2,745
Long-term debt..........      10,525          8,630         6,768     6,004   4,761
                             -------        -------       -------   -------  ------
 Total debt.............     $15,652        $13,832       $10,449   $ 9,436  $7,506
                             =======        =======       =======   =======  ======
 Total liabilities......     $17,474        $15,615       $12,394   $11,096  $8,402
Preferred stock.........         400            400           400       275     125
Common equity...........       2,175          1,947         1,562     1,403   1,342
                             -------        -------       -------   -------  ------
 Total stockholders'
  equity................     $ 2,575        $ 2,347       $ 1,962   $ 1,678  $1,467
                             =======        =======       =======   =======  ======

                                        Footnotes appear on the following pages.

                                  As of, or For the Year Ended, December 31,
                           ---------------------------------------------------------
                           2000(1)(3)(4) 1999(1)(2)(3)(4) 1998(3)(4) 1997(4)   1996
                           ------------- ---------------- ---------- -------  ------
                                            (dollars in millions)
Selected Data and Ratios:
Profitability
 Net interest income as a
  percentage of AFE(6)...         3.7%           3.8%          3.6%      4.0%    4.1%
 Non-interest income as a
  percentage of AFE(6)...         2.4            3.2           3.0       3.5     2.0
 Operating revenues as a
  percentage of AFE(6)...         6.1            7.0           6.6       7.5     6.1
 Return on average common
  stockholders'
  equity(7)..............        12.7           14.9          12.4      10.5     9.4
 Return on average common
  stockholders' equity,
  net of HCS gain(7).....        12.7           12.1          12.4      10.5     9.4
 Return on AFE(6)........         1.7            2.1           1.6       1.6     1.5
 Ratio of earnings to
  combined fixed charges
  and preferred stock
  dividends(8)...........        1.37x          1.53x         1.39x     1.39x   1.36x
 Salaries and general
  operating expenses as a
  percentage of AFE(6).....       2.7%           3.3%          3.4%      3.5%    2.8%
 Ratio of operating
  expenses to operating
  revenues...............        44.2           47.9          51.0      47.3    46.3
 Common dividend payout
  ratio(9)...............        14.9           13.3          13.4      47.7    47.2
Credit Quality
 Ratio of earning loans
  delinquent 60 days or
  more to receivables....         1.7%           1.5%          1.6%      1.4%    1.7%
 Ratio of net writedowns
  to average lending
  assets.................         0.7            0.7           0.7       1.5     1.3
 Ratio of total
  nonearning assets to
  total lending assets...         1.9            1.5           1.8       1.4     3.3
 Ratio of allowance for
  losses of receivables
  to receivables.........         2.1            2.1           2.3       2.4     2.6
 Ratio of allowance for
  losses of receivables
  to net writedowns......         3.0x           3.2x          3.3x      1.8x    2.1x
 Ratio of allowance for
  losses of receivables
  to nonearning impaired
  receivables............       120.0%         154.9%        130.2%    185.1%   85.2%
Leverage
 Ratio of debt (net of
  short-term investments)
  to total stockholders'
  equity.................         5.9x           5.8x          5.2x      5.2x    5.0x
 Ratio of commercial
  paper and short-term
  borrowings to total
  debt...................        32.8%          37.6%         35.2%     36.4%   36.6%
Other
 Total lending assets and
  investments(10)........     $18,716        $16,832       $13,430   $11,928  $9,620
 Average lending assets..      15,456         13,235        11,506     9,702   8,293
 Funds employed(6).......      17,734         15,839        11,989    10,673   9,030
 Average funds
  employed(6)............      16,978         13,636        11,814    10,081   8,727
 Total managed
  assets(11).............      18,877         16,099        13,134    11,299   9,289
 Average managed
  assets(11).............      17,516         14,433        12,217    10,294   9,071
 Number of employees
  globally(12)...........       2,514          2,695         2,714     2,339   1,527
 Number of office
  locations globally(12).          81             70            76        63      52

--------
 (1) The financial data presented for 2000 and 1999 reflects our purchase of HealthCare Financial Partners, Inc. in July 1999. As a result of this purchase, we consolidated the acquired assets as of the date of acquisition. Goodwill related to the acquisition totaled approximately $235 million. The consolidation of HealthCare Financial Partners resulted in an increase of approximately $535 million in total lending assets and investments and 134 additional employees as of the date of acquisition. This acquisition had a favorable impact on our 1999 net income.

 (2) On December 1, 1999, we sold the net assets of our Commercial Services unit. The sale consisted of $911 million of factored accounts receivable and the assumption of $577 million of liabilities due to factoring clients. We recognized an after-tax net gain on the transaction of $48 million.

 (3) The financial data presented for 2000, 1999 and 1998 reflects our purchase of the domestic technology leasing assets of the Dealer Products Group and the stock of the Dealer Products Group's international subsidiaries in November 1998. As a result of this purchase, we consolidated the acquired assets and international subsidiaries of the Dealer Products Group as of the date of acquisition. Goodwill related to this acquisition totaled $190 million. The consolidation of the Dealer Products Group assets and subsidiaries resulted in an increase of approximately $625 million in total assets and approximately 400 additional employees as of December 31, 1998 as compared to December 31, 1997.

 (4) The financial data presented for 2000, 1999, 1998 and 1997 reflects our purchase (through our subsidiary, Heller International Group) of our joint venture partner's interest in Factofrance in April 1997 for $174 million. As a result of this purchase, Factofrance was reported on a consolidated basis with us as of the date of acquisition. The premium related to this purchase was allocated as follows: $78 million to goodwill and $18 million to a noncompetition agreement. Our consolidation of Factofrance resulted in increases of $2 billion, $94 million, $59 million and 570 in total assets, operating revenues, operating expenses and number of employees, respectively, during 1997 as compared to 1996.
 (5) Pro forma net income applicable to common stock per share on a basic and diluted basis for the years ended December 31, 1998 and 1997 adjusts for the impact of our initial public offering of class A common stock that occurred in May 1998. For 1998, the computation assumes that the shares issued in conjunction with that offering have been outstanding since the beginning of 1998. For 1997, pro forma net income applicable to common stock per share is computed based on the average number of shares outstanding after the initial public offering in May 1998.
 (6) Funds employed include lending assets and investments, less credit balances of our factoring clients. We believe that funds employed are indicative of the dollar amount of loans and investments we have made. Average funds employed (AFE) reflect the average of lending assets and investments, less credit balances of our factoring clients.
 (7) Return on average common stockholders' equity is computed as net income less preferred stock dividends paid, divided by average total stockholders' equity net of preferred stock.
 (8) The ratio of earnings to combined fixed charges and preferred stock dividends is calculated by dividing (i) income before income taxes, minority interest and fixed charges by (ii) fixed charges plus preferred stock dividends.
 (9) Common dividend payout ratio is computed as common dividends paid, divided by net income applicable to common stock. The 1998 common dividend payout ratio excludes the $983 million dividends paid on the Common Stock owned by Fuji American Holdings, Inc.
(10) Total lending assets and investments consist of receivables, repossessed assets, equity and real estate investments, operating leases, debt securities, investments in international joint ventures and investments in lending partnerships.
(11) Total managed assets include funds employed, plus receivables previously securitized or sold, for which we hold securities giving us an economic interest in the performance of these assets. This amount excludes assets for which we merely retain servicing responsibilities and for which we are paid a fee at a market rate for providing such servicing.
(12) Excludes joint ventures.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read along with the "Selected Financial Data" and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The following discussion and analysis contains certain forward-looking statements that are generally identified by the words anticipates, believes, estimates, expects, plans, intends and other similar expressions. These statements are subject to certain risks, uncertainties and contingencies that could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. See "Cautionary Note Regarding Forward-Looking Statements."

General

We are in the commercial finance business, providing primarily collateralized financing and leasing products and related services to mid-sized and small businesses in the United States and selected international markets. We classify the sources of our operating revenues in two broad categories:

  . net interest income; and

  . non-interest income.

Net interest income represents the total interest income we earn, principally through our financing and leasing activities, less the total interest expense we pay on our interest bearing liabilities, which largely relate to the funding of these financing and leasing activities.

Non-interest income consists of:

  . factoring commissions;

  . income from investments in international joint ventures; and

  . fees and other income.

Fees include:

  . loan servicing income;

  . late fees;

  . structuring fees;

  . residual rental income;

  . syndication fees; and

  . prepayment fees.

Other income includes:

  . real estate participation income;

  . our share of income from fund investments;

  . gains from sales, syndications and securitizations of lending assets and investments; and

  . equipment residual gains.

Our primary expenses, other than interest expense, are operating expenses, including employee compensation and general and administrative expenses, and provision for credit losses.

Our results of operations may vary significantly from quarter to quarter based upon the timing of certain events, such as securitizations and net investment gains. See Note 25--Summary of Quarterly Financial Information--of our consolidated financial statements.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

 Results of Operations

Overview. For the year ended December 31, 2000:

  . Net income totaled $290 million, marking our eighth consecutive year of record earnings.

  . Net income was up 23% over the prior year, after adjusting for our one-time after-tax net gain of $48 million on the sale of the assets of our Commercial Services unit in 1999.

  . Net income applicable to common stock was $261 million, representing an increase of 25% over the prior year adjusted amount of $208 million.

  . The increase in net income reflects an increase in operating revenues, due to growth in net interest income.

  . The increase in net interest income, as compared to the prior year, is due to growth in lending assets and investments. See "--Operating Revenues--Net Interest Income."

  . New business volume totaled $7.8 billion and was strongest in Corporate
    Finance, Real Estate Finance, Leasing Services and Healthcare Finance. This level of new business resulted in growth in lending assets and investments of 11%, to $18.7 billion as of December 31, 2000.

  . Our factoring volume totaled $13.1 billion in 2000, a modest decrease of 3% from the prior year, after adjusting for the 1999 sale of our Commercial Services unit. The decrease was primarily due to the depreciation of the Euro. In local currency, Factofrance's factoring volume was up 10% over 1999.

  . Our credit quality remained in line with targets. Nonearning assets were 1.9% of total lending assets, below our range of 2% to 4%. Net writedowns as a percentage of average lending assets were 0.7% for the year, consistent with our targeted average annual level of 0.75% over a business cycle.

Operating Revenues. The following table shows our operating revenues for the years ended December 31, 2000 and 1999:

                                                    For the Year Ended December
                                                                31,
                                                   -----------------------------
                                                        2000           1999
                                                   -------------- --------------
                                                          Percent        Percent
                                                   Amount of AFE  Amount of AFE
                                                   ------ ------- ------ -------
                                                       (dollars in millions)
      Net interest income......................... $  629   3.7%   $512    3.8%
      Non-interest income:
        Fees and other income.....................    298   1.8     286    2.1
        Factoring commissions.....................     73   0.4     119    0.9
        Income of international joint ventures....     38   0.2      35    0.2
                                                   ------   ---    ----    ---
          Total operating revenues................ $1,038   6.1%   $952    7.0%
                                                   ======   ===    ====    ===

Net Interest Income. The following table shows our net interest income for the years ended December 31, 2000 and 1999:

                                   For the Year Ended
                                      December 31,          Increase
                                   --------------------  --------------
                                     2000       1999     Amount Percent
                                   ---------  ---------  ------ -------
                                         (dollars in millions)
      Interest income............. $   1,628  $   1,197   $431   36.0%
      Interest expense............       999        685    314   45.8
                                   ---------  ---------   ----
        Net interest income....... $     629  $     512   $117   22.9%
                                   =========  =========   ====
        Net interest income as
         apercentage of AFE.......       3.7%       3.8%

Net interest income totaled $629 million for the year ended December 31, 2000, an increase of $117 million, or 23%, from the comparable prior year period. This increase was driven by strong growth in lending assets and investments, partially offset by a modestly lower net interest margin for the year driven by competitive pricing pressures coupled with an increase in our operating lease portfolio.

Average funds employed totaled $17.0 billion for 2000, up 25% from $13.6 billion in 1999, due to new business lending volume of $7.8 billion.

Net interest income as a percentage of AFE decreased to 3.7% at December 31, 2000 from 3.8% at December 31, 1999. This decrease reflects the impact of an increase in our operating lease and investment portfolios and a marginally higher cost of funding.

Interest rates we charge vary depending on:

  . risks and maturities of loans;

  . competition;

  . our current costs of borrowing;

  . state usury laws; and

  . other governmental regulations.

Our portfolio of receivables earns interest at both variable and fixed rates. The variable rates float in accordance with various agreed upon reference rates, including LIBOR, the Prime Rate and corporate based lending rates.

We use interest rate swaps as an important tool for financial risk management. They enable us to match more closely the interest rate and maturity characteristics of our assets and liabilities. As such, we use interest rate swaps to:

  . change the characteristics of fixed rate debt to that of variable rate liabilities;

  . alter the characteristics of specific fixed rate asset pools to more closely match the interest terms of the underlying financing; and

  . modify the variable rate basis of a liability to more closely match the variable rate basis used for variable rate receivables.

The following table shows a comparative analysis of the year-end principal outstanding (gross of the unamortized discount of $8 million and $6 million) and weighted average interest rates we paid on our debt as of December 31, 2000 and 1999, respectively, before and after giving effect to interest rate swaps:

                                         For the Year Ended December 31,
                                   --------------------------------------------
                                           2000                   1999
                                   ---------------------  ---------------------
                                   Year-end Before After  Year-end Before After
                                   Balance  swaps  swaps  balance  swaps  swaps
                                   -------- ------ -----  -------- ------ -----
                                              (dollars in millions)
   Commercial paper--domestic and
    foreign......................  $ 4,138   6.28% 6.28%  $ 3,960   5.12% 5.12%
   Fixed rate debt...............    6,255   6.93  6.97     4,817   6.20  6.60
   Variable rate debt............    4,278   6.89  6.88     3,819   6.29  6.36
                                   -------                -------
       Total.....................  $14,671   6.73  6.75   $12,596   5.89  6.06
                                   =======                =======

Non-Interest Income. Our non-interest income is composed of:

  . factoring commissions;

  . income of international joint ventures; and

  . fees and other income.

The following table shows our non-interest income for the years ended December 31, 2000 and 1999:

                                         For the
                                       Year Ended
                                      December 31,    Increase/(Decrease)
                                      --------------  ----------------------
                                       2000    1999    Amount      Percent
                                      ------  ------  ---------   ----------
                                            (dollars in millions)
      Factoring commissions.......... $   73  $  119   $     (46)       (38.7)%
      Income of international joint
       ventures......................     38      35           3          8.6
      Fees and other income:
        Investment and asset sale
         income(1)...................    204     175          29         16.6
        Fee income and other(2)......     94     111         (17)       (15.3)
                                      ------  ------   ---------
          Total fees and other
           income.................... $  298  $  286   $      12          4.2
                                      ------  ------   ---------
          Total non-interest income.. $  409  $  440   $     (31)         7.0
                                      ======  ======   =========
      Non-interest income as a
       percentage of AFE.............    2.4%    3.2%

--------
(1) Investment and asset sale income consists of gains on securitizations, syndications and loan sales, net investment income and gains, equipment residual gains and participation income.
(2) Fee income and other consists primarily of loan servicing income, late fees, prepayment fees, early termination fees, residual rental income and other miscellaneous fees.

Factoring commissions decreased $46 million, or 39%, in 2000 versus 1999 primarily due to the sale of the assets of our domestic factoring business, Commercial Services, in December 1999. In addition, increased competition in the French factoring market and changes in product mix have resulted in lower factoring commission rates at Factofrance. Changes in exchange rates have also negatively affected the U.S. dollar equivalent for our consolidated subsidiaries' factoring commissions. Consolidated factoring volume in U.S. dollars, excluding Commercial Services, decreased 3% over the prior year. During 2000, Factofrance had factoring volume of over FRF 82 billion (or approximately $11.5 billion), representing an increase in local currency of 10% over 1999 volume of nearly FRF 75 billion (or approximately $12.0 billion).

Income of international joint ventures represents our share of the annual earnings or losses of joint ventures. The $3 million increase in income from international joint ventures in 2000 versus 1999 was due primarily due to an increase in income of our largest joint venture, NMB-Heller Holding N.V. See "Business--International Factoring and Asset Based Finance Segment."

Fees and other income totaled $298 million for 2000, an increase of 4% from the prior year due to an increase in investment and asset sale income, partially offset by a decrease in fee income and other. Investment and asset sale income increased $29 million, or 17%, due to larger net investment gains recognized on our portfolio of equity investments, partially offset by a decrease in loan sale income generated by sales of SBA guaranteed portions of 7(a) loans in Small Business Finance for the year, as compared to the prior year. Investment and asset sale income is somewhat dependent on the equity, real estate and capital markets and is therefore subject to volatility.

Fee income and other decreased $17 million, or 15%, compared to 1999. This decrease is due to:

  . the impact of affordable housing transactions within our Real Estate
    Finance unit. These transactions, while generating losses in operating income, provide tax credits which benefit our consolidated results through our income tax provision, as evidenced by our lower effective tax rate during 2000; and

  . a reduction in the value of investments within our executive deferred compensation plan. This results in a decrease in fee income and other, with a corresponding decrease in operating expenses. As a result, there is no overall effect on our consolidated results of operations, or earnings per share, related to the change in value of assets related to this compensation plan for 2000.

Operating Expenses. The following table shows our operating expenses for the years ended December 31, 2000 and 1999:

                                                  For the Year
                                                      Ended
                                                  December 31,       Increase
                                                  --------------  --------------
                                                   2000    1999   Amount Percent
                                                  ------  ------  ------ -------
                                                     (dollars in millions)
      Salaries and other compensation...........  $  236  $  237   $(1)   (0.4)%
      General and administrative expenses.......     199     200    (1)   (0.5)
      Goodwill and non-compete amortization.....      24      19     5    26.3
                                                  ------  ------   ---
          Total.................................  $  459  $  456   $ 3     0.7
                                                  ======  ======   ===
      Operating expenses as a percentage of
       average managed assets...................     2.6%    3.2%
      Ratio of operating expenses to operating
       revenues.................................      44%     48%
      Ratio of operating expenses, excluding
       goodwill and non-compete amortization, as
       a percentage of operating revenues.......      42%     46%

Operating expenses increased only $3 million, or 1%, in 2000 as compared to 1999, as the increase in operating expenses from the July 1999 HealthCare Financial Partners, Inc. (HCFP) acquisition was more than offset by a decrease in operating expenses resulting from the December 1999 sale of our Commercial Services unit. Excluding the effect of acquisitions and divestitures, operating expenses increased $28 million, or 7%, during 2000, as compared to 1999, primarily as a result of:

  . increased compensation costs in Leasing Services associated with our investment in new markets; combined with

  . higher costs associated with our technology investment and support in our Leasing Services business unit.

Allowance for Losses. The following table shows the changes in our allowance for losses of receivables, including our provision for losses of receivables and repossessed assets, for the years ended December 31, 2000 and 1999:

                                        For the Year
                                            Ended
                                        December 31,    Increase/(Decrease)
                                        --------------  ---------------------
                                         2000    1999    Amount     Percent
                                        ------  ------  ---------  ----------
                                              (dollars in millions)
      Balance at the beginning of the
       year............................ $  316  $  271   $     45        16.6%
        Provision for losses...........    148     136         12         8.8
        Writedowns.....................   (140)   (116)       (24)      (20.7)
        Recoveries.....................     25      18          7        38.9
        HCFP acquisition...............    --        7         (7)     (100.0)
        Sale of HCS assets.............    --       (2)         2       100.0
        Transfers and other............     (7)      2         (9)     (450.0)
                                        ------  ------   --------
      Balance at the end of the year... $  342  $  316   $     26         8.2%
                                        ======  ======   ========

We systematically evaluate the appropriateness of the allowance for losses of receivables and adjust the allowance to reflect any necessary changes in the credit quality and inherent risks and losses of our portfolio. See Note 1-- Summary of Significant Accounting Policies to our consolidated financial statements for more information on our process for evaluating the adequacy of our allowance for losses of receivables.

The provision for losses was higher during 2000 than 1999 due to a higher level of net writedowns recorded in our Corporate Finance unit during 2000, as compared to 1999, coupled with growth in our portfolio of lending assets. Net writedowns totaled $115 million or 0.74% of average lending assets in 2000, compared to $98 million or 0.74% in 1999. Net writedown levels for both 2000 and 1999 are in line with our targeted average level of 0.75% of average lending assets over a business cycle.

Gross writedowns totaled $140 million for 2000 versus $116 million for 1999, while gross recoveries totaled $25 million in 2000 versus $18 million for 1999. The increase in gross writedowns during 2000 primarily relates to cash flow financings of our Corporate Finance unit.

The ratio of our allowance for losses of receivables to receivables was 2.1%, as of December 31, 2000, unchanged from that as of December 31, 1999. We consider this level of allowance for loan losses adequate to cover losses inherent in our loan portfolio at December 31, 2000.

Income Taxes. Our effective income tax rate was 32% for 2000, down from 34% for 1999 excluding the effect of the Heller Commercial Services (HCS) sale. In each case, our effective tax rate was below the combined Federal and State statutory rates due to:

  . the effect of earnings from international joint ventures;

  . the use of business related, foreign, and other tax credits;

  . differences in tax rates on international earnings; and

  . certain favorable tax issue resolutions.

 Lending Assets and Investments

Total lending assets and investments increased $1.9 billion, or 11%, during 2000 due to new business originations of $7.8 billion partially offset by syndications, securitizations, loan sales, utilization and payoffs of $5.6 billion. During 2000, new business volume was strongest in Corporate Finance, Real Estate Finance, Leasing Services and Healthcare Finance, as we continued to realize the benefits of the market positions held by these business units.

The following tables present our lending assets and investments by business line and asset type as of December 31, 2000 and 1999:

                                                         December 31,
                                                -------------------------------
                                                     2000            1999
                                                --------------- ---------------
                                                Amount  Percent Amount  Percent
                                                ------- ------- ------- -------
                                                     (dollars in millions)
   By Business Segment:
   Domestic Commercial Finance Segment
     Corporate Finance (1)..................... $ 5,225    28%  $ 4,937    29%
     Leasing Services..........................   4,434    24     3,428    20
     Real Estate Finance.......................   2,766    15     2,626    16
     Healthcare Finance........................   1,563     8       971     6
     Small Business Finance....................   1,440     8     1,312     8
     Other.....................................     387     2       518     3
                                                -------   ---   -------   ---
       Total Domestic Commercial Finance
        Segment................................  15,815    85    13,792    82
   International Factoring and Asset Based
    Finance Segment (2)........................   2,901    15     3,040    18
                                                -------   ---   -------   ---
       Total lending assets and investments.... $18,716   100%  $16,832   100%
                                                -------   ---   -------   ---
   By Asset Type:
   Receivables................................. $15,966    85%  $14,795    88%
   Repossessed assets..........................      22   --         24   --
                                                -------   ---   -------   ---
       Total lending assets....................  15,988    85    14,819    88
   Equity and real estate investments..........     897     5       726     4
   Debt securities.............................     755     4       549     3
   Operating leases............................     695     4       428     3
   International joint ventures................     216     1       215     1
   Lending partnerships (3)....................     165     1        95     1
                                                -------   ---   -------   ---
       Total lending assets and investments.... $18,716   100%  $16,832   100%
                                                =======   ===   =======   ===
       Average lending assets.................. $15,456         $13,235
       Total managed assets....................  18,877          16,099
       Average managed assets..................  17,516          14,433
       Funds employed..........................  17,734          15,839
       Average funds employed..................  16,978          13,636

--------
(1) Lending assets and investments at December 31, 2000 were reduced by $700 million of commercial cash flow loans sold to an asset backed commercial paper conduit facility.
(2) Includes $216 million in investments in international joint ventures in 2000 and $215 million in investments in international joint ventures in 1999, representing 1% of total lending assets and investments for both 2000 and 1999 year ends.
(3) Includes interests we hold in partnerships, which have been established for the purpose of providing financing through operating leases, loans or direct financing leases. We account for these investments under the equity method of accounting.

As of December 31, 2000, our domestic commercial finance portfolio remained well diversified among our domestic product units:

  . Corporate Finance increased its lending assets and investments to $5.2 billion, or 28% of total lending assets and investments, as a result of $2.8 billion in new business volume, which was partially offset by loan sales, loan syndications, utilization and runoff in the portfolio of $2.4 billion. Of the total lending assets and investments of Corporate Finance at December 31, 2000, approximately $900 million, or 17%, represented asset-based financings.

  . Leasing Services grew to $4.4 billion, or 24% of our total lending assets and investments, at December 31, 2000, primarily due to new business volume of $2.7 billion offset by payoffs, utilization, syndications and securitizations totaling approximately $1.7 billion in receivables. The growth in lending assets and investments of Leasing Services is primarily attributable to growth in Capital Finance.

  . Real Estate Finance increased its lending assets and investments to $2.8 billion, or 15% of our total lending assets and investments as of December 31, 2000, as new business volume of $1.2 billion was offset by payoffs, securitizations, syndications and utilization totaling $1.0 billion.

  . Healthcare Finance increased its lending assets and investments to approximately $1.6 billion, or 8% of total lending assets and investments, primarily due to new business volume of nearly $600 million, partially offset by over $100 million of syndications and payoffs. Asset growth in Healthcare Finance was driven by cash flow, asset based and real estate financings.

  . Small Business Finance increased its lending assets and investments by nearly $130 million due to new business volume of approximately $480 million. This was partially offset by loan sales, utilization and payoffs of approximately $340 million. See Note 27--Subsequent Events of our consolidated financial statements and "Business--Domestic Commercial Finance Segment--Small Business Finance."

Concentrations of lending assets of 5% or more at December 31, 2000 and 1999, based on the standard industrial classifications of the borrowers, were as follows:

                                                          December 31,
                                                  -----------------------------
                                                       2000           1999
                                                  -------------- --------------
                                                  Amount Percent Amount Percent
                                                  ------ ------- ------ -------
                                                      (dollars in millions)
      Health Services............................ $1,694    11%  $  864     6%
      Transportation.............................  1,145     7      844     6
      Business Services..........................    897     6      503     3
      Computers..................................    549     3      938     6
      Department and general merchandise retail
       stores....................................    511     3      877     6
      Automotive.................................    473     3    1,038     7

With respect to the above table:

  . The health services category is primarily comprised of revolving and term facilities with small- and mid-sized health care providers. The increase in this category is due to growth of Healthcare Finance's portfolio since our acquisition of HCFP in July 1999.

  . A majority of the lending assets in the transportation category arise from chartered aircraft services and transportation services for freight, cargo and packages. The increase in this category is due to growth in all areas of our Leasing Services unit.

  . The business services category is primarily comprised of equipment rental and leasing companies, computer related service providers, building maintenance and security companies and other miscellaneous business services. The increase in this category is due to increases in our International Group and Global Vendor Finance.

  . The computers category consists of software/hardware distributors and manufacturers, component manufacturers and end-users of this equipment. The decrease in this category is primarily due to decreases in International Group and Global Vendor Finance.

  . The department and general merchandise retail stores category is primarily comprised of factored accounts receivable, which represent short-term trade receivables from numerous customers. The decrease in this category is primarily due to a decrease in International Group.

  . The automotive category is primarily comprised of auto parts distributors and wholesalers, resale and leasing services in the automotive industry and maintenance services for automotive parts. The decrease in this category is primarily due to decreases in International Group and Corporate Finance.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

 Results of Operations

Overview. For the year ended December 31, 1999:

  . Net income totaled $284 million compared with $193 million for the prior year, an increase of 47%.

  . Net income applicable to common stock was $256 million compared with $172 million, an increase of 49%.

  . Net income for 1999 includes a one-time after-tax net gain of $48 million relating to the sale of the assets of our Commercial Services business unit. Excluding this gain, net income was $236 for the year, an increase of 22% over the prior year, marking our seventh consecutive year of record net income.

  . This increase in net income reflects an increase of $169 million in operating revenues, due to growth in both net interest income and non-interest income.

  . The increase in net interest income, as compared to the prior year, is due to both strengthening margins and growth in lending assets and investments. See "--Operating Revenues--Net Interest Income."

  . The increase in non-interest income, as compared to the prior year, is due primarily to larger net investment gains and larger fee income and other. See "--Operating Revenues--Non-Interest Income."

  . New business lending volume totaled a record $8.1 billion, an increase of 12% over the prior year. This increase was the result of our significant investment in building leadership positions in our businesses and in expanding market coverage.

  . Our factoring volume totaled $20.3 billion in 1999, an increase of 5% from the prior year. Factofrance's factoring volume was up 12% over 1998.

Operating Revenues. The following table shows our operating revenues for the years ended December 31, 1999 and 1998:

                                                    For the Year Ended December
                                                                31,
                                                   -----------------------------
                                                        1999           1998
                                                   -------------- --------------
                                                          Percent        Percent
                                                   Amount of AFE  Amount of AFE
                                                   ------ ------- ------ -------
                                                       (dollars in millions)
      Net interest income.........................  $512    3.8%   $423    3.6%
      Non-interest income:
        Fees and other income.....................   286    2.1     206    1.7
        Factoring commissions.....................   119    0.9     124    1.0
        Income of international joint ventures....    35    0.2      30    0.3
                                                    ----    ---    ----    ---
          Total operating revenues................  $952    7.0%   $783    6.6%
                                                    ====    ===    ====    ===

Net Interest Income. The following table shows our net interest income for the years ended December 31, 1999 and 1998:

                                                  For the Year
                                                      Ended
                                                  December 31,       Increase
                                                  --------------  --------------
                                                   1999    1998   Amount Percent
                                                  ------  ------  ------ -------
                                                     (dollars in millions)
      Interest income...........................  $1,197  $1,047   $150   14.3%
      Interest expense..........................     685     624     61    9.8
                                                  ------  ------   ----
        Net interest income.....................  $  512  $  423   $ 89   21.0
                                                  ======  ======   ====
          Net interest income as a Percentage of
           AFE..................................     3.8%    3.6%

Net interest income totaled $512 million for the year ended December 31, 1999, an increase of $89 million, or 21%, from the comparable prior year period. This increase was driven by strong growth in lending assets and investments combined with improved net interest margins.

Average funds employed totaled $13.6 billion for 1999, up 15% from $11.8 billion in 1998, primarily due to new business lending volume of $8.1 billion during the year.

Net interest income as a percentage of AFE increased to 3.8% at December 31, 1999 from 3.6% at December 31, 1998. This increase reflects improved pricing in certain product groups, a lower cost of funding and a more favorable mix of higher yielding products during 1999 as compared to 1998 such as those from HCFP and the Dealer Products Group acquisitions.

Interest rates we charge vary depending on:

  . risks and maturities of loans;

  . competition;

  . our current costs of borrowing;

  . state usury laws; and

  . other governmental regulations.

Our portfolio of receivables earns interest at both variable and fixed rates. The variable rates float in accordance with various agreed upon reference rates, including LIBOR, the Prime Rate and corporate based lending rates.

We use interest rate swaps to manage financial risk. They enable us to match more closely the interest rate and maturity characteristics of our assets and liabilities. As such, we use interest rate swaps to:

  . change the characteristics of fixed rate debt to that of variable rate liabilities;

  . alter the characteristics of specific fixed rate asset pools to more closely match the interest terms of the underlying financing; and

  . modify the variable rate basis of a liability to more closely match the variable rate basis used for variable rate receivables.

The following table shows a comparative analysis of the year-end principal outstanding (gross of the unamortized discount of $6 million and unamortized premium of $3 million) and average interest rates we paid on our debt as of December 31, 1999 and 1998, respectively, before and after giving effect to interest rate swaps:

                                         For the Year Ended December 31,
                                    ------------------------------------------
                                            1999                  1998
                                    --------------------  --------------------
                                     Year-                 Year-
                                      end   Before After    end   Before After
                                    balance Swaps  Swaps  balance Swaps  Swaps
                                    ------- ------ -----  ------- ------ -----
                                              (dollars in millions)
   Commercial paper--domestic and
    foreign........................ $ 3,960  5.12% 5.12%  $2,692   5.52% 5.52%
   Fixed rate debt.................   4,817  6.20  6.60    3,886   6.31  6.17
   Variable rate debt..............   3,819  6.29  6.36    2,879   5.34  5.59
                                    -------               ------
       Total....................... $12,596  5.89  6.06   $9,457   5.79  5.81
                                    =======               ======

Non-Interest Income. Our non-interest income is composed of:

  . factoring commissions;

  . income of international joint ventures; and

  . fees and other income.

The following table shows our non-interest income for the years ended December 31, 1999 and 1998:

                                      For the Year
                                          Ended
                                      December 31,    Increase/(Decrease)
                                      --------------  -----------------------
                                       1999    1998    Amount       Percent
                                      ------  ------  ---------    ----------
                                            (dollars in millions)
      Factoring commissions.......... $  119  $  124   $      (5)         (4.0)%
      Income of international joint
       ventures......................     35      30           5          16.7
      Fees and other income:
        Investment and asset sale
         income (1)..................    175     111          64          57.7
        Fee income and other (2).....    111      95          16          16.8
                                      ------  ------   ---------
          Total fees and other
           income.................... $  286  $  206   $      80          38.8
                                      ------  ------   ---------
            Total non-interest
             income.................. $  440  $  360   $      80          22.2
                                      ======  ======   =========
      Non-interest income as a
       percentage of AFE.............    3.2%    3.0%

--------
(1) Investment and asset sale income consists of gains on securitizations, syndications and loan sales, net investment income and gains, equipment residual gains and participation income.
(2) Fee income and other consists primarily of loan servicing income, late fees, prepayment fees, early termination fees, residual rental income and other miscellaneous fees.

Factoring commissions decreased $5 million, or 4%, in 1999 versus 1998 due to lower volume of our domestic factoring business, partially due to the December 1999 sale of the assets of our Commercial Services unit, combined with lower factoring commission rates of Factofrance. Increased competition in the French factoring market and changes in product mix have resulted in lower factoring commission rates of Factofrance. Our total 1999 factoring volume increased 5% from the prior year. Factofrance's factoring volume increased 12% over prior year.

Income of international joint ventures represents our share of the annual earnings or losses of joint ventures. The $5 million increase in income from international joint ventures in 1999 versus 1998 was due primarily to higher income from our European joint ventures partially offset by lower income from our Latin American joint ventures.

Fees and other income totaled $286 million for 1999, an increase of 39% from the prior year due to increases in both fee income and other and investment and asset sale income. Fee income and other increased $16 million or 17% compared to 1998. This increase is due to higher fee income in Leasing Services related to the Dealer Products Group.

Investment and asset sale income increased $64 million, or 58% due to larger gains recognized on our portfolio of equity investments, higher income on limited partnership investments and higher gains on asset sales and equipment residual gains. Net investment gains are generated primarily from investment activity of Corporate Finance and junior participating lending activity of Real Estate Finance. The increase in asset sale income was primarily generated by sales of SBA guaranteed portions of 7(a) loans in Small Business Finance. See
Note 27--Subsequent Events of our consolidated financial statements and "Business--Domestic Commercial Finance Segment--Small Business Finance."

During 1999, we generated $13 million of securitization gains, a decrease of $4 million from the prior year. Securitization gains during 1999 resulted from three securitization transactions. Leasing Services securitized approximately $800 million in two term securitizations during 1999 resulting in a net gain of $9 million. Real Estate Finance securitized approximately $400 million in CMBS receivables resulting in $4 million of securitization income.

Operating Expenses. The following table shows our operating expenses for the years ended December 31, 1999 and 1998:

                                                     For the
                                                   Year Ended
                                                  December 31,       Increase
                                                  --------------  --------------
                                                   1999    1998   Amount Percent
                                                  ------  ------  ------ -------
                                                     (dollars in millions)
   Salaries and other compensation..............  $  237  $  227   $10      4.4%
   General and administrative expenses..........     200     164    36     22.0
   Goodwill and non-compete amortization........      19       8    11    137.5
                                                  ------  ------   ---
       Total....................................  $  456  $  399   $57     14.3
                                                  ======  ======   ===
   Operating expenses as a percentage of average
    managed assets..............................     3.2%    3.3%
   Ratio of operating expenses to operating
    revenues....................................      48%     51%
   Operating expenses, excluding goodwill and
    non-compete amortization, as a percentage of
    operating revenues..........................      46%     50%

Operating expenses, excluding the effect of acquisitions and divestitures, increased by $5 million, or 1%, in 1999, as compared to 1998. This modest growth is primarily related to increases in performance related compensation resulting from strong business performance in 1999, offset by decreases in salary expense resulting from our 1998 restructuring effort. Operating expenses, excluding the effect of acquisitions and divestitures also increased as a result of increases in certain professional fees. Total operating expenses as a percentage of operating revenues improved to 48% in 1999 from 51% for the prior year and were in line with our 1999 goal. This decrease reflects improved leveraging of our cost base.

Allowance for Losses. The following table shows the changes in our allowance for losses of receivables, including our provision for losses of receivables and repossessed assets, for the years ended December 31, 1999 and 1998:

                                           For the
                                         Year Ended
                                        December 31,    Increase/(Decrease)
                                        --------------  ---------------------
                                         1999    1998    Amount     Percent
                                        ------  ------  ---------  ----------
                                              (dollars in millions)
      Balance at the beginning of the
       year............................ $  271  $  261   $     10         3.8%
        Provision for losses...........    136      77         59        76.6
        Writedowns.....................   (116)   (145)        29        20.0
        Recoveries.....................     18      64        (46)      (71.9)
        Dealer Products Group
         acquisition...................    --       18        (18)     (100.0)
        HCFP acquisition...............      7     --           7         N/M
        Sale of HCS assets.............     (2)    --          (2)        N/M
        Transfers and other............      2      (4)         6       150.0
                                        ------  ------   --------
      Balance at the end of the year... $  316  $  271   $     45        16.6%
                                        ======  ======   ========

The provision for losses was higher during 1999 than 1998 due to a significantly higher level of recoveries recorded in 1998 as compared to 1999. Net writedowns totaled $98 million or 0.7% of average lending assets in 1999, compared to $81 million or 0.7% in 1998. Net writedown levels for both 1999 and 1998 are in line with our targeted average level of 0.75% of average lending assets over a business cycle.

Gross writedowns totaled $116 million for 1999 versus $145 million for 1998, while recoveries totaled $18 million in 1999 versus $64 million for 1998. The higher level of recoveries in 1998 relates primarily to assets from business activities we are no longer pursuing.

As of December 31, 1999, the ratio of our allowance for losses of receivables to receivables was 2.1%, compared to 2.3% as of December 31, 1998. The decrease in this ratio reflects the continued improvement of the credit quality of our portfolio. We systematically evaluate the appropriateness of the allowance for losses of receivables and adjust the allowance to reflect any necessary changes in the credit quality and inherent risks and losses of our portfolio.

Income Taxes. Excluding the effect of the HCS sale, our effective income tax rate was 34% for 1999 and 32% for 1998, in each case below the combined Federal and State statutory rate due to:

  . the effect of earnings from international joint ventures;

  . the use of foreign tax credits; and

  . certain favorable tax issue resolutions.

 Lending Assets and Investments

Total lending assets and investments increased $3.4 billion, or 25%, during 1999 due to record new business originations of $8.1 billion offset by syndications, securitizations, loan sales and payoffs of $4.7 billion. The HCFP acquisition increased lending assets and investments by $535 million during 1999. This increase was more than offset by the sale of $900 million of HCS lending assets. During 1999, new business volume represented a 12% increase from 1998. This increase was largely due to strong new business volume in all of our domestic product groups.

The following tables present our lending assets and investments by business line and asset type as of December 31, 1999 and 1998:

                                                         December 31,
                                                -------------------------------
                                                     1999            1998
                                                --------------- ---------------
                                                Amount  Percent Amount  Percent
                                                ------- ------- ------- -------
                                                     (dollars in millions)
   By Business Segment:
   Domestic Commercial Finance Segment
     Corporate Finance......................... $ 4,937    29%  $ 3,722    28%
     Leasing Services..........................   3,428    20     2,840    21
     Real Estate Finance.......................   2,626    16     1,889    14
     Small Business Finance....................   1,312     8     1,013     8
     Healthcare Finance........................     971     6       217     1
     Commercial Services (1)...................     --    --        401     3
     Other.....................................     518     3       687     5
                                                -------   ---   -------   ---
       Total Domestic Commercial Finance
        Segment................................  13,792    82    10,769    80
   International Factoring and Asset Based
    Finance Segment (2)........................   3,040    18     2,661    20
                                                -------   ---   -------   ---
       Total lending assets and investments.... $16,832   100%  $13,430   100%
                                                =======   ===   =======   ===
   By Asset Type:
   Receivables................................. $14,795    88%  $11,854    88%
   Repossessed assets..........................      24   --          3   --
                                                -------   ---   -------   ---
       Total lending assets....................  14,819    88    11,857    88
   Equity and real estate investments..........     726     4       617     5
   Debt securities.............................     549     3       400     3
   Operating leases............................     428     3       296     2
   International joint ventures................     215     1       231     2
   Lending partnerships........................      95     1        29   --
                                                -------   ---   -------   ---
       Total lending assets and investments.... $16,832   100%  $13,430   100%
                                                =======   ===   =======   ===
       Average lending assets.................. $13,235         $11,506
       Total managed assets....................  16,099          13,134
       Average managed assets..................  14,433          12,217
       Funds employed..........................  15,839          11,989
       Average funds employed..................  13,636          11,814

--------
(1) Lending assets and investments of Commercial Services at December 31, 1998 were reduced by $475 million of factored accounts receivable sold to bank-supported conduits.

(2) Includes $215 million and $231 million in investments in international joint ventures, representing 1% and 2% of total lending assets and investments in 1999 and 1998, respectively.

As of December 31, 1999, our domestic commercial finance portfolio remained well diversified among our domestic product groups:

  . Corporate Finance increased its lending assets and investments to $4.9 billion, or 29% of total lending assets and investments, as a result of $3.1 billion in new business volume, which was partially offset by loan syndications and runoff in the portfolio of $2.3 billion. Of the total lending assets and investments, approximately $900 million represented asset-based financings.

  . Leasing Services grew to $3.4 billion, or 20% of our total lending assets and investments, at December 31, 1999, primarily due to new business volume of $2.3 billion offset by payoffs, utilization and securitizations totaling approximately $1.6 billion in receivables.

  . Real Estate Finance increased its lending assets and investments to $2.6 billion, or 16% of our total lending assets and investments as of December 31, 1999 versus 14% at December 31, 1998 as new business volume of $1.4 billion was offset by payoffs, securitizations and syndications totaling nearly $840 million.

  . Healthcare Finance increased its lending assets and investments to approximately $1 billion, or 6% of total lending assets and investments as of December 31, 1999. Of this amount, about $535 million was as a result of the HCFP acquisition in July 1999. In addition, we combined approximately $350 million of lending assets and investments from our existing healthcare finance activities within Real Estate Finance and Corporate Finance.

  . Small Business Finance increased its lending assets and investments by nearly $300 million due to record new business volume of over $700 million. This was partially offset by loan sales and payoffs of approximately $370 million. See Note 27--Subsequent Events of our consolidated financial statements and "Business--Domestic Commercial Finance Segment--Small Business Finance."

Concentrations of lending assets of 5% or more at December 31, 1999 and 1998, based on the standard industrial classifications of the borrowers, were as follows:

                                                          December 31,
                                                  -----------------------------
                                                       1999           1998
                                                  -------------- --------------
                                                  Amount Percent Amount Percent
                                                  ------ ------- ------ -------
                                                      (dollars in millions)
      Automotive................................. $1,038     7%   $667      6%
      Computers..................................    938     6     811      7
      Department and general merchandise retail
       stores....................................    877     6     935      8
      Health services............................    864     6     202      2
      Transportation.............................    844     6     666      6
      Food, grocery and miscellaneous retail.....    642     4     650      5
      General industrial machines................    599     4     732      6

With respect to the above table:

  . The automotive category is primarily comprised of auto parts distributors and wholesalers, resale and leasing services in the automotive and aircraft industries and maintenance services for automotive and aircraft parts.

  . The computers category consists of software/hardware distributors and manufacturers, component manufacturers and end-users of this equipment.

  . The department and general merchandise retail stores category is primarily comprised of factored accounts receivable, which represent short-term trade receivables from numerous customers.

  . The health services category is primarily comprised of revolving and term facilities with small- and mid-sized health care providers. The increase in this category from 1998 is due to the acquisition of HCFP.

  . A majority of the lending assets in the transportation category arise from chartered aircraft services and transportation services for freight, cargo and other various packages.

  . The majority of lending assets in the food, grocery and miscellaneous retail category are revolving and term facilities with borrowers that are primarily in the business of manufacturing and retailing of food products.

  . The general industrial machines classification is distributed among machinery used for many different industrial applications.

Liquidity and Capital Resources

During the second half of 2000, the debt and money markets experienced increased volatility and widening of credit spreads. To maintain competitively priced funding, we have diversified our investor base through a variety of new facilities and programs, including an asset backed commercial paper conduit facility, Euro Medium-Term Note and Euro Commercial Paper Programs and a Canadian Commercial Paper Program. As a result of these measures, we believe that we have strengthened our liquidity position by broadening our sources for funding and are better able to deal with the continued growth of the Company. We will continue to explore ways to diversify our funding sources into new markets and to expand existing liquidity sources.

We manage liquidity to fund asset growth and meet debt obligations primarily by:

  . monitoring the relative maturities of assets and liabilities; and

  . borrowing funds through the U.S. and international money and capital markets and bank credit markets.

Our primary sources of funds are:

  . cash flows from operations;

  . commercial paper borrowings;

  . issuances of medium-term notes and other debt securities;

  . paydowns on lending assets; and

  . securitizations, syndications and sales of lending assets.

During 2000, our major funding requirements included:

  . $7.8 billion of longer-term loans, leases and investments funded;

  . the retirement of $2.8 billion of senior notes;

  . a net decrease in commercial paper and short-term debt of $75 million;
    and

  . common and preferred dividends of approximately $68 million.

Our major sources of funding these requirements included:

  . cash flows from operations of $567 million;

  . loan repayments and proceeds from the sale of investment and equipment on lease of $2.1 billion;

  . a net decrease in short-term loans and advances to factoring clients of $613 million;

  . the syndication, securitization and sale of over $3.0 billion of loans;
    and

  . the issuance of $4.7 billion of senior notes.

We continued to maintain a conservative funding posture, with commercial paper and short-term borrowings amounting to 33% of total debt at December 31, 2000, compared to 38% at the end of 1999.

As of December 31, 2000, availability under our committed bank credit and asset sale facilities totaled $5.7 billion and represented 116% of our outstanding commercial paper and short-term borrowings.

We have approximately $4.2 billion in available liquidity support, split equally between two bank credit facilities. One of these is a five-year facility expiring in April 2005 and the other is a 364-day facility expiring in April 2001 (which we intend to renew). The 364-day facility includes a term loan option that expires one year after the option exercise date. The terms of the bank credit facilities require us to maintain stockholders' equity of $1.5 billion. Under the terms of the debt covenants of the agreements, we could have borrowed an additional $9.1 billion of debt at December 31, 2000.

During 2000, we established an asset backed commercial paper conduit facility. This facility allows us to sell participations in a designated pool of Corporate Finance cash-flow loans to bank-sponsored conduits, on a limited recourse basis. Committed liquidity support under this facility totals $1.4 billion, of which $700 million was utilized at December 31, 2000. We used this facility during the second half of 2000 as it provided a more cost-effective funding source. The underlying liquidity support for the conduits is provided by unaffiliated commercial banks. The commitment period of this liquidity support is 364 days and may be renewed annually by the banks, at their discretion. See Note 27--Subsequent Events of our consolidated financial statements for more information regarding this facility.

We have approximately $300 million of additional alternative liquidity, which is available by discounting eligible French receivables with the French Central Bank, since Factofrance is a registered financial institution in France. At December 31, 2000, $183 million was available for use under this facility.

The consolidated international subsidiaries are funded primarily through short-term money market and bank borrowings, which are supported by approximately $750 million (U.S. dollar equivalent) of committed foreign bank credit facilities. At December 31, 2000, there was approximately $563 million available for use under these facilities.

Through our wholly-owned subsidiary, Factofrance, we have two factored accounts receivable sale facilities. These facilities allow us to sell an undivided interest of up to FRF 1.7 billion (approximately $250 million) in a designated pool of our factored accounts receivable to two bank-sponsored conduits on a limited recourse basis. As of December 31, 2000, these facilities were fully utilized.

We have a shelf registration statement, filed with the SEC, covering the sale of up to $10 billion in unsecured debt securities (including medium term notes), warrants to purchase unsecured debt securities, senior preferred stock and class A common stock. As of December 31, 2000, we had approximately $5.9 billion available under this shelf registration.

We also have a Euro Medium-Term Note Program for the issuance of up to $2 billion in notes to be issued to investors outside of the U.S. from time to time. As of December 31, 2000, approximately $1.5 billion was available under this program.

We have a Euro commercial paper program and a Canadian commercial paper program for the issuance of notes up to $1 billion and $250 million, respectively. As of December 31, 2000, there was $385 million and $42 million, respectively, available under these programs.

In addition to these various sources of liquidity, we have access to $500 million of additional liquidity support under the Keep Well Agreement between us and Fuji Bank. This agreement, which cannot be terminated by either party prior to December 31, 2002, also provides that Fuji Bank will maintain our net worth at an amount equal to $500 million. This agreement has been in place since 1983 and Fuji Bank has never been required to make any capital contribution or advance any funds to us under the Keep Well Agreement.

Our ratio of debt (net of short-term investments) to total stockholders' equity remained conservative relative to finance industry peers at 5.9 times and 5.8 times at December 31, 2000 and 1999, respectively. Leverage and the level of commercial paper and short-term borrowings continued to remain within targeted ranges, which will allow us to maintain a strong financial position. Under the terms of the debt covenants in our two bank credit facilities, we are permitted to have a ratio of debt to equity of up to 10 times.

Accounting Developments

Statement of Financial Accounting Standards No. 133

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 137, Deferral of the Effective Date of FASB Statement No. 133 and Statement of Financial Accounting Standards No. 138 Accounting for Derivative Instruments and Hedging Activities--an Amendment to FASB Statement No. 133 (collectively referred to as SFAS No. 133). This Statement establishes accounting and reporting standards requiring all derivative instruments (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or liability measured at its fair value. Changes in the fair value of the derivative are to be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows gains and losses on derivatives to offset related results on the hedged items in the income statement and requires that a company must document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000.

SFAS No. 133 allows special hedge accounting for fair value and cash flow hedges. The gain or loss on a derivative instrument qualifying as a fair value hedge as well as the offsetting gain or loss on the hedged item are recognized currently in earnings. The effective portion of the gain or loss on a derivative instrument qualifying as a cash flow hedge is initially reported as a component of other comprehensive income. It is reclassified into earnings in the period in which the cash flows affect earnings. The statement could increase volatility in earnings and other comprehensive income or involve certain changes in our business practices.

We hedge certain of our fixed rate receivables and investments using interest rate swap agreements or futures contracts to mitigate the effects of changes in interest rates. Under current generally accepted accounting principles any gain or loss on the derivatives is deferred and recognized into income when the asset is disposed of. In contrast, SFAS No. 133 will require that changes in the fair value of the derivative instrument are recognized currently in earnings. To the extent that we are able to satisfy certain fair value hedge criteria, the change in value of the assets due to changes in interest rates is also recognized currently in earnings. We currently hedge interest exposure related to debt issuances and, to a lesser extent, foreign exchange exposure related to our international operations.

SFAS No. 133 also requires that most warrants to acquire stock of publicly traded companies and certain privately held companies are classified as derivatives. Consequently, changes in fair value of the warrant will be recognized in earnings each reporting period.

We adopted SFAS No. 133 on January 1, 2001. Adoption of this new accounting standard will result in:

  . cumulative before-tax reductions in net income of approximately $6 million to be recorded in the first quarter of 2001; and

  . after-tax reductions through other comprehensive income, a component of stockholders' equity, of approximately $1 million in the first quarter of 2001.

The adjustment to net income relates primarily to certain economic hedging relationships that do not qualify for special accounting treatment under the new standard as well as ineffectiveness arising from other hedging relationships. The one-time impact of implementing SFAS No. 133 is the effect of an accounting change and should not, therefore, be considered as part of our results of operations for 2001.

Statement of Financial Accounting Standards No. 140

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125. This statement requires new disclosures covering securitization transactions entered into during the period and retained interests in securitized financial assets existing at the balance sheet date. These changes must be applied for fiscal years ending after December 15, 2000 and accordingly, we have included additional disclosures in Note 24--Sale of Receivables. Other provisions of SFAS No. 140, including a revision to the criteria for qualifying special purpose entities (QSPEs), must be applied prospectively to transfers of financial assets and extinguishments of liabilities occurring after March 31, 2001. We are currently assessing the impact of this statement on our sale and securitization activities.

Proposed Statement on Business Combinations and Intangible Assets

The FASB has reached a tentative agreement to modify the accounting for business combinations. Under the proposed modification, pooling-of-interests accounting would be eliminated. Additionally, the goodwill generated in a purchase acquisition transaction would no longer be amortized against earnings over an estimated life. Instead, goodwill would be recorded as a permanent asset and would be reviewed for impairment and expensed against earnings only in periods in which its recorded value exceeded its fair market value.

There is no specific deadline for the completion of the FASB's review of this project. The earliest expected completion date is the end of the second quarter of 2001. The FASB has indicated that all issues raised under this exposure draft remain open to continuing deliberation.

                                    BUSINESS

General

We are a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients.

 Primary Business Segments

We deliver our products and services principally through two business segments:

  . Domestic Commercial Finance; and

  . International Factoring and Asset Based Finance.

 Domestic Business

Our Domestic Commercial Finance segment is made up of five business units:

  . Corporate Finance, primarily providing collateralized cash flow and asset based lending;

  . Real Estate Finance, primarily providing secured real estate financing;

  . Leasing Services, providing debt and lease financing of small, medium and large ticket equipment sourced directly or through manufacturers, distributors and dealers;

  . Healthcare Finance, providing asset-based, collateralized cash flow and secured real estate financing to healthcare service providers with a primary focus on long-term care, hospitals and physician practices; and

  . Small Business Finance, which provides financing to small businesses, primarily through two programs of the Small Business Association (SBA). We recently announced a strategic decision to discontinue originations of new business in this business unit. See "Domestic Commercial Finance Segment--Small Business Finance" and Note 27--Subsequent Events of our consolidated financial statements for more information.

Although the Domestic Commercial Finance segment business units operate primarily in the United States, they have more recently begun to expand their activities into certain other countries, including Canada and the United Kingdom, in order to provide complementary financing products to clients in additional markets.

 International Business

Our International Factoring and Asset Based Finance segment, known as Heller International Group (International Group), provides factoring services and financings secured primarily by receivables, inventory and equipment. It does so through wholly-owned subsidiaries and joint ventures which provide financing to small and mid-sized companies primarily in Europe, but also in Asia and Latin America. It also has provided the platforms within various foreign markets from which our Global Vendor Finance operation, which is part of our domestic Leasing Services unit, has begun to expand its reach into foreign markets.

 Market Position

We concentrate primarily on senior secured lending, with 89% of consolidated lending assets and investments at December 31, 2000 being made on that basis. Also, to a more limited extent, we make subordinated loans and invest in selected debt and equity instruments.

Our primary clients and customers are entities in the manufacturing and service sectors having annual sales generally in the range of U.S. $5 million to U.S. $250 million and in the real estate sector having property values generally in the range of U.S. $1 million to U.S. $40 million.

We are among the largest lenders to private equity-sponsored companies in the U.S. middle-market and have been recognized as the #5 syndicator of middle-market sponsored leveraged loans. We believe that our subsidiary, Factofrance-Heller (Factofrance), is the largest factoring operation in France. We believe we are the leading provider of secured finance to small and mid-sized healthcare companies in the United States. Additionally, we are a recognized leader in real estate finance, vacation ownership lending, vendor finance and middle-market equipment finance and leasing in the United States.

We have built our portfolio through:

  . effective asset origination capabilities;

  . disciplined underwriting and credit approval processes;

  . effective portfolio management; and

  . acquisitions.

Our business units have the ability to manage asset, client, industry and geographic concentrations and enhance profitability by distributing assets through securitizations, syndications and loan sales.

 Heller History and Recent Activities

Heller was founded in 1919. From our inception, we have primarily targeted our commercial financing activities at mid-sized and small businesses in the United States. Since 1964, we have also competed in select international markets through our consolidated subsidiaries and investments in international joint ventures. More recently, we have opportunistically expanded the international focus of some of our domestic based business units.

Heller was purchased by a subsidiary of The Fuji Bank, Limited (Fuji Bank) in 1984. Fuji Bank owned 100% of Heller's common stock between that time and April 1998. In May 1998, we issued 38,525,000 shares of Class A Common Stock in an initial public offering (the IPO). The IPO reduced Fuji Bank's ownership, through its direct subsidiary Fuji America Holdings, Inc. (FAHI), to 79% of the voting interest and 57% of the economic interest of our issued common stock. Fuji Bank's ownership was further reduced to 77% of the voting interest and 52% of the economic interest when we issued approximately 7.3 million shares of our Class A Common Stock in conjunction with our acquisition of HealthCare Financial Partners, Inc. (HCFP) in July 1999. As a result of such voting interest, FAHI retains the unilateral power to elect all of the members of our Board of Directors.

In May 1998, Heller increased its ownership of International Group to 100% from 79% by purchasing the 21% interest previously held by Fuji Bank.

In September 2000, Fuji Bank, all of whose capital stock had been previously publicly held, became a wholly-owned subsidiary of Mizuho Holdings, Inc. (Mizuho), which currently is also the holding company for the Dai-Ichi Kangyo Bank Ltd. (DKB), and the Industrial Bank of Japan (IBJ). The common shareholders of Fuji Bank, DKB and IBJ became shareholders of Mizuho, which is publicly held. We believe Mizuho is the largest banking organization in the world, with over $1 trillion in total assets.

A major focus of Heller is to build a diversified portfolio. We have substantial franchises in Corporate Finance, Real Estate Finance and International Group and has built other significant secured lending businesses in Healthcare Finance and Leasing Services through start-ups of new business units, acquisitions and the expansion of smaller existing operations. Products include asset based working capital and term financings secured by accounts receivable and inventory and various types of equipment finance and leasing product offerings.

In the past several years, we have selectively expanded or refocused our overseas operations, most significantly by completing the acquisition, in April 1997, of the interest of our joint venture partner in Factofrance, the leading factoring company in France. Additionally, in September 1999, we purchased our joint venture partner's interest in our Argentina joint venture and, as a result, made it a consolidated subsidiary. During 2000, we sold our investment in our joint venture in Belgium and liquidated our Australian consolidated subsidiary.

We further expanded our leasing operations in 1998 by acquiring certain U.S. assets of the Dealer Products Group of Dana Commercial Credit Corporation and the stock of the Dealer Products Group's international subsidiaries (collectively, Dealer Products Group). This became the platform for our Global Vendor Finance unit and has given us the capability to offer vendor leasing programs on an international basis and to expand our existing domestic vendor finance business.

In April 1999, we formed our Entertainment Media and Technology group (EMX), as part of the Capital Finance unit of Leasing Services. EMX provides innovative and highly structured leasing alternatives to emerging and converging media, entertainment, technology and other selected companies.

In July 1999, we became a leading financing provider to small and middle-market healthcare companies nationally by acquiring HCFP and combining it with our existing healthcare finance activities.

Also in 1999, we opened our Canadian subsidiary, Heller Financial Canada, Ltd.
(HFC), which allows us to offer Canadian borrowers many of the lending and leasing products we are able to offer our customers in the U.S. Throughout 2000, we have expanded HFC's operations to serve Heller customers of several business units so that HFC now serves Real Estate Finance, Leasing Services and Corporate Finance.

In 1999, we launched our Franchise Finance business, a specialty group within our Commercial Equipment unit of Leasing Services, to expand and reinforce our commitment to servicing the financing needs of strong, experienced operators of proven franchise concepts. Also in 1999, we launched the Special Purpose Property product, as part of Leasing Services. This product allows us to combine our asset based lending expertise with our traditional equipment and real estate financing products to provide a single financing source for real property and equipment. Our Special Purpose Property specialists provide secured debt and synthetic lease products for end-user and owner-occupied properties to middle-market companies in a wide variety of industries.

In December 1999, we completed the sale of the assets of our Commercial Services unit, part of our Domestic Commercial Finance segment. We believe that long-term success in the domestic factoring business would have required substantial economies of scale, which Commercial Services would not have been able to achieve through internal growth. We used the capital and other resources made available from this sale to increase our investment in our other business units that, in our opinion, offer greater opportunities for long-term growth and profitability.

In February 2000, we established Heller Financial Limited (HFL), a U.K. subsidiary of International Group which operates as a division of our Corporate Finance unit and provides cash flow financing and equity investments to companies in the U.K. and Western Europe. HFL complements Heller Corporate Finance activities in the United States and Canada, and enables us to serve many common customers on both continents as they increase their cross border investment activities.

In June 2000, we formed our Venture Finance business and established it as a specialty group within our Leasing Services unit that focuses on serving the needs of early- to mid-stage emerging growth companies backed by venture capitalists and other professional investors.

In February 2001, we announced a strategic decision to discontinue the new origination of Small Business Administration (SBA) loans through our Small Business Finance unit. Increased competition from banks focused on capturing small business customers by cross-selling a range of financial products, such as cash management and depository banking services in addition to SBA loans, have made the pricing and returns on this product less attractive. Our decision to stop new business origination in this market will permit us to re-deploy capital and other resources to our other businesses where we see better growth prospects that, we believe, will enhance shareholder value. Despite ceasing origination in Small Business Finance, we will fund existing commitments and intend to continue servicing the Small Business Finance portfolio in accordance with our customary business practices. See "Domestic Commercial Finance Segment--Small Business Finance" and Note 27--Subsequent Events of our consolidated financial statements for more details.

As a result of the above activities, we believe that we have strengthened our franchise positions and have enhanced our core activities resulting in a lending portfolio that is well diversified, has strong asset collateralization and provides us with a consistent and diversified income stream.

 Summary 2000 Results

For the year ended December 31, 2000:

  . Net income totaled $290 million, representing our eighth consecutive year of record earnings.

  . Net income was up 23% over the prior year, after adjusting for the Company's one-time net gain of $48 million on the sale of the assets of our Commercial Services unit in 1999.

  . Net income applicable to common stock was $261 million, representing an increase of 25% over the prior year adjusted amount of $208 million.

  . Net interest income increased 23% over the prior year.

  . Operating revenues totaled over $1 billion for the full year and were up
    9 percent over 1999.

  . Operating efficiency was 44% for 2000, a significant improvement from the 1999 level of 48%, and in line with our target for that year.

  . New business volume totaled $7.8 billion and was strongest in Corporate
    Finance, Real Estate Finance, Leasing Services and Healthcare Finance.

  . Total lending assets and investments totaled $18.7 billion, an increase of $1.9 billion, or 11% from the prior year.

  . Nonearning assets were $307 million, or 1.9% of total lending assets at December 31, 2000 and below our targeted range for nonearning assets of 2% to 4% of total lending assets.

  . Writeoffs as a percentage of average lending assets for the year were 0.7%, consistent with 1999 and consistent with our average targeted level over a business cycle of 0.75%.

See Note 23--Operating Segments of our consolidated financial statements for disclosure regarding certain financial information with respect to each of our business segments.

Domestic Commercial Finance Segment

 Corporate Finance

Corporate Finance is a leading provider of financing solutions to middle-market oriented equity sponsors, intermediaries and enterprises. Corporate Finance offers:

  . cash flow lending;

  . asset based lending; and

  . on a more limited basis, junior secured, mezzanine and modest-sized equity investments.

Through Corporate Finance, we provide cash flow and asset based lending for corporate acquisitions, leveraged buyouts, leveraged buildups, recapitalizations, refinancings, verifiable turnarounds, debtor-in-possession
(DIP) financings, post-DIP transactions and growth financing for publicly and privately held companies. The companies we finance are in a wide variety of manufacturing, distribution and services industries. In almost all cases, we source these transactions through professional or private equity investors who acquire businesses for financial or strategic purposes, or through financial intermediaries such as accounting, law, investment banking, brokerage or turnaround consulting firms. We have developed and maintain close relationships with over 200 equity sponsors, many of whom have been our clients for ten or more years and have financed several transactions with us.

Corporate Finance also provides secured term and revolving credit facilities with durations averaging five to eight years. To a lesser extent, we provide unsecured subordinated debt financings and invest in limited partnership funds. From time to time, we make modest equity investments in conjunction with senior debt facilities, receive warrants, and make stand-alone equity co-investments with private equity sponsor clients. We also serve as a co-lender or participant in larger senior secured transactions originated by other lenders.

Corporate Finance has offices in nine cities in the U.S., plus Toronto and London. We also have specialized industry teams focused on Energy and Project Finance, Mature-Stage Technology, Mezzanine Finance and Debtor-in-Possession and Post-Bankruptcy Finance. We believe we are one of the top firms providing non-investment grade financing to middle-market companies.

Our Corporate Finance portfolio is diversified among approximately 30 industries and no industry represented more than 10% of the portfolio.

The following table gives additional information about Corporate Finance:

                                                         As of, or For the
                                                            Year Ended,
                                                            December 31,
                                                        ----------------------
                                                         2000    1999    1998
                                                        ------  ------  ------
                                                            (dollars in
                                                             millions)
      New business volume.............................. $2,759  $3,130  $2,607
      Total lending assets and investments (1).........  5,225   4,937   3,722
      Revenues.........................................    651     471     389
      Corporate Finance revenues as a percentage of
       total Company revenues..........................   32.0%   28.8%   27.6%
      Ratio of net writedowns to average lending
       assets..........................................    1.2     0.5     0.4
      Ratio of nonearning assets to lending assets.....    2.2     0.6     0.4

--------
(1) Lending assets and investments at December 31, 2000 were reduced by $700 million of commercial cash flow loans sold to an asset backed commercial paper conduit facility.

Corporate Finance's ratio of net writedowns to average lending assets was 1.2% at December 31, 2000, up from 0.5% and 0.4% for 1999 and 1998, respectively. This increase was driven by increased writedowns on cash flow financings. Net writedowns resulted from individual business issues and were not significantly concentrated by borrower, industry type or geographic region.

The December 31, 2000 level of nonearning assets of 2.2% of total Corporate Finance lending assets lies within our overall targeted range of 2%-4%. The increase from the prior years reflects downturns in many sectors of the U.S. economy during the second half of 2000.

For the year ended December 31, 2000, Corporate Finance had total revenues of $651 million, an increase of 38% over 1999. This increase was primarily driven by higher average net funds employed and a higher interest rate environment in 2000.

As of December 31, 2000, Corporate Finance had total lending assets and investments of $5.2 billion, or 28% of Heller's total lending assets and investments. Of this amount:

  . about $4.3 billion, or 23% of our total lending assets and investments, represents cash flow financings; and

  . about $900 million, or 5% of our total lending assets and investments, represents asset based financings.

We base our commitment to finance cash flow lending transactions on our assessment of the borrower's ability to generate cash flows to repay the loan and to maintain or increase its business value. To do this, we consider, among other factors, the borrower's:

  . historical and projected profitability;

  . market position;

  . ability to withstand competitive challenges; and

  . relationships with clients and suppliers.

Our cash flow term loans and revolving credit facilities to the same borrower are generally cross-collateralized and are secured by liens on the borrower's current and fixed assets and, in most cases, the borrower's capital stock.

In our asset based lending transactions, we concentrate on balancing collateral values, cash flow and capital structure. We protect against deterioration of a borrower's performance by using established advance rates against eligible collateral and by cross-collateralizing revolving credit facilities and term loans. In all of our transactions, we actively manage credit risk through portfolio diversification, according to industry and individual client exposure.

Corporate Finance also makes relatively modest minority direct equity investments and invests in limited partnership funds managed by equity sponsors. Our investments totaled $372 million as of December 31, 2000 and represented investments in 730 companies, either directly or indirectly held through fund investments.

Corporate Finance has an established syndication capability. This enables us to commit to larger transactions, while still managing the ultimate size of our retained position, and to generate additional income. In 2000, we acted as lead managing agent for 30 private equity-sponsored syndicated transactions. Corporate Finance believes this level of activity makes us the fifth largest syndicator, in terms of overall number of transactions in the U.S., as measured by Loan Pricing Corporation (LPC). In addition, we received an agent title on 76 sponsored transactions within the leveraged bank loan market, placing us third on league tables for equity-sponsored leveraged bank loans, as measured by LPC.

In 2000, we syndicated approximately $1.4 billion in commitments. Although we can provide commitments of up to $300 million per transaction, we generally syndicate our ultimate retained position to $25 million or less. As of December 31, 2000, our average retained transaction size was approximately $14 million in commitments and $10 million in fundings.

As of December 31, 2000, Corporate Finance had contractual commitments to finance an additional $1.9 billion to new and existing borrowers, generally contingent on their maintaining specific credit standards. Since we expect many of these commitments to remain unused, the total commitment amounts do not necessarily represent future cash requirements. Corporate Finance does not have any significant commitments to provide additional financing related to nonearning assets.

 Real Estate Finance

Real Estate Finance provides secured financing to owners, investors and developers for the acquisition, refinancing and renovation of commercial income producing properties in a wide range of property types and geographic areas. Real Estate Finance serves these markets by offering tailored senior secured debt and junior participating debt structures. Real Estate Finance also opportunistically purchases interests in syndicated debt and selected commercial mortgage-backed bonds. Real Estate Finance is a leading provider of capital to the U.S. vacation ownership industry, providing timeshare resort developers with full life-cycle financing secured by time share receivables and unsold real estate inventory.

Our transactions are secured by a variety of property types including:

  . offices;

  . apartments;

  . retail properties;

  . industrial properties;

  . manufactured housing communities;

  . affordable housing properties;

  . self storage facilities; and

  . hotels and vacation ownership units.

Senior secured loan transactions range in size from $5 million to $25 million, with an average transaction size in 2000 of about $10 million. Typical junior secured loan transactions range in size from $2 million to $12 million, with an average transaction size in 2000 of about $4 million. Typical vacation ownership transactions range in size from $5 million to $50 million, with an average transaction size in 2000 of about $18 million.

Real Estate Finance also periodically invests in affordable housing transactions. These transactions provide tax credits which benefit our consolidated results by lowering our income tax provision.

Real Estate Finance has eight offices throughout the United States as well as offices in Toronto and Mexico City. Real Estate Finance generates new business through our relationships with real estate brokers and through direct calling on prospective borrowers. Real Estate Finance markets our products through the use of trade advertising, direct marketing, newsletters and trade show attendance and sponsorship.

The following table gives additional information about Real Estate Finance:

                                                         As of, or For the
                                                            Year Ended,
                                                            December 31,
                                                        ----------------------
                                                         2000    1999    1998
                                                        ------  ------  ------
                                                            (dollars in
                                                             millions)
      New business volume.............................. $1,242  $1,422  $1,964
      Total lending assets and investments.............  2,766   2,626   1,889
      Revenues.........................................    296     221     250

      Real Estate Finance revenues as a percentage of
       total Company revenues..........................   14.5%   13.5%   17.8%
      Ratio of net writedowns to average lending
       assets..........................................    0.1     0.1     2.9
      Ratio of nonearning assets to lending assets.....    0.6     1.0     0.5

As of December 31, 2000, Real Estate Finance had total lending assets and investments of $2.8 billion, or 15% of Heller's total lending assets and investments. Of this amount:

  . about $1.8 billion represents senior secured lending assets and investments; and

  . about $400 million represents vacation ownership lending assets and investments.

Real Estate Finance new business volume for the year totaled $1.2 billion. New business volume was down from 1999 due to a reduced emphasis on fixed rate originations for the commercial mortgage backed securities market (CMBS).

Real Estate Finance securitized over $600 million of CMBS receivables in two separate transactions, recognizing income totaling $6 million. We did not retain any residual risk in these transactions, as all of the securities and servicing were sold to third parties on a non-recourse basis.

In addition, we participate 50% of most of our junior participating debt originations through an arrangement with institutional investors. The use of syndications has enabled us to reduce our average individual retained position in this portfolio to approximately $2 million.

Net writedowns to average lending assets were 0.1% during 2000, unchanged from the prior year. In addition, nonearning assets have remained at or below 1.0% of lending assets for the last three years. Excluding a $40 million writedown recorded on CMBS assets in 1998, the ratio of net writedowns to average lending assets was 0.3% for Real Estate Finance during that period.

Real Estate Finance's credit philosophy emphasizes selecting properties that generate stable or increasing income cash flow streams, have strong asset quality and proven sponsorship with defined business plans. For vacation ownership transactions, our credit philosophy considers the developer's business objectives and capital needs, the competitive position of the resort development, mortgage servicing capabilities, receivable performance and the developer's financial strength and timeshare experience. Our credit philosophy for junior secured financings considers the strength and track record of the property developer, the supply and demand dynamics of the particular market and the competitive strengths of the subject real estate.

Real Estate Finance's lending assets and investments are distributed as follows:

           Property Types                           Geographic Areas

                           2000 1999
                           ---- ----
General purpose office
 buildings................  31%  27%
Apartments................  17   14
Vacation ownership units..  16   14
Retail properties.........  11   18
Industrial properties.....   9    7
Hotels....................   7    6
Manufactured housing......   2    5
Senior housing............   2    2
Self storage facilities...   1    3
Loan Portfolios...........  --    1
Other.....................   4    3
                           ---- ----
                           100% 100%
                           ==== ====

                         2000 1999
                         ---- ----
California..............  26%  17%
Southwest...............  18   17
Florida.................   9   10
Midwest.................   8    7
Southeast...............   6    8
Mid-Atlantic States.....   6    6
New England.............   4    5
West....................   3    5
New York................   3    4
Other...................  17   21
                         ---- ----
                         100% 100%
                         ==== ====

At December 31, 2000, Real Estate Finance maintained contractual commitments to finance an additional $524 million to new and existing borrowers, generally contingent upon their maintaining specific credit standards. Since we expect many of these commitments to remain unused, the total commitment amounts do not necessarily represent future cash requirements. Real Estate Finance does not have any significant commitments to provide additional financing related to nonearning assets.

 Leasing Services

Leasing Services is made up of three distinct business units:

  (1) Global Vendor Finance, which provides financing programs domestically and in important overseas markets for manufacturers and their channel partners;

  (2) Commercial Equipment Finance, which provides loans and lease financing to leading middle market companies and experienced operators of proven franchise concepts; and

  (3) Capital Finance, which provides financing and leasing for industry specific assets through direct investments, joint ventures and institutional partnerships.

Global Vendor Finance. We formed Global Vendor Finance by combining our existing Vendor Finance unit with the Dealer Products Group acquired late in 1998. Primary locations for vendor leasing are the United States, the United Kingdom and Canada, with smaller operations in continental Europe, Mexico, Hong Kong and Singapore.

Global Vendor Finance provides customized sales financing programs that enable vendors and manufacturers in commercial, industrial and information and technology markets to offer financing and leasing options to their customers. The primary products we offer are direct finance leases, operating leases and loans. These financing programs may be offered on either a direct, private label or joint venture basis. The primary equipment types we finance are computer equipment, software, machine tool equipment, plastics equipment, graphic arts equipment and transportation equipment. Individual transaction sizes within these programs range from $1,000 to $10 million and terms generally range from 24 months to eight years.

Global Vendor Finance's approach to lending balances the financial strength of the borrower, the value of the underlying collateral and the extent of recourse provided by the vendor. Middle and large ticket leasing transactions are characterized by the high credit quality performance of the portfolio as evidenced by lower levels of nonearning assets and writedowns. These transactions also have correspondingly lower yields. Small ticket leasing transactions have higher margins but also have correspondingly higher levels of writedowns and nonearning assets.

During 2000, Global Vendor Finance repositioned its business by exiting several non-strategic regional vendor programs and committing significant resources to attracting and launching new technology based programs with significant global partners. As part of this strategy shift, the unit has created a global web-enabled lease origination capability, which will be utilized beginning in 2001 and continues to make significant investments to build out its global origination platform. We believe that these strategic changes and investments will improve returns for the business unit in future periods.

Global Vendor Finance has created and is in the process of rolling out to its customers a completely electronic, internet based approach to applying for and documenting transactions. We have applied for our first patent for this business.

Commercial Equipment Finance. Commercial Equipment Finance has broad, national and international access to the equipment finance marketplace through 13 domestic offices. We provide general equipment term loan and lease financings directly to a diverse group of middle market companies. They use the financings for:

  . expansions;

  . acquisitions;

  . turnkey land, building and equipment financing;

  . remodeling;

  . refinancing;

  . replacement or modernization of equipment; and

  . refinancing of existing equipment obligations.

We believe that our emphasis on direct origination provides us with a competitive advantage of stronger customer relationships and enables us to generate repeat business.

In addition to direct origination, we generate business through traditional broker and other intermediary channels. Through our broad market access, we also generate new business referrals for other business units of the Company, particularly Corporate Finance. Individual transaction sizes range from $1 million to $40 million, with an average transaction size of $6 million in 2000. A typical borrower/lessee is a U.S. business with annual revenues of at least $35 million. Generally, the equipment serving as collateral for the financing is essential to the operations of the borrower and the amount financed is generally not a substantial part of the borrower's capital structure.

Commercial Equipment Finance's approach to lending concentrates on the cash flow of the borrower, the importance and/or value of the equipment to the borrower's overall operations and the relative strength of the borrower's balance sheet and capital structure.

In 1999, we launched the Franchise Finance unit, a specialty group within Commercial Equipment, to expand and focus our existing efforts to meet the financing needs of strong, experienced operators of proven franchise concepts. This unit reinforces our commitment to franchise lending.

The Special Purpose Property product was also launched in 1999 as part of Commercial Equipment Finance. This product combines our asset based lending expertise with our traditional equipment and real estate financing to provide one financing source for real property and equipment. Our Special Purpose Property specialists provide secured debt and synthetic lease products for end-user and owner-occupied properties to middle market companies in a wide variety of industries.

Expanding our reach into international markets, Commercial Equipment Finance is currently pursuing equipment-leasing opportunities in the United Kingdom through a partnership agreement with a major lending institution. Formalized in September 2000, this five-year agreement provides us with an immediate, established market presence in the United Kingdom at minimal cost.

Capital Finance. Capital Finance provides structured, secured financing and equipment leasing for transactions in the United States and overseas. Capital Finance was initially comprised of our 10 year-old Aircraft Finance group. In the past two years, Capital Finance has established the Entertainment Media and Technology group (April 1999) and the Technology/Venture Finance group (June
2000).

Our Aircraft Finance group, a niche competitor in the commercial aircraft and aircraft engine finance industries, provides financing through operating leases and senior and junior secured loans, on both new and used equipment. Our clients are typically mid-tier foreign or domestic airlines. We have developed a reputation for responsiveness on single investor transactions, which generally involve one aircraft with lease terms of three to seven years. In addition, our reliability and industry knowledge have made us a frequently desired participant in larger financings by other aircraft lessors.

Our Entertainment Media and Technology group provides innovative and highly structured leasing alternatives to emerging and converging media, entertainment, technology and other selected companies.

Our Technology/Venture Finance group offers leasing products to target emerging growth companies in the information technology, technology and biotech fields that:

  . are currently backed by well-regarded venture capitalists or professional investors;

  . have a high growth potential based on both target market and product/service offering; and

  . have a complete and experienced management team.

Capital Finance has credit strategies, which match attributes of specific markets. These generally include cash flow based financial analysis for EMX, asset life-cycle evaluation for Aircraft Finance and an enterprise value creation approach for Venture Finance.

Capital Finance's individual transaction sizes range from $1 million to $50 million, with an average transaction size of $8 million in 2000.

The following table sets forth certain information regarding Leasing Services, on a combined basis:

                                                         As of, or For the
                                                            Year Ended,
                                                            December 31,
                                                        ----------------------
                                                         2000    1999    1998
                                                        ------  ------  ------
                                                            (dollars in
                                                             millions)
      New business volume.............................. $2,716  $2,298  $1,634
      Total lending assets and investments.............  4,434   3,428   2,840
      Revenues.........................................    409     341     231
      Leasing Services revenues as a percentage of
       total Company revenues..........................   20.0%   20.8%   16.4%
      Ratio of net writedowns to average lending
       assets..........................................    0.7     0.5     0.1
      Ratio of nonearning assets to lending assets.....    0.8     0.9     1.0

The ratio of net writedowns to average lending assets was 0.7% at December 31, 2000, a modest increase from 0.5% in 1999. Nonearning assets to lending assets of 0.8% as of December 31, 2000 represents a modest improvement over 1999. The low ratio of nonearning assets to lending assets of 1.0% or lower for each of the past three years demonstrates the strong credit quality of the Leasing Services portfolio.

Leasing Services' new business volume for the year totaled $2.7 billion, an increase of over $400 million, or 18%. The increase is primarily attributable to increases in new business volume of Capital Finance and Commercial Equipment Finance.

In all of its business units, Leasing Services assesses residual value risk associated with its ownership interest in leased assets and proactively manages its exposure on assets at the end of lease terms. All residual values used in structuring equipment leases are approved by a remarketing unit, which reports to the Chief Risk and Credit Officer of the Company. Individuals within the remarketing unit continuously research secondary market values to establish current residual values, estimate future residual values and mark industry trends.

Leasing Services distributes a portion of its assets through securitizations and syndications. Through these capital markets capabilities, we are able to provide broader market coverage and better service to clients, while managing borrower and industry concentrations. During 2000, Leasing Services securitized $137 million of its assets, generating a gain of approximately $1 million.

As of December 31, 2000, Leasing Services' lending assets and investments totaled $4.4 billion, or 24% of our total lending assets and investments, up from $3.4 billion, or 20% of our total as of December 31, 1999. Within Leasing Services, the strongest growth in lending assets and investments was within our Capital Finance portfolio.

The Leasing Services portfolio consisted of 34 industry classifications at December 31, 2000. The transportation services industry, which includes Aircraft Finance, represented 20% of Leasing Services total lending assets, while the computer industry represented 14%. No other industry represented more than 10% of total lending assets for Leasing Services at December 31, 2000.

At December 31, 2000, Leasing Services maintained contractual commitments to finance an additional $444 million to new and existing borrowers, generally contingent upon their maintaining specific credit standards. Since we expect many of these commitments to remain unused, the total commitment amounts do not necessarily represent future cash requirements. Leasing Services does not have any significant commitments to provide additional financing related to nonearning assets.

 Healthcare Finance

Healthcare Finance was formed when we acquired HCFP in July 1999. We combined our existing healthcare finance activities in cash flow and real estate lending with those of HCFP, and believe we became the leading financing provider to small and middle-market healthcare companies nationally.

Healthcare Finance offers asset-based, collateralized cash flow and secured real estate financing to healthcare providers, with a primary focus on clients operating in sub-markets of the healthcare industry, including long-term care, home healthcare, physician practices, pharmacies, mental health providers and durable medical equipment suppliers. Healthcare Finance provides financing to its clients through (1) revolving lines of credit secured by, and advanced against, accounts receivable, and (2) term loans secured by real estate, accounts receivable or other assets. Healthcare Finance clients use its products to address their working capital needs and to finance healthcare facility acquisitions and expansions.

Healthcare Finance targets small and middle-market healthcare providers with financing needs in the $100,000 to $30 million range in the targeted healthcare sub-markets. The average asset based lending transaction size in 2000 was approximately $3 million. The average cash flow lending transaction size was about $16 million and the average real estate lending transaction size was approximately $10 million in 2000.

Healthcare Finance has developed low cost means of marketing its services on a nationwide basis to its targeted healthcare sub-markets. Healthcare Finance primarily markets its services by telemarketing to prospective clients, advertising in industry specific periodicals and participating in industry trade shows. To a lesser extent, Healthcare Finance markets its services by developing referral relationships with accountants, lawyers, venture capital firms, billing and collecting firms and investment banks.

The following table gives additional information about Healthcare Finance:

                                           As of, or For the Year Ended,
                                                   December 31,
                                           ------------------------------------
                                            2000(1)       1999(1)      1998(1)
                                           -----------   ---------    ---------
                                               (dollars in millions)
      New business volume................. $       574    $     362    $     250
      Total lending assets and
       investments........................       1,563          971          217
      Revenues............................         174           63           14
      Healthcare revenues as a percentage
       of our total revenues..............         8.5%         3.8%         1.0%
      Ratio of net writedowns to average
       lending assets.....................         0.3           --           --
      Ratio of nonearning assets to
       lending assets.....................         1.3          0.7           --

--------
(1) Includes existing healthcare activities of Real Estate Finance and Corporate Finance.

As of December 31, 2000, Healthcare Finance had total lending assets and investments of nearly $1.6 billion, or 8% of our total lending assets and investments. Healthcare Finance new business volume for the year totaled $574 million, representing an increase of 59% over the prior year.

Nonearning assets to lending assets remained relatively low at 1.3% as of December 31, 2000. In addition, the ratio of net writedowns to average lending assets totaled 0.3% in 2000 after recording negligible net writedowns in 1999 and 1998. This strong portfolio performance results from Healthcare Finance's industry expertise and disciplined approach to credit and portfolio management.

Healthcare Finance provides financing based upon an analysis of the prospective client's financial condition and strategic position, including a review of financial statements, legal documentation and operational matters. Our assessment also includes a detailed examination of a prospective client's accounts receivable, sub-industry reimbursement issues, accounts payable, billing and collection systems and procedures, management information systems and real and personal property and other collateral.

As of December 31, 2000, Healthcare Finance had contractual commitments to finance an additional $87 million to new and existing borrowers, generally contingent on their maintaining specific credit standards. Healthcare Finance does not have any significant commitments to provide additional financing related to nonearning assets.

 Small Business Finance

In February 2001, we announced a strategic decision to discontinue the origination of SBA loans through our Small Business Finance unit. Increased competition from banks focused on capturing small business customers by cross-selling a range of financial products, such as cash management and depository banking services in addition to SBA loans, have made the pricing and returns on this product less attractive. Our decision to stop the origination of new business in this market will permit us to re-deploy capital and other resources to our other businesses where we see better growth prospects that, we believe, will enhance shareholder value. Despite ceasing origination in Small Business Finance, we will fund existing commitments and intend to continue servicing the Small Business Finance portfolio in accordance with our customary business practices. We expect to record a one time non-operating pre-tax charge of less than $15 million for severance and leasehold related costs in the first quarter of 2001 as a result of this decision.

Small Business Finance has provided long-term financing to small businesses primarily in the manufacturing, retail and service sectors for:

  . facility purchases, construction or refinancing;

  . business or equipment acquisition;

  . working capital; and

  . debt refinancing.

Our major product offerings have been SBA 7(a) loans, which are guaranteed up to 80% by the SBA, and SBA 504 loans, which are senior to an accompanying SBA loan. We also have originated transactions without credit support from the SBA.

Our portfolio is 76% concentrated among five states including Arizona, California, Texas, Florida and Illinois, and is geographically diversified within these states. We have diversified our portfolio by industry type, with concentrations of 15% in transportation services and 11% in miscellaneous consumer services at December 31, 2000. No other industry represented more than 10% of our portfolio.

Small Business Finance loans are generally for amounts up to $4 million, have an average size of approximately $500,000 and have a contractual maturity ranging from five to 25 years. Small Business Finance's $1.4 billion in lending assets and investments as of December 31, 2000, represented 8% of the Company's portfolio. At December 31, 2000, 79% of our portfolio was originated under SBA lending programs.

The following table gives certain information regarding Small Business Finance:

                                               As of, or For the Year Ended,
                                                       December 31,
                                               -------------------------------
                                                 2000       1999       1998
                                               ---------  ---------  ---------
                                                   (dollars in millions)
      New business volume..................... $     481  $     703  $     547
      Total lending assets and investments....     1,440      1,312      1,013
      Revenues................................       144        120         98
      Small Business Finance revenues as a
       percentage of Company total revenues...       7.1%       7.3%       7.0%
      Ratio of net writedowns to average
       lending assets.........................       0.9        0.5        0.4
      Ratio of nonearning assets to lending
       assets.................................       4.5        3.3        3.3

New business volume of Small Business Finance totaled $481 million in 2000 and represented a 32% decrease from the prior year. The decrease in new business volume from the prior year was the result of our maintaining pricing disciplines in a highly competitive lending environment during 2000.

The ratio of net writedowns to average lending assets was 0.9% at December 31, 2000, up from 0.5% and 0.4% for 1999 and 1998, respectively. Net writedowns have remained below 1.0% of average lending assets for each of the past three years.

Our Small Business Finance portfolio at December 31, 2000 consists of approximately 3,600 individual loans, providing diversified exposure. Nonearning assets represented 4.5% of this portfolio. Of our nonearning assets, approximately 55% were the guaranteed portions of SBA 7(a) loans, which are held until a liquidation is complete and the SBA repurchases the loan.

Small Business loans have been underwritten based on the analysis of a prospective borrower's cash flow, the use of independent valuations for collateral and a review of management. Loans are generally secured by real estate and equipment, with additional collateral in the form of other business assets, personal residences and, in many instances, personal guarantees.

We have developed and demonstrated the ability to sell both the guaranteed and unguaranteed portions of SBA 7(a) and 504 loans in the secondary market. We sold $175 million in guaranteed SBA 7(a) and 504 loans during 2000.

At December 31, 2000, Small Business Finance maintained contractual commitments to finance an additional $34 million to new and existing borrowers, generally contingent upon their maintaining specific credit standards. We do not have any significant commitments to provide additional financing related to nonearning assets.

International Factoring and Asset Based Finance Segment

International Group, the Heller subsidiary that manages the International Factoring and Asset Based Financing Segment, is active in the following product areas:

  . working capital finance;

  . factoring and receivables management services;

  . asset based financing;

  . acquisition financing;

  . leasing and vendor financing; and

  . trade financing.

International Group has a significant presence in factoring and asset based financing, primarily in Europe. We have had subsidiaries and joint ventures in many international markets for more than 30 years. International Group currently consists of five consolidated subsidiaries and eight joint ventures. These subsidiaries and joint ventures operate in 17 countries in Europe, Asia/Pacific and Latin America. International Group has also provided the platforms within various foreign markets from which our Global Vendor Finance operation has begun to expand its reach into foreign markets.

The largest of our consolidated subsidiaries is Factofrance, which is the leading factoring company in France. Factofrance's traditional clients are small to mid-sized, high-growth companies that utilize factoring to finance their working capital needs. Factofrance offers a full range of both domestic and international factoring services, including financing, credit insurance and management and collection of accounts receivables. In 2000, Factofrance had factoring volume of over FRF 82 billion (or approximately $11.5 billion), representing an increase of 10% over 1999 volume of nearly FRF 75 billion (or approximately $12.0 billion).

Factofrance utilizes a credit scoring system and a rating system for making credit decisions. The scoring system involves many criteria including company size, industry, selected financial information and ratio analysis. In addition to the scoring system, a rating system is used for requests for credit lines above specified limits. The rating system is used to authorize credit limits for individual and global lines of credit. Credit approval decisions are made by analysts, credit managers or by committee according to delegated authorities.

Factofrance is re-insured by a third-party insurer for customer credit lines above specified limits. This credit insurance enables Factofrance to more effectively manage credit exposures. Insured risks generally require the approval of the insurance provider and are insured at either a 50% or 80% level, depending on the size of the risk.

During 1999 and 2000, Factofrance has reduced its ownership position in certain non-consolidated joint ventures with French banking institutions to provide factoring services. This shift is consistent with Factofrance's strategy of originating a greater degree of volume on a direct origination basis.

In addition to its Paris headquarters, Factofrance has eight regional sales offices, which market its services and cover local networks of business referral sources from brokers or banks. In recent years, the direct marketing approach has gained in importance and is now the main source of business for Factofrance. The company engages in press and television advertisement to increase brand awareness and support direct marketing efforts.

Factofrance's consolidated receivables were FRF 16.4 billion (or approximately $2.4 billion) at the end of 2000. The company's receivables portfolio is well diversified both in terms of exposure to specific industries and individual customers. The portfolio is diversified among over 30 industries, with a 13% concentration in the general industrial machinery industry. No other industry represented more than 10% of the total. In addition, the company has very effective control procedures in place to manage its risks, whether client or customer related.

The largest of our joint ventures is NMB-Heller Holding N.V., which operates in 8 countries, primarily Holland, the United Kingdom and Germany. NMB-Heller Holding N.V. principally provides secured cash flow and asset based lending and factoring services, structured to meet local area financing needs and opportunities. NMB-Heller Holding N.V. generates business through local shareholder referral programs, financial intermediaries and through direct solicitation. NMB-Heller Holding N.V. accounted for 69% of our investment in international joint ventures at December 31, 2000. Our investment in NMB-Heller Holding N.V. totaled $148 million and $129 million at December 31, 2000 and 1999, respectively. NMB-Heller Holding N.V. had total receivables of $3.4 billion and $2.9 billion at December 31, 2000 and 1999, respectively, and revenues of $227 million and $181 million for the years then ended. The Holland based subsidiary of NMB-Heller Holding N.V. accounted for 53% of these receivables and 57% of these revenues for 2000.

The following table provides certain information regarding the International Factoring and Asset Based Financing segment:

                                                    As of, or For the Year
                                                      Ended, December 31,
                                                    -------------------------
                                                     2000     1999     1998
                                                    -------  -------  -------
                                                     (dollars in millions)
      Lending assets and investments of
       consolidated subsidiaries:
        France....................................  $ 2,377  $ 2,410  $ 2,143
        Latin America (1).........................      143      204       74
        Asia/Pacific..............................      141      189      194
        Other.....................................       25       22       19
                                                    -------  -------  -------
                                                      2,686    2,825    2,430
      Investments in international joint ventures:
        Europe....................................      187      187      194
        Asia/Pacific..............................       17       17       16
        Latin America (1).........................       11       11       21
                                                    -------  -------  -------
                                                        215      215      231
                                                    -------  -------  -------
          Total lending assets and investments....  $ 2,901  $ 3,040  $ 2,661
                                                    =======  =======  =======
      Factoring volume of consolidated
       subsidiaries:
        France (2)................................  $11,535  $12,014  $10,684
        Latin America (1).........................    1,138      936      346
        Asia/Pacific..............................      469      623      573
                                                    -------  -------  -------
                                                    $13,142  $13,573  $11,603
                                                    =======  =======  =======
      Revenues of consolidated subsidiaries:
        France....................................  $   220  $   182  $   183
        Latin America (1).........................       28       26        8
        Asia/Pacific..............................       16       18       21
        Other.....................................        5        5        2
                                                    -------  -------  -------
                                                        269      231      214
      Income of international joint ventures:
        Europe....................................       37       36       30
        Asia/Pacific..............................        2        1      --
        Latin America (1).........................      --        (3)     --
                                                    -------  -------  -------
                                                         39       34       30
                                                    -------  -------  -------
          Total international revenues............  $   308  $   265  $   244
                                                    =======  =======  =======
      International Group revenues as a percentage
       of total Company revenues..................     15.1%    16.2%    17.3%
      Ratio of net writedowns to average
       Lending assets.............................      0.4      0.1      0.2
      Ratio of nonearning assets to lending
       assets.....................................      1.4      1.2      1.1

--------
(1) Reflects the consolidation of Heller Sud Servicios Financieros in 1999 due to our obtaining economic control of this Argentina subsidiary (formerly 50% owned).
(2) Factoring volume at Factofrance in local currency totaled FRF 82 billion in 2000, FRF 75 billion in 1999, and FRF 63 billion in 1998.

We believe that our International Group subsidiaries and joint ventures provide a solid base for consistent growth in international earnings. They also provide us with the opportunity to meet the international financing needs of Heller's domestic client base. At December 31, 2000, International Group had total lending assets and investments of $2.9 billion, or 15% of our total lending assets and investments. In 2000, International Group had total revenues (including our share of net income from international joint ventures) of $308 million, or 15% of our total revenues.

We continue to opportunistically develop our international operations through mergers, joint ventures and acquisitions. We have broad, worldwide access to mid-sized and small businesses with operations in 17 countries outside the United States. Each of our subsidiaries and joint ventures operates independently, with its own well-developed methods of originating business. The majority of our international joint ventures are self-financed. We manage our international investments through offices located in London and Chicago. Each subsidiary and joint venture has its own well-developed credit philosophy, risk management policies and procedures and portfolio management processes. We monitor our subsidiaries and joint ventures through participation on their boards of directors, credit committees and other executive and administrative bodies.

Sales and Marketing

Our marketing efforts include reinforcing our national brand building marketing campaign, Straight Talk, Smart DealsSM, in the marketplace.

Heller originates transactions in the United States utilizing a dedicated sales force of over 300 employees throughout our 56 domestic office locations. We originate transactions internationally through a network of wholly-owned subsidiaries and joint venture commercial finance companies in 23 countries outside the United States. Our sales people have industry-specific experience that enables them to effectively structure commercial finance transactions to companies in the industries and markets we serve.

Our sales force originates business through a combination of:

  . relationships with a wide variety of private equity investors, business brokers, mortgage brokers, investment bankers, and various intermediaries and referral sources;

  . relationships with manufacturers, dealers and distributors;

  . direct calling on prospective borrowers;

  . relationships with financial institutions; and

  . relationships with web-based customers.

We have invested in expanding and broadening our market coverage in several of our businesses, particularly Corporate Finance, Leasing Services and Healthcare Finance. We expect these investments to enhance our ability to generate new transactions and revenue growth.

We design the structure of our sales force compensation to encourage:

  . profitable new business development;

  . client retention;

  . credit quality;

  . solid pricing margins; and

  . cross-referral of business opportunities to other business units.

Our CrossLink Program, which compensates sales force members and all other employees for the generation of cross-referral business volume, has been enhanced and has built momentum for cross-referral activities. During 2000, cross-referral activities produced commitments of nearly $900 million.

We also market our products and services through the use of:

  . general market advertising;

  . trade advertising;

  . direct mail;

  . email;

  . web sites;

  . public relations;

  . newsletters;

  . trade show attendance and sponsorship;

  . participation in educational seminars; and

  . a variety of other market and industry-specific events.

We maintain several proprietary databases for the purpose of generating targeted, customized direct marketing campaigns and for tracking relationship history with certain clients and prospects. We regularly conduct client satisfaction surveys, post-closing surveys and other market research studies designed to assess our competitive position and to identify unfulfilled needs of our clients and prospects.

We are developing and expanding our eCommerce capabilities in an effort to realize new business opportunities and processing efficiencies, including:

  . new origination channels;

  . greater geographic penetration;

  . internet based alliances and partnerships;

  . enhanced ability to manage vendors and providers of professional services, such as law firms;

  . sales enabling tools for sales force efficiency;

  . increased automation of loan application and credit approval processes for small ticket financings; and

  . self-service enhancements for customers and employees.

We have registered a number of domestic and foreign domain names that we are using, or may use in the future, in connection with our eCommerce strategy, the two most important of which are hellerfin.com and hellerfinancial.com.

Competition

Heller's markets are highly fragmented and extremely competitive. They are characterized by competitive factors that vary by product and geographic region. Our competitors include:

  . other commercial finance companies;

  . national and regional banks and thrift institutions;

  . investment banks;

  . leasing companies;

  . investment companies; and

  . manufacturers and vendors.

Competition from traditional competitors is increasingly being impacted by a slowdown in the U.S. economy, industry consolidation, increased emphasis on liquidity and widening credit spreads, with greater dispersion of credit spreads for lower rated credits. On a relative basis, we believe we are well positioned within the commercial finance marketplace to contend with these factors.

We compete primarily on the basis of pricing, terms, structure and service. Our competitors often seek to compete aggressively on the basis of these factors. We may lose market share to the extent we are unwilling to match our competitors' pricing, terms or structure in order to maintain our spreads or to maintain our credit discipline. To the extent that we match competitors' pricing, terms or structure, we may experience decreased spreads and/or increased risk of credit losses. Many of our competitors are large companies that have substantial capital, technological and marketing resources. Some of these competitors are larger than Heller and may have access to capital at a lower cost than we do. Further, the size and access to capital of certain of our competitors are being enhanced by the recent surge in consolidation activity in the commercial and investment banking industries.

Our competitors include businesses that are not affiliated with bank holding companies and, therefore, are not subject to the same federal regulation of permissible activities to which we (as an affiliate of Mizuho) are subject. In addition, some of our bank-affiliated competitors have applied (or are now able to apply) to the Board of Governors of the Federal Reserve System to become "financial holding companies." Under the Financial Services Modernization Act of 1999 (more commonly known as the Gramm-Leach-Bliley Act), a financial holding company and its affiliates may engage in a broader range of banking and other commercial activities than a traditional bank holding company. All of these competitors, whether unaffiliated with a bank or affiliated with a financial holding company, may be able to engage in potentially profitable activities in which we are currently prohibited from engaging.

Regulation

 Bank Holding Company Act

Mizuho, the indirect majority owner of Heller, is a bank holding company within the meaning of the Bank Holding Company Act of 1956 and is registered as such with the Board of Governors of the Federal Reserve System. As a result of its ownership position, we are subject to the Bank Holding Company Act and are subject to examination by the Federal Reserve.

In general, the Bank Holding Company Act limits the activities in which we may engage to those the Federal Reserve has generally determined to be "so closely related to banking . . . as to be a proper incident thereto." The Bank Holding Company Act generally requires the approval of the Federal Reserve before we may engage in such activities. To obtain the Federal Reserve's approval, Mizuho must submit a notice that provides information both about the proposed activity or acquisition and about the financial condition and operations of Mizuho and Heller. The Bank Holding Company Act will continue to apply to us for as long as Mizuho holds, through Fuji Bank, 25% or more of any class of our voting stock or otherwise is deemed by the Federal Reserve to control our management or operations. Our current business activities either constitute permitted activities or have received the Federal Reserve's express approval.

 Japanese Banking Law

Mizuho, as a Japanese bank holding company, is also required to comply with the Japanese Banking Law. During 1998, the Banking Law was amended. The Banking Law limits the type of subsidiaries and affiliates in which a Japanese bank may invest to those that conduct "eligible businesses." Eligible businesses generally include banks, securities firms, insurance companies, administrative businesses and financial companies. Non-eligible business investments are permitted if acquired as collateral, although disposition of such businesses is required within one year as a general rule. Establishment of any subsidiary requires the prior approval of the Financial Services Agency, an agency of the Cabinet Office. A subsidiary is defined as a corporation in which there is ownership of more than 50% of the voting shares.

We intend to use our best efforts to cooperate with Mizuho in Mizuho's compliance with the Banking Law, provided that such cooperation would not, in the judgment of Heller's management, materially and adversely affect our business operations. We do not believe that our cooperation has had or will have a material adverse effect on our current business operations or on the achievement of our intended business and financial goals.

 Small Business Act

SBA loans that we originated, and certain investments that we hold, are subject to regulation under the Small Business Act and the Small Business Investment Act of 1958, as amended, and may be subject to the same regulations by certain states as are other commercial finance operations. The federal statutes and regulations specify the types of loans and loan amounts which are eligible for the SBA's guaranty as well as the servicing requirements imposed on the lender to maintain SBA guarantees. Our underwriting, documentation, and servicing practices with respect to SBA guaranteed loans may be audited from time to time by the SBA.

 Other

Our operations are subject, in certain instances, to supervision and regulation by state and federal governmental authorities. They may also be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things:

  . regulate credit granting activities;

  . establish maximum interest rates, finance charges and other charges;

  . require disclosures to customers;

  . restrict foreign ownership or investment;

  . govern secured transactions; and

  . set collection, foreclosure, repossession and claims handling procedures and other trade practices.

Although most states do not regulate commercial finance, certain states impose limitations on interest rates and other charges and on certain collection practices and creditor remedies. They may also require licensing of lenders and financiers and adequate disclosure of certain contract terms. We are also required to comply with certain provisions of the Equal Credit Opportunity Act applicable to commercial loans. Additionally, we are subject to regulation in those countries in which we have operations and in most cases have been required to obtain central governmental approval before commencing business.

In the judgment of management, the above and other existing statutes and regulations have not had a material adverse effect on our business. However, it is not possible to forecast the nature of future domestic or foreign legislation, regulations, judicial decisions, orders or interpretations nor their impact upon our future business, financial condition, results of operations or prospects.

Employees and Employer of Choice Initiative

As of December 31, 2000, we had 2,514 employees globally (not including employees of its joint ventures). Factofrance has entered into collective bargaining agreements with employees who are union delegates of national unions that are customary and/or required under French law. In addition, Factofrance applies the compulsory national collective bargaining agreement for the financial services industry. With the exception of such agreements, we are not a party to any collective bargaining agreements.

During 1999, we implemented its Employer of Choice (EOC) initiative in an effort to gain recognition by its competitors, clients and employees as an exceptional employer--an industry and market leader in attracting, developing and retaining employees. During 2000, we established an EOC Steering Committee to oversee the implementation of the EOC plan and to monitor the success of the program. With insight from our employees and external research, the Steering Committee has made significant progress in accomplishing our goal of becoming and remaining an Employer of Choice, as evidenced by Chicago magazine's recent listing of Heller in the "Top 25 Best Places to Work" among employers in the Chicagoland area.

Enterprise Risk Management

We have adopted an Enterprise Risk Management (ERM) approach to enhance and to interpret our measurement, reporting and monitoring of all risks, including operational risk. ERM involves an enterprise-wide risk management process, recognizing the inter-dependency of risk and the need to manage this at a company-wide level.

ERM is an integrated approach, its framework encompassing three components:

  (1) risk awareness;

  (2) risk management; and

  (3) risk reporting.

Under the ERM framework, Heller broadly defines the principal types of risk across our enterprise to be:

  . credit risk;

  . asset/liability risk (including market risk exposures to changes in interest rates and foreign exchange rates as well as liquidity risk); and

  . operational risk.

We consider the proper management of risk, across the enterprise, essential to conducting our business and to maintaining profitability. Accordingly, we have designed our risk management systems and procedures to identify and analyze our risks. We believe we have developed appropriate policies and operational systems designed to monitor each of these risks and limit their impact on our businesses.

 Credit Risk Management

We manage credit risk through:

  . underwriting procedures;

  . centralized approval of individual transactions; and

  . active portfolio and account management.

We have developed underwriting procedures for each business line that enable us to assess a prospective borrower's ability to perform in accordance with established loan terms. These procedures include:

  . analyzing business or property cash flows and collateral values;

  . performing financial sensitivity analyses; and

  . assessing potential exit strategies.

For transactions we originate with the intent of reducing our ultimate retained asset size, we assign a risk rating prior to approval of the underlying transaction that reflects our confidence level, prior to funding, in syndicating the proposed transaction. Each business unit has a Senior Credit Officer who reports directly to our Chief Risk and Credit Officer and who reviews and approves financing and restructuring transactions that exceed designated amounts. Larger transactions require approval of our Chief Risk and Credit Officer, or his deputy or a centralized credit committee comprised of our Chairman, Chief Operating Officer, Chief Risk and Credit Officer, Deputy Chief Credit Officer and Chief Financial Officer. Our Chief Risk and Credit Officer conducts a quarterly portfolio review of each business unit's significant assets.

We manage our portfolio by monitoring transaction sizes as well as diversification according to:

  . industry;

  . geographic area;

  . property type; and

  . identity of borrower.

Through these practices, management identifies and limits exposure to unfavorable risks and seeks favorable financing opportunities. We use (1) loan grading systems to monitor the performance of loans by product category and (2) an overall risk classification system to monitor the risk characteristics of the total portfolio. These systems generally consider:

  . debt service coverage;

  . the relationship of the loan to underlying business or collateral value;

  . industry characteristics;

  . principal and interest risk; and

  . credit enhancements such as guarantees, irrevocable letters of credit and recourse provisions.

When an account experiences financial difficulties, professionals who specialize in managing workout situations are brought in to more closely monitor the account and formulate strategies to optimize and accelerate the resolution process. An independent loan review function also performs periodic reviews to validate the loan grading of assets and provides its findings to senior management and to our Board's Audit Committee. Our Internal Audit Department (IAD), which is independent of operations, performs reviews of credit management and operation processes. IAD also reports its findings to senior management and to our Board's Audit Committee.

We systematically evaluate the appropriateness of the allowance for losses of receivables and adjust the allowance to reflect any necessary changes in the credit quality and inherent risks and losses of our portfolio.

 Asset/Liability Management

We actively measure and quantify (1) interest rate risk, (2) foreign exchange risk and (3) liquidity risk resulting from normal business operations and derivatives hedging activity. We use derivatives as an integral part of our asset/liability management program. We use these derivatives to:

  . diversify sources of funding;

  . alter interest rate exposure arising from mismatches between assets and liabilities; and

  . manage exposure to fluctuations in foreign exchange rates.

We are not an interest rate swap dealer nor are we a trader in derivatives. We do not use derivative products for the purpose of generating earnings from changes in market conditions.

Before entering into a derivative transaction, we determine that a high correlation exists between the change in value of a hedged item and the value of the derivative. When we execute each transaction, we designate the derivative to specific assets or pools of assets or liabilities. After the inception of a hedge transaction, our asset/liability managers monitor the effectiveness of derivatives through an ongoing review of the amounts and maturities of assets, liabilities and swap positions. They report this information to our Financial Risk Management Committee (the FRMC), whose members include our Chairman, Chief Operating Officer, Chief Risk and Credit Officer, Chief Financial Officer and Treasurer. The FRMC approves the direction we will take with respect to our financial risk position and regularly reviews interest rate sensitivity, foreign exchange exposures, funding needs and liquidity. We regularly report these positions and the related FRMC activities to the Board of Directors and our Board's Executive Committee.

Interest Rate Risk Management. We regularly measure and quantify our sensitivity to changes in interest rates in terms of our two primary risks of potential loss: (1) basis risk and (2) gap risk. Basis risk is the exposure created from the use of different interest rate indices to re-price assets versus liabilities, such as prime based assets funded with commercial paper liabilities. Gap risk is the exposure created from the re-pricing or maturity characteristics of on and off-balance sheet assets versus the re-pricing or maturity characteristics of on and off-balance sheet liabilities.

We use various sensitivity analysis models to measure our exposure to increases or decreases in interest rates on net income. We perform these analyses to ensure that our exposure to any significant adverse effect of change in interest rates is limited to that approved by the Board of Directors and the FRMC. The FRMC reviews the results of these models monthly.

Assuming our balance sheet and off-balance sheet positions were to remain constant and no actions were taken to alter the existing interest rate sensitivity at December 31, 2000 and 1999, a hypothetical immediate 100 basis point parallel shift in yield curves would affect net income by less than 0.7% and 0.4%, respectively, over a six month horizon.

Additionally, if our balance sheet and off-balance sheet positions were to remain constant and no actions were taken to alter the existing prime/commercial paper exposure existing at December 31, 2000 and 1999, a 30 basis point compression in the existing basis would alter net income by approximately 1.0% and 1.3% over a twelve month horizon.

We believe that the above interest rate sensitivity analyses comply with the SEC's Quantitative Disclosure Rules About Market Risk. Certain limitations are inherent in the above income simulation models. The models assume that changes in interest rates are reflected uniformly across all yield curves. The models do not adjust for potential changes in credit quality, size and balance sheet composition or other business developments over the period being measured which could affect net income. Although our models provide an indication of our sensitivity to interest rate changes at a particular point in time, we can give no assurances that actual results would not differ materially from the potential outcomes simulated.

Interest rate swaps are our primary tool for financial risk management. These instruments enable us to match more closely the interest rate and maturity characteristics of our assets and liabilities. As such, we use interest rate swaps to:

  . change the characteristics of fixed rate debt to that of variable rate debt;

  . alter the characteristics of specific fixed rate asset pools to more closely match the interest rate terms of the underlying financing; and

  . modify the variable rate basis of a liability to more closely match the variable rate basis used for variable rate receivables.

At December 31, 2000, we had nearly $7 billion in notional amount of interest rate swap and basis swap agreements with commercial banks and investment banking firms.

We also utilize interest rate futures to hedge the interest rate risk of a portion of our receivables portfolio. At December 31, 2000 we held 2-year, 5-year and 10-year interest rate futures contracts with equivalent notional amounts of $83 million, $64 million and $187 million.

Our underlying business activities remain substantially unchanged from 1999 and are not expected to substantially change in 2001. Interest rate risk remains a primary market risk exposure that we will continue to manage. Our implementation of Financial Accounting Standard No. 133, Accounting for Derivatives and Hedging Activities, will modestly affect how we manage our interest rate exposure in 2001. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Developments" for more information. We may utilize certain other types of instruments, in addition to interest rate swaps and futures, to hedge interest rate risk in 2001.

Foreign Exchange Risk Management. We invest in and operate commercial finance companies throughout the world. Over the course of time, reported results from our operations and investments in foreign countries may fluctuate in response to exchange rate movements in the U.S. dollar. While our Western European operations and investments represent our largest areas of activity, reported results will be influenced to a lesser extent by the exchange rate movements in the currencies of certain countries in Asia and Latin America where our subsidiaries and investments are located.

To minimize the effect of fluctuations in foreign currency exchange rates on our financial results, we periodically enter into forward currency exchange contracts, cross currency swap agreements or enter into currency options or currency option combinations. These financial instruments serve as hedges of our foreign investment in international subsidiaries and joint ventures or effectively hedge the translation of the related foreign currency income. We held $1.0 billion in notional amount of forward currency exchange contracts, $127 million in notional amount of options and $633 million in notional amount of cross currency swap agreements at December 31, 2000. Included in the cross currency interest rate swap agreements were $430 million used to hedge debt instruments issued in foreign currencies as of December 31, 2000. The remaining cross currency interest rate swap agreements were primarily used to hedge foreign currency denominated inter-company receivables. Through these contracts, we effectively sell the local currency and buy U.S. dollars. We also periodically enter into forward contracts to hedge receivables denominated in foreign currencies or purchase foreign currencies in the spot market to settle a foreign currency denominated liability.

Our exposure to foreign exchange risk has increased somewhat in the recent past primarily due to the Dealer Products Group acquisition and the expansion of Global Vendor Finance and Corporate Finance, since we now have additional operations in certain foreign countries. Additionally, during 2000, several of our domestic business units increased their emphasis on international financing opportunities. Accordingly, foreign exchange risk remains a primary market risk exposure that we will continue to manage primarily through the use of forward contracts, options and swaps. Our implementation of SFAS No. 133, will have a modest impact on our foreign currency hedging activities in 2001. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Developments" for more information.

We use a Value-at-Risk (VAR) methodology to evaluate the impact of foreign currency exchange fluctuations on net income. VAR is a measurement of the potential company-wide loss in earnings from adverse market movements over a specified period of time with a selected likelihood of occurrence. Our model measures the aggregate sensitivity to all changes in foreign currency exchange rates to which we are exposed. The FRMC reviews the results of this model monthly.

We have employed a variance/co-variance approach to measure VAR. This approach seeks to quantify market volatility by using historical changes in foreign currency exchange rates to measure the probability of future changes in foreign exchange rates. Variance/covariance also uses correlation statistics to measure how different currencies move in relation to one another. Our VAR analysis calculates the potential after-tax earnings at risk associated with changes in foreign currency exchange rates, within a 95% confidence level, over a twelve-month horizon. Based on our analysis using a 95% confidence level, it is expected that as of December 31, 2000 and 1999, foreign exchange rate movements would not reduce after-tax earnings by more than $4 million and $1 million, respectively, over a twelve-month horizon. The high and low VAR amounts during the year ended December 31, 2000 ranged from $3.5 million to $100,000. The high and low VAR amounts during the year ended December 31, 1999 ranged from $1.7 million to $45,000.

We believe that the above VAR analyses comply with the SEC's Quantitative Disclosure Rules About Market Risk.

Liquidity Risk Management. We manage liquidity risk primarily by:

  . monitoring the relative maturities of assets and liabilities;

  . diversifying the sources of borrowed funds among various U.S. and international money, capital, and bank credit markets; and

  . ensuring the availability of substantial sources of liquidity such as unused committed bank lines.

We use cash to fund asset growth and to meet debt obligations and other commitments on a timely and cost-effective basis. Our primary sources of funds are:

  . cash flows from operations;

  . commercial paper borrowings;

  . issuances of medium-term notes and other term debt securities; and

  . the syndication, securitization or sale of certain lending assets.

To further enhance our liquidity position, we established an asset backed commercial paper conduit facility in September of 2000. This facility provides us with committed liquidity support totaling $1.4 billion, of which $700 million was utilized at December 31, 2000. The underlying liquidity support is provided by unaffiliated commercial banks. The commitment period of this liquidity support is 364 days and may be renewed annually by conduit participants, at their discretion. See Note 27--Subsequent Events of our consolidated financial statements for more information on this facility.

At December 31, 2000, commercial paper and short-term borrowings were $5.1 billion and amounts due on term debt within one year were $3.2 billion. If we were unable to access such markets at acceptable terms, we could draw on our bank credit and asset sale facilities and use cash flow from operations and portfolio liquidations to satisfy our liquidity needs. At December 31, 2000, we had committed available liquidity support through our bank credit and asset sale facilities totaling $5.9 billion representing 116% of outstanding commercial paper and short-term borrowings. We believe that such credit lines should provide us with sufficient liquidity under foreseeable conditions. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for further information concerning our liquidity.

 Operational Risk Management

Operational risk is the potential risk of loss due to business risk, event risk or organizational risk.

ERM has an organizational structure wherein each business unit has an operational risk manager responsible for the identification, measurement, monitoring and reporting of credit, market and operational risk. These risks are then aggregated and monitored, on a company wide basis, by a separate unit led by our Operational Risk Officer who reports to the Audit Committee of our Board of Directors.

Technology Investment

We continue to make significant investments to enhance our technological capabilities, including:

  . a global web-based lease transaction system capable of supporting a high volume business. This system, established for our Global Vendor Finance unit and for which we have applied for a U.S. business methods patent, performs credit scoring, provides standardized pricing for each vendor program and automatic applications for credit;

  . a company-wide application which centralizes customer information from all business units into one database. This gives us the ability to manage companies, contacts, deals, marketing and other crucial business processes, while providing an easy method of sharing this information across our business units; and

  . implementation of new technology to enhance transaction processing systems.

Portfolio Quality

The continued strong credit quality of our portfolio in 2000 reflected our credit strategies, underwriting, portfolio management and disciplined credit approval processes. As of December 31, 2000, nonearning assets were $307 million, or 1.9% of lending assets, versus $228 million, or 1.5% of lending assets, at the end of 1999. We remained favorable to our stated target range for nonearning assets of 2%-4% of lending assets. In addition, our allowance for losses of receivables was in excess of 100% of nonearning impaired receivables as of December 31, 2000, 1999 and 1998. The following table presents information about the credit quality of our portfolio:

                                                           December 31,
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
                                                           (in millions)
   Lending Assets and Investments:
     Receivables....................................  $15,966  $14,795  $11,854
     Repossessed assets.............................       22       24        3
                                                      -------  -------  -------
       Total lending assets.........................   15,988   14,819   11,857
     Equity and real estate investments.............      897      726      617
     Debt securities................................      755      549      400
     Operating leases...............................      695      428      296
     Investments in international joint ventures....      216      215      231
     Lending partnerships...........................      165       95       29
                                                      -------  -------  -------
       Total lending assets and investments.........  $18,716  $16,832  $13,430
                                                      =======  =======  =======
   Nonearning Assets:
     Impaired receivables...........................  $   285  $   204  $   208
     Repossessed assets.............................       22       24        3
                                                      -------  -------  -------
       Total nonearning assets......................  $   307  $   228  $   211
                                                      =======  =======  =======
     Ratio of nonearning impaired receivables to
      receivables...................................      1.8%     1.4%     1.8%
     Ratio of total nonearning assets to total
      lending assets................................      1.9%     1.5%     1.8%
   Allowances for Losses:
     Allowance for losses of receivables............  $   342  $   316  $   271
     Ratio of allowance for losses of receivables to
      receivables...................................      2.1%     2.1%     2.3%
     Ratio of allowances for losses of receivables
      to net writedowns.............................      3.0x     3.2x     3.3x
     Ratio of allowance for losses of receivables to
      nonearning impaired receivables...............    120.0%   154.9%   130.3%
   Delinquencies:
     Earning loans delinquent 60 days or more.......  $   267  $   228  $   184
     Ratio of earning loans delinquent 60 days or
      more to receivables...........................      1.7%     1.5%     1.6%

                                                        For the Year Ended
                                                           December 31,
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
                                                       (dollars in millions)
   Net Writedowns of Lending Assets:
     Net writedowns on receivables..................  $   115  $    98  $    81
     Net writedowns on repossessed assets...........      --       --       --
                                                      -------  -------  -------
       Total net writedowns.........................  $   115  $    98  $    81
                                                      =======  =======  =======
     Ratio of net writedowns to average lending
      assets........................................      0.7%     0.7%     0.7%

Nonearning Assets. We classify receivables as nonearning when we have significant doubt about the ability of the debtor to meet contractual terms. This may be evidenced by (1) loan delinquency, (2) reduction of cash flows, (3) deterioration in the loan to value relationship and (4) other relevant considerations. The table below shows nonearning assets by business line in 2000, 1999 and 1998:

                                         For the Year Ended December 31,
                                   --------------------------------------------
                                        2000           1999           1998
                                   -------------- -------------- --------------
                                   Amount Percent Amount Percent Amount Percent
                                   ------ ------- ------ ------- ------ -------
                                              (dollars in millions)
   Domestic Commercial Finance
     Corporate Finance............  $ 99     32%   $ 29     13%   $ 13      6%
     Small Business Finance.......    64     21      43     19      33     16
     Leasing Services.............    29     10      25     11      25     12
     Healthcare Finance...........    19      6       7      3     --     --
     Real Estate Finance..........    13      4      21      9       8      4
     Commercial Services (1)......   --     --      --     --        5      2
     Other........................    46     15      71     31     101     48
                                    ----    ---    ----    ---    ----    ---
   Total Domestic Commercial
    Finance.......................   270     88     196     86     185     88
   International Factoring and
    Asset Based Finance...........    37     12      32     14      26     12
                                    ----    ---    ----    ---    ----    ---
       Nonearning assets..........  $307    100%   $228    100%   $211    100%
                                    ====    ===    ====    ===    ====    ===

--------
(1) In December 1999, we sold the assets of our Commercial Services unit

Our total nonearning assets as of December 31, 2000 were 1.9% of total lending assets, favorable to our targeted range of 2% to 4%. Included in total nonearning assets were other nonearning assets which consist of transactions from business activities we are no longer pursuing. Amounts included in this category have continued to decline as we liquidate these accounts.

The level of nonearning assets of Corporate Finance of $99 million represents 2.2% of Corporate Finance lending assets at December 31, 2000. This level of nonearning assets lies within Heller's targeted range 2%-4%. The increase from the prior years reflects downturns in many sectors of the U.S. economy during the second half of 2000.

At December 31, 2000, Small Business Finance nonearning assets of $64 million represented 4.5% of this portfolio. Of these nonearning assets, approximately 55% were the guaranteed portions of SBA 7(a) loans which are held until a liquidation is complete and the SBA repurchases the loan. See Note 27-- Subsequent Events--of our consolidated financial statements and "Business-- Domestic Commercial Finance Segment--Small Business Finance" for more information concerning the discontinuation of new business origination in Small Business Finance.

Nonearning levels of Real Estate Finance, Healthcare Finance, Leasing Services and International Group remained relatively low as a percentage of lending assets, as we continue to experience strong credit performances within these portfolios.

Allowance for Losses. The allowance for losses of receivables is a reserve available to absorb losses in the entire portfolio. We establish this allowance through direct charges to income. Losses are charged to the allowance when we deem all or a portion of a receivable uncollectible. We review the allowance periodically and we adjust it when appropriate given:

  . the size and loss experience of the overall portfolio;

  . the effect of current economic conditions; and

  . the collectibility and workout potential of identified risk and nonearning accounts. For repossessed assets, if the fair value has declined at the time of repossession, we record a writedown to reflect this reduction in value.

Our allowance for losses of receivables totaled $342 million at December 31, 2000 versus $316 million at December 31, 1999. Our allowance as a percentage of receivables totaled 2.1% at December 31, 2000, unchanged from the prior year. The ratio of allowance for losses of receivables to nonearning impaired receivables exceeded 100% at December 31, 2000, 1999 and 1998. See Note 1-- Summary of Significant Accounting Policies to our consolidated financial statements for more information on our process for evaluating the adequacy of our allowance for losses of receivables.

Delinquent Earning Accounts and Loan Modifications. Earning accounts 60 days or greater past due totaled $267 million, or 1.7% of receivables at December 31, 2000 compared to $228 million or 1.5% at December 31, 1999. The level of delinquent earning accounts changes between periods based on the timing of payments and the effects of changes in general economic conditions on our borrowers. We did not have any troubled debt restructurings, which represent earning loans restructured at a lower-than-market rate of interest, at December 31, 2000. This compares with $14 million of troubled debt restructurings held at December 31, 1999. At December 31, 2000, there were no loans that were restructured and returned to earning status.

Writedowns. Net writedowns, shown below for the years ended December 31, 2000, 1999 and 1998, increased slightly in 2000 from 1999 primarily due to an increase in writedowns on our cash flow financings within the Corporate Finance portfolio, offset by the reduction in net writedowns due to the sale of our Commercial Services unit in December 1999. Net writedowns as a percentage of average lending assets of 0.74% as of December 31, 2000 was unchanged from that of the prior year. Net writedowns within Corporate Finance were not concentrated by borrower, industry type or geographic region. These writedowns principally reflect downturns in many sectors of the U.S. economy during the second half of 2000.

                                         For the Year Ended December 31,
                                   --------------------------------------------
                                        2000           1999           1998
                                   -------------- -------------- --------------
                                   Amount Percent Amount Percent Amount Percent
                                   ------ ------- ------ ------- ------ -------
                                              (dollars in millions)
   Net Writedowns of Lending
    Assets:
     Domestic Commercial Finance
       Corporate Finance..........  $ 57     50%   $22      22%   $14      17%
       Leasing Services...........    22     19     14      15      3       4
       Small Business Finance.....    12     10      6       6      3       4
       Healthcare Finance.........     4      3    --      --     --      --
       Real Estate Finance........     2      2      2       2     45      55
       Commercial Services (1)....   --     --      16      17     13      16
       Other......................     9      8     35      35     (2)     (2)
                                    ----    ---    ---     ---    ---     ---
     Total Domestic Commercial
      Finance.....................   106     92     95      97     76      94
     International Factoring and
      Asset Based Finance.........     9      8      3       3      5       6
                                    ----    ---    ---     ---    ---     ---
         Total net writedowns.....  $115    100%   $98     100%   $81     100%
                                    ====    ===    ===     ===    ===     ===

--------
(1) In December 1999, we sold the assets of our Commercial Services unit

Gross writedowns totaled $140 million for 2000, compared to $116 million in the prior year, while gross recoveries totaled $25 million in 2000 compared to $18 million in 1999.

The Real Estate Finance net writedowns during 1998 were primarily the result of the $40 million writedown on CMBS assets recorded in the fourth quarter of that year.

We lease office space for our corporate headquarters at 500 West Monroe Street, Chicago, Illinois 60661. We lease other offices throughout the United States, Canada, Europe, Asia/Pacific and Latin America. For information concerning our lease obligations, see Note 11--Rental Commitments to our consolidated financial statements. We own an office building used by Leasing Services in the United Kingdom.

We are a party to a number of legal proceedings as plaintiff and defendant, all arising in the ordinary course of our business. We believe that the amounts, if any, which we may ultimately pay regarding these matters will not have a material adverse effect on our business, financial condition or results of operations. However, we have no assurance that an unfavorable decision in any such legal proceeding would not have a material adverse effect.

                                   MANAGEMENT

Directors and Executive Officers

The following table contains information with respect to our directors and executive officers.

Name       Age Position
----       --- --------
Richard
 J.
 Almeida    58 Chairman of the Board and Chief Executive Officer

Frederick
 E.
 Wolfert    46 Director, President and Chief Operating Officer

Nina B.
 Eidell     48 Executive Vice President and Chief Human Resources Officer

Michael
 J.
 Litwin     53 Executive Vice President and Chief Credit and Risk Officer

Lauralee
 E.
 Martin     50 Executive Vice President and Chief Financial Officer

Mark J.
 Ohringer   42 General Counsel and Secretary

James L.
 Prouty     50 President and Chief Executive Officer, Heller International Group Ltd.

Michael
 A.
 Conway     54 Director

Takaaki
 Kato       43 Director and Senior Vice President

Mark
 Kessel     59 Director

Tetsuo
 Kumon      41 Director

Takashi
 Makimoto   48 Director

Frank S.
 Ptak       57 Director

Masahiro
 Sawada     47 Director and Executive Vice President

Kenichiro
 Tanaka     52 Director

Michio
 Ueno       54 Director

Richard J. Almeida has served as Chairman of the Board and Chief Executive Officer of Heller and Heller International Group, Inc. (International Group), a wholly-owned subsidiary through which Heller conducts its international business, since November 1995, and as a Director of Heller since November 1987. He has been Director of Fuji America Holdings, Inc., a subsidiary of Fuji Bank, since January 1998. He previously held the positions of Executive Vice President and Chief Financial Officer from November 1987 to November 1995. Mr. Almeida also serves as a Director of The Fuji Bank and Trust Company, a subsidiary of Fuji Bank. Prior to joining Heller in 1987, Mr. Almeida held a number of operating positions, both in corporate banking and investment banking, for Citicorp.

Frederick E. Wolfert has served as a Director of Heller since July 1998 and as President and Chief Operating Officer since January 1998. Prior to joining Heller, Mr. Wolfert was Chairman of Key Global Finance Ltd. from April 1996 to December 1997, Chairman, President and Chief Executive Officer of KeyCorp Leasing, Ltd. from June 1993 to December 1997, Chairman, President and Chief Executive Officer of KeyBank USA N.A. from June 1993 to December 1996, President and Chief Operating Officer of KeyCorp Leasing, Ltd. from December 1991 to June 1993, and Executive Vice President of KeyBank USA N.A. from December 1991 to June 1993.

Nina B. Eidell has served as Executive Vice President and Chief Human Resources Officer of Heller since March 1998. From February 1995 to February 1998, she served as Director, Human Resources of the American Bar Association. Ms. Eidell previously spent eight years with Citicorp, where she held a variety of human resources management roles. She has also held human resources leadership positions with Sara Lee Corporation and R.R. Donnelley & Sons Company.

Michael J. Litwin has served as Executive Vice President and Chief Credit and Risk Officer of Heller since January 1997, and in 1999 became Chief Credit and Risk Officer of Heller. He previously served as a Director of Heller from April 1990 to July 1998, and Senior Group President of Heller from October 1990 to January 1997. Mr. Litwin has served in various other positions since joining Heller in 1971, including Assistant General Counsel.

Lauralee E. Martin has served as Executive Vice President and Chief Financial Officer of Heller since May 1996. She was a Director of Heller from May 1991 to July 1998, and Senior Group President of Heller from October 1990 to May 1996. Ms. Martin has been a Director of Gables Residential Trust since January 1994. Prior to joining Heller in 1986, Ms. Martin held a variety of senior management positions with General Electric Credit Corporation.

Mark J. Ohringer has served as General Counsel and Secretary of Heller, and Secretary of International Group and Fuji America Holdings, since September 2000. He previously served as Chief Corporate Counsel and Deputy General Counsel from March 1999 to September 2000, Associate General Counsel from March 1996 to March 1999, and Senior Counsel from December 1993 to February 1996. Prior to joining Heller, Mr. Ohringer was a Partner at the law firm of Winston & Strawn.

James L. Prouty has served as President and Chief Executive Officer of Heller International Group Limited since March 2001, and Director of Heller International Group Limited since October 1998. Previously, Mr. Prouty was Managing Director from November 1997 to March 2001. Prior to joining Heller, Mr. Prouty spent 21 years with Bank of America, where he was most recently Senior Vice President and Regional Manager of Continental Europe, headquartered in Paris.

Michael A. Conway joined our Board of Directors in September 1998. Mr. Conway is Senior Vice President and Senior Investment Officer of Aon Corporation, an insurance brokerage and underwriting company, and Chairman, President and Chief Executive Officer of Aon Advisors, Inc., a subsidiary of Aon that provides investment management services. Prior to joining Aon, he was President and Chief Executive Officer of Manhattan National Corporation, an insurance holding company. Mr. Conway is a Director of Aon Funds, Inc.

Takaaki Kato was elected a Director of Heller in July 1999. He has been a Senior Vice President of Heller since June 1999. Prior to joining Heller, Mr. Kato was Joint General Manager of the Taipei Branch of Fuji Bank from April 1996 to June 1999, and Senior Manager, International Finance Division from May 1993 to April 1996.

Mark Kessel has served as a Director of Heller since July 1992. He has been a Partner at the law firm of Shearman & Sterling since December 1977.

Tetsuo Kumon has been a Director of Heller and Fuji America Holdings since July 1998. He is Senior Vice President and Group Head of the Corporate Management Division for the Americas of Fuji Bank. He previously served Fuji Bank as Senior Vice President and Senior Manager, Americas Division, Vice President and Manager, Americas Division, and Manager of the Financial Engineering Division. Mr. Kumon is also a Director of Fuji JGB Investment LLC.

Takashi Makimoto was elected as a Director of Heller and Fuji America Holdings in January 2000. He is currently General Manager, Corporate Management Division for the Americas of Fuji Bank. From February 1996 to December 1999 Mr. Makimoto held the position of Deputy General Manager, Corporate Banking Division II, and from January 1995 to January 1996 he was the Deputy General Manager, International Planning Division of Fuji Bank.

Frank S. Ptak joined Heller as a Director in September 1998. Mr. Ptak is the Vice Chairman of Illinois Tool Works Inc., a diversified manufacturing company, and has been with Illinois Tool Works since 1975. Before joining Illinois Tool Works, Mr. Ptak was employed by Sara Lee Corporation from 1970 to 1975. Mr. Ptak is also a Director of Snap-on Incorporated, a producer and distributor of professional mechanics' hand tools and diagnostic systems, and Kemper Insurance Companies, a group of mutual insurance companies.

Masahiro Sawada has served as Executive Vice President of Heller since June 1999 and has held the positions of Senior Vice President of Heller from January 1998 to June 1999 and Director of Heller and International Group since December 1995. He was elected Director, President and Chief Executive Officer of Fuji America

Holdings in July 1999. Previously, he was Senior Vice President of Heller International Corporation from May 1995 to January 1998, and Joint General Manager of Fuji Bank, Paris Branch from May 1992 to 1995.

Kenichiro Tanaka has been a Director of Heller and International Group since February 1997, and was Executive Vice President of Heller from January 1998 to May 1999. He currently holds the position of General Manager, Corporate Banking Division of Fuji Bank. Mr. Tanaka previously served as Director, President and Chief Executive Officer of Fuji America Holdings from January 1998 to July 1999, and Executive Vice President of Heller International Corporation from February 1997 to January 1998. He was President and Chief Executive Officer of Fuji Bank, Canada, from November 1994 to January 1997, and Deputy General Manager of Fuji Bank, Head Office Credit Division, from May 1991 to November 1994.

Michio Ueno was elected as a Director of Heller and International Group in June 2000. He is currently a Managing Director of Fuji Bank. From June 1999 to May 2000, Mr. Ueno was Director, General Manager and Regional Executive Director of Fuji Bank for Europe, Africa & the Middle East. From February 1997 to June 1999, he was General Manager of the Fuji Bank Head Office Corporation Banking Division I, and became Director in June 1997. From May 1996 to February 1997 he was General Manager of the International Division, and from May 1993 to May 1996 he was General Manager of Fuji Bank, Paris Branch.

                              ACCOUNTING TREATMENT

The financial statements of the Trust will be reflected in our consolidated financial statements, with the trust preferred securities shown on our balance sheet between liabilities and stockholders' equity as mandatorily redeemable preferred trust securities of a subsidiary. The footnotes to our consolidated financial statements will reflect that the sole asset of the Trust will be our subordinated deferrable notes. Distributions on the trust preferred securities will be reflected as a charge to our consolidated income, identified as "Distributions on Preferred Securities of a Subsidiary Trust," whether paid or accumulated.

The purchase contracts are forward transactions in our class A common stock. Upon settlement of a purchase contract, we will receive the stated amount of $25 on the purchase contract and will issue the requisite number of shares of our class A common stock. The stated amount received will be credited to stockholders' equity.

Prior to the issuance of shares of our class A common stock upon settlement of the purchase contracts, the MEDS Units will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our class A common stock used in calculating diluted earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we expect there will be no dilutive effect on our earnings per share except during periods when the average market price of a share of our class A common stock is above the threshold appreciation price.

The FASB has issued an exposure draft entitled "Accounting for Financial Instruments with Characteristics of Liabilities, Equity or Both." Under the proposed Statement, any financial instrument that is issued in the form of shares that are subject to mandatory redemption provisions are classified as liabilities. This proposed Statement would require that, in the initial year of adoption, an entity restate all financial statements for earlier years presented for the effects of financial instruments within the scope of this Statement that were outstanding at any time during the initial year of adoption. This proposed Statement would be effective for fiscal years beginning after June 15, 2002.

As the exposure draft is subject to future deliberations, the ultimate outcome and timing of the exposure draft and its effect on the financial statement presentation of this offering is uncertain.

                           DESCRIPTION OF MEDS UNITS

The following is a summary of the terms of the MEDS Units. This summary together with the summary of the terms of the purchase contracts, the purchase contract agreement, the pledge agreement and the trust preferred securities set forth under the captions "Description of the Purchase Contracts," "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement" and "Description of the Trust Preferred Securities" in this prospectus contain a description of all of the material terms of the MEDS Units but is not complete. We refer you to the forms of the purchase contract agreement, the pledge agreement and the trust preferred securities that are filed as exhibits to the registration statement of which this prospectus forms a part.

MEDS Units

Each MEDS Unit offered will initially consist of:

  . a purchase contract under which the holder will purchase from us on the purchase contract settlement date, for $25, a number of shares of our class A common stock equal to the applicable settlement rate described under "Description of the Purchase Contracts--General" in this prospectus; and

  . a trust preferred security, having a stated liquidation amount of $25, representing an undivided beneficial ownership interest in the assets of the Trust, which assets will consist solely of the subordinated deferrable notes, under which we will pay cash distributions at the rate
    of   % per year, or $   per year, payable quarterly.

The trust preferred security will be pledged under the pledge agreement to secure your obligation to purchase our class A common stock under the purchase contract.

We will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, to cause the subordinated deferrable notes to be distributed to the holders of the trust securities. Prior to the distribution of the subordinated deferrable notes, we will be required to obtain an opinion of counsel that the distribution of the subordinated deferrable notes will not be taxable to the holders of the trust preferred securities for United States federal income tax purposes. References in this prospectus to trust preferred securities, unless the context otherwise requires, include the subordinated deferrable notes that would be delivered to the holders of the trust preferred securities upon dissolution of the Trust.

In addition, if a tax event occurs, we may cause the subordinated deferrable notes (and, thus, the trust preferred securities) to be redeemed. Upon such a "tax event redemption" prior to the purchase contract settlement date, the securities intermediary will use the proceeds from the redemption of the subordinated deferrable notes to purchase a portfolio of zero-coupon U.S. treasury securities that mature one business day prior to the purchase contract settlement date and on the various dates upon which payments would have been due on the subordinated deferrable notes. We refer to this portfolio of treasury securities as the "treasury portfolio." The treasury portfolio will be substituted for the redeemed trust preferred securities as the collateral securing the holders' obligations under the related purchase contracts and the Trust will be dissolved.

If the Trust is dissolved at a time when the trust preferred securities are part of the MEDS Unit, each MEDS Unit thereafter will consist of a purchase contract plus either a subordinated deferrable note having a principal amount of $25 or the applicable ownership interest of the treasury portfolio, as applicable, instead of a trust preferred security. If the Trust is dissolved at a time when the trust preferred securities are no longer a part of the MEDS Unit, the holder of the trust preferred securities will receive either a subordinated deferrable note or cash in an amount equal to the redemption price of the subordinated deferrable note, as applicable.

An "applicable ownership interest" means, with respect to a MEDS Unit that includes the treasury portfolio, (1) a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. treasury security included in the treasury portfolio that matures on or
prior to      , 2004
and (2) for each scheduled interest payment date on the subordinated deferrable notes that occurs after the date upon which the subordinated deferrable notes are redeemed due to a tax event, a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. treasury security included in the treasury portfolio that matures on or prior to such date. Unless otherwise specified, references in this prospectus to the "applicable ownership interest of the treasury portfolio" have the meaning specified in clause (1) of this definition.

The purchase price of each MEDS Unit will be allocated between the purchase contract and the trust preferred security in proportion to their respective fair market values at the time of purchase. We expect that, at the time of
issuance, the fair market value of each purchase contract will be $   and the
fair market value of each trust preferred security will be $   . This position
generally will be binding on each beneficial owner of a MEDS Unit (but not on the IRS).

So long as the units are in the form of MEDS Units, either the related trust preferred securities or the applicable ownership interest of the treasury portfolio, as applicable, will be pledged to the collateral agent to secure the holders' obligations to purchase our class A common stock under the related purchase contracts.

Creating Treasury MEDS Units by Substituting a Treasury Security for Trust Preferred Securities

Each holder of 40 MEDS Units may create 40 Treasury MEDS Units by substituting for the trust preferred securities that are a part of the MEDS Units a treasury security having an aggregate principal amount at maturity equal to $1,000.

Each Treasury MEDS Unit will consist of:

  . a purchase contract under which the holder will purchase from us on the purchase contract settlement date, for $25, a number of shares of our class A common stock equal to the applicable settlement rate; and

  . a 1/40 undivided beneficial ownership interest in a zero-coupon U.S.
    treasury security (CUSIP No.       ) with a principal amount at maturity
    equal to $1,000 and maturing on      , 2004, the business day preceding
    the purchase contract settlement date.

The term "business day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which State Street Bank and Trust Company, acting as indenture trustee with respect to the subordinated deferrable notes, and BNY Midwest Trust Company, acting as property trustee under the declaration of trust, is closed for business.

The Treasury MEDS Unit holder's beneficial ownership in the treasury security will be pledged under the pledge agreement to secure the holder's obligation to purchase shares of our class A common stock under the purchase contract.

Holders of MEDS Units may create Treasury MEDS Units at any time on or prior to
the seventh business day preceding      , 2004. Because the treasury security
is issued in integral multiples of $1,000, holders of MEDS Units may create Treasury MEDS Units only in integral multiples of 40.

To create 40 Treasury MEDS Units, a holder is required to:

  . deposit with the securities intermediary a zero-coupon U.S. treasury security (CUSIP No.  ) with a principal amount at maturity equal to
    $1,000 and maturing on      , 2004; and

  . transfer to the purchase contract agent 40 MEDS Units, accompanied by a notice stating that the holder of the MEDS Units has deposited a treasury security with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related 40 trust preferred securities.

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

Upon receiving instructions from the purchase contract agent and confirmation of receipt of the treasury security by the securities intermediary, the collateral agent will cause the securities intermediary to release the related 40 trust preferred securities from the pledge and deliver them to the purchase contract agent, free and clear of our security interest. The purchase contract agent then will:

  . cancel the 40 MEDS Units;

  . transfer the related 40 trust preferred securities to the holder; and

  . deliver 40 Treasury MEDS Units to the holder.

The treasury security will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure the holder's obligation to purchase shares of our class A common stock under the related purchase contracts. These trust preferred securities thereafter will trade separately from the Treasury MEDS Units.

Holders who create Treasury MEDS Units or recreate MEDS Units (as discussed below) will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement--Miscellaneous" in this prospectus.

Recreating MEDS Units

Each holder of 40 Treasury MEDS Units may recreate 40 MEDS Units by:

  . depositing with the securities intermediary 40 trust preferred securities; and

  . transferring to the purchase contract agent 40 Treasury MEDS Units, accompanied by a notice stating that such holder has deposited 40 trust preferred securities with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related treasury security.

Upon receiving instructions from the purchase contract agent and confirmation of receipt of the trust preferred securities by the securities intermediary, the collateral agent will cause the securities intermediary to release the related treasury security from the pledge and deliver it to the purchase contract agent free and clear of our security interest. The purchase contract agent then will:

  . cancel the 40 Treasury MEDS Units;

  . transfer the related treasury security to the holder; and

  . deliver 40 MEDS Units to the holder.

Holders of Treasury MEDS Units may recreate MEDS Units at any time on or prior
to the seventh business day preceding       , 2004.

Current Payments

The payments on the MEDS Units will consist of cash distributions payable on the trust preferred securities by the Trust or the subordinated deferrable notes or amounts payable in respect of the treasury portfolio, as applicable,
payable at the rate of     % of the stated liquidation or principal amount per
year, payable quarterly in arrears, on      ,      , and      , starting      ,
2001. We may defer interest payments on the subordinated deferrable notes until
     , 2004, which will effectively be a deferral of the cash distribution on the trust preferred securities because the Trust's only source of funds is the interest payments we make on the subordinated deferrable notes.

If a holder of MEDS Units creates Treasury MEDS Units by substituting a treasury security for the trust preferred securities, such holder will not receive any payments with respect to the Treasury MEDS Units. If a Treasury MEDS Unit holder continues to hold the trust preferred security that has been separated from the MEDS Unit, it will continue to receive distributions on such trust preferred security.

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

Listing of the MEDS Units and the Treasury MEDS Units

We have applied to list the MEDS Units on the New York Stock Exchange, under the symbol "HF PrM". If Treasury MEDS Units are created and then traded to a sufficient extent that applicable exchange listing requirements are met, we will try to list them on the national securities exchanges or associations on which the MEDS Units are then listed or quoted, but we have no obligation to do so. We do not intend to list the trust preferred securities on any securities exchange.

Repurchase of the MEDS Units

We may purchase from time to time any of the MEDS Units offered by this prospectus that are then outstanding by tender, in the open market, by private agreement or otherwise.

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

                     DESCRIPTION OF THE PURCHASE CONTRACTS

General

The following description is a summary of some of the terms of the purchase contracts. The purchase contracts will be issued pursuant to the purchase contract agreement between us and BNY Midwest Trust Company, as purchase contract agent. The descriptions of the purchase contracts and the purchase contract agreement in this prospectus contain a summary of their material terms but do not purport to be complete, and reference is hereby made to the form of the purchase contract agreement that is filed as an exhibit to the registration statement.

A holder of a MEDS Unit or a Treasury MEDS Unit can satisfy his or her obligation under the purchase contract to purchase our class A common stock on the purchase contract settlement date:

  . through the remarketing procedures described under "--Settlement through Remarketing"; or

  . by paying cash as described under "--Notice to Settle with Cash".

Each of the settlement methods requires you to make a decision about how you wish to satisfy your purchase contract obligation to purchase our class A common stock and take the appropriate steps no later than seven business days
prior to      , 2004. If you are a MEDS Unit holder and you fail to make an effective election on your trust preferred securities, your purchase contract obligation will be settled on the purchase contract settlement date through the remarketing procedures and if you are a Treasury MEDS Unit holder and you fail to elect to settle in cash on the purchase contract settlement date, the principal amount of the related treasury security will be applied to satisfy your obligation under your purchase contracts, in each case as more fully described under "--Settlement through Remarketing."

Each purchase contract that is a part of a MEDS Unit or a Treasury MEDS Unit will obligate its holder to purchase, and us to sell, on the purchase contract settlement date (unless the purchase contract terminates prior to that date), a number of shares of our class A common stock equal to the settlement rate, for $25 in cash. The number of shares of our class A common stock issuable upon settlement of each purchase contract on the purchase contract settlement date (which we refer to as the "settlement rate") will be determined as follows, subject to adjustment as described under "--Anti-Dilution Adjustments" below:

  . If the average of the closing prices of our class A common stock on the
    20 trading days ending on the third trading day prior to the purchase
    contract settlement date is equal to or greater than $   , the "threshold
    appreciation price," then each purchase contract will be settled for shares, the amount obtained by dividing the issue price of $25 by the threshold appreciation price;

  . If the average of the closing prices of our class A common stock on the
    20 trading days ending on the third trading day prior to the purchase
    contract settlement date is less than $    but greater than the closing
    price of our class A common stock on the date of this prospectus, the "reference price," then each purchase contract will be settled for a number of shares having a value, based on such 20-trading day average, equal to $25; and

  . If the average of the closing prices of our class A common stock on the
    20 trading days ending on the third trading day prior to the purchase contract settlement date is less than or equal to the reference price,
    then each purchase contract will be settled for     shares of our class A
    common stock, the amount obtained by dividing the issue price of $25 by the reference price.

For illustrative purposes only, the following table shows the fraction of a share of our class A common stock issuable upon settlement of each purchase contract at various assumed values for the average of the closing prices of our class A common stock on the 20 trading days ending on the third trading day prior to the purchase contract settlement date, the "applicable market value,"
based on a reference price of $      and a threshold appreciation price of
$     . The threshold appreciation price represents an appreciation of  % above
the reference price of $     . The table assumes that there will be no
adjustments to the settlement rate described under "--Anti-Dilution Adjustments" below. We cannot assure you that the actual applicable market value will be within the range set forth below. A holder of a MEDS Unit or a Treasury MEDS Unit will receive on the purchase contract settlement date, in settlement of each purchase contract, the following fractions of a share of our class A common stock at the following assumed applicable market values:

                                      Fraction of a Share
             Assumed Applicable         of our Class A
                Market Value             Common Stock
             ------------------       -------------------
                $
                $
                $
                $
                $
                $
                $
                $
                $
                $
                $
                $

As the above table illustrates, if on the purchase contract settlement date, the applicable market value is greater than or equal to the threshold
appreciation price of $     , we would be obligated to deliver shares of our
class A common stock for each purchase contract. As a result, the holder would receive % of the appreciation in the market value of the shares of our class A
common stock underlying each purchase contract above $     . If on the purchase
contract settlement date, the applicable market value is less than the
threshold appreciation price of $      but greater than the reference price of
$     , we would be obligated to deliver a number of shares of our class A common stock having a value, based on the applicable market value, equal to $25 and we would retain all appreciation in the market value of the shares of our class A common stock underlying each purchase contract for that period. If on the purchase contract settlement date, the applicable market value is less than
or equal to the reference price of $      , we would be obligated to deliver in
settlement of the purchase contract    shares of our class A common stock for
each purchase contract, regardless of the market price of the shares of our class A common stock. As a result, the holder would realize the entire loss on the decline in market value of the shares of our class A common stock underlying each purchase contract for that period.

The term "closing price" of shares of our class A common stock means, on any date of determination, (1) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of shares of our class A common stock on the New York Stock Exchange on such date or, if shares of our class A common stock are not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which the shares of our class A common stock are so listed, or if shares of our class A common stock are not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market or (2) if shares of our class A common stock are not so reported, the last quoted bid price for the shares of our class A common stock in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices of shares of our class A common stock on such date from at least three nationally recognized independent investment banking firms retained for this purpose by us.

The term "trading day" means a day on which the shares of our class A common stock (1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and
(2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of our class A common stock.

We will not issue any fractional shares of our class A common stock upon settlement of a purchase contract. Instead of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the applicable market value. If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of our class A common stock issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

Prior to the settlement of a purchase contract, the shares of our class A common stock underlying each purchase contract will not be outstanding, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our class A common stock by virtue of holding such purchase contract.

By purchasing a MEDS Unit or a Treasury MEDS Unit, a holder will be deemed to have, among other things:

  . irrevocably authorized the purchase contract agent as its attorney-in-fact to enter into and perform that holder's obligations under the related purchase contract and pledge agreement on behalf of such holder;

  . agreed to be bound by the terms and provisions of the related purchase contract; and

  . agreed to be bound by the pledge arrangement contained in the related pledge agreement.

In addition, each holder will be deemed to have agreed to treat itself as the owner of the related trust preferred security, treasury security or applicable ownership interest of the treasury portfolio, as the case may be, and to treat the subordinated deferrable notes as our indebtedness for U.S. federal, state and local income and franchise tax purposes.

Settlement through Remarketing

MEDS Unit holders:

  . who fail to notify the purchase contract agent, prior to 5:00 p.m., New
    York City time, on the seventh business day prior to      , 2004, of
    their intention to effect settlement of the related purchase contracts with cash in the manner described under "--Notice to Settle with Cash;" or

  . who so notify the purchase contract agent but fail to deliver such cash prior to 11:00 a.m., New York City time, on the fifth business day prior
    to      , 2004,

will have their trust preferred securities remarketed three business days prior
to      , 2004, the remarketing date. These MEDS Unit holders will join the holders of trust preferred securities who have elected to have their trust preferred securities remarketed.

Pursuant to the remarketing agreement among the remarketing agent, the Trust and us, the remarketing agent will use its reasonable efforts to remarket the trust preferred securities on the remarketing date at a price equal to $25.0625. If the remarketing agent determines that it will be able to remarket all of the trust preferred securities tendered or deemed tendered for a purchase price in excess of $25.0625 per trust preferred security immediately prior to the remarketing, then the remarketing agent will decrease the distribution rate on the trust preferred securities so that the market value will be equal to $25.0625 per trust preferred security at the time of the remarketing. If the remarketing agent determines that it will not be able to remarket all of the trust preferred securities tendered or deemed tendered for a purchase price of $25.0625 per trust preferred security immediately prior to remarketing, then the remarketing agent will increase the distribution rate on the trust preferred securities so that the market value will be equal to $25.0625 per trust preferred security at the time of the remarketing. Of the proceeds from the remarketing of the trust preferred securities that are a part of the MEDS Units, $25 per trust preferred security will automatically be applied to satisfy in full your obligation to purchase shares of our class A common stock under the related purchase contracts and $.0625 will automatically be applied to pay the remarketing agent for its services in connection with the remarketing. See "Description of the Trust Preferred Securities--Distribution Rate Reset" in this prospectus.

If the remarketing agent is unable to remarket all of the trust preferred securities tendered or deemed tendered for remarketing, a "failed remarketing" will be deemed to have occurred. We will be entitled to exercise our rights as a secured party and, subject to applicable law, retain your trust preferred security pledged as collateral under the pledge agreement or sell it in one or more private sales. In either case, your obligations under the related purchase contracts would be satisfied in full. If we exercise our rights as a secured creditor, we will pay any accrued and unpaid distributions on such trust preferred security in cash to the purchase contract agent for payment to the holders of the MEDS Units of which such subordinated deferrable notes are a part. We will cause a notice of such failed remarketing to be published on
           , 2004, the second business day prior to the purchase contract settlement date, in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal, and on Bloomberg News.

In the event of a failed remarketing, if you are a holder of a trust preferred security that is not a part of a MEDS Unit, such as a Treasury MEDS Unit holder, the distribution rate on your trust preferred security will be set at the rate determined by the formula set forth under "Description of the Trust Preferred Securities--Failed Remarketing" in this prospectus.

As long as the MEDS Units, Treasury MEDS Units or the trust preferred securities are evidenced by one or more global security certificates deposited with The Depository Trust Company, we will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding MEDS Units, Treasury MEDS Units or trust preferred securities of such remarketing and of the procedures to be followed for settlement with cash. We have agreed that, if required under the U.S. federal securities laws, we will try to have in effect a registration statement covering the trust preferred securities to be remarketed in a form that the remarketing agent may use in connection with the remarketing process.

Notice to Settle with Cash

A holder of a MEDS Unit wishing to settle the related purchase contract with cash must notify the purchase contract agent by delivering a "Notice to Settle with Cash" prior to 5:00 p.m., New York City time, on the seventh business day
preceding       , 2004 if a tax event redemption has not occurred. If you hold a Treasury MEDS Unit or a tax event redemption has occurred, you have until
5:00 p.m., New York City time, on the second business day preceding       ,
2004 to deliver your "Notice to Settle with Cash." A Treasury MEDS Unit holder may only settle their purchase contracts in integral multiples of 40 purchase contracts.

To settle your purchase contract with cash, you must deliver to the securities intermediary a cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to or upon the order of the securities intermediary. Such payment must be delivered prior
to 11:00 a.m., New York City time, on the fifth business day prior to       ,
2004 if a tax exempt redemption has not occurred. If you hold a Treasury MEDS Unit or a tax event redemption has occurred, you have until 11:00 a.m., New York City time on the business day prior to , 2004 to deliver your cash payment.

Upon receipt of such cash payment, the related trust preferred security, treasury security or applicable ownership interest in the treasury portfolio, as the case may be, will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related MEDS Unit. The holder of the MEDS Unit will then receive the applicable number of shares of our common stock on the purchase contract settlement date.

If the cash payment is not delivered by you by the applicable time and date specified above, the related trust preferred security will be remarketed and we will use the proceeds to satisfy in full your purchase contract obligation or we will receive at maturity the principal amount of the related treasury security in full satisfaction of your purchase contract to buy our class A common stock on the purchase contract settlement date.

Any cash received by the securities intermediary upon cash settlement will be invested promptly in permitted investments and paid to us on the purchase contract settlement date. Any funds received by the securities intermediary in excess of the funds necessary to settle the purchase contracts in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

Anti-Dilution Adjustments

The formula for determining the settlement rate will be adjusted if certain events occur, including:

  . the payment of dividends and other distributions on our class A common stock made in shares of our class A common stock;

  . the issuance to all holders of our class A common stock of rights, warrants or options entitling them, for a period of up to 45 days, to subscribe for or purchase our class A common stock at less than the "current market price," as defined below, of our class A common stock;

  . subdivisions, splits or combinations of our class A common stock;

  . distributions to all holders of our class A common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property, excluding any dividend or distribution covered by the first and second bullets above and any dividend or distribution paid exclusively in cash;

  . distributions consisting exclusively of cash to all holders of our class
    A common stock, excluding any quarterly cash dividend on our class A common stock to the extent that the aggregate cash dividend per share of our class A common stock in any fiscal quarter does not exceed $0.30, and excluding any dividend or distribution in connection with our liquidation, dissolution or termination; if an adjustment is required to be made as set forth in this clause as a result of a distribution (a) that is a quarterly dividend, such an adjustment would be based on the amount by which such dividend exceeds $0.30 or (b) that is not a quarterly dividend, such an adjustment would be based on the full amount of such distribution; and

  . the successful completion of a tender or exchange offer made by us or any of our subsidiaries for our class A common stock that involves an aggregate consideration having a fair market value that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for our class A common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our class A common stock made within the preceding 12 months, exceeds 15.0% of our aggregate market capitalization on the expiration of such tender or exchange offer.

The term "current market price" per share of our class A common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, will mean the first date on which the shares of our class A common stock trade on the applicable exchange or in the applicable market without the right to receive such issuance or distribution.

In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which our class A common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would become, without the consent of the holder of the related MEDS Unit or Treasury MEDS Unit, as the case may be, a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares that would have been received by the holder of the related MEDS Unit or Treasury MEDS Unit if the purchase contract settlement date had occurred immediately prior to the date of consummation of such transaction.

In the case of our consolidation with, or merger into, any other person, any merger of another person into us (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of class A common stock) in which 30% or more of the total consideration paid to our stockholders consists of cash or cash equivalents, you may settle your purchase contract with cash during the one-week period beginning on the twenty-third trading day following the closing date of the merger at the applicable settlement rate. For this purpose, the twenty-third trading date after the closing date of the merger will be deemed to be the "purchase contract settlement date" for the purpose of determining the "applicable market value."

If at any time we make a distribution of property to holders of our class A common stock that would be taxable to such stockholders as a dividend for United States federal income tax purposes (i.e., distributions of evidences of our indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, such increase may give rise to a taxable dividend to holders of the MEDS Units and Treasury MEDS Units. See "United States Federal Income Tax Consequences--MEDS Units--Purchase Contracts--Adjustment to Settlement Rate" in this prospectus.

In addition, we may make such increases in the settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our class A common stock resulting from any dividend or distribution of our class A common stock (or rights to acquire our class A common stock) or from any event treated as such for income tax purposes or for any other reason.

Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless such adjustment would require an increase or decrease of at least 1% in the settlement rate; provided that any adjustments not made by reason of the foregoing will be carried forward and taken into account in any subsequent adjustment.

Whenever the settlement rate is adjusted, we must deliver to the purchase contract agent a certificate setting forth the settlement rate, detailing the calculation of the settlement rate and describing the facts upon which the adjustment is based. In addition, we must notify the holders of the MEDS Units and Treasury MEDS Units of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the settlement rate was adjusted.

If an adjustment is made to the settlement rate, an adjustment will be made to the applicable market value solely to determine which settlement rate will be applicable on the purchase contract settlement date.

Termination

The purchase contracts and the obligations and rights of us and of the holders of the MEDS Units and Treasury MEDS Units thereunder (including the holders' obligation and right to purchase and receive shares of our class A common stock) will terminate automatically upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us. Upon such termination, the collateral agent will release the related trust preferred securities, applicable ownership interests of the treasury portfolio or treasury securities, as the case may be, from the pledge arrangement and cause the securities intermediary to transfer such trust preferred securities, applicable ownership interests of the treasury portfolio or treasury securities to the purchase contract agent for distribution to the holders of the MEDS Units and Treasury MEDS Units subject, in the case of the applicable ownership interest of the treasury portfolio, to the purchase contract agent's disposition of the subject securities for cash and the payment of such cash to the holders to the extent that the holders otherwise would have been entitled to receive less than $1,000 of any such security. Upon such termination, however, such release and distribution may be subject to a delay. In the event that we become the subject of a case under the Bankruptcy Code, such delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted.

Pledged Securities and Pledge

The trust preferred securities that are a part of the MEDS Units (or the applicable ownership interests of the treasury portfolio that are a part of the MEDS Units, if a tax event redemption has occurred) or, if substituted, the treasury securities that are a part of the Treasury MEDS Units collectively, the "pledged securities," will be pledged to the collateral agent for our benefit pursuant to the pledge agreement to secure your obligation to purchase shares of our class A common stock under the related purchase contracts. The rights of the holders of the MEDS Units and Treasury MEDS Units with respect to such pledged securities will be subject to our security interest therein. No holder of MEDS Units or Treasury MEDS Units will be permitted to withdraw the pledged securities related to such MEDS Units or Treasury MEDS Units from the pledge arrangement except:

  . in the case of a MEDS Unit, to substitute a treasury security for the related trust preferred security; and

  . in the case of a Treasury MEDS Unit, to substitute trust preferred securities for the related treasury security (for this bullet point and the one above, as provided for under "Description of the MEDS Units-- Creating Treasury MEDS Units by Substituting a Treasury Security for Trust Preferred Securities" and "--Recreating MEDS Units" in this prospectus).

Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of MEDS Units (unless a tax event redemption has occurred) will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related trust preferred securities (including distribution, voting, redemption, repayment and liquidation rights), and each holder of Treasury MEDS Units or MEDS Units (if a tax event redemption has occurred) will retain beneficial ownership of the related treasury securities or applicable ownership interest of the treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

Upon receipt of distributions on the pledged securities, the securities intermediary will distribute such payments to the purchase contract agent, which in turn will distribute those payments to the holders in whose names the MEDS Units are registered at the close of business on the record date preceding the date of such distribution.

 CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS, THE PURCHASE CONTRACT AGREEMENT
                            AND THE PLEDGE AGREEMENT

General

Payments on the MEDS Units and Treasury MEDS Units will be payable, the purchase contracts will be settled and transfers of the MEDS Units and Treasury MEDS Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the MEDS Units or Treasury MEDS Units do not remain in book-entry form, we have the option to make payments on the MEDS Units and Treasury MEDS Units by check mailed to the address of the person entitled thereto as shown on the security register.

No service charge will be made for any registration of transfer or exchange of the MEDS Units or Treasury MEDS Units, except for any tax or other governmental charge that may be imposed in connection therewith.

Modification

Subject to certain limited exceptions, we and the purchase contract agent may not modify the terms of the purchase contracts or the purchase contract agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

  . change any payment date;

  . change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive distributions on such collateral, or otherwise adversely affect the holder's rights in or to such collateral;

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

  . change the place or currency of payment;

  . impair the right to institute suit for the enforcement of a purchase contract;

  . reduce the number of shares of our class A common stock purchasable under a purchase contract, increase the purchase price of the shares of our class A common stock on settlement of any purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under a purchase contract; or

  . reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement;

provided that if any amendment or proposal would adversely affect only the MEDS Units or only the Treasury MEDS Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through sixth bullets above, all of the holders of such voting group.

Subject to certain limited exceptions, we, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

  . change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive interest payments on such collateral or otherwise adversely affect the holder's rights in or to such collateral;

  . otherwise effect any action that under the purchase contract agreement would require the consent of the holders of each outstanding purchase contract affected thereby; or

  . reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment;

provided that if any amendment or proposal would adversely affect only the MEDS Units or only the Treasury MEDS Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through third bullets above, all of the holders of such voting group.

No Consent to Assumption

Each holder of a MEDS Unit or a Treasury MEDS Unit will be deemed under the terms of the purchase contract agreement, by the purchase of such MEDS Unit or Treasury MEDS Unit, to have expressly withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us, our receiver, liquidator or trustee in the event that we become the subject of a case under the Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

Mergers, Consolidations and Transfer of Assets

We will agree in the purchase contract agreement that we may not consolidate with, or merge into, any other corporation or convey, transfer or lease most or all of our property and assets to any person, unless:

  . the corporation formed by the consolidation, the corporation into which we merge or the person who acquires most or all of our property and assets is organized and existing under the laws of a U.S.

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

   jurisdiction and agrees to assume all of our obligations under the purchase contracts, the purchase contract agreement and the pledge agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent; and

  . we are, or such successor corporation is, not, immediately after such transaction, in default in the performance of any of our or its obligations thereunder.

We will be discharged from all of our obligations and covenants under the purchase contracts, the purchase contract agreement and the pledge agreement if we engage in a merger, consolidation or transfer of assets that satisfies all of these conditions.

Governing Law

The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

BNY Midwest Trust Company will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of the MEDS Units and Treasury MEDS Units. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the MEDS Units, the Treasury MEDS Units or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

Information Concerning the Collateral Agent

Wells Fargo Bank, Minnesota, N.A. will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the MEDS Units and the Treasury MEDS Units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

Information Concerning the Securities Intermediary

Wells Fargo Bank, Minnesota, N.A. will be the securities intermediary. All property delivered to the securities intermediary pursuant to the purchase contract agreement or the pledge agreement will be credited to a collateral account established by the securities intermediary for the collateral agent. The securities intermediary will treat the purchase contract agent as entitled to exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

Miscellaneous

The purchase contract agreement will provide that we will pay all fees and expenses related to (1) the retention of the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the MEDS Units and Treasury MEDS Units. Holders who elect to substitute the related pledged securities, thereby creating Treasury MEDS Units or recreating MEDS Units, however, will be responsible for any fees or expenses payable in connection with such substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any such fees or expenses.

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

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The following description is a summary of the terms of the trust preferred securities. The trust preferred securities, which initially form a part of the MEDS Units and which, under certain circumstances, will trade separately from the purchase contracts also forming a part of the MEDS Units, will be issued pursuant to the terms of the declaration of trust. The terms of the trust preferred securities will include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act. The following descriptions of certain terms of the trust preferred securities and certain provisions of the declaration of trust in this prospectus do not purport to be complete, and reference is hereby made to the copy of the form of amended and restated declaration of trust (including the definitions of certain terms used therein) that is filed as an exhibit to the registration statement, the Delaware Business Trust Act and the Trust Indenture Act.

Securities Issuable by the Trust

The declaration of trust authorizes the Trust to issue the trust preferred securities and the trust common securities. The trust preferred securities and the trust common securities represent undivided beneficial interests in the assets of the Trust. We will own all of the issued and outstanding trust common securities of the Trust, representing an undivided beneficial interest in the assets of the Trust of at least 3%. We may transfer the trust common securities only to an affiliate that is a U.S. person for U.S. federal income tax purposes. When the Trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the Trust. The trust preferred securities will be substantially identical to the trust common securities and will rank equally with the trust common securities, except that:

  . if a trust enforcement event under the declaration of trust occurs and is continuing, the holders of trust preferred securities will have the right to receive payments before the holders of the trust common securities receive payments; and

  . the holders of trust common securities have the exclusive right to appoint, remove or replace the trustees and to increase or decrease the number of trustees.

The Trust will exist primarily for the purposes of:

  . issuing its trust preferred and trust common securities;

  . investing the proceeds from the sale of its securities in our subordinated deferrable notes; and

  . engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding our subordinated deferrable notes.

The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, will be contained in and governed by the declaration of trust, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

General

Except as described below, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The property trustee of the Trust will hold legal title to the subordinated deferrable notes in trust for the benefit of the holders of the trust securities. We will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will not guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the Trust does not have funds on hand available to make such payments.

Distributions

Distributions on each trust preferred security will accumulate and be payable
at a rate per year of     % of the stated liquidation amount of $25 per trust
preferred security until          , 2004, and at the reset rate thereafter.
Distributions not paid on the scheduled payment date will accumulate and compound quarterly at the

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

rate of    % per year through and including            , 2004, and at the reset
rate thereafter. The term "distribution," as used herein, includes any such distributions payable unless otherwise stated. The amount of distributions payable for any period will be computed (1) for any full quarterly distribution period, on the basis of a 360-day year of twelve 30-day months, and (2) for any period shorter than a full quarterly distribution period, on the basis of a 30-day month and, for any period of less than one month, on the basis of the actual number of days elapsed per 30-day month.

Distributions on the trust preferred securities will be cumulative, will accumulate from the first date of issuance of the trust preferred securities
and will be payable quarterly, in arrears, on        ,          ,         and
        of each year, commencing         , 2001. If the date on which any
distributions on the trust securities are payable is not a business day, then payment of such distributions will be made on the next business day (without any interest or other payment in respect of any such delay), provided that if such next business day falls in the next calendar year, then payment of such distributions will be made on the business day immediately preceding the payment date.

Distributions are payable only to the extent that payments are made to the Trust in respect of the subordinated deferrable notes held by the property trustee and to the extent the Trust has funds available for the payment of such distributions. We have the right to defer interest on the subordinated
deferrable notes until         , 2004, in which case distributions on the trust
preferred securities will also be deferred. We refer to any such period of deferral as an "extension period." During an extension period, interest will continue to accrue on the subordinated deferrable notes (compounded quarterly), and, as a result, distributions would continue to accumulate at the rate per annum. During any extension period, we may not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

  . make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the subordinated deferrable notes or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with, or junior in interest to, the subordinated deferrable notes.

However, even during an extension period, we may:

  . purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

  . reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

  . purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  . declare dividends or distributions in our capital stock;

  . redeem or repurchase any rights pursuant to a rights agreement; and

  . make payments under the guarantee related to the trust preferred securities.

Prior to the termination of any extension period, we may further extend the extension period, but the total duration of any extension period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the subordinated deferrable notes. Once any extension period terminates and we have paid all amounts then due, we may commence a new extension period, provided that such extension period together with all extensions thereof may not exceed 20 quarters or extend beyond the stated maturity of the subordinated deferrable notes. Once an extension period has terminated, any deferred distributions, including accumulated additional amounts, will be paid to those holders of record of the trust preferred securities appearing on the books and records of the Trust on the first record date, following the termination of such extension period.

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

It is expected that any revenue available for the payment of distributions to holders of the trust preferred securities will be limited to payments we make to the Trust under the subordinated deferrable notes. If we do not make interest payments on the subordinated deferrable notes, then the property trustee will not have any funds available to pay distributions on the trust preferred securities. The payment of distributions (if and to the extent the trust has funds legally available for the payment of such distributions and cash sufficient to make such payments) is guaranteed by us on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantee."

The property trustee will pay distributions to the holders of the trust preferred securities as such holders appear on the Trust's securities register on the relevant record dates. As long as the trust preferred securities are represented by one or more global securities, the relevant record dates will be the close of business on the business day next preceding each distribution date, unless a different regular record date is established or provided for based on the corresponding interest payment date on the subordinated deferrable notes. If any trust preferred securities are not represented by global securities, then the relevant record date for such trust preferred securities will be the date at least 15 days prior to the relevant distribution date.

Distribution Rate Reset

The reset rate on the trust preferred securities will be determined on the third business day prior to the purchase contract settlement date, which we
refer to as the "remarketing date," and actually reset on         , 2004. The
reset rate, which may be less than, equal to or greater than   % per year, will
be the rate per year that results from the remarketing of (1) the trust preferred securities that are a part of MEDS Units as to which the holders have not given notice of their election to settle the related purchase contracts with cash, or have given such notice but failed to deliver cash, and (2) the trust preferred securities that are not a part of MEDS Units (that is, the trust preferred securities that are owned by Treasury MEDS Unit holders, by MEDS Unit holders who elected to settle for cash or by holders who purchased trust preferred securities in a secondary trading transaction), as to which the holders have requested remarketing.

On the remarketing date, the remarketing agent will use reasonable efforts to remarket these trust preferred securities. If the remarketing agent determines that it can remarket the trust preferred securities at $25.0625 per trust preferred security without an increase in the rate, then the reset rate will
equal    %. If the remarketing agent determines that it will be able to remarket all the trust preferred securities tendered or deemed tendered for a purchase price in excess of $25.0625 per trust preferred security prior to 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will decrease the distribution rate on the trust preferred securities so that the market value will be equal to $25.0625 per trust preferred security at that time, and then the reset rate will equal that decreased rate. If the remarketing agent determines that it will not be able to remarket all the trust preferred securities tendered or deemed tendered for a purchase at a price of $25.0625 per trust preferred security prior to 4:00 p.m., New York City time, on the remarketing date, the remarketing agent will increase the distribution rate on the trust preferred securities so that the market value will be equal to $25.0625 per trust preferred security at that time, and then the reset rate will equal that increased rate.

Remarketing Procedures

Set forth below is a summary of the procedures to be followed in connection with a remarketing of the trust preferred securities or, if the subordinated deferrable notes have been distributed to holders of the trust preferred securities in liquidation of the Trust, a remarketing of the subordinated deferrable notes.

As long as the MEDS Units or the trust preferred securities are evidenced by one or more global security certificates deposited with DTC, we will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding trust preferred securities or MEDS Units of the remarketing.

Not later than 5:00 p.m., New York City time, on the seventh business day
preceding               , 2004, any holder of trust preferred securities that
are a part of the MEDS Units may elect to have its trust preferred

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

securities remarketed. Holders of MEDS Units that do not give notice prior to such time of their intention to settle their related purchase contract for cash, and holders who give such notice but fail to deliver such cash prior to
11:00 a.m., New York City time, on the fifth business day prior to           ,
2004, will be deemed to have consented to the disposition of the trust preferred securities that are a part of their MEDS Units in the remarketing. Holders of trust preferred securities that are not a part of a MEDS Unit who wish to have their trust preferred securities remarketed must give notice of their election to the property trustee prior to 11:00 a.m., New York City time,
on the fifth business day prior to         , 2004. Any such notice will be
irrevocable and may not be conditioned upon the level at which the reset rate is established in the remarketing.

If none of the holders elects to have their trust preferred securities remarketed in the remarketing, the reset rate will be the rate determined by the remarketing agent, in its sole, reasonable discretion, as the rate that would have been established had a remarketing been held on the remarketing date.

Failed Remarketing

If, by 4:00 p.m., New York City time, on the remarketing date, the remarketing agent is unable to remarket all the trust preferred securities tendered or deemed tendered for purchase, a "failed remarketing" will be deemed to have occurred, and the remarketing agent will so advise DTC, the property trustee, the Trust and us.

If a failed remarketing occurs and you are a MEDS Unit holder who has not settled its purchase contract with cash or has given notice of your election to settle your purchase contract with cash but failed to do so, we may exercise our rights as a secured party and take possession of your trust preferred securities. Your obligation to purchase the shares of our class A common stock then will be fully satisfied, and you will receive the appropriate number of shares of our class A common stock.

If a failed remarketing occurs and you are a holder of trust preferred securities that are not part of a MEDS Unit, you will retain possession of your trust preferred securities and the reset rate will be equal to (1) the two-year benchmark treasury rate, as defined below, plus (2) the applicable spread, as defined below.

The term "two-year benchmark treasury rate" means the bid side rate displayed at 10:00 a.m., New York City time, on the third business day prior to the purchase contract settlement date for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the subordinated deferrable notes, as agreed upon by us and the remarketing agent. This rate will be as displayed in the Telerate system or, if the Telerate system is no longer available or, in the opinion of the remarketing agent, after consultation with us, no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the opinion of the remarketing agent, after consultation with us, is appropriate. If this rate is not so displayed, the two-year benchmark treasury rate will be calculated by the remarketing agent as the yield to maturity of the trust preferred securities, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day prior to the purchase contract settlement date of three leading United States government securities dealers selected by the remarketing agent, after consultation with us, which may include the remarketing agent or an affiliate thereof.

The term "applicable spread" means the spread determined as set forth below, based on the prevailing rating, as defined below, of our senior notes in effect at the close of business on the business day immediately preceding the date of a failed remarketing:

             Prevailing Rating on Our Senior
             Notes                              Spread
             -------------------------------    ------
             AA/"Aa"...........................     %
             A/"a".............................     %
             BBB/"Baa".........................     %
             Below BBB/"Baa"...................     %

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

You should know that we are using the rating on our senior notes as a convenient bench mark to ascertain the "applicable spread" and that if a rating were given to your trust preferred securities by a nationally recognized rating agency, it may or may not be the same as the rating on our subordinated deferrable notes.

For purposes of this definition, the "prevailing rating" of our senior notes shall be:

  (1) AA/"Aa" if our senior notes have a credit rating of AA- or better by Standard & Poor's Ratings Services and "Aa3" or better by Moody's Investors Service, Inc. or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent, after consultation with us;

  (2) if not under clause (1) above, then A/"a" if our senior notes have a credit rating of A- or better by S&P and "A3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent, after consultation with us;

  (3) if not under clauses (1) or (2) above, then BBB/"Baa" if our senior notes have a credit rating of BBB- or better by S&P and "Baa3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent, after consultation with us; or

  (4) if not under clauses (1) through (3) above, then Below BBB/"Baa".

Notwithstanding the foregoing, (A) if (i) the credit rating of our senior notes by S&P shall be on the "Credit Watch" of S&P with a designation of "negative implications" or "developing", or (ii) the credit rating of our senior notes by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain", or, in each case, on any successor list of S&P or Moody's with a comparable designation, the prevailing ratings of our senior notes shall be deemed to be within a range one full level lower in the above table than those actually assigned to our senior notes by Moody's and S&P and (B) if our senior notes are rated by only one rating agency on or before the remarketing date, the prevailing rating will at all times be determined without reference to the rating of any other rating agency; provided that if no such rating agency shall have in effect a rating of our senior notes and the remarketing agent is unable to identify a substitute rating agency or rating agencies, the prevailing rating shall be Below BBB/"Baa".

By approximately 4:30 p.m., New York City time, on the remarketing date, provided that there has not been a failed remarketing, the remarketing agent will advise (1) DTC, the Trust, the property trustee and us of the reset rate determined in the remarketing and the number of trust preferred securities sold in the remarketing, (2) each person purchasing trust preferred securities in the remarketing or the appropriate DTC participant of the reset rate and the number of trust preferred securities such person is to purchase and (3) each such purchaser to give instructions to its DTC participant to pay the purchase price on the purchase contract settlement date in same day funds against delivery of the trust preferred securities purchased through the facilities of DTC.

In accordance with DTC's normal procedures, three business days after the remarketing date, the transactions described above with respect to each trust preferred security tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and such trust preferred securities delivered by book entry as necessary to effect purchases and sales of such trust preferred securities. DTC will make payment in accordance with its normal procedures.

If any trust preferred securities holder selling trust preferred securities in the remarketing fails to deliver such trust preferred securities, the direct or indirect DTC participant of such selling holder and of any other person that was to have purchased trust preferred securities in the remarketing may deliver to any such other person a number of trust preferred securities that is less than the number of trust preferred securities that otherwise was to be purchased by such person. In such event, the number of trust preferred securities to be so delivered will be determined by such direct or indirect participant, and delivery of such lesser number of trust preferred securities will constitute good delivery.

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

The right of each holder to have trust preferred securities tendered for purchase will be limited to the extent that (1) the remarketing agent conducts a remarketing pursuant to the terms of the remarketing agreement, (2) the remarketing agent is able to find a purchaser or purchasers for tendered trust preferred securities and (3) such purchaser or purchasers deliver the purchase price therefor to the remarketing agent.

The remarketing agent is not obligated to purchase any trust preferred securities that would otherwise remain unsold in the remarketing. Neither we nor the Trust nor the property trustee nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of trust preferred securities for remarketing. Whether or not there has been a failed remarketing will be determined in the sole, reasonable discretion of the remarketing agent.

We will be liable for any and all costs and expenses incurred in connection with the remarketing. However, for the performance of its services, the remarketing agent will retain from the proceeds of the remarketing an amount equal to .25% of the aggregate stated liquidation amount of all remarketed trust preferred securities.

Remarketing Agent

The remarketing agent will be J.P. Morgan Securities Inc. We, the Trust and the remarketing agent will enter into the remarketing agreement which provides, among other things, that J.P. Morgan Securities Inc. will act as the exclusive remarketing agent and will use reasonable efforts to remarket securities tendered or deemed tendered for purchase in the remarketing. Under certain circumstances, some portion of the trust preferred securities tendered in the remarketing may be purchased by the remarketing agent.

The remarketing agreement provides that the remarketing agent will incur no liability to us or the Trust or to any holder of the MEDS Units or the trust preferred securities in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of the negligence or willful misconduct on its part.

We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

The remarketing agreement also will provide that the remarketing agent may resign or be removed, at our option, and be discharged from its duties and obligations under the remarketing agreement. No such resignation or removal, however, will become effective unless a nationally recognized broker-dealer has been appointed by us as successor remarketing agent and that successor remarketing agent has entered into a remarketing agreement with the Trust and us. In such case, we will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with such person as soon as reasonably practicable.

Redemption or Exchange

 Mandatory Redemption

If the subordinated deferrable notes held by the Trust are repaid or redeemed in whole or in part, either upon their maturity date or earlier, then the property trustee will use the proceeds from such repayment or redemption to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable notes being repaid or redeemed. The redemption price per trust security will be equal to the aggregate stated amount of the trust securities being redeemed plus any accumulated and unpaid distributions thereon to the date of redemption plus the related amount of the premium, if any, we paid upon the concurrent redemption of the subordinated deferrable notes. In the event of a partial redemption, the trust securities will be redeemed among all of the holders of trust securities on a pro rata basis. Holders of the trust securities will receive at least 30 days but not more than 60 days notice of such redemption.

 Tax Event Redemption

If a tax event (as defined below) occurs and is continuing, we will have the right to redeem the subordinated deferrable notes in whole, but not in part, and thereby cause a mandatory redemption of the trust securities in whole, but not in part, at the redemption price within 90 days following the occurrence of such tax event. Upon a tax event redemption, the Trust will use the proceeds of the corresponding tax event redemption of the subordinated deferrable notes to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable notes redeemed by distributing the redemption amount plus any accumulated and unpaid distributions. If a tax event redemption occurs prior to the purchase contract settlement date, the redemption price payable in liquidation of the MEDS Unit holders' interest in the Trust will be distributed to the securities intermediary, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the treasury portfolio on behalf of the holders of the MEDS Units and remit the remaining portion, if any, of such redemption price to the purchase contract agent for payment to the holders of the MEDS Units. Thereafter, the applicable ownership interest of the treasury portfolio will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure the MEDS Unit holders' obligations to purchase our class A common stock under the related purchase contract. If a tax event redemption occurs after the purchase contract settlement date, the treasury portfolio will not be purchased and the proceeds will be distributed to the purchase contract agent for payment to the holders of the MEDS Units. In addition, if a tax event redemption occurs, holders of trust preferred securities that are not part of the MEDS Units will directly receive proceeds from the redemption of the subordinated deferrable notes. In the event a tax event has occurred and is continuing and we do not elect to redeem the subordinated deferrable notes (thereby causing a mandatory redemption of the trust preferred securities) or to liquidate the trust (causing the subordinated deferrable notes to be distributed to holders of the trust securities), the trust preferred securities will remain outstanding.

"Tax event" means the receipt by us and the Trust of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date on which the trust preferred securities are issued and sold, there is more than an insubstantial increase in the risk that:

  . the Trust is, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to income received or accrued on the subordinated deferrable notes;

  . interest payable by us on the subordinated deferrable notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

  . the Trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

"Redemption amount" means, for each subordinated deferrable note, the product of the principal amount of such subordinated deferrable note and a fraction, the numerator of which is the treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below.

"Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City, a "primary treasury dealer," to the quotation agent, as defined below, on the third business day preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

"Applicable principal amount" means either (1) if the tax event redemption date occurs prior to the purchase contract settlement date, the aggregate principal amount of the subordinated deferrable notes corresponding to the aggregate stated liquidation amount of the trust preferred securities that are part of the MEDS Units on the tax event redemption date or (2) if the tax event redemption date occurs on or after the purchase contract settlement date, the aggregate principal amount of the subordinated deferrable notes corresponding to the aggregate stated liquidation amount of the trust preferred securities outstanding on the tax event redemption date.

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"Treasury portfolio" means, with respect to the applicable principal amount of subordinated deferrable notes, a portfolio of zero-coupon U.S. treasury securities consisting of (a) principal or interest strips of U.S. treasury securities that mature on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the applicable principal amount and
(b) with respect to each scheduled interest payment date on the subordinated deferrable notes that occurs after the tax event redemption date, principal or interest strips of U.S. treasury securities that mature on or prior to such date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on the applicable principal amount of subordinated deferrable notes on such date.

"Quotation agent" means (1) J.P. Morgan Securities Inc. and its respective successors, provided that if J.P. Morgan Securities Inc. ceases to be a primary treasury dealer, we will substitute another primary treasury dealer therefor, or (2) any other primary treasury dealer selected by us.

 Distribution of Subordinated Deferrable Notes

We will have the right to dissolve the Trust at any time and, after satisfaction of any liabilities to creditors of the Trust as provided by applicable law, to cause the subordinated deferrable notes to be distributed pro rata to the holders of the trust securities in liquidation of the Trust.

After the date fixed for any distribution of subordinated deferrable notes:

  . the trust preferred securities will no longer be deemed to be outstanding, and

  . any certificates representing the trust preferred securities will be deemed to represent subordinated deferrable notes in a principal amount equal to the liquidation amount of the trust preferred securities, bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities, until such certificates are presented to the regular trustees or their agent for transfer or reissuance.

There can be no assurance as to the market prices for the trust preferred securities or for the subordinated deferrable notes that may be distributed in exchange for trust preferred securities upon dissolution or liquidation of the trust. Accordingly, the trust preferred securities that an investor may purchase, or the subordinated deferrable notes that such investor may receive upon dissolution or liquidation of the trust, may trade at a discount to the price that such investor paid to purchase the trust preferred securities offered hereby.

Redemption Procedures

Any trust preferred securities being redeemed will be redeemed by the Trust at the applicable redemption price with the proceeds received by the Trust from our contemporaneous redemption of the subordinated deferrable notes. Redemptions of trust preferred securities will be made and the applicable redemption price will be payable only to the extent that the Trust has funds on hand available for the payment of such redemption price.

If the Trust notifies the holders of the trust preferred securities of a redemption and if the trust preferred securities to be redeemed are issued in global form, then on the applicable redemption date, the property trustee will deposit irrevocably with the depositary for the trust preferred securities funds sufficient to pay the applicable redemption price, to the extent funds are available. In addition, the property trustee will give the depositary irrevocable instructions and authority to pay the redemption price to the beneficial owners of the trust preferred securities. If the trust preferred securities are not issued in global form, the property trustee will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities upon surrender of their certificates evidencing the trust preferred securities. The property trustee will pay the applicable redemption price to the holders of the trust preferred securities by check mailed to their respective addresses appearing on the register of the trust on the redemption date. Notwithstanding the foregoing, distributions payable on or prior to a redemption date for the trust preferred securities will be payable to the holders of the trust preferred securities on the relevant record dates for the

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related distribution dates. If a notice of redemption has been given and funds have been deposited as required, then upon the date of such deposit, all of the rights of the holders of the trust preferred securities to be redeemed will cease, except for the right of such holders to receive the redemption price (without interest thereon), and the trust preferred securities will cease to be outstanding. If the redemption date is not a business day, then payment of the applicable redemption price will be made on the next business day (and without any interest or other payment in respect of any such delay). If, however, the next business day falls in the next calendar year, then payment of the redemption price will be made on the business day immediately preceding the redemption date.

If any payments for the redemption of any trust preferred securities are improperly withheld or refused and not paid either by the Trust or by us pursuant to the guarantee relating to the trust preferred securities, then distributions on the trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trust until the date upon which such redemption payments actually are paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the applicable redemption price.

Subject to applicable law, including, without limitation, U.S. federal securities laws, we or our subsidiaries may purchase at any time and from time to time outstanding trust preferred securities by tender, in the open market or by private agreement.

Any notice of the redemption of trust securities or the distribution of subordinated deferrable notes in exchange for trust securities will be mailed to each holder of trust preferred securities being so redeemed at least 30 days but not more than 60 days before the applicable redemption date, at such holder's registered address. Unless we default in the payment of the redemption price on the subordinated deferrable notes, interest will cease to accrue on the subordinated deferrable notes or portions thereof (and distributions will cease to accumulate on the trust preferred securities or portions thereof) called for redemption on and after the redemption date.

Subordination of Trust Common Securities

The payment of distributions on, and any payment upon redemption of, the trust preferred securities and trust common securities, as applicable, will be made pro rata based on their respective liquidation amounts. If, however, an event of default under the indenture (which is also a "trust enforcement event" under the declaration of trust) has occurred and continues on any distribution date or redemption date, then the amounts payable on such date will not be made on any of the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of any trust common securities will be made until all accumulated and unpaid distributions or redemption payments, as the case may be, on all of the outstanding trust preferred securities for which distributions are to be paid or that have been called for redemption, as the case may be, are fully paid. All funds available to the property trustee first will be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable. The Trust will not issue any securities or other interests in the assets of the trust other than the trust preferred securities and the trust common securities.

In the event that a trust enforcement event has occurred and is continuing with respect to the trust preferred securities, then we, as sole holder of the trust common securities, will be deemed to have waived any right to act with respect to any such trust enforcement event until the effect of such trust enforcement event with respect to the trust preferred securities has been cured, waived or otherwise eliminated. Until such trust enforcement event has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of us, as holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

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Dissolution of the Trust and Distributions Upon Dissolution

Pursuant to the declaration of trust, the Trust will automatically dissolve upon the expiration of its term or, if earlier, shall dissolve on the first to occur of:

  . certain events of bankruptcy, dissolution or liquidation of Heller
    Financial;

  . the written direction to the property trustee from us at any time to dissolve the Trust and to distribute the subordinated deferrable notes in exchange for the trust securities;

  . redemption of all of the trust preferred securities;

  . the direction of the property trustee after a tax event pursuant to which all the subordinated deferrable notes have been distributed in exchange for the trust securities;

  . the entry of an order for the dissolution of the Trust; and

  . the consent of the regular trustees and us to the dissolution of the Trust prior to the issuance of the trust securities.

If an early dissolution occurs as described in the first, second, fourth and fifth clauses above, the Trust will be liquidated by the trustees as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the trust securities in exchange therefor subordinated deferrable notes, unless such distribution is determined by the property trustee not to be practical, in which event the holders of the trust securities will be entitled to receive out of the assets of the Trust distributions in cash or other immediately available funds to the extent such funds are available for distribution after satisfaction of the Trust's liabilities to any creditors. The amount of each liquidation distribution will be equal to the stated liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If, however, subordinated deferrable notes are to be distributed in connection with such liquidation, then the holders of the trust securities will receive subordinated deferrable notes in an aggregate principal amount equal to the stated liquidation amount of the trust securities, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, such trust securities.

If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay the aggregate amount in full, then the amounts payable directly by the Trust on the trust securities will be paid on a pro rata basis. We, as sole holder of the trust common securities, will be entitled to receive liquidation distributions on a pro rata basis with the holders of the trust preferred securities, except that if an event of default under the indenture has occurred and is continuing, then the trust preferred securities will have a preference over the trust common securities with regard to such liquidation distributions.

Trust Enforcement Events; Notice

Under the declaration of trust, the occurrence and continuation of any event of default under the indenture is a trust enforcement event with respect to the trust securities issued under the declaration. If a trust enforcement event has occurred and is continuing, the trust preferred securities will have a preference over the trust common securities upon dissolution of the Trust, as described above.

The property trustee will transmit by mail, first class postage prepaid, notice of each trust enforcement event to the holders of the trust securities within 90 days of the occurrence of the trust enforcement event, unless the property trustee in good faith determines that the withholding of such notice is in the holders' interests. We and the regular trustees are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the declaration of trust as well as any reports that may be required to be filed under the Trust Indenture Act.

Removal of Trustees

We, as the holder of the trust common securities, may remove any trustee with or without cause at any time. The removal of a property trustee, however, will not be effective until a successor trustee possessing the

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qualifications to act as a property trustee has accepted an appointment as property trustee in accordance with the provisions of the declaration of trust.

Merger or Consolidation of Trustees

Any entity into which the property trustee, the Delaware trustee or any regular trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such trustee may be a party, or any entity succeeding to all or substantially all the corporate trust business of such trustee, will be the successor of such trustee under the declaration of trust, provided that such entity is otherwise qualified and eligible.

Mergers, Consolidations or Amalgamations

The Trust may not consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. At our request and with the consent of a majority of the regular trustees, and without the consent of the holders of the trust preferred securities, the Delaware trustee or the property trustee, the Trust may consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties substantially as an entirety to a trust organized under the laws of any state. Such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease will be subject, however, to the following limitations:

  . if the Trust is not the successor entity, then the successor entity either must:

    . expressly assume all of the Trust's obligations with respect to the trust securities; or

    . substitute for the trust securities other securities having substantially the same terms as the trust securities, so long as these substitute securities rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  . we must expressly appoint a trustee of a successor entity possessing the same powers and duties as the property trustee as the holder of the subordinated deferrable notes;

  . the trust preferred securities or any substitute securities must be listed, or any substitute securities must be listed upon notification of issuance, on any national securities exchange or with any other organization on which the trust preferred securities are then listed or quoted;

  . such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not cause the trust preferred securities (including any substitute securities) to be downgraded by any nationally recognized statistical rating organization;

  . such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any substitute securities) in any material respect;

  . such successor entity must have a purpose substantially identical to that of the Trust;

  . prior to such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, we must have received an opinion of independent counsel to the Trust experienced in such matters to the effect that:

    . such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any substitute securities) in any material respect;

    . following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

    . following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, the trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes;

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  . we or any permitted successor or assignee must own all of the trust common securities and must guarantee the obligations of such successor entity under the substitute securities, at least to the extent provided by the guarantee related to the trust preferred securities; and

  . such successor entity must expressly assume all of the obligations of the Trust.

Notwithstanding the foregoing, unless holders of 100% in aggregate liquidation amount of the trust securities give their consent, the Trust will not consolidate with, convert into, amalgamate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes or would cause each holder of trust securities not to be treated as owning an undivided beneficial ownership interest in the subordinated deferrable notes.

Voting Rights

Except as provided below and as otherwise required by the declaration of trust, the Delaware Business Trust Act, the Trust Indenture Act and other applicable law, the holders of the trust securities will have no voting rights.

Subject to the requirement of the property trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of not less than a majority in aggregate liquidation amount of the trust preferred securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust. This includes the right to direct the property trustee, as holder of the subordinated deferrable notes, to:

  . exercise the remedies available to it under the indenture;

  . consent to any amendment or modification of the indenture or the subordinated deferrable notes where such consent will be required; or

  . waive any past default and its consequences that is waiveable under the indenture; provided that if an event of default under the indenture has occurred and is continuing, then the holders of not less than 25% of the aggregate liquidation amount of the trust preferred securities may direct the property trustee to declare the principal of and interest on the subordinated deferrable notes due and payable; and provided further that where a consent or action under the indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of subordinated deferrable notes affected thereby, the property trustee only may give such consent or take such action at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the trust preferred securities.

The property trustee will notify all holders of the trust preferred securities of any notice of any event of default under the indenture that it has received from us. The notice will state that the event of default also constitutes a trust enforcement event. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee will have no obligation to take any of the actions described in the first and second bullets above unless it first obtains an opinion of independent tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes and that each holder of trust securities will be treated as owning an undivided beneficial ownership interest in the subordinated deferrable notes.

In the event the consent of the property trustee, as the holder of the subordinated deferrable notes, is required under the indenture with respect to any amendment or modification of the indenture, the property trustee will request the direction of the holders of the trust securities with respect to such amendment or modification and

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will vote with respect to such amendment or modification as directed by the holders of a majority in stated liquidation amount of the trust securities voting together as a single class; provided that where a consent under the indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the subordinated deferrable notes, the property trustee only may give such consent at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the trust securities. The property trustee will not take any action in accordance with the directions of the holders of the trust securities unless the property trustee has obtained an opinion of independent tax counsel to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes as a result of such action, and that each holder of trust securities will be treated as owning an undivided beneficial ownership interest in the subordinated deferrable notes.

A waiver of an event of default under the indenture with respect to the subordinated deferrable notes will constitute a waiver of the corresponding trust enforcement event.

Any required approval or direction of holders of trust preferred securities may be given at a separate meeting of holders of preferred securities convened for such purpose, at a meeting of all of the holders of trust preferred securities or pursuant to written consent. The regular trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be mailed to each holder of record of trust preferred securities. Each notice will include a statement setting forth:

  . the date of the meeting;

  . a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote; and

  . instructions for the delivery of proxies.

No vote or consent of the holders of trust preferred securities will be required for the Trust to redeem and cancel trust preferred securities or distribute subordinated deferrable notes in accordance with the declaration of trust and the terms of the trust securities.

Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned at such time by us, the trustees or any entity directly or indirectly controlled by, or under direct or indirect common control with, us or any trustee will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if such trust preferred securities were not outstanding.

Except during the continuance of an event of default under the indenture, the holders of the trust preferred securities will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by us as the holder of all of the common trust securities. If an event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed and replaced by the holders of a majority in liquidation amount of the trust preferred securities.

Amendment of the Declaration

The declaration of trust may generally be amended on written agreement by us and a majority of the regular trustees. If any proposed amendment provides for:

  . any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration of trust, other than as described below, or otherwise; or

  . the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the declaration of trust;

then the amendment will not be effective except with the approval of at least 66 2/3% of outstanding trust securities. If, however, any amendment referred to in the first bullet point above would adversely affect only

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the trust preferred securities or the trust common securities, then only the affected class will be entitled to vote on the amendment and the amendment will not be effective except with the approval of 66 2/3% of the affected class outstanding.

If any proposed amendment provides for:

  . changing the amount or timing of any distribution of the trust securities or otherwise adversely affects the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

  . restricting the right of a holder of trust securities to institute suit for the enforcement of such payment on or after such specified date;

then the amendment will not be effective except with the approval of each holder of trust securities affected.

Notwithstanding the provisions described in the prior paragraph, no amendment may be made to the declaration of trust unless the property trustee has received:

  . an officers' certificate from each of Heller Financial and the Trust that such amendment is permitted by, and conforms to, the terms of the declaration of trust; and

  . in the case of an amendment that affects the rights, powers, duties, obligations or immunities of the property trustee, an opinion of counsel that such amendment is permitted by, and conforms to, the terms of the declaration of trust.

Moreover, no amendment may be made to the extent the result of such amendment would be to:

  . cause the Trust to be classified other than as a grantor trust for purposes of United States federal income tax purposes;

  . reduce or otherwise adversely affect the rights or powers of the property trustee in contravention of the Trust Indenture Act; or

  . cause the Trust to be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940.

The amendment provision of the declaration of trust may not be amended without the consent of all of the holders of the trust securities. No amendment that adversely affects the rights, powers and privileges of the property trustee or the Delaware trustee may be made without the consent of the property trustee or the Delaware trustee, respectively. The rights of the holders of the common securities under the declaration of trust to increase or decrease the number of, and to appoint, or remove trustees may not be amended without the consent of the holders of the common securities.

The declaration of trust may be amended without the consent of the holders of the trust securities to:

  . cure any ambiguity;

  . correct or supplement any provision in the declaration of trust that may be defective or inconsistent with any other provision of the declaration of trust;

  . add to the covenants, restrictions or obligations of Heller Financial;

  . conform to changes in, or a change in interpretation or application by any legislative body, court, government agency or regulatory authority of regulations relating to whether the trust is required to register as an investment company under the Investment Company Act of 1940;

  . modify, eliminate or add to any provisions of the declaration of trust to ensure that (a) the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or (b) the Trust will not be required to register as an "investment company"

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   under the Investment Company Act of 1940; provided, in each case, that the fights, privileges or preferences of any holder of trust securities are not adversely affected; and

  . facilitate the tendering, remarketing and settlement of the trust preferred securities as contemplated in the declaration of trust.

Global Preferred Securities

The trust preferred securities may be issued in whole or in part in global form that will be deposited with, or on behalf of, the depositary. Global trust preferred securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until a global trust preferred security is exchanged in whole or in part for the individual trust preferred securities represented thereby, the depositary holding the global trust preferred security may transfer the global trust preferred security only to its nominee or successor depositary (or vice versa) and only as a whole. The depositary for the global trust preferred securities will be The Depository Trust Company. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in global trust preferred securities.

We expect that the applicable depositary or its nominee, upon receipt of any payment of liquidation amount, premium or distributions in respect of a permanent global trust preferred security representing any of the trust preferred securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of such global trust preferred security as shown on the records of the depositary or its nominee. We also expect that payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

If at any time the depositary is unwilling, unable or ineligible to continue as a depositary for the trust preferred securities, the Trust will appoint a successor depositary with respect to the trust preferred securities. If a successor depositary is not appointed by the Trust within 90 days after the Trust receives such notice or becomes aware of such ineligibility, the Trust's election that the trust preferred securities be represented by one or more global trust securities will no longer be effective, and a regular trustee on behalf of the trust will execute, and the property trustee will authenticate and deliver, trust preferred securities in definitive registered form, in any authorized denominations, in an aggregate stated liquidation amount equal to the principal amount of the global trust preferred securities representing the trust preferred securities in exchange for such global trust preferred securities. In addition, the Trust may at any time and in its sole discretion determine not to have any trust preferred securities represented by one or more global trust preferred securities, and, in such event, a regular trustee on behalf of the Trust will execute and the property trustee will authenticate and deliver trust preferred securities in definitive registered form, in an aggregate stated liquidation amount equal to the principal amount of the global trust preferred securities representing such trust preferred securities, in exchange for such global trust preferred securities.

Powers and Duties of Trustees

The number of trustees of the Trust will initially be five. Three of the trustees will be individuals who are officers or employees of Heller Financial. The fourth trustee will be BNY Midwest Trust Company, which will serve as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939. The fifth trustee will be The Bank of New York (Delaware), which has its principal place of business in the State of Delaware.

The property trustee will own and hold for your benefit our subordinated deferrable notes purchased by the Trust. The property trustee will also:

  . generally exercise the rights, powers and privileges of a holder of the subordinated deferrable notes;

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  . maintain exclusive control of a segregated non-interest bearing bank account to hold all payments on the subordinated deferrable notes; and

  . promptly make distributions to the holders of the trust securities out of funds from the property account.

BNY Midwest Trust Company, acting in its capacity as guarantee trustee, will hold for your benefit a trust preferred securities guarantee, which will be separately qualified under the Trust Indenture Act of 1939.

Because we will own all of the trust common securities of the Trust, we will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least five trustees. The Trust may dissolve earlier as provided in the declaration of trust.

The duties and obligations of the trustees of the Trust will be governed by the declaration of trust, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

Books and Records

The books and records of the Trust will be maintained at the principal office of the Trust and will be open for inspection by each holder of trust preferred securities of the trust or any authorized representative for any purpose reasonably related to the holder's interest in the trust during normal business hours.

The Property Trustee

The property trustee, for the benefit of the holders of the trust securities, generally will exercise all rights under the indenture for the subordinated deferrable notes deposited in the Trust as trust assets, including the right to enforce our obligations under the subordinated deferrable notes upon the occurrence of an event of default under the indenture.

The declaration of trust provides that if we fail to make interest or other payments on the subordinated deferrable notes when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the subordinated deferrable notes on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder's pro rata share. If a holder brings such a direct action, we will be entitled to that holder's rights under the declaration of trust to the extent of any payment made by us to that holder. Except as expressly provided in the preceding sentences, the holders of the trust preferred securities will not be able to exercise directly any other remedy available to the holders of the subordinated deferrable notes.

The property trustee will not be liable for any action taken, suffered or omitted to be taken by it without negligence, in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by the declaration of trust. The property trustee will be under no obligation to exercise any rights or powers vested in it by the declaration of trust at the request of a holder of trust securities, unless the holder provides the property trustee security and indemnity, reasonably satisfactory to the property trustee, against the costs and expenses and liabilities that might be incurred.

Payment and Paying Agency

Payments in respect of the trust preferred securities will be made to the depositary, which will credit the relevant participants' accounts on the applicable distribution dates or, if the trust preferred securities are not held by a depositary, such payments will be made by check mailed to the address of the holder of the trust

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preferred security that appear on the trust's security register. The paying agent for the trust preferred securities initially will be the property trustee. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and us.

Registrar and Transfer Agent

The property trustee will act as registrar and transfer agent for the trust preferred securities.

Registration of transfers of trust preferred securities will be made without charge by or on behalf of the Trust, but the Trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of trust preferred securities.

                DESCRIPTION OF THE SUBORDINATED DEFERRABLE NOTES

The subordinated deferrable notes will be issued to the Trust under an indenture dated as of September 1, 1995, as amended or supplemented from time to time, between us and State Street Bank and Trust Company, as indenture trustee, relating to subordinated debt securities. The descriptions in this prospectus contain a description of certain terms of the subordinated deferrable notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture, the indenture supplement related to the subordinated deferrable notes and the form of subordinated deferrable note that are filed as exhibits to the registration statement and to the Trust Indenture Act.

General

The subordinated deferrable notes will be our direct, unsecured obligations and will rank (1) equally, without preference or priority among themselves, with all of our future unsecured and subordinated indebtedness, (2) junior to our present and future senior debt and all liabilities and (3) senior to our future junior subordinated debt. As of February 28, 2001, we had an aggregate principal amount of $15.2 billion in outstanding senior debt, including senior debt of our subsidiaries, $57 million of outstanding subordinated debt and no outstanding junior subordinated debt. The subordinated deferrable notes
initially will be issued in aggregate principal amount equal to $          ,
such amount being the sum of the maximum aggregate stated liquidation amounts of the trust preferred securities and the common securities. If the underwriters exercise the over-allotment option in full, we will issue an
additional $         principal amount of the subordinated deferrable notes to
the Trust.

The subordinated deferrable notes will not be subject to a sinking fund provision. Unless a tax event redemption occurs, the entire principal amount of the subordinated deferrable notes will mature and become due and payable,
together with any accrued and unpaid interest thereon, on              , 2006.

We will have the right at any time, subject to certain conditions, to dissolve the Trust and cause the subordinated deferrable notes to be distributed to the holders of the trust securities. If the Trust is dissolved after the purchase contract settlement date, other than as a result of the redemption of the subordinated deferrable notes, and you continue to hold trust preferred securities, you will receive your pro rata share of the subordinated deferrable notes held by the Trust only after any senior creditors of the Trust have been paid. If the Trust is dissolved prior to the purchase contract settlement date, then these subordinated deferrable notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our class A common stock under your purchase contracts.

If the subordinated deferrable notes are distributed to the holders of the trust securities in liquidation of such holders' interests in the Trust, the subordinated deferrable notes will initially be issued in the form of one or more global certificates deposited with DTC. Under certain limited circumstances, the subordinated deferrable notes may be issued in certificated form in exchange for the global certificates. In the event that the subordinated deferrable notes are issued in certificated form, the subordinated deferrable notes will be in

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denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on subordinated deferrable notes issued as global certificates will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the subordinated deferrable notes. In the event the subordinated deferrable notes are issued in certificated form, principal and interest will be payable, the transfer of the subordinated deferrable notes will be registrable and the subordinated deferrable notes will be exchangeable for subordinated deferrable notes of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in New York City, provided that at our option, payment of interest may be made by check. Notwithstanding the foregoing, so long as the holder of any subordinated deferrable notes is the property trustee, we will make payment of principal and interest on the subordinated deferrable notes held by the property trustee at such place and to such account as may be designated by the property trustee.

The indenture does not contain provisions that afford holders of the subordinated deferrable notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. We and the Trust will treat the subordinated deferrable notes as our indebtedness for all United States tax purposes. There is, however, no statutory, administrative or judicial authority that directly addresses this treatment. If the IRS were to disregard this classification, it could have a material adverse effect on our financial condition.

Subordination

If we are involved in any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings, or if the subordinated deferrable notes are declared due and payable because of an event of default, then we will pay in full all principal of, and any interest and premium on, all our senior debt before we make any payment on the subordinated deferrable notes.

Interest

Each subordinated deferrable note will bear interest at the rate of       % per
year from           , 2001 until           , 2004, and at the reset rate
thereafter, payable quarterly in arrears on           ,            ,
            and           , of each year, each an "interest payment date,"
commencing           , 2001, to the person in whose name such subordinated
deferrable note is registered, subject to certain exceptions, at the close of business on the business day preceding such interest payment date. In the event the subordinated deferrable notes do not remain in book-entry form, the record date will be 15 days prior to each interest payment date. The interest rate on
the subordinated deferrable notes will be reset on           , 2004.

The amount of interest payable on the subordinated deferrable notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the subordinated deferrable notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

Option to Defer Interest Payments on the Subordinated Deferrable Notes

So long as no event of default has occurred and is continuing, we have the
right under the indenture at any time prior to           , 2004 to defer the
payment of interest for a period not extending beyond           , 2004. We
refer to any such period of deferral as an "extension period." During such extension period, the Trust will no longer have sufficient funds to make quarterly distribution payments on the trust preferred securities,

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but such distribution payments will continue to accrue. At the end of an extension period, we must pay all interest then accrued and unpaid, together with accrued interest at the deferral rate compounded on each succeeding interest payment date, to the trust. At the end of an extension period, the Trust will make all unpaid distributions, together with accrued distribution payments at the deferral rate compounded on each succeeding payment date, to holders of the trust preferred securities.

During any extension period, we may not take any of the prohibited actions described below under "--Certain Covenants of Heller Financial."

Prior to the expiration of any extension period, we may further extend the
extension period, but not beyond           , 2004. Upon the termination of any
extension period and the payment of all amounts then due on any interest payment date, we may elect to begin a new extension period, subject to the same requirements as described above. No interest will be due and payable during an extension period. We must give the indenture trustee written notice of our election of any extension period (or any further extension) at least five business days prior to the earlier of:

  . the date the interest on the subordinated deferrable notes would have been payable except for the election to begin or extend the extension period;

  . the date the indenture trustee is required to give notice to any securities exchange or to holders of the subordinated deferrable notes of the record date or the date the interest is payable; and

  . the record date.

The indenture trustee must give notice of our election to begin a new extension period or continue an extension period to the holders of the subordinated deferrable notes. There is no limitation on the number of times that we may elect to begin an extension period.

Certain Covenants of Heller Financial

We will covenant in the indenture supplement that during an extension period or during the continuance of an event of default, we will not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

  . make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the subordinated deferrable notes or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with, or junior in interest to, the subordinated deferrable notes.

However, we may:

  . purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

  . reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

  . purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  . declare dividends or distributions in our capital stock;

  . redeem or repurchase any rights pursuant to a rights agreement; and

  . make payments under the guarantee related to the trust preferred securities.

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Optional Redemption

Upon the occurrence and continuation of a tax event, as defined below, we will have the right to redeem the subordinated deferrable notes. If we redeem the subordinated deferrable notes upon the occurrence of a tax event, the proceeds from the redemption will be applied simultaneously to redeem trust securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the subordinated deferrable notes so redeemed, at a price per trust security equal to the redemption amount, as defined under "--Tax Event Redemption," plus any accumulated and unpaid distributions thereon to the date of the redemption, and the Trust will be dissolved. If the tax event redemption occurs prior to the purchase contract settlement date, the redemption price payable to the securities intermediary, in liquidation of the MEDS Unit holders' interests in the Trust, will be applied by the securities intermediary to purchase the treasury portfolio. The applicable ownership interest of the treasury portfolio will be pledged to the collateral agent to secure the obligations of the holders of the MEDS Units to purchase our class A common stock under the related purchase contract.

Tax Event Redemption

If a tax event occurs and is continuing, we may redeem, at our option, the subordinated deferrable notes in whole, but not in part, at a price equal to, for each subordinated deferrable note, the redemption amount plus accrued and unpaid interest thereon to the date of redemption, the "tax event redemption date." See "Description of the Trust Preferred Securities--Redemption or Exchange--Tax Event Redemption."

Restrictions on Liens

Under the indenture we may not, and we may not permit any restricted subsidiary to, create, incur or assume any lien on any of our property or any of our property or any restricted subsidiary's property to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by us or any restricted subsidiary, unless the lien:

  . equally and ratably secures the subordinated debt securities issued under the indenture and the indebtedness, with such subordinated debt securities subject to subordination with respect to rights of payment;

  . is on property or shares of stock of a corporation at the time it merges into or consolidates with us or a restricted subsidiary or becomes a restricted subsidiary;

  . is on a property at the time it was acquired by us or a restricted subsidiary;

  . secures indebtedness incurred to finance all or part of a purchase price or cost of construction of our property or a restricted subsidiary's property;

  . secures indebtedness of a restricted subsidiary that is owed to us or another restricted subsidiary;

  . is on property of a person at the time substantially all of that person's assets are transferred or leased to us or a restricted subsidiary;

  . is in favor of a governmental entity and is for taxes or assessments or secures payments under a contract or statute;

  . arises out of a judgment, decree or other court order or is in connection with other proceedings;

  . is on our receivables or cash as a basis for the issuance of bankers' acceptances or letters of credit in connection with the financing of customers' operations by us or a restricted subsidiary;

  . is on property, or related receivables, acquired by us or a restricted subsidiary by repossession, foreclosure or like proceedings and secures indebtedness incurred at the time of acquisition or thereafter to finance all or part of the cost of maintenance, improvement or construction of the property;

  . is created in favor of the U.S. Small Business Administration on property owned by a restricted subsidiary organized as a small business investment company;

  . extends, renews or replaces a lien in whole or in part described above;
    or

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  . secures our indebtedness or indebtedness of our restricted subsidiaries and the sum of that indebtedness and the other indebtedness of us and our restricted subsidiaries secured by liens on our property and our restricted subsidiaries' property, excluding indebtedness secured by liens described above or existing as of the date of the indenture, does not exceed 10% of our consolidated net tangible assets.

We do not have to comply with the foregoing restrictions on liens if the holders of a majority in principal amount of our subordinated debt securities outstanding under the indenture which are affected by the imposition of the applicable lien waive compliance either generally or in that instance.

Restrictions on Amount of Debt

Under the indenture and other indentures we have with the indenture trustee, we may incur unlimited amounts of senior debt, subordinated debt and junior subordinated debt. However, under other indentures, we have agreed not to permit the aggregate principal amount of all debt reflected on our consolidated balance sheets to exceed ten times our consolidated stockholder's equity. The other indentures are of varying terms, the longest of which is currently scheduled to expire on May 15, 2002. We may terminate or amend these restrictions in the other indentures prior to that date.

Mergers, Consolidations and Transfers of Assets

Under the indenture, we may not consolidate with, or merge into, any other corporation or convey, transfer or lease most or all of our property and assets to any person, unless:

  . the corporation formed by the consolidation, the corporation into which we merge or the person who acquires most or all of our property and assets is organized and existing under the laws of a U.S. jurisdiction and agrees to assume the payment of the principal of, and any interest and premium on, the debt securities issued under the indenture and the performance of covenants in the indenture;

  . the transaction will not result in the occurrence and continuation of an event of default or an event which after notice and/or lapse of time would become an event of default; and

  . we satisfy other conditions listed in the indenture.

We will be discharged from all of our obligations and covenants under the indenture and the subordinated deferrable notes if we engage in a merger, consolidation or transfer of assets that satisfies all of these conditions.

Events of Default, Notice and Waiver

The indenture provides that the following events are events of default with respect to the subordinated deferrable notes:

  . failure to pay the principal of, and any premium on, the subordinated deferrable notes;

  . failure to pay any installment of interest on the subordinated deferrable notes for 30 days after becoming due;

  . failure to perform any other covenant in the indenture for 60 days after being given written notice;

  . any event of default with respect to another series of debt securities issued under the indenture;

  . a default under any (1) bond, debenture, note or other evidence of indebtedness for money that we borrowed, issued, assumed or guaranteed with unpaid principal over $2,000,000 or (2) mortgage, indenture or instrument under which we may issue, secure or evidence any indebtedness for money that we borrowed that caused another series of issued debt securities or that indebtedness to become due and payable prior to maturity, without discharge of that issued debt securities or indebtedness or rescission of the acceleration within 60 days after we receive written notice from the indenture trustee or the

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   holders of at least 25% in aggregate principal amount of the outstanding series of debt securities in default requesting discharge or rescission, unless we contest the default in good faith after that time; or

  . bankruptcy, insolvency, reorganization or court appointment of a receiver, liquidator or indenture trustee.

The indenture trustee must notify you of any event of default with respect to the subordinated deferrable notes that it knows about within 90 days of the event, unless the default has been cured or waived or the indenture trustee determines in good faith, except with respect to a default in the payment of principal, interest or premium, that it is in your best interest to withhold the notice. If an event of default for the subordinated deferrable notes occurs and is continuing, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated deferrable notes may declare the principal and any accrued but unpaid interest due and payable immediately.

The holders of at least a majority in principal amount of the subordinated deferrable notes may, on behalf of the holders of all the subordinated deferrable notes, waive any past default, except (1) failure to pay the principal and any premium or interest when due and (2) failure to perform any covenant or provision of the indenture that cannot be amended or modified without the unanimous consent of the holders of the subordinated deferrable notes.

Under the indenture, the holders of the subordinated deferrable notes:

  . agree to indemnify the indenture trustee when exercising any right or power of any holders;

  . may, with certain exceptions, direct the time, method and place of (1)
    any proceeding for any remedy available to the indenture trustee and (2) any exercise of the indenture trustee's trusts or powers;

  . may, upon satisfaction of specified conditions, including notice and indemnity to the indenture trustee, institute suit for the enforcement of their rights under the indenture; and

  . have the absolute right to receive principal and any interest and premium when due and to enforce that right by instituting a suit.

We are required to provide the indenture trustee with annual statements regarding our fulfillment of our obligations under the indenture.

An event of default under the indenture will constitute a trust enforcement event under the declaration of trust. A holder of trust preferred securities may directly institute a proceeding against us for enforcement of payment to that holder of its pro rata share of principal, premium, interest or any additional amounts if:

  . an event of default under the declaration of trust has occurred and is continuing and

  . that event of default is attributable to our failure to pay principal, any premium, interest or additional amounts on the subordinated deferrable notes when due

Except as described in the preceding sentences or under the caption "Relationship among the Trust Preferred Securities, the Subordinated Deferrable Note and the Guarantee--Enforcement Rights of Holders of Trust Preferred Securities", the holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the subordinated deferrable notes.

Modification of the Indenture

With the consent of the holders of a majority in principal amount of each series of debt securities affected thereby outstanding under the indenture, we may enter into a supplemental indenture with the indenture trustee to amend or modify provisions of the indenture. We may not, however, without the unanimous consent of the holders of such series outstanding under the indenture:

  . modify the payment terms of principal or interest;

  . reduce the percentage of holders from whom we must obtain consent to modify or amend the indenture or to waive our compliance with covenants; or

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  . subordinate the indebtedness evidenced by the subordinated deferrable notes to other indebtedness other than our senior debt.

Satisfaction and Discharge

Under the indenture, we will be discharged from our obligations with respect to the subordinated deferrable notes before their maturity when:

  . we have irrevocably deposited with the indenture trustee sufficient funds or direct or fully guaranteed obligations of the U.S. government to pay the principal of, and any interest and premium on, the subordinated deferrable notes to maturity;

  . we have paid all other sums payable with respect to the subordinated deferrable notes;

  . if the deposit is more than one year prior to maturity, we have delivered to the indenture trustee an opinion of tax counsel to the effect that the deposit and discharge will not result in recognition by the holders of the subordinated deferrable notes of any income, gain or loss for federal income tax purposes that they would otherwise not recognize; and

  . we have delivered to the indenture trustee an opinion of counsel as to other matters.

If we are discharged from our obligations as to the subordinated deferrable notes before their maturity, the Trust will no longer be entitled to benefits of the indenture, except for (1) registration of transfer or exchange of the subordinated deferrable notes and (2) replacement of lost, stolen or mutilated subordinated deferrable notes. In that event, you may look only to the deposited funds or government obligations for payment. However, if the indenture trustee is unable to apply any deposited money or obligations by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting the application, or by reason of the indenture trustee's inability to convert any deposited money or government obligations into the proper currency or currency unit, obligations under the indenture will be reinstated until the indenture trustee is able to apply the deposited money or obligations.

The Indenture Trustee

State Street Bank and Trust Company serves as indenture trustee under the indenture and an indenture for our senior notes and an indenture for our junior subordinated notes. Each indenture limits the right of the indenture trustee, as a creditor of ours, to obtain payment of claims in certain cases and to realize on certain property received with respect to any of the claims. The indenture trustee may engage in other transactions, except that, if it acquires any conflicting interest, it must eliminate the conflict or resign. The indenture trustee may from time to time perform certain other services for, including extending lines of credit to, us in the ordinary course of business.

Indenture Supplement Provisions Applicable to the Subordinated Deferrable Notes

As long as the subordinated deferrable notes are held by the Trust, it will be an event of default with respect to the subordinated deferrable notes if the Trust voluntarily or involuntarily dissolves, winds-up its business or otherwise terminate its existence except in connection with (1) the distribution of the subordinated deferrable notes to holders of trust preferred securities and trust common securities in liquidation of their interests in the trust, (2) the redemption of all of the outstanding trust preferred securities and trust common securities, or (3) certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust.

We will covenant that, so long as any trust securities remain outstanding, if an event of default under the indenture occurs and written notice of such event has been given to us, then we may not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

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

  . make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the subordinated deferrable notes or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with, or junior in interest to, the subordinated deferrable notes.

However, we may:

  . purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

  . reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

  . purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  . declare dividends or distributions in our capital stock;

  . redeem or repurchase any rights pursuant to a rights agreement; and

  . make payments under the guarantee related to the trust preferred securities.

If an event of default relating to bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on the subordinated deferrable notes will become immediately due and payable without any action on the part of the indenture trustee or any holder.

                          DESCRIPTION OF THE GUARANTEE

The following description is a summary of the terms of the guarantee agreement that will be executed and delivered by us for the benefit of the holders of the trust preferred securities. The terms of the guarantee will be those set forth in the guarantee agreement and those made part of the guarantee agreement by the Trust Indenture Act. The descriptions contained in this section do not purport to be complete, and reference is hereby made to the form of guarantee agreement (including definitions of certain terms used therein) that is filed as an exhibit to the registration statement.

General

Heller Financial will fully and unconditionally guarantee, on a subordinated basis, payments on the trust preferred securities as described in this section. The guarantee covers the following payments:

  . periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the Trust;

  . payments on liquidation of the Trust; and

  . payments on redemption of trust preferred securities of the Trust.

BNY Midwest Trust Company, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

To the extent described below, we will agree to pay the following amounts in full if they are not paid by the Trust:

  . any accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent we have made corresponding payments on the subordinated deferrable notes to the property trustee;

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  . the redemption price for any trust preferred securities called for redemption by the Trust, including all accumulated and unpaid distributions to the date of redemption, to the extent we have made corresponding payments on the subordinated deferrable notes to the property trustee; and

  . payments upon the dissolution, winding-up or termination of the Trust equal to the lesser of:

    . the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the Trust has funds legally available for those payments; and

    . the amount of assets of the trust remaining legally available for distribution to the holders of the trust preferred securities in liquidation of the Trust.

We will not be required to make these liquidation payments if:

  . the Trust distributes the subordinated deferrable notes to the holders of the trust preferred securities in exchange for their trust preferred securities; or

  . the Trust redeems the trust preferred securities in full upon the maturity or redemption of the subordinated deferrable notes.

The guarantee is a guarantee from the time of issuance of the trust preferred securities. We will be obligated to make guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. We may satisfy our obligations to make guarantee payments either by making payments directly to holders of the trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the Trust to make the payments to them.

The guarantee only covers distributions and other payments on the trust preferred securities if and to the extent we have made corresponding payments on the subordinated deferrable notes to the property trustee. If we do not make those corresponding payments:

  . the property trustee will not make distributions on the trust preferred securities;

  . the Trust will not have funds available for payments on the trust preferred securities; and

  . we will not be obligated to make guarantee payments.

We have, through the declaration of trust, the guarantee, the subordinated deferrable notes and the indenture, taken together, fully and unconditionally guaranteed, on a subordinated basis, all of the Trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the declaration of trust.

Covenants of Heller Financial

Under the guarantee, we will agree that, as long as any trust preferred securities issued by the Trust are outstanding, we will not make the payments and distributions described below if:

    . we are in default on our guarantee payments or other payment obligations under the guarantee;

    . any event of default under the declaration of trust has occurred and is continuing; or

    . we have elected to defer payments of interest on the subordinated deferrable notes by extending the interest payment period and that deferral period is continuing.

In these circumstances, we will agree that we will not:

    . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

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    . make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any subordinated deferrable notes that rank equally with, or junior in interest to, the subordinated deferrable notes or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks equally with, or junior in interest to, the subordinated deferrable notes.

However, even during such circumstances, we may:

  . purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock;

  . reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

  . purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  . declare dividends or distributions in our capital stock;

  . redeem or repurchase any rights pursuant to a rights agreement; and

  . make payments under the guarantee related to the trust preferred securities.

In addition, as long as trust preferred securities issued by the Trust are outstanding, we will agree that we will:

  . remain the sole direct or indirect owner of all the outstanding trust common securities, except as permitted by the declaration of trust;

  . permit the trust common securities to be transferred only as permitted by the declaration of trust; and

  . use reasonable efforts to cause the Trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of subordinated deferrable notes to the holders of trust preferred securities as provided in the declaration of trust, in which case the Trust would be dissolved.

Amendments and Assignment

We and the guarantee trustee may amend the guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, we and the guarantee trustee may amend the guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the Trust.

We may assign our obligations under the guarantee only in connection with a consolidation, merger or asset sale involving us permitted under the indenture governing the subordinated deferrable notes.

Termination of the Guarantee

The guarantee will terminate upon:

  . full payment of the redemption price of all trust preferred securities of the Trust;

  . distribution of the subordinated deferrable notes to the holders of the trust preferred securities and trust common securities in exchange for all the securities issued by the Trust; or

  . full payment of the amounts payable upon liquidation of the Trust.

The guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

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Status of the Guarantee

Our obligation to make guarantee payments will be:

  . unsecured;

  . subordinated in right of payment to our senior liabilities or senior guarantees entered into relating to our senior liabilities;

  . pari passu in right of payment to our subordinated liabilities or subordinated guarantees entered into relating to our subordinated liabilities;

  . senior in right of payment to our junior subordinated liabilities or junior subordinated guarantees entered into relating to our junior subordinated liabilities;

  . equal in rank to any securities or guarantees that are expressly made equal by their terms; and

  . senior to our share capital.

Our obligations under the guarantee will be effectively junior to all debt and preferred stock of our subsidiaries. By your acceptance of the trust preferred securities, you agree to any subordination provisions and other terms of the guarantee.

The guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the Trust will have the right to direct the time, method and place of:

  . conducting any proceeding for any remedy available to the guarantee trustee; or

  . exercising any trust or other power conferred upon that guarantee trustee under the guarantee.

The guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against us to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

If the guarantee trustee fails to enforce the guarantee or we fail to make a guarantee payment, you may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

Periodic Reports Under Guarantee

We will be required to provide annually to the guarantee trustee a statement as to its performance of our obligations and our compliance with all conditions under the guarantee.

Duties of Guarantee Trustee

The guarantee trustee normally will perform only those duties specifically set forth in the guarantee. The guarantee does not contain any implied covenants. If a default occurs on the guarantee, the guarantee trustee will be required to use the same degree of care and skill in exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the trust preferred securities only if it is offered security and indemnity satisfactory to it.

Governing Law

New York law will govern the guarantee.

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               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
              THE SUBORDINATED DEFERRABLE NOTES AND THE GUARANTEE

To the extent set forth in the guarantee and to the extent funds are available, we will irrevocably guarantee the payment of distributions and other amounts due on the trust securities. If and to the extent we do not make payments on the subordinated deferrable notes, the Trust will not have sufficient funds to pay distributions or other amounts due on the trust securities. The guarantee does not cover any payment of distributions or other amounts due on the trust securities unless the Trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the declaration of trust for the Trust, the subordinated deferrable notes, the indenture and the guarantee provide a full and unconditional guarantee, on a subordinated basis, of payments of distributions and other amounts due on the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the Trust's obligations under the trust securities.

Sufficiency of Payments

As long as payments of interest and other amounts are made when due on the subordinated deferrable notes, such payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

  . the aggregate principal amount of the subordinated deferrable notes will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  . the interest rate and the interest and other payment dates on the subordinated deferrable notes will match the distribution rate and distribution and other payment dates for the trust securities;

  . we, as issuer of the subordinated deferrable notes, will pay, and the Trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of the Trust (other than with respect to the trust securities); and

  . the declaration of trust further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

The declaration of trust provides that if we fail to make interest or other payments on the subordinated deferrable notes when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the subordinated deferrable notes on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder's pro rata share. If a holder brings such a direct action, we will be entitled to that holder's rights under the declaration of trust to the extent of any payment made by us to that holder.

If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

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Limited Purpose of Trust

The trust preferred securities evidence undivided beneficial ownership interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the trust securities and using the proceeds to purchase our subordinated deferrable notes. A principal difference between the rights of a holder of trust preferred securities and a holder of subordinated deferrable notes is that a holder of subordinated deferrable notes is entitled to receive from us the principal amount of and interest accrued on the subordinated deferrable notes held, while a holder of trust preferred securities is entitled to receive distributions and other payments from the Trust (or from us under the guarantee) only if and to the extent the Trust has funds available for the payment of such distributions and other payments.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the redemption or repayment of the subordinated deferrable notes, the holders of the trust securities will be entitled to receive, out of assets held by the Trust, subject to the rights of creditors of the Trust, if any, the liquidation distribution in cash. Because we are the guarantor under the guarantee and, as issuer of the subordinated deferrable notes, we have agreed to pay for all costs, expenses and liabilities of the trust (other than the Trust's obligations to the holders of the trust securities), the positions of a holder of trust securities and a holder of subordinated deferrable notes relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of Heller Financial would be substantially the same.

                               BOOK-ENTRY SYSTEMS

The Depository Trust Company will act as securities depository for the MEDS Units, the Treasury MEDS Units, the trust preferred securities and the subordinated deferrable notes, as applicable the "securities". The securities will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). We will issue one or more fully registered certificates as global securities for each of the securities in their respective aggregate principal or stated amounts and deposit the certificates with DTC.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

If you intend to purchase any of the securities in the manner provided by this prospectus you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner", is in turn to be received on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the

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transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

We will make any payments on the securities to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

We or the applicable trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

DTC may discontinue providing its service as securities depository with respect to the securities at any time by giving reasonable notice to us or the applicable trustee. Under these circumstances, in the event that a successor securities depository is not obtained, we will print and deliver to you certificates for the securities.

Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository), we will print and deliver to you certificates for the various certificates you may own.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

Neither we, nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

  . the accuracy of the records of DTC its nominee or any participant;

  . any ownership interest in the securities; or

  . any payments to, or the providing of notice to participants or beneficial owners.

                          DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock is not necessarily complete and is subject to and qualified in its entirety by reference to our charter, our bylaws and the Delaware General Corporation Law. Our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

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General

Our charter authorizes us to issue 852,000,000 shares of capital stock, of which:

  . 500,000,000 shares are designated class A common stock, $0.25 par value per share;

  . 300,000,000 shares are designated class B common stock, $0.25 par value per share;

  . 50,000,000 shares are designated senior preferred stock, $0.01 par value per share; and

  . 2,000,000 shares are designated junior preferred stock, no par value per share.

As of December 31, 2000, there were:

  . 46,347,832 class A common shares issued and 45,450,329 shares outstanding;

  . 51,050,000 class B common shares issued and outstanding;

  . 51,050,000 class A common shares reserved for issuance upon conversion of class B common shares;

  . 3,895,623 class A common shares reserved for issuance upon the exercise of outstanding options under our 1998 stock incentive plan;

  . 6,182,162 class A common shares reserved for issuance for awards that we may grant after December 31, 2000 under the 1998 stock incentive plan.

  . 5,000,000 series A preferred shares, a series of senior preferred stock, issued and outstanding;

  . 1,500,000 series C preferred shares, a series of senior preferred stock, issued and outstanding;

  . 1,250,000 series D preferred shares, a series of senior preferred stock, issued and outstanding; and

  . 100,000 NW preferred shares, a series of junior preferred stock, authorized and reserved for issuance.

All outstanding common shares and preferred shares are fully paid and nonassessable. Any shares of class A common stock that we offer by this prospectus will, upon full payment of its purchase price, also be fully paid and nonassessable.

Senior Preferred Stock

Our charter authorizes our board of directors to issue preferred stock in one or more series from time to time. Our board may fix the rights, preferences, privileges, and restrictions, including dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences, of the preferred stock in a certificate of designation without any further vote or action by the stockholders, except as may be required by the terms of our outstanding preferred stock. Our currently authorized preferred stock is described below.

 Series A Preferred Stock

We pay cumulative, quarterly dividends on our series A preferred stock at an annual rate of 8.125%. We may not declare or pay cash dividends on our common, junior preferred or other series of senior preferred stock on parity with the series A preferred stock unless we have paid full cumulative dividends on all of our outstanding series A preferred stock for all past dividend periods. We may redeem in whole or in part our series A preferred stock at a price of $25 per share plus accrued and unpaid dividends.

Except as required by law and as described in this prospectus, the holders of our series A preferred stock have no voting rights. If we fail to pay six consecutive quarterly dividends on our series A preferred stock, the holders of the series A preferred stock, voting separately as a class, may elect two additional directors beyond the number to be elected by our other stockholders at the next annual meeting and at every subsequent annual meeting at which the terms of the directors they elected expire so long as we are in arrears. The directors elected by the holders of series A preferred stock will serve until the dividend default ceases to exist. In addition, without the vote of the holders of at least two-thirds of our outstanding series A preferred stock, we will not:

  . issue any shares of stock ranking senior to the outstanding series A preferred stock as to the payment of dividends or upon liquidation; or

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  . amend our charter or bylaws to change the par value of the series A preferred stock, the aggregate number of authorized series A preferred stock or the powers, preferences or special rights of the series A preferred stock in a manner that adversely affects the holders of our series A preferred stock.

Our series A preferred stock carries a liquidation preference of $25 per share plus accrued and unpaid dividends. Our series A preferred stock ranks senior with respect to payment of dividends and liquidation preferences to our common stock and junior preferred stock.

 Series C Preferred Stock

Dividends on our series C preferred stock are noncumulative. Accordingly, if our board of directors fails to declare a dividend on our series C preferred stock payable on a dividend payment date, then holders of our series C preferred stock have no right to receive a dividend for the dividend period ending on that dividend payment date. We have no obligation to pay any dividend accrued for such period, whether or not dividends on our series C preferred stock are declared payable on any future dividend payment date. If declared by our board of directors, dividends are payable quarterly at an annual rate of 6.687%. We will adjust the amount of dividends payable on our series C preferred stock in the event of certain amendments to the Internal Revenue Code of 1986, as amended, in respect of the dividends received reduction. We may not declare or pay cash dividends on our common stock, junior preferred stock or other series of senior preferred stock ranking equal with our series C preferred stock unless we have paid all declared dividends on all outstanding series C preferred stock for all past dividend periods. We may redeem in whole or in part our series C preferred stock on or after August 15, 2007 at a price of $100 per share plus accrued and unpaid dividends, whether or not declared, for the then-current dividend period and, if declared, accrued and unpaid dividends for prior dividend periods.

Except as required by law and as described in this prospectus, the holders of our series C preferred stock have no voting rights. If we have not paid or declared and set aside dividends payable on our series C preferred stock or on any other class of our series of senior preferred stock for which dividends are noncumulative ranking equal with our series C preferred stock and upon which like voting rights have been conferred and are exercisable for the equivalent of six full quarterly dividend periods, whether or not consecutive, the holders of our series C preferred stock, voting as a single class with the holders of the other noncumulative voting shares (not including any series of noncumulative preferred stock entitled to elect additional directors by a separate vote), may elect two additional directors beyond the number to be elected by our other stockholders, including holders of our series A preferred stock, at the next annual meeting and at every subsequent annual meeting at which the terms of the directors they elected expire so long as we are in arrears. The right of holders of series C preferred stock to elect directors will continue until we pay or declare and set aside dividends on the series C preferred stock for at least four consecutive full quarterly dividend periods. In addition:

  . without the vote of the holders of at least two-thirds of the outstanding series C preferred stock, we will not amend, alter or repeal any provision of our charter in a manner that would adversely affect the powers, privileges or rights of the holders of our series C preferred stock; and

  . without the vote of the holders of at least two-thirds of the outstanding series C preferred stock and any other series of our noncumulative preferred stock ranking equal with the series C preferred stock either as to dividends or upon liquidation, voting as a single class without regard to series, we will not (1) issue, authorize or increase the authorized amount of our series C preferred stock, (2) issue or authorize any obligation or security convertible into or evidencing a right to purchase our series C preferred stock or (3) reclassify any of our authorized stock into an additional class or series of stock ranking prior to our series C preferred stock as to dividends or upon liquidation.

Our series C preferred stock carries a liquidation preference of $100 per share plus an amount equal to the sum of accrued and unpaid dividends, whether or not earned or declared, for the then-current dividend period to the date of the final distribution that ranks:

  . senior to payments to holders of our common stock, junior preferred stock and any other class or series of stock ranking junior to our series C preferred stock; and

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  . equal with payments to holders of each other series of our senior preferred stock outstanding on the date of original issue of our series C preferred stock.

 Series D Preferred Stock

Our series D preferred stock is identical to our series C preferred stock, except that:

  . if declared by our board of directors, dividends are payable quarterly on the series D preferred stock at an annual rate of 6.95%; and

  . we may redeem in whole or in part our series D preferred stock on or after February 15, 2009 at a price of $100 per share plus accrued and unpaid dividends, whether or not declared, for the then current dividend period and, if declared, accrued and unpaid dividends for prior dividend periods.

 NW Preferred Stock

We authorized the issuance of 100,000 shares of our NW preferred stock pursuant to our keep well agreement with Fuji Bank. In the keep well agreement, Fuji Bank has agreed to purchase NW preferred stock in an amount required to maintain our net worth at $500 million. At February 28, 2001, our net worth was approximately $2.6 billion. To date, we have not issued any NW preferred stock to Fuji Bank. If we issue NW preferred stock, we will pay dividends at a rate of 1% per annum above the three-month rate at which Fuji Bank offers deposits in U.S. dollars in London, England to prime banks in the London interbank market. The dividends will be noncumulative and payable, if declared, quarterly. If the NW preferred stock is issued, we will not pay cash dividends on our common stock unless we have declared and paid or set aside full dividends for the then-current dividend period on all outstanding NW preferred stock.

Subject to specified conditions, within a specified period of time after the end of a calendar quarter, we will redeem the NW preferred stock, in whole or in part, at the option of the holder, in an aggregate amount not greater than the excess of (1) our net worth as of the end of the quarter over (2) $500 million at a price equal to the price we received upon the issuance of the NW preferred stock plus accrued and unpaid dividends for the then-current dividend period.

Except as required by law, holders of the NW preferred stock will have no voting rights. The NW preferred stock will have a liquidation preference equal to the price that we received for each share upon the issuance of the NW preferred stock plus accrued and unpaid dividends for the then-current dividend period. The NW preferred stock will rank senior to our common stock and junior to our senior preferred stock with respect to payment of dividends and liquidation preference.

Common Stock

 Voting Rights

The holders of our class A common stock and class B common stock generally have identical rights, except that holders of our class A common stock have one vote per share and holders of our class B common stock have three votes per share on all matters to be voted on by stockholders. Fuji Bank beneficially owns all of our outstanding class B common stock. Fuji Bank, or certain of its transferees, may reduce from time to time the number of votes per share of class B common stock and may not hold class B common stock representing more than 79% of the combined voting power of all outstanding classes of voting stock. Holders of class A common stock and class B common stock may not cumulate their votes for the election of directors.

Generally, except as otherwise required by the Delaware General Corporation Law, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all holders of shares of our class A common stock and class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of our preferred stock. However, except as otherwise provided by law or our charter and subject to any voting rights granted to holders of our preferred

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stock, amendments to our charter must be approved by a majority of all class A common stock and class B common stock, voting together as a single class. In addition, amendments to our charter that would change the powers, preferences or special rights of a class of common stock in a manner that adversely affects the holders that class of common stock must be approved by a majority of the votes entitled to be cast by the holders of the class adversely affected by the amendment, voting as a separate class.

 Dividends

Holders of our class A common stock and class B common stock share ratably on a per share basis in any dividends declared by our board of directors, subject to any preferential rights of our preferred shares. We may not pay dividends on our common stock unless we have paid all declared dividends on all outstanding shares of our series C preferred stock and series D preferred stock and full cumulative dividends on all outstanding class A common stock. If we pay dividends or make other distributions payable in common stock, including distributions pursuant to stock splits or divisions of common stock, we will pay or distribute only class A common stock to holders of class A common stock and only class B common stock to holders of class B common stock. We may not reclassify, subdivide or combine one class of our common stock without at the same time proportionally reclassifying, subdividing or combining the other series of our common stock.

 Conversion

Holders of our class A common stock have no conversion rights. Fuji Bank, its subsidiary or certain unaffiliated transferees can, at their option, convert each share of class B common stock that it holds into one share of class A common stock.

If Fuji Bank and/or its subsidiaries transfer shares of class B common stock, the shares will automatically convert into shares of class A common stock, unless:

  . the transferee is Fuji Bank or a subsidiary of Fuji Bank; or

  . the transferee is an unaffiliated party and it and its subsidiaries receive class B common shares representing more than a 50% voting interest in our outstanding common shares, in which case the shares retained by Fuji Bank and its subsidiaries will automatically convert into shares of class A common stock.

In addition, all shares of our class B common stock will automatically convert into shares of our class A common stock if the number of outstanding shares of class B common stock beneficially owned by Fuji Bank and its subsidiaries or the unaffiliated party and its subsidiaries, as the case may be, falls below 30% of the aggregate number of our outstanding common shares. This automatic conversion will ensure that Fuji Bank and its subsidiaries or the unaffiliated party and its subsidiaries, as the case may be, retain voting control over us only if they continue to have a significant economic interest in us.

 Other Rights

If we engage in a merger, reorganization or consolidation with, or into, another entity and, as a result, our common stock is exchanged for cash or property, we will exchange each share of our common stock, regardless of class, for the same amount of cash or property. If our common stock is exchanged for stock or other securities, we may convert or exchange shares of class A common stock and shares of class B common stock into, or with, stock or other securities that differ to the extent that the class A common stock and the class B common stock differ in our charter. If we liquidate, dissolve or wind up our business, we will pay in full the amounts required to be paid to holders of our preferred stock, then distribute ratably any remaining assets to holders of our common stock.

If we issue additional shares of our class A common stock, or other securities convertible into class A common stock, each holder of class B common stock has preemptive rights to purchase the amount of class A common stock or other securities convertible into class A common stock, as the case may be, that will allow the holder

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to maintain the percentage of beneficial ownership it had before the issuance.
Holders of class A common stock do not have preemptive rights to purchase additional securities.

 Transfer Agent and Registrar

The Bank of New York serves as the transfer agent and registrar for the class A common stock.

Certain Charter and Bylaw Provisions

 Corporate Opportunities

Our charter allows Fuji Bank to engage in activities or lines of business that are the same as, or similar to, the activities and lines of business in which we engage. Neither Fuji Bank nor any of its directors, officers or other employees will be liable to us or our stockholders for breach of any fiduciary duty because it does so.

If Fuji Bank knows of a potential transaction or matter which may be a corporate opportunity for it and for us, it has no duty to communicate or offer the transaction or matter to us. Fuji Bank will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder because it pursues or acquires the opportunity for itself, directs the opportunity to another person or does not communicate information regarding the opportunity to us. If one of our directors, officers or employees who is also a director, officer or employee of Fuji Bank knows of a potential transaction or matter which may be a corporate opportunity for both us and Fuji Bank, he or she may fully satisfy his or her fiduciary duty if he or she acts in a manner consistent with the following policies:

  . a corporate opportunity offered to one of our officers or employees who is also a director, but not an officer, or employee of Fuji Bank is our corporate opportunity;

  . a corporate opportunity offered to one of our officers or employees who is also an officer or employee of Fuji Bank is our corporate opportunity only if it is expressly offered in writing to the person in his or her capacity as our officer or employee; and

  . a corporate opportunity offered to one of our directors who is not one of our officers or employees, but who is a director, officer or employee of Fuji Bank, is our corporate opportunity only if it is expressly offered in writing to the person in his or her capacity as our director.

If Fuji Bank's beneficial ownership of our common shares falls below 30% of the voting power of all classes of our outstanding common shares and none of our directors, officers or other employees is also a director, officer or other employee of Fuji Bank or any of its other subsidiaries, these provisions of our charter and bylaws will expire. Any person who purchases or otherwise acquires our common shares is deemed to know about and consent to these provisions of our charter.

 Provisions that May Have an Anti-Takeover Effect

The following provisions in our charter and by-laws may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest:

  . our charter and bylaws provide that, subject to the rights of holders of preferred stock to elect additional directors under specified circumstances, only the board of directors (1) fixes the number of directors and (2) fills vacancies, other than those occurring by reason of removal of a director by our stockholders;

  . our bylaws provide that a stockholder must provide us advance written notice of its intent to nominate a director or raise a matter at an annual meeting;

  . our charter and bylaws provide that only specified officers, or our secretary at the request of a majority of our directors, may call special meetings of stockholders;

  . our bylaws provide that stockholders may take any action required or permitted to be taken by stockholders by written consent but only so long as Fuji Bank and its subsidiaries or a certain

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   unaffiliated transferee and its subsidiaries, as the case may be, beneficially own more than 50% of the total voting power of our outstanding common stock;

  . our charter requires, subject to the rights of the holders of our preferred stock, the affirmative vote of at least 66 2/3% of the total voting power of our outstanding common stock, voting together as a single class, to amend, repeal or adopt any provision inconsistent with any of the foregoing provisions of our charter; and

  . our charter and bylaws require, subject to the rights of the holders of our preferred stock, the affirmative vote of a majority of directors or the holders of at least 66 2/3% of the total voting power of our outstanding common stock, voting together as a single class, to alter, amend or repeal our bylaws.

We are subject to Section 203 of the Delaware General Corporation Law. In general, under this statute, in certain circumstances, we may not engage in a "business combination" with an "interested stockholder" for three years after the date on which the entity becomes an interested stockholder, unless either:

  . the stockholder acquires more than 85% of our outstanding voting shares upon consummation of the transaction in which the stockholder becomes an interested stockholder;

  . our board of directors approved the business combination or the transaction in which the person becomes an interested stockholder before the date on which the stockholder becomes an interested stockholder; or

  . our board of directors and holders of two-thirds of our outstanding voting stock at a stockholder meeting held on or subsequent to the date of the business combination approve the business combination.

An "interested stockholder" owns, or at any time in the prior three years did own, 15% or more of a corporation's voting stock. A "business combination" is, among other things, a merger, consolidation, stock sale, asset based transaction or other transaction resulting in financial benefit to the interested stockholder.

 Limitations on Directors' Liability

Under our charter, none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  . breach of the director's duty of loyalty;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . certain unlawful dividend payments or stock redemptions or repurchases;
    or

  . any transaction from which the director derived an improper personal benefit.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of MEDS Units, Treasury MEDS Units, trust preferred securities, and our common stock acquired under the purchase contracts. Unless otherwise stated, this summary applies only to initial holders who acquire MEDS Units at the issue price and who hold MEDS Units, Treasury MEDS Units, trust preferred securities, and our common stock as capital assets. The tax consequences to Non-U.S. holders are summarized separately from the tax consequences to U.S. holders. As used herein, the term "U.S. holder" means an owner of a MEDS Unit that, for U.S. federal income tax purposes, is:

  . a citizen or resident of the United States;

  . a corporation created or organized in or under the laws of the United
    States or any political subdivision thereof and

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  . an estate or trust the income of which is subject to United States federal income taxation, regardless of its source; and

The term "Non-U.S. holders" means an owner of a MEDS Unit that, for U.S. federal income tax purposes, is:

  . a nonresident alien;

  . a foreign corporation; and

  . a nonresident alien fiduciary of a foreign estate or trust.

If a partnership holds MEDS Units, Treasury MEDS Units, trust preferred securities, or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding any of the above instruments should consult their tax advisors.

The tax treatment of holders varies depending on their particular situations. This summary does not deal with special classes of holders. For example, this summary does not address:

  . tax consequences to U.S. holders who may be subject to special tax treatment, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, and tax-exempt investors;

  . tax consequences to Non-U.S. holders whose income or gain with respect to a MEDS Unit, Treasury MEDS Unit, trust preferred security or share of class A common stock is effectively connected with the conduct of a trade or business in the United States;

  . alternative minimum tax consequences, if any; or

  . any state, local or foreign tax consequences.

This summary is based upon the Internal Revenue Code of 1986, Treasury regulations (including proposed Treasury regulations) issued under the Code, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change. Any such change may be applied retroactively in a manner that could cause the tax consequences to vary materially from the consequences described below, possibly adversely affecting you.

No statutory, administrative or judicial authority directly addresses the treatment of MEDS Units or instruments similar to MEDS Units for United States federal income tax purposes. As a result, we cannot assure you that the IRS will agree with the tax consequences described below. We urge you to consult your own tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the MEDS Units, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

U.S. Holders

The following summary discusses the tax consequences to U.S. holders.

 MEDS Units

  Allocation of the Purchase Price

Your acquisition of a MEDS Unit will be treated as an acquisition of the trust preferred security and the purchase contract constituting the MEDS Unit. The purchase price will be allocated between the trust preferred security and the purchase contract in proportion to their respective fair market values at the time of purchase. This allocation will establish your initial tax basis in the trust preferred security and the purchase contract. We have determined that
   % of the issue price of a MEDS Unit is allocable to the trust preferred
security and   % is allocable to the purchase contract. This position will be binding on you (but not on the IRS) unless you explicitly disclose a contrary position in a statement attached to your timely filed United States federal income

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tax return for the taxable year in which you acquire a MEDS Unit. Thus, absent such disclosure, you should allocate the purchase price for a MEDS Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

  Trust Preferred Securities

Ownership of Trust Preferred Securities. We, the Trust and you, by acquiring MEDS Units, agree to treat you as the owner, for United States federal, state and local income and franchise tax purposes, of the trust preferred securities that are a part of the MEDS Units that you own. The remainder of this summary assumes that you will be treated as owning the trust preferred securities that are a part of such MEDS Units for United States federal, state and local income and franchise tax purposes.

Classification of the Trust. Under current law, assuming compliance with the terms of the declaration of trust, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each U.S. holder of trust preferred securities will be treated as owning an undivided beneficial interest in the subordinated deferrable notes held by the Trust. Accordingly, you will be required to include in your gross income your pro rata share of the income arising from the subordinated deferrable notes. See "--Interest Income and Original Issue Discount." No corporate dividends received deduction applies to income from the subordinated deferrable notes.

Interest Income and Original Issue Discount. Except as set forth below, you will be required to include your allocable share of the stated interest on the subordinated deferrable notes in your income at the time the interest is paid or accrues in accordance with your regular method of tax accounting.

Treasury regulations would require deferrable interest on the subordinated deferrable notes to be treated as original issue discount from the date of issuance unless the likelihood of deferral is remote. We have determined that the likelihood of interest deferral is remote and the subordinated deferrable notes will not have any original issue discount in the absence of actual deferral, subject to the possible alternative characterization described below.

If we exercise our right to defer payments of the stated interest on the subordinated deferrable notes, the stated interest will become original issue discount. In such case, you will be required to accrue interest income each year using the constant-yield-to-maturity method. You must accrue this amount as original issue discount regardless of your method of tax accounting. In this case, you will not separately report the actual cash payments of interest on the subordinated deferrable notes as taxable income. Any amount of original issue discount included in your gross income (whether or not during a deferral period) with respect to the subordinated deferrable notes will increase your tax basis in the trust preferred securities, and the amount of cash payments received in respect of the accrued original issue discount will reduce your tax basis in the trust preferred securities.

The Treasury regulations dealing with original issue discount and deferrable payments have not been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could take a position contrary to that set forth in this summary. If the IRS were to assert successfully that the stated interest on the subordinated deferrable notes was original issue discount regardless of whether we exercise our right to defer payments, you would be required to treat the stated interest as original issue discount from the date of issuance of the subordinated deferrable notes.

Sale, Exchange or Other Disposition of Trust Preferred Securities. Upon the sale, exchange or other disposition of trust preferred securities (including the remarketing thereof), you will recognize capital gain or loss in an amount equal to the difference between your amount realized (which does not include amounts equal to any accrued but unpaid interest that you have not previously included in gross income, which will be taxable as interest) and your tax basis in the trust preferred securities. Gains of individuals from capital assets held for more than one year are taxed up to a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations.

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Distribution of the Subordinated Deferrable Notes. Under current law, a distribution by the Trust of the subordinated deferrable notes generally will not be taxable. You will have an aggregate tax basis in the subordinated deferrable notes received in the liquidation equal to your aggregate tax basis in the trust preferred securities surrendered, and the holding period of distributed subordinated deferrable notes will include the period during which you held the trust preferred securities. You will continue to include interest and original issue discount, if any, from the subordinated deferrable notes you receive from the Trust.

Possible Alternative Characterization. How the Treasury regulations deal with instruments involving a reset mechanism identical to the reset in the subordinated deferrable notes is unclear. Thus, it is possible that the IRS could treat the subordinated deferrable notes as "contingent payment debt instruments." Under that treatment (1) regardless of your regular method of tax accounting, you would be required to use an accrual method with respect to the subordinated deferrable notes; (2) interest income that accrues may exceed stated interest payments actually received; and (3) any gain and all or a portion of any loss on the sale, exchange or other disposition of the subordinated deferrable notes or the trust preferred securities generally would be ordinary rather than capital in nature.

  Purchase Contracts

Acquisition of Common Stock under a Purchase Contract. You generally will not recognize gain or loss on the purchase of shares of our common stock under a purchase contract, except with respect to any cash paid instead of a fractional share of our common stock. Subject to the following discussion, your aggregate initial tax basis in the shares of our common stock received under a purchase contract generally should equal (1) the purchase price paid for those shares, less (2) the portion of such purchase price allocable to any fractional share. The holding period for shares of our common stock received under a purchase contract will commence on the day after the day you receive the shares.

Ownership of Common Stock Acquired under a Purchase Contract. Any dividend paid to you on shares of our common stock you own will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. You generally will be required to include any such dividend in your gross income as ordinary income on the day you receive the dividend. Subject to customary exceptions and limitations, such dividends will be eligible for the dividends received deduction allowed to corporations.

You will recognize capital gain or loss on any sale or exchange of our common stock in an amount equal to the difference between your amount realized upon the sale of our common stock and your tax basis in our common stock. Capital gains of individuals derived with respect to capital assets held for more than one year are taxed up to a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations.

Adjustment to Settlement Rate. You might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted and as a result of that adjustment your proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to our common stock. Thus, under some circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash.

  Treasury MEDS Units

Substitution of Treasury Security to Create Treasury MEDS Units. If you hold MEDS Units and deliver a treasury security to the securities intermediary in substitution for the trust preferred securities, you generally will not recognize gain or loss upon the delivery of the treasury security or the release of the trust preferred securities. You will continue to include in income any interest and original issue discount, if any, with respect to the trust preferred securities you continue to hold, and your tax basis in, and holding period for, the trust preferred securities and the purchase contracts will not be affected by the delivery and release.

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Ownership of Treasury Securities. We, the trust and you, by acquiring a
Treasury MEDS Unit, agree to treat you as the owner, for United States federal, state and local income and franchise tax purposes, of the treasury security that is part of the Treasury MEDS unit that you own. Accordingly, you will be required to recognize income, gain and loss with respect to the treasury security in the same manner as if you held it directly. You are urged to consult with your tax advisor regarding the acquisition, ownership and disposition of the treasury security.

Substitution of Trust Preferred Securities to Recreate MEDS Units. If you hold Treasury MEDS Units and deliver trust preferred securities to the securities intermediary to recreate MEDS Units, you generally will not recognize gain or loss upon the delivery of the trust preferred securities or the release of the treasury security. You will continue to include in income any interest, original issue discount or acquisition discount otherwise includable with respect to the treasury security and the trust preferred securities, and your tax basis in, and holding period for, the treasury security, the trust preferred securities and the purchase contract will not be affected by the delivery and release.

  Sale or Disposition of Units

Upon a disposition of a MEDS Unit or Treasury MEDS Unit, you will be treated as having sold, exchanged or disposed of the purchase contract and the trust preferred security or treasury security, as the case may be, that constitute the MEDS Unit or Treasury MEDS Unit. You generally will have capital gain or loss equal to the difference between the portion of your proceeds allocable to the purchase contract and the trust preferred security or treasury security, as the case may be, and your respective tax basis in the purchase contract and the trust preferred security or treasury security. See "--MEDS Units--Trust Preferred Securities--Sale, Exchange or Other Disposition of Trust Preferred Securities."

If the disposition of a MEDS Unit or Treasury MEDS Unit occurs when the purchase contract has a negative value to you, you will be considered to have received additional consideration for the trust preferred security or treasury security in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the purchase contract. You should consult your tax advisor regarding a disposition of a MEDS Unit or Treasury MEDS Unit at a time when the purchase contract has a negative value.

  Tax Event Redemption

A tax event redemption will be a taxable event. You will generally recognize capital gain or loss in an amount equal to the difference between (1) the redemption price of the trust preferred securities (whether paid directly to you or applied by the securities intermediary to the purchase of the treasury portfolio on behalf of holders of the MEDS Units), except to the extent of amounts paid in respect of accrued but unpaid interest not previously included in income, which will be taxable as such, and (2) your adjusted tax basis in the trust preferred securities. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed up to a maximum tax rate of 20%. Your ability to deduct capital losses is subject to limitations.

  Treasury Portfolio

Ownership of Treasury Portfolio. We, the Trust and you, by acquiring a MEDS Unit, agree to treat you as the owner, for United States federal, state and local income and franchise tax purposes, of that portion of the treasury portfolio that is a part of the MEDS Units that you own. You will be required to include in income any amount earned on your pro rata share of the treasury portfolio for all United States federal, state and local income and franchise tax purposes. You are urged to consult your tax advisor regarding the tax treatment of the acquisition, ownership and disposition of the treasury portfolio.

Non-U.S. Holders

The following summary discusses the tax consequences to Non-U.S. holders.

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 United States Federal Withholding Tax

We will not withhold on payments of principal and interest to you on the subordinated deferrable notes, the treasury portfolio or treasury securities provided that:

  . you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

  . you are not a controlled foreign corporation that is related to us through stock ownership;

  . you are not a bank whose receipt of interest on the subordinated deferrable notes is described in section 881(c)(3)(A) Code; and

(a) you provide your name and address on an IRS Form W-8BEN, and certify, under penalties of perjury, that you are not a United States person or (b) a financial institution holding the MEDS or Treasury MEDS on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN from the beneficial owner and provides us with a copy.

We generally will withhold tax at a rate of 30% on the dividends paid on the shares of our common stock acquired under the purchase contract.

You may reduce the 30% withholding tax applicable to you on dividends if you provide us with a properly executed IRS Form W-8BEN claiming a reduction of or an exemption from withholding under an applicable tax treaty.

Any gain or income realized on the disposition of a MEDS Unit, a Treasury MEDS Unit, a trust preferred security, a purchase contract, a subordinated deferrable note, a treasury security, the treasury portfolio or our common stock acquired under the purchase contract generally will not be subject to United States federal income or withholding tax unless:

  (1) that gain or income is effectively connected with your conduct of a trade or business in the United States;

  (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  (3) in the case of MEDS Units, Treasury MEDS Units or our common stock, we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

We have determined that we are not a "U.S. real property holding corporation" for United States federal income tax purposes. If we were or became a U.S. real property holding corporation, so long as our common stock continued to be regularly traded on an established securities market, you would not be subject to U.S. federal income tax on the disposition of a purchase contract (that is a part of a MEDS Unit or Treasury MEDS Unit) or our common stock if you held at all times less than five percent of the total outstanding purchase contracts or shares of our common stock, respectively.

Special rules may apply to you if you are a "controlled foreign corporation", "passive foreign investment company" or "foreign personal holding company" and are subject special treatment under the Code. If you are such an entity, you should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

  Information Reporting and Backup Withholding

If you are a U.S. holder, unless you are an exempt recipient such as a corporation, payments under the MEDS Units, Treasury MEDS Units, trust preferred securities, treasury securities or our common stock, the proceeds received with respect to a fractional share of our common stock upon the settlement of a purchase contract, and the proceeds received from the sale, exchange or other disposition of MEDS Units, Treasury MEDS Units, trust

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preferred securities, purchase contracts, treasury securities or our common stock may be subject to information reporting and may be subject to United States federal backup withholding at the rate of 31% if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

If you are a Non-U.S. holder, no backup withholding will be required with respect to payments made by us if a statement described above under "Non-U.S. Holders" has been received and we do not have actual knowledge or reason to know that you are a U.S. holder.

Amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

Generally, employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans and individual retirement accounts that are subject to Section 4975 of the Code and entities whose assets are considered assets of such plans (collectively, "plans") may purchase MEDS Units subject to the investing fiduciary's determination that the investment satisfies ERISA's fiduciary standards and other requirements applicable to investments by plans. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plans.

Section 406 of ERISA and Section 4975 of the Code prohibit fiduciaries from engaging in specified transactions involving "plan assets" with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. A violation of these "prohibited transaction" rules may generate excise tax and other liabilities under ERISA and the Code. Thus, a plan fiduciary considering an investment in MEDS Units also should consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code for which no exemption is available. For example, the purchase and holding of MEDS Units by a plan with respect to which we, the underwriters or any of our affiliates is a party in interest or disqualified person could constitute a prohibited transaction under ERISA or the Code unless an exemption were available for such purchase.

In addition, the Department of Labor (the "DOL") has issued regulations under which the assets of the Trust would be deemed to be "plan assets" for purposes of ERISA and Section 4975 of the Code if 25% or more of the value of any class of equity interests in the Trust were held by plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), or other entities holding "plan assets" (collectively, "Benefit Plan Investors"). No assurance can be given that the value of the MEDS Units held by Benefit Plan Investors will be less than 25% of the total value of such MEDS Units at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. Certain transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions if the MEDS Units were acquired with "plan assets" and the assets of the Trust were deemed to be "plan assets" of plans investing in the Trust.

The United States Department of Labor has issued prohibited transaction class exemptions, "PTCEs", that may apply to the acquisition and holding of the MEDS Units, as well as transactions involving the Trust. These class exemptions include PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting insurance company pooled separate accounts), PTCE 91-38 (respecting bank collective trust funds), PTCE 95-60 (respecting insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers).

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the MEDS Units on behalf of or with "plan assets" of any plan consult with counsel regarding the potential consequences if the assets of the Trust were deemed to be "plan assets" or if the acquisition and holding of the MEDS Units constitutes a prohibited transaction and failed to satisfy applicable fiduciary requirements imposed under ERISA. Any purchaser or holder of the MEDS Units or any interest therein will be deemed to have represented by its purchase and holding thereof that it: (a) is not a Plan or an entity holding "plan assets" and is not purchasing such securities on behalf of or with "plan assets" of any plan or (b) is eligible for exemptive relief and satisfies the applicable fiduciary requirements of ERISA.

                                  UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us and the Trust the following respective number of MEDS Units:

      Name                                                  Number of MEDS Units
      ----                                                  --------------------
      J.P. Morgan Securities Inc...........................
      Salomon Smith Barney Inc.............................
                                                                 ---------
          Total............................................      6,100,000
                                                                 =========

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all of the MEDS Units offered by us if they purchase any MEDS Units.

The following table shows the per MEDS Unit and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional MEDS Units.

Underwriting Discounts and Commissions

                                                        With         Without
                                                   Over-Allotment Over-Allotment
                                                      Exercise       Exercise
                                                   -------------- --------------
      Per MEDS Unit...............................     $              $
      Total.......................................     $              $

We estimate that the total expenses of this offering, excluding underwriting
discounts and commissions, will be approximately $        million.

The underwriters propose to offer the MEDS Units directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $
per share. The underwriters may allow and such dealers may reallow a concession
not in excess of $      per share to certain other dealers. After the initial
public offering of the MEDS Units, the underwriters may change the offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the MEDS Units offered by this prospectus.

We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 900,000 additional MEDS Units at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional MEDS Units which the number of MEDS Units to be purchased by it shown in the above table bears to the total number of MEDS Units offered by this prospectus. We will be obligated, pursuant to the option, to sell MEDS Units to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of MEDS Units offered by us.

The offering of the MEDS Units is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of MEDS Units in whole or in part.

We and the Trust have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

Our executive officers and directors, Fuji Bank, Fuji American Holdings and Mizuho Holdings have agreed that they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any MEDS Units, purchase contracts or shares of common stock, options or warrants to acquire MEDS Units, purchase contracts or shares of common stock or securities exchangeable for or convertible into shares of MEDS Units, purchase contracts or shares of common stock owned by them for a period of 90 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any MEDS Units, purchase contracts or shares of common stock, options or warrants to acquire MEDS Units, purchase contracts or shares of common stock or securities exchangeable for or convertible into MEDS Units, purchase contracts or shares of common stock for a period of 90 days following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date of this prospectus of which the underwriters have been advised in writing and may grant additional options under our stock plans. Without the prior written consent of J.P. Morgan Securities Inc., any additional options granted shall not be exercisable during this 90 day period.

We have been advised by the underwriters that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the of the MEDS Units, trust securities or class A common stock at a level above that which might otherwise prevail in the open market.

A "syndicate covering transaction" is a bid for or the purchase of MEDS Units or class A common stock on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with the offering. The underwriters may create a syndicate short position by making short sales of our MEDS Units or class A common stock and may purchase our MEDS Units or class A common stock on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of MEDS Units or shares of class A common stock than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in the offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the MEDS Units or class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. If the underwriters create a syndicate short position, they may choose to reduce or "cover" this position by either exercising all or part of the over-allotment option to purchase additional MEDS Units or class A common stock from us or by engaging in "syndicate covering transactions". The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of MEDS Units or class A common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

A "stabilizing bid" is a bid for or the purchase of MEDS Units or shares of class A common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our class A common stock. A "penalty bid" is an arrangement that permits the representatives to reclaim the selling concession from an underwriter or a syndicate member for MEDS Units purchased by the representatives in a syndicate covering transaction and therefore have not been effectively placed by the underwriter or syndicate member.

We have been advised by the representatives that these transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time. Similar to other purchase activities, these activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our class A common stock. As a result, the price of our MEDS Units may be higher than the price that might otherwise exist in the open market.

Prior to this offering, there has been no public market for the MEDS Units. We have applied to list the MEDS Units on the New York Stock Exchange under the symbol "HF PrM". In order to meet one of the requirements for listing on the New York Stock Exchange, the underwriters have undertaken to sell the MEDS Units to a minimum of 400 beneficial owners.

In the ordinary course of their business, the underwriters or their affiliates have engaged, are engaged and may in the future engage in investment banking, financial advisory and/or commercial banking transactions with us and our affiliates.

                                 LEGAL MATTERS

The validity of our class A common stock, the MEDS Units, the purchase contracts, the subordinated deferrable notes and the guarantee offered hereby will be passed upon for us by Mark J. Ohringer, our General Counsel. Mr. Ohringer is one of our full-time employees and currently owns, directly or indirectly, or has the right to acquire a total of approximately 47,282 shares of class A common stock. Katten Muchin Zavis, Chicago, Illinois will pass upon certain legal matters for the underwriters. Katten Muchin Zavis from time to time acts as counsel in matters for us and for our subsidiaries. A limited number of attorneys at Katten Muchin Zavis own, in the aggregate, less than 1% of the outstanding shares of our class A common stock. Davis Polk & Wardwell will pass upon certain legal matters for the underwriters relating to the MEDS Units, the purchase contracts, the trust preferred securities and the guarantee. Richards, Layton & Finger, P.A., our special Delaware counsel and special Delaware counsel to the Trust, will issue opinions about the legality of the trust preferred securities, the enforceability of the applicable declaration of trust and the creation of the Trust for us. Certain Federal income tax matters will be passed upon for the underwriters by special tax counsel, Davis Polk & Wardwell.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The consolidated financial statements included and incorporated by reference in this registration statement and prospectus for the fiscal years ended December 31, 2000, 1999 and 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following locations:

  . the public reference room of the SEC, Room 1024, Judiciary Plaza, 450
    Fifth Street N.W., Washington, DC 20549;

  . the public reference facilities at the SEC's regional offices at Seven
    World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

  . the offices of the New York Stock Exchange, 20 Broad Street, New York,
    New York 10005; or

  . the offices of the Chicago Stock Exchange, One Financial Plaza, 440 South
    LaSalle Street, Chicago, Illinois 60605.

Some of these locations may charge a modest fee for copies. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1800SEC-0330. In addition, you may access any document we file with the SEC on its web site at http://www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC. We are incorporating by reference other documents into this prospectus. This means that we are disclosing important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus or in any later filed document that is also incorporated by reference. The information we file later with the SEC will automatically update and supersede the information contained in this prospectus or incorporated by reference from earlier filings. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus:

  . Our annual report on Form 10-K for our fiscal year ended December 31, 2000;

  . Our current reports on Form 8-K dated January 17, 2001, January 18, 2001, and February 20, 2001; and

  . the description of our class A common stock contained in our Registration
    Statements on Form 8-A filed April 1, 1998 and May 7, 1998 under Section 12 of the Securities Exchange Act and all amendments and reports that we file to update the description.

We will provide a copy of the information we incorporate by reference in this prospectus to you at no cost. To request a copy of any or all of this information, you should write or telephone us at Heller Financial, Inc.,
Attention: Investor Relations, 500 West Monroe Street, Chicago, Illinois 60661,
(312) 441-7000.

                             HELLER FINANCIAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Public Accountants.................................. F-2

Consolidated Balance Sheets as of December 31, 2000 and 1999.............. F-3

Consolidated Statements of Income for the Years Ended December 31, 2000,
 1999 and 1998............................................................ F-4

Consolidated Statements of Cash Flows for the Years Ended December 31,
 2000, 1999 and 1998...................................................... F-5

Consolidated Statements of Changes in Stockholders' Equity for the Years
 Ended December 31, 2000, 1999 and 1998................................... F-6

Notes to Consolidated Financial Statements................................ F-7

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Heller Financial, Inc.:

We have audited the accompanying consolidated balance sheets of HELLER FINANCIAL, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heller Financial, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          Arthur Andersen LLP

Chicago, Illinois
January 16, 2001
 (except with respect to Note 27, as to
 which the date is February 16, 2001)

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                              ----------------
                                                               2000     1999
                                                              -------  -------
                                                               (in millions)
                           ASSETS
                           ------
Cash and cash equivalents.................................... $   732  $   516
Receivables (Notes 6 and 24)
  Commercial loans
    Term loans...............................................   4,973    4,652
    Revolving loans..........................................   2,052    2,055
  Real estate loans..........................................   2,686    2,405
  Factored accounts receivable...............................   2,615    2,708
  Equipment loans and leases.................................   3,640    2,975
                                                              -------  -------
    Total receivables........................................  15,966   14,795
  Less: Allowance for losses of receivables (Note 6).........     342      316
                                                              -------  -------
    Net receivables..........................................  15,624   14,479
Equity and real estate investments (Note 7)..................     897      726
Debt securities (Note 7).....................................     755      549
Operating leases (Note 7)....................................     695      428
Investments in international joint ventures (Note 7).........     216      215
Lending partnerships (Note 7)................................     165       95
Goodwill (Note 7)............................................     458      481
Other assets (Note 7)........................................     519      484
                                                              -------  -------
    Total assets............................................. $20,061  $17,973
                                                              =======  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Senior debt (Note 8)
  Commercial paper and short-term borrowings................. $ 5,127  $ 5,202
  Notes and debentures.......................................  10,525    8,630
                                                              -------  -------
    Total debt...............................................  15,652   13,832
Credit balances of factoring clients.........................     982      993
Other payables and accruals..................................     840      790
                                                              -------  -------
    Total liabilities........................................  17,474   15,615
Minority interest............................................      12       11
Stockholders' equity
  Non-redeemable preferred stock (Notes 12 and 13)...........     400      400
  Class A Common Stock ($.25 par; 500,000,000 shares
   authorized; 46,347,832 shares issued and 45,450,329 shares
   outstanding) (Notes 2 and 14).............................      12       12
  Class B Common Stock ($.25 par; 300,000,000 shares
   authorized; 51,050,000 shares issued and outstanding)
   (Note 2)..................................................      13       13
  Additional paid in capital.................................   1,631    1,626
  Retained earnings (Note 13)................................     554      332
  Treasury stock (897,503 shares) (Note 14)..................     (19)      (9)
  Accumulated other comprehensive income.....................     (16)     (27)
                                                              -------  -------
    Total stockholders' equity...............................   2,575    2,347
                                                              -------  -------
    Total liabilities and stockholders' equity............... $20,061  $17,973
                                                              =======  =======

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            For the Year Ended
                                                               December 31,
                                                           --------------------
                                                            2000   1999   1998
                                                           ------ ------ ------
                                                              (in millions)
Interest income........................................... $1,628 $1,197 $1,047
Interest expense..........................................    999    685    624
                                                           ------ ------ ------
  Net interest income.....................................    629    512    423
Fees and other income (Note 15)...........................    298    286    206
Factoring commissions.....................................     73    119    124
Income of international joint ventures....................     38     35     30
                                                           ------ ------ ------
  Operating revenues......................................  1,038    952    783
Operating expenses (Note 16)..............................    459    456    399
Provision for losses (Note 6).............................    148    136     77
Gain on sale of Commercial Services assets (Note 5).......    --      79    --
Restructuring charge (Note 17)............................    --     --      17
                                                           ------ ------ ------
  Income before taxes and minority interest...............    431    439    290
Income tax provision (Note 19)............................    139    154     93
Minority interest.........................................      2      1      4
                                                           ------ ------ ------
  Net income.............................................. $  290 $  284 $  193
                                                           ====== ====== ======
  Dividends on preferred stock............................ $   29 $   28 $   21
                                                           ------ ------ ------
  Net income applicable to common stock................... $  261 $  256 $  172
                                                           ====== ====== ======
  Basic net income applicable to common stock per share
   (Note 20).............................................. $ 2.70 $ 2.75 $ 2.23
                                                           ====== ====== ======
  Diluted net income applicable to common stock per share
   (Note 20).............................................. $ 2.69 $ 2.74 $ 2.23
                                                           ====== ====== ======
  Pro forma basic net income applicable to common stock
   per share (Note 20).................................... $ 2.70 $ 2.75 $ 1.92
                                                           ====== ====== ======
  Pro forma diluted net income applicable to common stock
   per share (Note 20).................................... $ 2.69 $ 2.74 $ 1.91
                                                           ====== ====== ======


          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       For the Year Ended
                                                          December 31,
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
                                                          (in millions)
OPERATING ACTIVITIES
 Net income......................................... $   290  $   284  $   193
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Provision for losses..............................     148      136       77
  Losses from equity investments....................      17       21       33
  Amortization and depreciation.....................      54       46       25
  Provision for deferred tax asset..................      67       40       33
  (Decrease) increase in accounts payable and
   accrued liabilities..............................      (6)     206        2
  Undistributed income of international joint
   ventures.........................................     (33)     (21)     (20)
  Increase in interest payable......................      56       20       21
  Net increase in other assets......................     (33)     (23)     (72)
  Other.............................................       7       33       68
                                                     -------  -------  -------
   Net cash provided by operating activities........     567      742      360
INVESTING ACTIVITIES
 Increase in longer-term loans
  Due to HCFP acquisition...........................     --      (535)     --
  Due to Dealer Products Group acquisition..........     --       --      (579)
  Due to fundings...................................  (6,887)  (7,334)  (6,486)
 Collections of principal...........................   1,579    2,476    2,810
 Loan sales, securitizations and syndications.......   3,014    2,425    4,068
 Net decrease (increase) in short-term loans and
  advances to factoring clients
  Due to sale of HCS assets.........................     --       334      --
  Other.............................................     613   (1,066)    (874)
 Investment in operating leases
  Due to Dealer Products Group acquisition..........     --       --       (35)
  Other.............................................    (600)    (278)    (170)
 Investment in equity interests and other
  investments.......................................    (332)    (447)    (536)
 Goodwill and non-competition agreement from
  acquisitions......................................     --      (238)    (187)
 Sales of investments and equipment on lease........     515      337      362
 Other..............................................     --        48      (54)
                                                     -------  -------  -------
   Net cash used for investing activities...........  (2,098)  (4,278)  (1,681)
FINANCING ACTIVITIES
 Senior note issues.................................   4,695    4,805    2,780
 Retirement of notes and debentures.................  (2,797)  (2,932)  (2,020)
 (Decrease) increase in commercial paper and other
  short-term borrowings.............................     (75)   1,521      249
 Net proceeds from preferred stock issuance.........     --       --       122
 Net proceeds from common stock issuance/re-
  issuance..........................................       1      192      991
 Repurchase of Class A Common Stock (Note 14).......     (10)      (2)      (8)
 Net increase (decrease) in advances to affiliates..     --         6      (32)
 Dividends paid on preferred and common stock.......     (68)     (62)  (1,027)
 Other..............................................       1       (5)     (26)
                                                     -------  -------  -------
   Net cash provided by financing activities........   1,747    3,523    1,029
Increase (decrease) in cash and cash equivalents....     216      (13)    (292)
Cash and cash equivalents at the beginning of the
 year...............................................     516      529      821
                                                     -------  -------  -------
Cash and cash equivalents at the end of the year.... $   732  $   516  $   529
                                                     =======  =======  =======

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                    Class  Class
                           Non-re-    A      B                       Accum.
                          deemable  Common Common                     Other
                          Preferred Stock  Stock  Treasury   Add'l   Compre-                  Compre-
                            Stock    (Note (Note    Stock   Paid In  hensive Retained         hensive
                          (Note 12)   2)     2)   (Note 14) Capital  Income  Earnings Total   Income
                          --------- ------ ------ --------- -------  ------- -------- ------  -------
                                                        (in millions)
BALANCE AT DECEMBER 31,
 1997...................    $275     --     $13      --     $  672    $(12)    $730   $1,678
Comprehensive Income:
Net income..............     --      --     --       --        --      --       193      193   $193
 Other comprehensive
  income, net of tax:
 Unrealized gain on
  securities, net of tax
  of $7.................     --      --     --       --        --      --       --        14     14
 Foreign currency
  translation
  adjustments, net of
  tax benefit of $17....     --      --     --       --        --      --       --        (1)    (1)
                                                                                               ----
 Other comprehensive
  income................     --      --     --       --        --       13      --       --      13
                                                                                               ----
Comprehensive income....     --      --     --       --        --      --       --       --    $206
                                                                                               ====
Issuance of
 Noncumulative Perpetual
 Senior Preferred Stock,
 Series D...............     125     --     --       --         (3)    --       --       122
Issuance of Class A
 Common Stock (Note 2)..     --       10    --       --        981     --       --       991
Repurchase of Class A
 Common Stock (Note 14).     --      --     --        (8)      --      --       --        (8)
Preferred stock
 dividends (Notes 12 and
 13)....................     --      --     --       --        --      --       (21)     (21)
Common stock dividends
 (Notes 2 and 13).......     --      --     --       --       (215)    --      (791)  (1,006)
                            ----     ---    ---     ----    ------    ----     ----   ------
BALANCE AT DECEMBER 31,
 1998...................    $400     $10    $13     $ (8)   $1,435    $  1     $111   $1,962
Comprehensive Income:
Net income..............     --      --     --       --        --      --       284      284   $284
 Other comprehensive
  income, net of tax:
 Unrealized loss on
  securities, net of tax
  benefit of $8.........     --      --     --       --        --      --       --       (15)   (15)
 Foreign currency
  translation
  adjustments, net of
  tax of $(56)..........     --      --     --       --        --      --       --       (13)   (13)
                                                                                               ----
 Other comprehensive
  income................     --      --     --       --        --      (28)     --       --     (28)
                                                                                               ----
Comprehensive income....     --      --     --       --        --      --       --       --    $256
                                                                                               ====
Issuance of Class A
 Common Stock (Note 2)..     --        2    --       --        190     --       --       192
Repurchase of Class A
 Common Stock (Note 14).     --      --     --        (1)      --      --        (1)      (2)
Vesting of Restricted
 Shares.................     --      --     --       --          1     --       --         1
Preferred stock
 dividends (Notes 12 and
 13)....................     --      --     --       --        --      --       (28)     (28)
Common stock dividends
 (Notes 2 and 13).......     --      --     --       --        --      --       (34)     (34)
                            ----     ---    ---     ----    ------    ----     ----   ------
BALANCE AT DECEMBER 31,
 1999...................    $400     $12    $13     $ (9)   $1,626    $(27)    $332   $2,347
Comprehensive Income:
Net income..............     --      --     --       --        --      --       290      290   $290
 Other comprehensive
  income, net of tax:
 Unrealized gain on
  securities, net of tax
  of $2.................     --      --     --       --        --      --       --         3      3
 Foreign currency
  translation
  adjustments, net of
  tax of $(34)..........     --      --     --       --        --      --       --         8      8
                                                                                               ----
 Other comprehensive
  income................     --      --     --       --        --       11      --       --      11
                                                                                               ----
Comprehensive income....     --      --     --       --        --      --       --       --    $301
                                                                                               ====
Re-issuance of Class A
 Common Stock...........     --      --     --       --          1     --       --         1
Repurchase of Class A
 Common Stock (Note 14).     --      --     --       (10)      --      --       --       (10)
Vesting of Restricted
 Shares.................     --      --     --       --          4     --       --         4
Preferred stock
 dividends (Notes 12 and
 13)....................     --      --     --       --        --      --       (29)     (29)
Common stock dividends
 (Note 2 and 13)........     --      --     --       --        --      --       (39)     (39)
                            ----     ---    ---     ----    ------    ----     ----   ------
BALANCE AT DECEMBER 31,
 2000...................    $400     $12    $13     $(19)   $1,631    $(16)    $554   $2,575
                            ====     ===    ===     ====    ======    ====     ====   ======

The accumulated other comprehensive income balance included $10 million, $7 million and $22 million of net unrealized gains on securities available for sale at December 31, 2000, 1999 and 1998, respectively. Accumulated other comprehensive income also included deferred foreign currency translation adjustments, net of tax, of $(26) million, $(34) million and $(21) million at December 31, 2000, 1999 and 1998, respectively.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Description of the Reporting Entity--

Heller Financial, Inc. (including its consolidated subsidiaries, Heller or the Company, which may be referred to as we, us or our) furnishes commercial finance services to businesses in the United States and invests in and operates commercial finance companies throughout the world. We provide our products and services to mid-sized and small businesses principally through two business segments, (1) Domestic Commercial Finance and (2) International Factoring and Asset Based Finance. The Domestic Commercial Finance segment is comprised of five business units: (i) Corporate Finance (Corporate Finance), (ii) Real Estate Financial Services (Real Estate Finance), (iii) Leasing Services (Leasing Services), (iv) Healthcare Finance (Healthcare Finance) and (v) Small Business Finance (Small Business Finance)--See Note 27--Subsequent Events. Our International Factoring and Asset Based segment, managed by our wholly-owned subsidiary, Heller International Group, Inc. (International Group), provides international factoring and asset based financing to medium size and small companies.

Prior to 1998, all of our common stock was owned by Heller International Corporation (HIC), a wholly-owned subsidiary of The Fuji Bank, Limited (Fuji
Bank), of Tokyo, Japan. In addition, Fuji Bank directly owned 21% of the outstanding shares of International Group. We owned the remaining 79% of the outstanding shares of International Group.

Effective January 1998, in order to combine its United States non-bank operations under one holding company, Fuji Bank formed Fuji America Holdings, Inc. (FAHI), and transferred ownership of the Company from HIC to FAHI.

In May 1998, we issued 38,525,000 shares of Class A Common Stock in an initial public offering (the Offering). During 1998, we also issued 505,912 shares of restricted Class A Common Stock to management. After the Offering and the issuance of shares to management, there were 90,080,912 shares of common stock issued, resulting in FAHI owning 79% of the voting interest and 57% of the economic interest of Heller's issued common stock. See Note 2--Initial Public Offering--for more details. In May 1998, we also purchased the 21% interest held by Fuji Bank in International Group and we now own 100% of International Group.

In July 1999, we issued 7.3 million shares of Class A Common Stock in conjunction with the HealthCare Financial Partners acquisition. See Note 4-- HealthCare Financial Acquisition--for more details. Our issuance of common stock related to this transaction reduced FAHI's economic interest in Heller from 57% to 52%.

In September 2000, Fuji Bank, all of whose capital stock had been previously publicly held, became a wholly-owned subsidiary of Mizuho Holdings, Inc. (Mizuho), which currently is also the holding company for the Dai-Ichi Kangyo Bank Ltd. (DKB), and the Industrial Bank of Japan (IBJ). The common shareholders of Fuji Bank, DKB and IBJ became shareholders of Mizuho, which is publicly held. We believe Mizuho is the largest banking organization in the world, with over $1 trillion in total assets.

 Basis of Presentation--

The accompanying consolidated financial statements include the accounts of the Company and our majority-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. We account for investments in affiliated companies owned 50% or less using the equity method. We have included certain temporary interests in investments and carry those temporary investments at cost.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

 Use of Estimates--

Preparing financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the financial statement date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents--

Cash and cash equivalents consist of cash deposits maintained in banks and short-term debt securities with original maturities of less than 60 days.

 Receivables--

We present receivables net of unearned income, which generally includes deferred loan origination and commitment fees and direct loan origination costs. We also include in unearned income other amounts attributed to the fair value of equity interests and other investments received in connection with certain financings. We amortize the unearned income to interest income using the effective interest method over the life of the related loan, lease or commitment period.

We originate loans, portions of which may be sold to participants to manage borrower, industry or product concentrations. We present these receivables net of unearned income. In the event we sell a portion of a loan we had originated, any deferred fees or discounts relating to the portion sold are recognized immediately in income. For loan sales that qualify as participations, we recognize income when the participation is complete.

We review income recognition on an account by account basis. We evaluate collateral regularly, primarily by assessing the related current and future cash flow streams to estimate the value of the equipment, or by assessing the value of the property underlying the receivable. We classify loans as nonearning and we suspend all interest and unearned income amortization when there is significant doubt as to the ability of the debtor to meet current contractual terms. Numerous factors including loan covenant defaults, deteriorating loan-to-value relationships, delinquencies greater than 90 days, the sale of major income generating assets or other major operational or organizational changes may lead to income suspension. We may restore a nonearning account to earning status, triggering recognition of deferred income, if all delinquent principal and interest have been paid under the original contractual terms or the account has been restructured and has demonstrated both the capacity to service the amended terms of the debt and has adequate loan to value coverage.

Direct financing leases are recorded at the aggregate future minimum lease payments plus estimated residual values and deferred initial direct costs, less unearned income. We recognize income on direct financing leases by a method which produces a constant periodic rate of return on the outstanding investment in the lease.

 Allowance for Losses--

We have an established process to evaluate, on a quarterly basis, the adequacy of the allowance for loan losses, which assesses the risk of losses inherent in our portfolio. This process provides an allowance consisting of two components, allocated and unallocated. To derive the allocated component of the allowance, the Company combines estimates of the allowances needed for loans analyzed individually (including impaired loans subject to Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan), and loans analyzed on a pooled basis.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

The determination of allocated reserves involves a review of certain higher-risk transactions, focusing on the accuracy of loan grading, assessments of specific loss content and, in some cases, strategies for resolving problem credits. The loan loss reserve allocations arrived at through this methodology are adjusted based on management's judgement concerning the effect of recent economic events on portfolio performance. In the case of more homogeneous portfolios, such as small business lending and small ticket leasing, the determination of allocated reserves is conducted at a more aggregate, or pooled level. For portfolios of this nature, the risk assessment process focuses on recent delinquency and loss trends in different portfolios to project future losses.

To mitigate the imprecision inherent in most estimates of expected credit losses, the allocated component of the allowance is supplemented by an unallocated component. The unallocated component includes management's judgmental determination of the amounts necessary for economic uncertainties, related industry performance, historical losses and other subjective factors; correspondingly, the relationship of the unallocated component to the total allowance for loan losses may fluctuate from period to period. Although management has allocated a portion of the allowance to specific loan categories, the adequacy of the allowance must be considered in its entirety.

The allowance for losses of receivables is established through direct charges to income. We charge losses to the allowance when we deem all or a portion of a receivable to be impaired and uncollectible as determined by account management procedures. These procedures include assessing how the borrower is affected by economic and market conditions, evaluating operating performance and reviewing loan-to-value relationships. We measure impaired receivables based on the present value of expected future cash flows discounted at the receivable's effective interest rate, at the observable market price of the receivable or at the fair value of the collateral if the receivable is collateral dependent. When the recorded balance of an impaired receivable exceeds the relevant measure of value, we record a writedown against our allowance for losses of receivables.

 Securitized Receivables--

We have securitized and sold to investors certain real estate loans, commercial cash flow loans, small business loans, factored accounts receivable and equipment loans and leases. In the securitization process, originated loans are sold to trusts. The trusts then issue asset-backed securities to investors. In accordance with SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, as amended by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, collectively referred to as SFAS No. 125, after a transfer of financial assets, an entity:

  . recognizes the financial and servicing assets it controls and the liabilities it has incurred;

  . derecognizes financial assets when control has been surrendered; and

  . derecognizes liabilities when extinguished.

SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales, from transfers that are secured borrowings. Securitizations of finance receivables are accounted for as sales when legal and effective control over the related receivables is surrendered. Servicing assets or liabilities are recognized when the servicing rights are retained by the seller and when servicing fees vary from market rates.

In accordance with SFAS No. 125, when we sell loans in a sale or securitization transaction, the carrying value of loans is allocated to the portion retained by Heller and the portion sold, based on relative fair values. We recognize a gain or loss for the difference between the net proceeds received and the allocated carrying value of the receivables sold. Net proceeds include cash received plus the fair value of securities or other interests retained less liabilities incurred or estimated expenses. Any gain or loss from a sale or securitization transaction is recognized currently in fees and other income.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

Securities retained in a transaction are recorded at their estimated fair market value based on estimated future cash flows, factoring in expected loan loss and prepayment speeds, discounted at a market rate of interest and adjusted for any recourse obligations. Assumptions used in estimating future cash flows are based on a combination of our historical experience, current and forecasted trends and external data. We classify retained securities as debt securities available for sale and periodically review these securities for impairment. If we do not retain any interest in the transaction and sell all of the securities to third party investors on a non-recourse basis, our gain equals the net proceeds on the transaction less the carrying value of the securities sold.

In general, we do not establish servicing assets or liabilities because, in securitization transactions to date, we have earned servicing fees that are considered consistent with market rates.

See Note 26--Accounting Developments--for more information on SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125.

 Investments in International Joint Ventures--

Our investments in unconsolidated joint ventures represent investments in companies with operations in 14 foreign countries. We use the equity method of accounting for these investments. Under this method, we recognize our share of the earnings or losses of the joint venture in the period in which it is earned. We record these amounts as income of international joint ventures in our consolidated statements of income. Dividends received from joint ventures reduce the carrying amount of our investment.

 Lending Partnerships--

Our investments in lending partnerships represent interests we hold in partnerships, which have been established for the purpose of providing financing through operating leases, loans or direct financing leases. We account for these investments under the equity method of accounting.

 Investments--

Equity interests and investments--We carry at cost investments in warrants, certain common and preferred stocks and certain equity investments, which are not subject to the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). We periodically review the valuation of all of these investments, and we write down the investment balance to reflect declines in value determined to be other than temporary. We record any gains or losses recognized upon sale or writedown of these investments as a component of fees and other income. We account for equity investments in limited partnerships under the equity method of accounting in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, and record income on these investments based on financial information received from fund managers.

Equipment on Operating Leases--We record, at cost, aircraft and equipment on operating leases and depreciate it over its estimated useful lives using the straight line method for financial reporting purposes and accelerated methods for tax purposes. The equipment and aircraft on operating leases is shown net of accumulated depreciation in the balance sheet. We recognize rental revenue from our operating leases ratably over the lease term. Rental revenue, net of depreciation, is recorded as a component of interest income.

Residual Values--We have investments in the residual values of our leasing portfolios. The residual values represent the estimate of the values of the assets at the end of the lease contracts. We initially record these based on appraisals and estimates. Realization of the residual values is dependent on our future ability to

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
market the aircraft or equipment under then prevailing market conditions. Management reviews residuals periodically to determine that recorded amounts are appropriate.

Available for Sale and Held to Maturity Securities--In accordance with SFAS No. 115, we carry, at fair value, our available for sale securities. We record any unrealized gains or losses in stockholders' equity, net of related taxes. We record our held to maturity securities at amortized cost. We write down to fair value available for sale and held to maturity securities to reflect declines in value determined to be other than temporary. We include the amount of any writedown in fees and other income.

Real Estate Investments--We provide financing through certain real estate loan arrangements that are recorded as acquisition, development and construction investment transactions. We recognize income to the extent we have received cash in excess of the investment's carrying amount.

Repossessed Assets--Assets that we have legally acquired in satisfaction of receivables are carried at fair value, less estimated selling costs and are included in other assets. After repossession, we expense operating costs and apply cash receipts to reduce the asset balance.

Goodwill--We record as goodwill the excess of our acquisition cost over the fair value of the acquired entity's net assets and any identifiable intangibles. We amortize goodwill on a straight-line basis over the acquisition's expected beneficial period not to exceed 25 years. We periodically evaluate the carrying value of our goodwill for impairment.

 Income Taxes--

Federal income taxes are accounted for utilizing the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Derivative Financial Instruments--

We use derivatives as an integral part of asset/liability management to reduce the overall level of financial risk arising from normal business operations. These derivatives are used to:

  . diversify sources of funding;

  .alter interest rate exposure arising from mismatches between assets and liabilities; and

  .manage exposure to fluctuations in foreign exchange rates.

We do not trade in derivative securities, nor do we use speculative derivative products to generate earnings from changes in market conditions.

Before entering into a derivative transaction, we determine that a high correlation exists between the change in value of the hedged item and the value of the derivative. At the inception of each transaction, derivatives are designated or matched to specific assets or pools of assets or liabilities. After inception of a hedge, asset/liability managers monitor its effectiveness through an ongoing review of the amounts and maturities of assets, liabilities and derivative positions. This information is reported to our Financial Risk Management Committee (FRMC) whose members include our Chairman, Chief Financial Officer and Treasurer. The FRMC approves the direction we will take with respect to our financial risk position and regularly reviews interest rate sensitivity, foreign exchange exposure, funding needs and liquidity. Our financial risk position and the related activities of the FRMC are reported regularly to the Executive Committee of the Board of Directors and to the Board of Directors.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

We enter into interest rate swap agreements to modify the interest characteristics of our outstanding assets and liabilities to limit exposure to changes in interest rates. Our interest rate swap agreements are designated as hedges of their underlying assets and liabilities. We may also utilize cross currency interest rate swaps when the issuance of debt denominated in a foreign currency is deemed more cost effective. This type of swap converts foreign currency denominated debt to U.S. dollar denominated debt with U.S. based indices. We generally hold our interest rate swap agreements to maturity. Any differential due to changes in interest rates is accrued and recognized as an adjustment to interest expense or interest income over the agreement's life. Any amount payable to or receivable from counter-parties is recorded in other liabilities or other assets. Gains or losses on terminated interest rate swaps that hedged underlying assets or obligations are amortized to interest income or interest expense over the remaining life of the underlying asset or obligation. If the underlying asset or obligation is sold, we recognize the gain or loss related to closing the swap currently in income.

We also periodically enter into forward currency exchange contracts. These financial instruments serve as hedges of our foreign investment in international subsidiaries and joint ventures. Through these contracts, we primarily sell the local currency and buy U.S. dollars. Gains or losses on terminated forward currency exchange contracts, which were hedges of net investments in a foreign subsidiary or joint venture, continue to be deferred and are recognized when the international investment is sold or substantially liquidated. Gains or losses resulting from translation of foreign currency financial statements and the related effects of the hedges of net investments in joint ventures and subsidiaries outside the United States, are accumulated in stockholders' equity, net of related taxes, until the international investment is sold or substantially liquidated. The change in fair value of contracts, which serve to effectively hedge our foreign investment in international subsidiaries and joint ventures, is included in the determination of net income.

We utilize interest rate futures contracts to hedge the interest rate risk of a portion of our receivables portfolio and to fix the interest rates of various floating rate liabilities. Futures contracts are agreements to buy or sell a specific amount of a financial instrument at a particular price on a stipulated future date. Futures contracts are carried at fair value.

 Stock Based Compensation--

We account for stock option and stock awards in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25). In accordance with APB No. 25, no compensation expense is recognized for stock options or awards issued under our stock incentive plan, as the exercise price of the stock options equaled the market value on the grant dates. In 1996, SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No.
123), became effective. SFAS No. 123, which prescribes the recognition of compensation expense based on the fair value of options on the grant date, allows companies to continue applying APB No. 25 if certain pro forma disclosures are made assuming hypothetical fair value method application. See
Note 18--Employee Benefits--for pro forma disclosures required by SFAS No. 123 plus additional information on the Company's stock options.

Restricted stock issued is recorded as deferred compensation at the issue price (fair market value) on grant date and is amortized to compensation expense on a straight-line basis over the applicable vesting periods.

 Reclassifications--

We have reclassified certain prior year amounts to conform to the current year's presentation.

2. Initial Public Offering

In May 1998, we issued 38,525,000 shares of Class A Common Stock in an initial public offering. We received net proceeds of $986 million. Of that amount, we repaid our indebtedness under a $450 million subordinated

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
note to FAHI. The note was issued February 24, 1998 for a previously declared dividend to FAHI. We also used $533 million to pay a cash dividend to FAHI. Our 51,050,000 outstanding Class B Common Shares are held by FAHI. In addition, we issued 505,912 shares of restricted Class A Common Stock to management during 1998.

The holders of our Class A Common Stock are entitled to one vote per share. The holders of our Class B Common Stock are entitled to three votes per share (except that the outstanding shares of Class B Common Stock may never represent more than 79% of the combined voting power of all outstanding shares of the Company's voting stock).

After the Offering and the issuance of shares to management, we had 90,080,912 shares of common stock issued resulting in FAHI owning 79% of the voting interest and 57% of the economic interest of our issued common stock. Prior to May 1998, FAHI owned 100% of our issued and outstanding common stock. At December 31, 2000 FAHI's ownership is 53%.

In anticipation of an initial public offering, we amended our Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock. We have the authority to issue up to 852 million shares of stock including:

  . 2 million shares designated as Preferred Stock with no par value;

  . 50 million shares designated as Senior Preferred Stock with a par value of $0.01 per share; and

  . 800 million shares designated Common Stock with a par value of $0.25 per share.

Our Certificate of Incorporation, as amended, now authorizes two classes of Common Stock, Class A Common Stock and Class B Common Stock. We have retroactively reflected the authorization of the two classes of Common Stock in our consolidated financial statements.

3. Dealer Products Group Acquisition

On November 30, 1998, we acquired, through our subsidiaries, the U.S. assets of the Dealer Products Group of Dana Commercial Credit Corporation and the stock of the Dealer Products Group's international subsidiaries (collectively, Dealer Products Group) for $775 million. The purchase price includes the assumption and repayment of approximately $260 million of the international subsidiaries' debt. The U.S. and international subsidiaries of the Dealer Products Group provide customized leasing and financing to commercial enterprises primarily for the acquisition of computer and telecommunications equipment.

We accounted for the acquisition using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, Business Combinations. Goodwill from the acquisition totaled $190 million and is being amortized over 25 years.

We combined the operations of the Dealer Products Group with our existing business and now have operations in the United States, Canada, United Kingdom and Continental Europe.

4. HealthCare Financial Partners, Inc. Acquisition

On July 28, 1999 we acquired HealthCare Financial Partners, Inc. (HCFP) for approximately $475 million. We paid 41% of the purchase price in the form of our Class A Common Stock and 59% in cash. We issued approximately 7.3 million Class A Common Shares for the transaction, which reduced FAHI's ownership interest in Heller from 57% to 52%. In addition, we issued options to purchase
1.1 million shares of our

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

Class A Common Stock at prices ranging from $2 to $37 per share to replace stock options previously held by HCFP employees for HCFP common stock. HCFP was a rapidly growing commercial finance company exclusively focused on providing secured financing to small- and mid-sized health care providers throughout the United States.

We accounted for the acquisition using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, Business Combinations. Goodwill from the transaction totaled approximately $235 million and is being amortized over 25 years. Our 1999 consolidated statement of income includes HCFP's operating results since the acquisition date.

The following table presents the unaudited pro forma combined income statements of the Company and HCFP for the years ended December 31, 2000 and 1999. The pro forma combined income statements are presented as if the acquisition had been effective January 1, 1999. The combined historical operating results of the Company and HCFP for 2000 and 1999 have been adjusted to reflect goodwill amortization and financing costs for the transaction. We have presented the following table for informational purposes only. It does not necessarily indicate our future operating results or the operating results that would have occurred had the acquisition been effective in the periods presented.

                                                                     For the
                                                                   Year Ended
                                                                  December 31,
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
                                                                  (in millions)
                                                                   (unaudited)
      Interest income............................................ $1,628 $1,239
      Interest expense...........................................    999    694
                                                                  ------ ------
        Net interest income......................................    629    545
      Fees and other income......................................    298    289
      Factoring commissions......................................     73    119
      Income of international joint ventures.....................     38     35
                                                                  ------ ------
        Operating revenues.......................................  1,038    988
      Operating expenses.........................................    459    477
      Provision for losses.......................................    148    142
      Gain on sale of Commercial Services assets.................    --      79
                                                                  ------ ------
        Income before income taxes and minority interest.........    431    448
      Income tax provision.......................................    139    157
      Minority interest..........................................      2      1
                                                                  ------ ------
        Net income............................................... $  290 $  290
                                                                  ====== ======

5. Commercial Services Sale

On December 1, 1999, we sold the assets of our Commercial Services unit, part of our Domestic Commercial Finance segment, for approximately $454 million in cash. The sale consisted of $911 million of factored accounts receivable and the assumption of $577 million of liabilities due to factoring clients.

The premium on the transaction to Heller was reduced by $41 million of costs incurred to exit the domestic factoring business. Of this amount, $21 million was related to severance benefits and other related compensation costs incurred for termination of 19% of our domestic employees. In addition, we incurred expenses for transaction costs, termination of third party contracts such as facility leases and vendor contracts, asset impairment charges, recourse provisions and certain other costs directly attributable to the sale. The transaction resulted in a pre-tax gain of $79 million and an after tax gain of $48 million.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

Upon completion of the sale, we terminated our domestic factored accounts receivable sale facility.

Of the total costs incurred in this transaction, $3 million is recorded as a liability of Heller as of December 31, 2000.

6. Lending Assets

Lending assets includes receivables and repossessed assets.

At December 31, 2000 we had domestic commercial finance receivables of $13.3 billion and international factoring and asset based finance receivables of $2.7 billion. The international receivables included factored accounts receivable of $2.4 billion relating to Factofrance and $300 million from our other foreign consolidated subsidiaries. Total receivables at December 31, 1999 consist of $12.0 billion of domestic receivables and $2.8 billion of foreign receivables.

 Diversification of Credit Risk--

Concentrations of lending assets of 5% or more at December 31, 2000 and 1999, based on the standard industrial classification of the borrower, are as follows:

                                                          December 31,
                                                  -----------------------------
                                                       2000           1999
                                                  -------------- --------------
                                                  Amount Percent Amount Percent
                                                  ------ ------- ------ -------
                                                      (dollars in millions)
      Health Services............................ $1,694    11%  $ 864      6%
      Transportation.............................  1,145     7     844      6
      Business Services..........................    897     6     503      3
      Computers..................................    549     3     938      6
      Department and general merchandise retail
       stores....................................    511     3     877      6
      Automotive.................................    473     3   1,038      7

The health services category is primarily comprised of revolving and term facilities with small- and mid-sized health care providers. The increase in this category is due to growth of Healthcare Finance's portfolio since our acquisition of HCFP in July 1999.

The lending assets in the transportation category primarily arise from chartered aircraft services and transportation services of freight, cargo, and various packages. The increase in this category is due to growth in all areas of our Leasing Services unit.

The business services category consists of equipment rental and leasing companies, computer related service providers, building and security maintenance, and other miscellaneous business services. The increase in this category is due to increases in our International Group and Global Vendor Finance.

The computers category consists of software/hardware distributors and manufacturers, component manufacturers, and end-users of this equipment. The decrease in this category is primarily due to decreases in International Group and Global Vendor Finance.

The department and general merchandise retail stores category is primarily comprised of factored accounts receivable which represent short-term trade receivables from numerous customers. The decrease in this category is primarily due to a decrease in International Group.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

The automotive category is primarily comprised of auto parts distributors and wholesalers, resale and leasing services in the automotive and aircraft industries, and maintenance services for automotive and aircraft parts. The decrease in this category is primarily due to decreases in International Group and Corporate Finance.

 Contractual Maturity of Loan Receivables--

The following table presents the contractual maturities of our receivables at December 31, 2000. This information should not be regarded as a forecast of cash flows (in millions):

                                                                 After
                               2001   2002   2003   2004   2005   2005   Total
                              ------ ------ ------ ------ ------ ------ -------
   Commercial loans.......... $  870 $1,352 $  872 $  641 $  657 $2,633 $ 7,025
   Real estate loans.........    456    645    700    273    203    409   2,686
   Factored accounts
    receivable...............  2,615    --     --     --     --     --    2,615
   Equipment loans and
    leases...................    893    771    653    380    390    553   3,640
                              ------ ------ ------ ------ ------ ------ -------
     Total................... $4,834 $2,768 $2,225 $1,294 $1,250 $3,595 $15,966
                              ====== ====== ====== ====== ====== ====== =======

Commercial loans consist principally of senior loans secured by receivables, inventory or property, plant and equipment. Real estate loans are principally collateralized by first mortgages on commercial and residential real estate. Factored accounts receivable are purchased from clients, and we provide credit and collection services in return for a commission. Equipment loans and leases are secured by the underlying equipment, and we may have at least partial recourse to the equipment vendor in certain programs. Of the loans maturing after 2001, $3.4 billion have fixed interest rates and $7.7 billion have floating interest rates.

 Direct Financing Leases--

The components of the net investment in direct financing leases, included as part of Equipment Loans and Leases on our consolidated balance sheet, are as follows:

                                                                 December 31,
                                                                 --------------
                                                                  2000    1999
                                                                 ------  ------
                                                                  (dollars in
                                                                   millions)
      Total minimum lease payments.............................. $1,556  $1,507
      Estimated residual values.................................    310     179
      Deferred initial direct costs.............................     18      16
      Unearned income...........................................   (288)   (254)
                                                                 ------  ------
      Net investment in direct financing leases................. $1,596  $1,448
                                                                 ======  ======

At December 31, 2000, the future minimum lease payments to be received on direct financing leases for the five succeeding fiscal years and thereafter are (in millions):

      Year Ending December 31:
        2001............................................................ $  529
        2002............................................................    403
        2003............................................................    250
        2004............................................................    170
        2005............................................................     70
        Thereafter......................................................    134
                                                                         ------
        Total minimum lease payments.................................... $1,556
                                                                         ======

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

 Impaired Receivables, Repossessed Assets, and Troubled Debt Restructurings--

We do not recognize interest and fee income on impaired receivables or repossessed assets, both of which are classified as nonearning, as set forth in the following table:

                                                                     December
                                                                        31,
                                                                     ----------
                                                                     2000  1999
                                                                     ----  ----
                                                                     (dollars
                                                                        in
                                                                     millions)
      Impaired receivables.......................................... $285  $204
      Repossessed assets............................................   22    24
                                                                     ----  ----
        Total nonearning assets..................................... $307  $228
                                                                     ====  ====
      Ratio of total nonearning assets to total lending assets......  1.9%  1.5%

Nonearning assets included $37 million and $32 million in 2000 and 1999, respectively, for our International Factoring and Asset Based Finance Segment.

The average investment in nonearning impaired receivables was $246 million, $214 million and $160 million for the years ended December 31, 2000, 1999 and 1998, respectively.

We did not have any loans that are considered troubled debt restructurings at December 31, 2000. This compares with $14 million of troubled debt restructurings held as of December 31, 1999. Troubled debt restructurings are earning loans restructured at below market terms.

The following table indicates the effect on income if interest on nonearning impaired receivables and troubled debt restructurings, outstanding at year-end, had been recognized at original contractual rates during the year:

                                                    For the Year   For the Year
                                                       Ended          Ended
                                                    December 31,   December 31,
                                                   -------------- --------------
                                                   2000 1999 1998 2000 1999 1998
                                                   ---- ---- ---- ---- ---- ----
                                                      Domestic       Foreign
                                                   -------------- --------------
                                                           (in millions)
      Interest income which would have been
       recorded................................... $25  $12  $15  $19  $20  $15
      Interest income recorded....................   1    2    4  --   --   --
                                                   ---  ---  ---  ---  ---  ---
      Effect on interest income................... $24  $10  $11  $19  $20  $15
                                                   ===  ===  ===  ===  ===  ===

 Loan Modifications--

At December 31, 2000 and 1999, there were no impaired loans that were restructured and returned to earning status.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

 Allowance for Losses of Receivables--

The changes in the allowance for losses of receivables and repossessed assets were as follows:

                                                              For the Year
                                                             Ended December
                                                                   31,
                                                            -------------------
                                                            2000   1999   1998
                                                            -----  -----  -----
                                                              (in millions)
      Balance at the beginning of the year................. $ 316  $ 271  $ 261
        Provision for losses...............................   148    136     77
        Writedowns.........................................  (140)  (116)  (145)
        Recoveries.........................................    25     18     64
        Dealer Products Group acquisition..................   --     --      18
        HCFP acquisition...................................   --       7    --
        Sale of HCS assets.................................   --      (2)   --
        Other..............................................    (7)     2     (4)
                                                            -----  -----  -----
      Balance at the end of the year....................... $ 342  $ 316  $ 271
                                                            =====  =====  =====

There were no material changes in estimation methods and assumptions for the allowances that took place during 2000. The Company considers the allowance for loan losses of $342 million adequate to cover losses inherent in our loan portfolio as of December 31, 2000. Because the allowance is based on judgements and estimates, it is reasonably possible that those judgements and estimates could change in the future causing a corresponding change in the recorded allowance.

Impaired receivables with identified reserve requirements were $260 million and $177 million at December 31, 2000 and 1999, respectively.

                                                                    December
                                                                       31,
                                                                    ----------
                                                                    2000  1999
                                                                    ----  ----
                                                                    (dollars
                                                                       in
                                                                    millions)
      Identified reserve requirements for impaired receivables..... $ 78  $ 44
      Additional allowance for losses of receivables...............  264   272
                                                                    ----  ----
        Total allowance for losses of receivables.................. $342  $316
                                                                    ====  ====
      Ratio of total allowance for losses of receivables to
       nonearning
       impaired receivables........................................  120%  155%

7. Investments and Other Assets

 Equity and Real Estate Investments--

The following table sets forth a summary of the major components of our equity and real estate investments (in millions):

                                                                      December
                                                                         31,
                                                                      ---------
                                                                      2000 1999
                                                                      ---- ----
      Equity interests and investments............................... $404 $342
      Real estate investments........................................  321  235
      Affordable housing projects....................................  100   65
      Available for sale equity securities...........................   72   84
                                                                      ---- ----
        Total equity and real estate investments..................... $897 $726
                                                                      ==== ====

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

Equity interests and investments principally include common stock, preferred stock, warrants and limited partnership investments.

Real estate investments are acquisition, development and construction investment transactions. At December 31, 2000, we held investments in 163 projects with balances ranging up to approximately $12 million.

Affordable housing projects are investments of our Real Estate Finance unit that provide tax credits which benefit our consolidated results through our income tax provision.

The available for sale equity securities are principally comprised of shares of publicly traded common stock. Net unrealized holding gains on these securities were $49 million and $50 million at December 31, 2000 and 1999, respectively, and are recorded in stockholders' equity on a net of tax basis.

 Debt Securities--

The Company's debt securities are comprised of available for sale debt securities and include purchased investments in debt securities and $335 million of securities retained in connection with our loan sales or securitizations. Net unrealized holding losses on total available for sale debt securities were $34 million and $36 million at December 31, 2000 and 1999, respectively. These amounts are recorded in stockholders' equity, on a net of tax basis.

 Operating Leases--

Equipment on lease includes the following (in millions):

                                                                     December
                                                                       31,
                                                                    -----------
                                                                    2000   1999
                                                                    -----  ----
      Aircraft and related equipment............................... $ 350  $259
      Other........................................................   461   213
      Less: accumulated depreciation...............................  (116)  (44)
                                                                    -----  ----
        Equipment on lease......................................... $ 695  $428
                                                                    =====  ====

As of December 31, 2000, computer related equipment on lease totaled approximately $160 million and was included in Other.

Non-cancelable future minimum rental receipts under the leases are $109 million, $67 million, $39 million, $27 million and $18 million for 2001 through 2005. Substantially all aircraft and related equipment was under lease as of December 31, 2000.

 Investments in International Joint Ventures--

The following table sets forth a summary of the financial results of our international joint ventures on a combined basis. This information does not reflect Heller's pro-rata share of these investments:

                                                                  December 31,
                                                                 ---------------
                                                                  2000    1999
                                                                 ------- -------
                                                                   (dollars in
                                                                    millions)
      Factoring volume.......................................... $21,187 $25,243
      Total receivables.........................................   4,312   4,609
      Net income................................................      65      50

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

The following table shows our investment in international joint ventures by geographic region:

                                                                       December
                                                                          31,
                                                                       ---------
                                                                       2000 1999
                                                                       ---- ----
                                                                       (dollars
                                                                          in
                                                                       millions)
      Europe.......................................................... $188 $187
      Latin America...................................................   11   11
      Asia/Pacific....................................................   17   17
                                                                       ---- ----
        Total......................................................... $216 $215
                                                                       ==== ====

We own interests of 40% to 50% in these joint ventures. Our largest investment in international joint ventures is NMB-Heller Holding N.V. which accounts for 69% of our total investments in international joint ventures at December 31, 2000. NMB-Heller Holding N.V. operates finance companies primarily located in the Netherlands, Germany and the United Kingdom. Our investment in NMB-Heller Holding N.V. totaled $148 million and $129 million at December 31, 2000 and 1999, respectively. NMB-Heller Holding N.V. had total receivables of $3.4 billion and $2.9 billion as of December 31, 2000 and 1999 and revenues of $227 million and $181 million for the years then ended.

During 2000, we sold our investment in our joint venture in Belgium. Our investment in this entity totaled nearly $12 million. The gain from the sale was recorded as part of fees and other income.

 Lending partnerships--

Our investments in lending partnerships are primarily comprised of investments of our Leasing Services unit and primarily include partnership interests within the aircraft industry. As of December 31, 2000, we held interests in 10 lending partnerships versus seven at December 31, 1999.

 Goodwill--

The following table presents goodwill balances, net of amortization, relating to our acquisitions:

                                                                       December
                                                                          31,
                                                                       ---------
                                                                       2000 1999
                                                                       ---- ----
                                                                       (dollars
                                                                          in
                                                                       millions)
      HCFP............................................................ $222 $231
      Dealer Products Group...........................................  174  181
      Factofrance.....................................................   56   62
      Other...........................................................    6    7
                                                                       ---- ----
        Total goodwill................................................ $458 $481
                                                                       ==== ====

Amortization for the years ended December 31, 2000 and 1999 totaled $20 million and $15 million, respectively.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

 Other Assets--

The following table sets forth a summary of the major components of other assets:

                                                                       December
                                                                          31,
                                                                       ---------
                                                                       2000 1999
                                                                       ---- ----
                                                                          (in
                                                                       millions)
      Other Assets:
        Prepaid expenses and other assets............................. $225 $203
        Deferred income tax benefits, net of allowance of $5 at
         December 31, 2000 and 1999, respectively.....................  211  194
      Furniture, fixtures and equipment...............................   57   55
      Repossessed assets..............................................   22   24
      Non-compete agreement...........................................    4    8
                                                                       ---- ----
        Total other assets............................................ $519 $484
                                                                       ==== ====

Our noncash investing activities include $11 million and $21 million of receivables which were classified as repossessed assets during the periods ended December 31, 2000 and 1999, respectively. See Note 19--Income Taxes--for additional information on deferred income tax benefits.

8. Senior Debt

Commercial paper and short-term borrowings--We use commercial paper to finance a portion of our domestic operations. Our consolidated international subsidiaries use short-term borrowings and commercial paper to finance international operations. Total commercial paper borrowings represent 26% of total debt at December 31, 2000. Combined commercial paper and short-term borrowings represent 33% of total debt at December 31, 2000.

The following table summarizes our commercial paper and short-term borrowings as of December 31, 2000 and 1999:

                                                                   December 31,
                                                                   -------------
                                                                    2000   1999
                                                                   ------ ------
                                                                   (in millions)
      Domestic commercial paper................................... $3,486 $3,539
      International commercial paper..............................    652    421
      Factofrance short-term borrowings...........................    833    989
      Other consolidated subsidiaries short-term borrowings.......    156    253
                                                                   ------ ------
        Commercial paper and short-term borrowings................ $5,127 $5,202
                                                                   ====== ======

The table below sets forth information concerning our domestic commercial paper borrowings. The average interest rates and average borrowings are computed based on the average daily balances during the year. We issue commercial paper with maturities ranging up to 270 days.

                                                         2000    1999    1998
                                                        ------  ------  ------
                                                            (dollars in
                                                             millions)
      Commercial Paper--domestic:
        Average interest rate
          During the year..............................   6.45%   5.32%   5.71%
          During the year, including the effect of
           commitment fees.............................   6.63    5.47    5.83
          At year-end..................................   7.09    6.13    5.59
          Average borrowings........................... $3,699  $3,346  $2,619
          Maximum month-end borrowings.................  3,959   4,194   2,974
          End of period borrowings.....................  3,486   3,539   2,450

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

Our International commercial paper includes Factofrance commercial paper and issuances under our Canadian commercial paper program. Factofrance commercial paper issued at December 31, 2000 had an average interest rate of 5.08% and its short-term borrowings at December 31, 2000 had an average interest rate of 5.06%. Factofrance uses primarily short-term debt and commercial paper to fund its assets, which are short-term in nature. Canadian commercial paper issued at December 31, 2000 had an average interest rate of 6.02%. We use Canadian commercial paper to fund our Canadian assets.

Available credit and asset sale facilities--At December 31, 2000, we have total committed credit and asset sale facilities of $5.9 billion, of which $5.7 billion was available for use at December 31, 2000.

The amount of committed facilities includes approximately $4.2 billion in available liquidity support, split equally between two bank credit facilities. One of these is a five-year facility expiring in April 2005 and the other is a 364-day facility expiring in April 2001 (which we intend to renew). The 364-day facility includes a term loan option that expires one year after the option exercise date. The terms of the bank credit facilities require us to maintain stockholders' equity of $1.5 billion and to maintain a debt to equity ratio of less than ten times. Under the terms of the debt covenants of the agreements, we could have borrowed an additional $9.1 billion of debt at December 31, 2000.

During 2000, we increased our committed liquidity support by establishing an asset backed commercial paper conduit facility. This facility allows us to sell participations in a designated pool of Corporate Finance cash-flow loans to bank-sponsored conduits, on a limited recourse basis. Committed liquidity support under this facility totals $1.4 billion, of which $700 million was utilized at December 31, 2000. The underlying liquidity support for the conduits is provided by unaffiliated commercial banks. The commitment period of this liquidity support is 364 days and may be renewed annually by the banks, at their discretion. See Note 27--Subsequent Events--for more information on this facility.

Also included in committed facilities is approximately $300 million of additional alternative liquidity, which is available by discounting eligible French receivables with the French Central Bank since Factofrance is a registered financial institution in France. At December 31, 2000, $183 million was available for use under this facility.

In addition to the above facilities, we have committed foreign bank credit facilities of nearly $750 million (U.S. dollar equivalent) for our consolidated international subsidiaries. As of December 31, 2000, there was $563 million available under these facilities.

Our wholly-owned subsidiary, Factofrance, has two factored accounts receivable sale facilities. These facilities allow Factofrance to sell an undivided interest of up to FRF 1.7 billion (approximately $250 million) in a designated pool of our factored accounts receivable to two bank-sponsored conduits on a limited recourse basis. As of December 31, 2000, these facilities were fully utilized.

We have a shelf registration statement, filed with the SEC, covering the sale of up to $10 billion in debt securities (including medium term notes), senior preferred stock and Class A Common Stock. As of December 31, 2000, there was $5.9 billion available under this shelf registration.

We have a Euro Medium-Term Note Program for the issuance of up to $2 billion in notes to be issued from time to time. As of December 31, 2000, there was $1.5 billion available under this Program.

We have a Euro commercial paper program and a Canadian commercial paper program for the issuance of notes up to $1 billion and $250 million, respectively. As of December 31, 2000, there was $385 million and $42 million, respectively, available under these programs.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

Notes and debentures--The scheduled maturities of debt outstanding at December 31, 2000, other than commercial paper and short-term borrowings, and gross of the unamortized discount of $8 million, are as follows:

                               Scheduled Maturities at December 31,
                          -----------------------------------------------------
                                                                 After
                           2001    2002    2003   2004    2005   2005    Total
                          ------  ------  ------  -----  ------  -----  -------
                                       (dollars in millions)
Various fixed rate notes
 and debentures.........  $  941  $1,849  $  956  $ 876  $1,033  $ 600  $ 6,255
Fixed weighted average
 rate...................    6.07%   6.83%   7.77%  6.28%   7.38%  7.38%    6.93%
Various floating rate
 notes and debentures...  $2,279  $1,210  $  719  $  45  $  --   $  25  $ 4,278
Floating weighted
 average rate...........    6.89%   6.89%   6.88%  7.16%    -- %  7.11%    6.89%
Total notes and
 debentures.............  $3,220  $3,059  $1,675  $ 921  $1,033  $ 625  $10,533

Our various fixed and floating rate notes and debentures are denominated in U.S. dollars, Euros, French francs, Singapore dollars, Czech korunas, British pounds and Japanese yen. In order to fix the exchange rate of foreign currency to U.S. dollars on the foreign currency denominated debt, we have entered into cross currency interest rate swap agreements. In order to convert certain fixed rate debt to floating rate debt and vice-versa, we have entered into interest rate swap agreements.

The following table provides the year-end weighted average interest rate of the U.S. dollar and foreign denominated debt, gross of the unamortized discount of $8 million and $6 million, before and after the effect of the swap agreements at December 31, 2000 and 1999, respectively.

                                            Weighted Average Interest Rate
                            ---------------------------------------------------------------
                                        Before After              Before After
                                        Effect Effect  Variable   Effect Effect
                            Fixed Debt    of     of      Debt       of     of   Total Debt
                            Outstanding  Swap   Swap  Outstanding  Swap   Swap  Outstanding
                            ----------- ------ ------ ----------- ------ ------ -----------
                                                 (dollars in millions)
   2000:
     United States dollar..   $5,884     7.02%  6.97%   $4,040     6.97%  6.94%   $ 9,924
     Euros.................      283     5.75   7.08       118     5.26   5.35        401
     French franc..........        9     5.25   5.25        58     5.60   5.60         67
     Singapore dollar......       58     3.40   7.04       --       --     --          58
     Czech koruna..........       21     6.00   7.01        33     5.53   6.99         54
     British pound.........      --       --     --         29     6.39   6.39         29
       Total...............   $6,255     6.93%  6.97%   $4,278     6.89%  6.88%   $10,533
   1999:
     United States dollar..   $4,494     6.40%  6.63%   $3,732     6.35%  6.42%   $ 8,226
     French franc..........       17     5.25   5.25        87     3.82   3.82        104
     Japanese yen..........      306     3.26   6.24       --       --     --         306
       Total...............   $4,817     6.20%  6.60%   $3,819     6.29%  6.36%   $ 8,636

The contractual interest rates for the U.S. dollar denominated fixed rate debt range between 5.48% and 8.00% at December 31, 2000. The contractual rates on the U.S. dollar denominated floating rate debt are based primarily on indices such as the Federal Funds rate plus 0.31% to 0.60% and the three-month London Inter-Bank Offered Rate (LIBOR) plus 0.07% to 0.90%.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

9. Financial Instruments with Off-Balance Sheet Risk

We are party to several types of agreements involving financial instruments with off-balance sheet risk. These instruments are used to meet the financing needs of borrowers and to manage our own exposure to interest rate and currency exchange rate fluctuations. These instruments principally include interest rate swap agreements, forward currency exchange contracts, options, futures contracts, interest rate cap agreements, loan commitments, letters of credit and guarantees.

 Derivative financial instruments used for risk management purposes--

We use derivatives as an integral part of asset/liability management to reduce our overall level of financial risk. These derivatives, particularly interest rate swap agreements, are used to:

  . diversify sources of funding;

  . alter interest rate exposure arising from mismatches between assets and liabilities; and

  . manage exposure to fluctuations in foreign exchange rates.

Our derivative instruments are entirely related to accomplishing these risk management objectives, which arise from normal business operations. We are not an interest rate swap dealer nor are we a trader in derivative securities. We have not used speculative derivative products to generate earnings from changes in market conditions.

The credit risk associated with these instruments is limited to:

  . amounts earned but not collected; and

  . any additional amounts we may incur to replace the instrument under current market conditions.

These amounts will increase or decrease during the life of the instruments as interest rates and foreign exchange rates fluctuate. The amounts of credit risk are substantially less than the notional amounts of these agreements. We manage this risk by establishing minimum credit ratings for each counter-party. We also limit the exposure to individual counter-parties based upon the total notional amount and the current replacement cost of existing agreements. We have not experienced nonperformance by any counter-party related to our derivative financial instruments.

The following table summarizes the contractual notional amounts of our derivative financial instruments as of December 31, 2000 and 1999.

                                                                Contractual or
                                                                Notional Amount
                                                                ---------------
                                                                 2000    1999
                                                                ------- -------
                                                                 (in millions)
      Interest rate swap agreements............................ $ 4,699 $ 7,662
      Basis swap agreements....................................   2,161   2,376
      Forward currency exchange contracts......................   1,007   1,421
      Cross currency interest rate swap agreements.............     633     470
      Interest rate futures contracts..........................     334     220
      Purchased options........................................     127      29
      Interest rate cap agreements.............................      30      24

Interest rate swaps are agreements whereby two parties enter into an agreement to exchange periodic interest payments. We utilize interest rate swaps primarily to convert fixed rate financings to variable rate debt. We may also utilize cross currency interest rate swaps when the issuance of debt denominated in a foreign currency is

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
deemed more cost effective. This type of swap converts foreign currency denominated debt to U.S. dollar denominated debt with U.S. based indices. We also use swap agreements to alter the characteristics of specific asset pools to more closely match the interest terms of the underlying financings. These agreements enhance the correlation of the interest rate and currency characteristics of our assets and liabilities and mitigate our exposure to interest rate volatility. Basis swap agreements involve the exchange of two different floating rate interest payment obligations. We use these types of agreements to manage the risk between different floating rate indices.

Forward contracts are agreements to purchase or sell a specific quantity of an instrument or currency at the current or spot price, with delivery and settlement at a specified future date. We will periodically enter into forward currency exchange contracts or purchase options. These instruments serve as hedges of our investment in international subsidiaries and joint ventures. We also periodically enter into forward contracts to hedge receivables denominated in foreign currencies or may purchase foreign currencies in the spot market to settle a foreign currency denominated liability.

Futures contracts are agreements to buy or sell a specific amount of a financial instrument at a particular price on a stipulated future date. We utilize futures contracts to hedge the interest rate risk of a portion of our receivables portfolio and to fix the interest rates of various floating rate liabilities.

Commitments, letters of credit and guarantees--We generally enter into various commitments, letters of credit and guarantees in response to our customers' financing needs. Since we expect many of these agreements to expire unused, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing these instruments is similar to extending loans to borrowers. Our credit quality and collateral policies for controlling this risk are similar to those involved in our normal lending transactions. Our contractual amount of commitments, letters of credit and guarantees are shown below:

                                                                    Contract
                                                                     Amount
                                                                  -------------
                                                                   2000   1999
                                                                  ------ ------
                                                                  (in millions)
      Loan commitments........................................... $2,997 $2,587
      Letters of credit and financial guarantees.................    512    582
      Investment commitments.....................................    150    147

Commitments to fund new and existing borrowers generally have fixed expiration dates and termination clauses and typically require payment of a fee. We issue letters of credit and financial guarantees as conditional commitments to guarantee the performance of a borrower or an affiliate to a third party. Losses related to these services historically have not been significant. Investment commitments are comprised of Real Estate Finance and Corporate Finance commitments to fund a variety of investment types.

10. Legal Proceedings

We are party to a number of legal proceedings as plaintiff and defendant, all arising in the ordinary course of our business. Although the ultimate outcome of these proceedings is not ascertainable, we believe that the amounts, if any, which may ultimately be funded or paid will not have a material adverse effect on our financial condition or results of operations.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

11. Rental Commitments

Our minimum rental commitments under non-cancelable operating leases and other service agreements at December 31, 2000 are as follows (in millions):

             2001................................ $ 24
             2002................................   23
             2003................................   20
             2004................................   20
             2005................................   18
             Thereafter..........................   34
                                                  ----
             Total............................... $139
                                                  ====

Total rent expense, net of rental income from subleases, was $30 million, $37 million and $34 million for the years ended December 31, 2000, 1999 and 1998, respectively.

12. Preferred Stock

The following table summarizes our non-redeemable preferred stock:

                                                                        As of
                                                                      December
                                                                         31,
                                                                      ---------
                                                                      2000 1999
                                                                      ---- ----
                                                                         (in
                                                                      millions)
      Cumulative Perpetual Senior Preferred Stock, Series A.......... $125 $125
      Noncumulative Perpetual Senior Preferred Stock, Series C.......  150  150
      Noncumulative Perpetual Senior Preferred Stock, Series D.......  125  125
                                                                      ---- ----
        Total Preferred Stock........................................ $400 $400
                                                                      ==== ====

Cumulative Perpetual Senior Preferred Stock, Series A ($.01 Par Value; stated value, $25; 8.125%; 5,000,000 shares authorized and outstanding)--Our Cumulative Perpetual Senior Preferred Stock, Series A (Series A Preferred Stock) can be redeemed in whole or in part, at a redemption price of $25 per share, plus accrued and unpaid dividends. Dividends are cumulative and payable quarterly. The Series A Preferred Stock ranks senior with respect to the payment of dividends and liquidation to our other preferred stock.

Noncumulative Perpetual Senior Preferred Stock, Series C ($.01 Par Value; stated value, $100; 6.687%; 1,500,000 shares authorized and outstanding)--Our Series C Preferred Stock is not redeemable prior to August 15, 2007. On or after this date, we can redeem, in whole or in part, the Series C Preferred Stock at a redemption price of $100 per share, plus any accrued and unpaid dividends.

Noncumulative Perpetual Senior Preferred Stock, Series D ($.01 Par Value; stated value, $100; 6.95%; 1,250,000 shares authorized and outstanding)--Our Series D Preferred Stock is not redeemable prior to February 15, 2009. On or after this date, we can redeem, in whole or in part, the Series D Preferred Stock at a redemption price of $100 per share, plus any accrued and unpaid dividends.

Redeemable Preferred Stock--We have authorized the issuance of 100,000 shares of a series of preferred stock designated NW Preferred Stock, Class B (No Par Value) (NW Preferred Stock). This stock was authorized pursuant to the Keep Well Agreement between us and Fuji Bank. The agreement is dated April 23, 1983 and was subsequently amended (the Keep Well Agreement). The amendments include, among other things, Fuji Bank's agreement to purchase NW Preferred Stock in an amount required to maintain our stockholders' equity

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
at $500 million. As of December 31, 2000, our stockholders' equity was $2.6 billion. If and when issued, we will pay quarterly dividends on the NW Preferred Stock at a rate per annum equal to 1% over the three-month LIBOR rate. Subject to certain conditions, the holder can redeem the NW Preferred Stock within a specified time period after a calendar quarter end. The redemption amount must not exceed the amount of our stockholders' equity over $500 million. The redemption price will equal the price paid for the stock plus accumulated dividends. No purchases of NW Preferred Stock have been made by Fuji Bank under the Keep Well Agreement.

13. Dividend Restrictions and Payments

Under the provisions of the Delaware General Corporation Law, we may legally pay dividends only out of our surplus or out of our net profits for either the current or preceding fiscal year, or both. In addition, we are prohibited from paying dividends on Common Stock unless all current and full cumulative dividends on the Series A Preferred Stock and the current dividends on the Series C and Series D Preferred Stock have been paid. Also, we are prohibited from paying dividends on any other preferred stock that ranks, with respect to the payment of dividends, equal or junior to the Series A, Series C and Series D Preferred Stock, unless all current and full cumulative dividends on these preferred stocks have been paid.

The following table summarizes the dividends declared and paid dividends on our shares of Preferred Stock during 2000 and 1999:

                                                                      As of
                                                                  December 31,
                                                                  --------------
                                                                   2000    1999
                                                                  ------  ------
                                                                  (in millions)
      Cumulative Perpetual Senior Preferred Stock, Series A...... $   10  $   10
      Noncumulative Perpetual Senior Preferred Stock, Series C...     10      10
      Noncumulative Perpetual Senior Preferred Stock, Series D...      9       8
                                                                  ------  ------
        Total Preferred Stock.................................... $   29  $   28
                                                                  ======  ======

We paid Common Stock dividends of $39 million and $34 million in 2000 and 1999, ratably to our Class A and Class B shareholders.

14. Treasury Stock

We have an executive deferred compensation plan (the Plan) into which certain employees can elect to defer a portion of their annual compensation on a pre-tax basis. The amount deferred remains an asset of Heller and is invested in several mutual funds and in our Class A Common Stock. Investments in our Class A Common Stock under this Plan are reported as treasury stock and are included in the calculation of basic and diluted earnings per share. At December 31, 2000, we held 235,562 shares of treasury stock through the Plan. See Note 18-- Employee Benefits--for additional information relating to the Plan.

In addition, we held 661,941 shares of our Class A Common Stock for use in meeting the requirements of our current stock incentive compensation plans. A significant portion of these shares were purchased during the first quarter of 2000 under a 1999 authorization to repurchase up to 2 million shares of our Class A Common Stock.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

15. Fees and Other Income

The following table summarizes our fees and other income for the years ended December 31, 2000, 1999 and 1998:

                                                                   Year Ended
                                                                  December 31,
                                                                 --------------
                                                                 2000 1999 1998
                                                                 ---- ---- ----
                                                                 (in millions)
      Investment and asset sale income.......................... $204 $175 $111
      Fee income and other......................................   94  111   95
                                                                 ---- ---- ----
        Total................................................... $298 $286 $206
                                                                 ==== ==== ====

Investment and asset sale income consists of gains on securitizations, syndications and loan sales, net investment income and gains, equipment residual gains and participation income. Investment and asset sale income in 2000 also includes a net gain from the sale of one international investment and the liquidation of another. Investment and asset sale income is somewhat dependent on the equity, real estate and capital markets and is therefore subject to volatility.

Fee income and other includes servicing income, late fees, prepayment fees, early termination fees, residual rental income and other miscellaneous fees.

16. Operating Expenses

The following table sets forth a summary of the major components of operating expenses:

                                                                   Year Ended
                                                                  December 31,
                                                                 --------------
                                                                 2000 1999 1998
                                                                 ---- ---- ----
                                                                 (in millions)
      Salaries and other compensation........................... $236 $237 $227
      Legal and professional fees...............................   41   45   31
      Equipment costs...........................................   33   25   24
      Space costs...............................................   30   37   30
      Business acquisition costs................................   26   23   20
      Goodwill and noncompete agreement amortization............   24   19    8
      Travel and entertainment costs............................   21   19   16
      Other.....................................................   48   51   43
                                                                 ---- ---- ----
        Total................................................... $459 $456 $399
                                                                 ==== ==== ====

Operating expenses increased only $3 million, or 1%, in 2000 as compared to 1999, as the increase in operating expenses from the July 1999 HCFP acquisition was more than offset by a decrease in operating expenses resulting from the December 1999 sale of our Commercial Services unit. Excluding the effect of acquisitions and divestitures, operating expenses increased $28 million, or 7%, during 2000 as compared to 1999, primarily as a result of:

  . increased compensation costs in Leasing Services associated with our investment into new markets; combined with

  . higher costs associated with our technology investment and support in our Leasing Services unit.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

17. Restructuring Charge

In 1998, we incurred a one-time restructuring charge of $17 million. This amount included $8 million in severance benefits for termination of approximately 15% of the Company's domestic employees. Also included was $6 million related to office lease terminations and related leasehold improvement writedowns. Restructuring charge liabilities were fully paid out during 1999.

18. Employee Benefits

We have various incentive compensation plans and a savings and profit-sharing plan which provide for annual contributions for eligible employees based on our achievement of certain financial objectives and employee achievement of certain objectives.

Pension and Post Retirement Plans--We have a noncontributory defined benefit pension plan (Retirement Plan) covering substantially all of our domestic employees and a supplemental executive retirement plan (SERP) in which certain employees participate. Our policy is to fund, at a minimum, pension contributions as required by the Employee Retirement Income Security Act of 1974. Benefits under the Retirement Plan and SERP are based on an employee's years of service and average earnings for the five highest consecutive years of compensation occurring during the last ten years before retirement.

We also provide health care benefits for eligible retired employees and their eligible dependents through the Post-retirement Health Care Plan (Health Care
Plan).

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

The following table summarizes the change in the benefit obligations for the Retirement Plan and Health Care Plan at the end of the respective year and identifies the assumptions used to determine the benefit obligation:

                                                                   Post-
                                                                 Retirement
                                               Retirement       Health Care
                                                  Plan              Plan
                                               Year Ended        Year Ended
                                              December 31,      December 31,
                                             ----------------  ----------------
                                             2000  1999  1998  2000  1999  1998
                                             ----  ----  ----  ----  ----  ----
                                                 (dollars in millions)
   Change in benefit obligation
    Benefit obligation at January 1........  $ 50  $ 52  $ 47  $ 10  $ 10  $ 10
     Service Cost..........................     3     4     4   --    --    --
     Interest Cost.........................     3     4     3     1     1     1
     Acquisitions/Divestitures.............   --     (1)  --    --    --    --
     Actuarial gain........................    (5)   (7)   (1)  --    --     (1)
     Benefits paid.........................    (1)   (2)   (1)   (1)   (1)  --
                                             ----  ----  ----  ----  ----  ----
    Benefit obligation at December 31......  $ 50  $ 50  $ 52  $ 10  $ 10  $ 10
                                             ====  ====  ====  ====  ====  ====
   Change in plan assets
    Fair value of plan assets at January 1.  $ 56  $ 50  $ 42  $--   $--   $--
     Actual return on plan assets..........    (2)    8     9     1   --    --
     Benefits paid.........................    (1)   (2)   (1)   (1)  --    --
                                             ----  ----  ----  ----  ----  ----
    Fair value of plan assets at December
     31....................................  $ 53  $ 56  $ 50  $--   $--   $--
                                             ====  ====  ====  ====  ====  ====
   Reconciliation of funded status
    Funded status..........................  $  3  $  6  $ (2) $(10) $(10) $(10)
    Unrecognized prior service cost........    (1)   (1)   (1)   (1)  --    --
    Unrecognized actuarial (gain) loss.....   (11)  (14)   (3)    1     1   --
    Unrecognized transition obligation.....   --    --    --      4     4     5
                                             ----  ----  ----  ----  ----  ----
     Net amount recognized in the statement
      of financial position at December 31.  $ (9) $ (9) $ (6) $ (6) $ (5) $ (5)
                                             ====  ====  ====  ====  ====  ====
   Weighted-average assumptions as of
    December 31:
    Discount rate..........................  7.75% 7.50% 7.00% 7.75% 7.50% 7.00%
    Expected return on assets..............  9.00  9.00  9.00   N/A   N/A   N/A
    Rate of salary increases...............  5.00  5.00  5.00   N/A   N/A   N/A


Components of net pension cost for the Retirement Plan and the Health Care Plan for the following periods are:

                                                                        Post-
                                                                      Retirement
                                                    Retirement       Health Care
                                                       Plan              Plan
                                                    Year Ended        Year Ended
                                                   December 31,      December 31,
                                                  ----------------  --------------
                                                  2000  1999  1998  2000 1999 1998
                                                  ----  ----  ----  ---- ---- ----
                                                          (in millions)
   Service cost.................................. $  3  $ 4   $ 4   $--  $--  $--
   Interest cost.................................    3    4     4      1    1    1
   Expected return on plan assets................   (5)  (5)   (4)   --   --   --
   Prior service cost and transition amount......  --   --     (1)   --   --   --
   Recognized actuarial (gain) or loss...........   (1) --    --     --   --   --
                                                  ----  ---   ---   ---- ---- ----
     Net periodic benefit cost................... $--   $ 3   $ 3   $  1 $  1 $  1
                                                  ====  ===   ===   ==== ==== ====

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

The following table summarizes the change in the benefit obligations for SERP Plan at the end of the respective year and identifies the assumptions used to determine the benefit obligation:

                                                     Supplemental Executive
                                                         Retirement Plan
                                                           Year Ended
                                                          December 31,
                                                     -------------------------
                                                      2000     1999     1998
                                                     -------  -------  -------
                                                          (in millions)
      Benefit obligation
       Benefit obligation at January 1.............. $     3  $     3  $     4
                                                     =======  =======  =======
       Benefit obligation at December 31............ $     3  $     3  $     3
                                                     =======  =======  =======
      Plan assets
       Fair value of plan assets at January 1....... $   --   $   --   $   --
                                                     =======  =======  =======
       Fair value of plan assets at December 31..... $   --   $   --   $   --
                                                     =======  =======  =======
      Reconciliation of funded status
       Funded status................................ $    (3) $    (3) $    (3)
       Unrecognized prior service cost..............       2        2        2
       Unrecognized actuarial gain..................      (4)      (4)      (4)
                                                     -------  -------  -------
       Net amount recognized in the statement of
        financial position at December 31........... $    (5) $    (5) $    (5)
                                                     =======  =======  =======

The weighted average assumptions as of December 31, 2000, 1999 and 1998 for the SERP were consistent with the discount rate and rate of salary increases applied to the Retirement Plan.

The net pension cost for the Supplemental Executive Retirement Plan was less than $1 million for the years ended December 31, 2000, 1999 and 1998.

The additional employees resulting from the Dealer Products Group and HCFP acquisitions in December 1998 and July 1999, respectively, have not had a significant impact on our pension expense since the dates of acquisition. The reduction of plan participants resulting from the sale of assets of our HCS unit in December 1999, had no impact on 1999 pension expense and decreased 2000 pension expense by approximately $1 million.

We adjust the discount and salary rates, as well as the expected rates of return on assets, for the Retirement Plan and the SERP to reflect market conditions at the measurement date. Changes in these assumptions will impact the amount of pension expense in future years. The modest increase in the discount rate at December 31, 2000 will not have a material impact on the pension expense for 2001. The increase in the discount rate at December 31, 1999, combined with amortization of our actuarial gain, reduced pension expense by approximately $3 million in 2000 as compared to 1999. We have maintained our salary rate assumption at 5% for both the Retirement Plan and the SERP.

We also adjust the discount, salary, and health care cost trend rates for the Health Care Plan to reflect market conditions at the measurement date. Changes in these assumptions will impact the amount of the benefit expense in future years. The modest increase in the discount rate at December 31, 2000 will not have a material impact on the benefit expense for 2001. The increase in the discount rate at December 31, 1999 had an insignificant impact on the benefit expense for 2000.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

The accumulated post retirement benefit obligation, under the terms of the Health Care Plan, as amended, was calculated using relevant actuarial assumptions and health care cost trend rates projected at annual rates ranging from 6.5% in 2000 trending down to 5.0% in 2004 and thereafter. The effect of a 1.0% annual increase in those assumed cost trend rates would increase the accumulated post retirement benefit obligation by approximately $1 million, while annual service and interest cost components in the aggregate would not be materially affected. The effect of a 1.0% annual decrease in these assumed cost trend rates would decrease the accumulated post retirement benefit obligation by approximately $1 million, while annual service and interest cost components in the aggregate would not be materially affected.

Executive Deferred Compensation Plan--Our Executive Deferred Compensation Plan (the Plan) is a nonqualified deferred compensation plan in which certain employees may elect to defer a portion of their annual compensation on a pre-tax basis. The amount deferred remains an asset of Heller and may be invested, at the participant's discretion, into certain mutual funds and our Class A Common Stock. Payment of amounts deferred is made in a lump sum or in annual installments over a five, ten or fifteen year period as determined by the participant.

Investments in our Class A Common Stock under this plan are reported as treasury stock on our balance sheet. At December 31, 2000, we held 235,562 shares of treasury stock through the Plan. Plan assets, other than treasury stock, totaled $45 million and $39 million at December 31, 2000 and 1999, respectively.

Earnings or losses on plan assets, other than treasury stock, are included as part of fees and other income. We recorded a loss on plan assets, other than treasury stock, of $3 million during 2000, and income of $8 million and $4 million during 1999 and 1998, respectively. Compensation expense of these same amounts was also recorded in each of these years.

Long Term Incentive Plans--We have long-term incentive plans in which participants receive performance units that are granted at the beginning of either a two or three-year performance period. The value of a performance unit is based on our three-year average earnings per share and return on common equity. The total expense related to the long-term incentive plans was approximately $1 million in 2000 and 1999, and $4 million in 1998.

1998 Stock Incentive Plan--We adopted a stock-based incentive plan, The Heller Financial, Inc. 1998 Stock Incentive Plan (Stock Incentive Plan), covering non-employee directors and employees (collectively, Participants).

The Stock Incentive Plan provides for the grant of incentive and non-qualified stock options, restricted stock, stock appreciation rights, performance shares and performance units (Awards). The terms of the Awards are set forth in award agreements (Award Agreements). The Compensation Committee of the Heller Board of Directors, in its sole discretion, determines which employees receive Awards as well as the type, size and terms and conditions applicable to any Award. The Compensation Committee also has the authority to interpret, construe and implement the provisions of the Stock Incentive Plan. Awards to non-employee directors will be made by members of our Board of Directors, who are not otherwise entitled to participate in the Stock Incentive Plan, or will be based on a formula developed by the Board of Directors or the Compensation Committee.

In January 2001, the Heller Board of Directors amended the Stock Incentive Plan to increase, to 10,000,000, the total number of shares (including both newly issued dilutive shares as well as previously issued non-dilutive shares which we acquire through open-market purchases) that may be used for awards under the Stock Incentive Plan. Of this amount, the maximum number of newly issued dilutive shares that may be used for awards under the Stock Incentive Plan remains unchanged at 6,718,125 shares.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

Under the Stock Incentive Plan, 6,182,162 shares of Class A Common Stock are available for Awards as of December 31, 2000. During 2000, we awarded shares of restricted stock and non-qualified options to purchase shares of Class A Common Stock as discussed below:

Restricted Stock--As of December 31, 2000, there were 639,355 restricted shares outstanding. During 2000 and 1999, 128,947 shares and 197,604 shares, respectively of restricted stock were granted as part of compensation awards. In conjunction with our Offering, we issued 505,912 shares of restricted Class A Common Stock during 1998.

All restricted shares were issued at the fair market value on the date of grant. Shares awarded during 2000 and 1999 have various vesting periods, none of which exceed a three-year period. Shares issued in conjunction with our Offering vested on January 1, 2001, since we achieved certain net income growth targets as specified in the Restricted Stock Award Agreements.

The holder of restricted stock generally has the rights of a Heller stockholder, including the right to vote and to receive cash dividends prior to the end of the vesting period. Compensation expense related to these shares totaled $6 million, $5 million and $5 million during 2000, 1999 and 1998, respectively.

Stock Options--Each option represents the right to purchase one share of our Class A Common Stock. No compensation expense was recorded, as the exercise price of each option granted equals the market price of our Class A Common Stock on the grant date. The options expire ten years from the grant date.

Over 1.2 million options were granted during 2000 as part of compensation awards. These options vest ratably over a four-year period from the date of grant. Of the 2.3 million options granted in 1999, as presented in the table below, approximately 1.1 million related to the HCFP acquisition and were 100% vested on the grant date. The options were issued at prices ranging from $2 to $37 per share to replace stock options previously held by HCFP employees for HCFP common stock. The remaining options granted in 1999 will vest ratably over a four-year period from the date of grant. The options granted in 1998 vested on January 1, 2001.

A summary of the status and activity of stock options under the Stock Incentive Plan as of December 31, 2000, 1999 and 1998, and changes during the years ending on those dates is presented below:

                                    2000                 1999                 1998
                             -------------------- -------------------- --------------------
                                        Weighted-            Weighted-            Weighted-
                                         Average              Average              Average
                                        Exercise             Exercise             Exercise
                              Shares      Price    Shares      Price    Shares      Price
                             ---------  --------- ---------  --------- ---------  ---------
   Outstanding at beginning
    of year................  3,150,795   $26.27   1,291,952   $26.85         --       --
   Granted.................  1,248,243    19.78   2,293,824    25.29   1,322,202    26.85
   Exercised...............   (189,508)   17.89    (136,863)   11.81         --       --
   Forfeited...............   (313,907)   23.52    (298,118)   27.84     (30,250)   27.00
                             ---------            ---------            ---------
   Outstanding at end of
    year...................  3,895,623    24.82   3,150,795    26.27   1,291,952    26.85
                             =========            =========            =========
   Weighted-average fair
    value of options
    granted during the
    year...................     $11.00               $13.45                $9.29

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

The following table summarizes information about stock options outstanding at December 31, 2000:

                               Options Outstanding         Options Exercisable
                             ----------------------- -------------------------------
                                          Weighted-
                                           Average   Weighted-             Weighted-
                               Number     Remaining   Average    Number     Average
                             Outstanding Contractual Exercise  Exercisable Exercise
                             at 12/31/00    Life       Price   at 12/31/00   Price
                             ----------- ----------- --------- ----------- ---------
   Range of Exercise Prices
    $ 2 to $11.............      60,287   8.5 years   $ 5.30       60,287   $ 5.30
     12 to  20.............   1,031,179   9.0 years    19.39          --       --
     21 to  27.............   1,737,359   7.8 years    25.89    1,258,943    25.84
     28 to  37.............   1,066,798   8.0 years    29.42      346,661    30.83
                              ---------                         ---------
    $ 2 to $37.............   3,895,623                         1,665,891
                              =========                         =========

Accounting for Stock-Based Compensation Plans--We account for the stock options in accordance with Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees. Under APB No. 25, we do not recognize compensation expense on the issuance of our stock options, as the option terms are fixed and the exercise price equals the market price of the underlying stock on the grant date. If we were to implement Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation, our net income applicable to common stock for 2000 and 1999 would have been $255 million and $243 million, respectively. Our diluted earnings per share would have been $2.63 and $2.61 for 2000 and 1999, respectively. The weighted average fair value of each option granted during 2000 and 1999 was $11.00 and $13.45, respectively. The annual cost of the stock options was determined using a Black-Scholes option-pricing model that assumed the following:

  . a ten-year option life for 2000, 1999 and 1998;

  . a risk-free interest rate of 6.53% for 2000, 4.76% for 1999 and 5.67% for 1998;

  . a dividend yield of 2.04% for 2000, 1.26% for 1999 and 1.60% for 1998;
    and

  . volatility of 53.13% for 2000 based on the volatility of Heller's stock price and 36.51% and 19.44% for 1999 and 1998, respectively, based on industry peers' volatility.

Employee Stock Purchase Plan--We adopted an Employee Stock Purchase Plan (the
ESPP) which offers employees the opportunity to purchase Class A Common Stock at a discount through payroll deductions. The ESPP meets the requirements of
Section 423 of the Internal Revenue Code. All regular full-time and part-time employees are eligible to participate in the ESPP. Employees desiring to purchase stock through ESPP may elect to reduce their pay by up to 10% in any payroll period. These payroll deductions accumulate during a three-month purchase period. At the end of each purchase period, the payroll deductions are used to purchase Class A Common Stock at a price equal to 85% of the fair market value of the Class A Common Stock on the last day of the respective purchase period. We purchase shares of Class A Common Stock in the open market to satisfy purchases under the ESPP. During 2000 and 1999, we incurred expenses related to the ESPP of approximately $271,000 and $408,000.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

19. Income Taxes

The provision for income taxes is summarized in the following table:

                                                                 2000  1999 1998
                                                                 ----  ---- ----
                                                                 (in millions)
      Current:
        Federal................................................. $ 25  $ 81 $31
        State...................................................    5    11   5
        Foreign.................................................   32    22  24
                                                                 ----  ---- ---
          Total current.........................................   62   114  60
                                                                 ----  ---- ---
      Deferred:
        Federal.................................................   82    37  32
        State...................................................    5     3   1
        Foreign.................................................  (10)  --  --
                                                                 ----  ---- ---
          Total deferred........................................   77    40  33
                                                                 ----  ---- ---
                                                                 $139  $154 $93
                                                                 ====  ==== ===

Of the total current income tax provision recorded in 1999, $31 million relates to the gain on sale of the Commercial Services assets.

We filed a consolidated United States federal income tax return with FAHI through the date of the Offering in May 1998. Since then, we file our own United States federal income tax return. International Group filed a separate United States federal income tax return through the date of the Offering. Subsequent to that date, International Group is included in our consolidated United States federal income tax return.

We record future tax benefits for deductible temporary differences if we believe that we will realize these benefits. In the period we filed a consolidated income tax return with FAHI, we recorded income tax expense as if we were a separate taxpayer. Included in income tax expense are amounts relating to International Group.

We made United States federal income tax payments of $68 million in 2000, $67 million in 1999 and $20 million since the Offering through December 1998.

Under the terms of the tax allocation agreements between Heller and FAHI through April 1998, we calculated our current and deferred income taxes based on our taxable income or loss, utilizing separate company net operating losses, tax credits, capital losses and deferred tax assets or liabilities. In accordance with the provisions of the tax allocation agreements, net payments of $6 million were made to FAHI through April 1998.

The reconciliation between the statutory federal income tax provision and the actual effective tax provision for each of the three years ended December 31 is as follows:

                                                              2000  1999  1998
                                                              ----  ----  ----
                                                              (in millions)
      Tax provision at statutory rate........................ $151  $154  $101
      State and foreign income taxes, net of federal income
       tax effects...........................................   31    32    31
      Income of foreign subsidiaries and joint ventures and
       foreign tax credit utilization........................  (28)  (29)  (37)
      Resolution of tax issues...............................  --    --     (3)
      Business related and other tax credits.................  (15)   (8)   (4)
      Other, net.............................................  --      5     5
                                                              ----  ----  ----
                                                              $139  $154  $ 93
                                                              ====  ====  ====

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

The effective income tax rate was 32%, 34% (excluding the effect of the sale of our Commercial Services unit) and 32% for 2000, 1999 and 1998, respectively.

The significant components of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are shown below:

                                                                     December
                                                                        31,
                                                                     ----------
                                                                     2000  1999
                                                                     ----  ----
                                                                        (in
                                                                     millions)
      Deferred Tax Assets:
        Allowance for losses of receivables......................... $144  $128
        Lease portfolio acquisitions................................   89    36
        Net operating losses........................................   57    54
        Accrued expenses............................................   42    36
        Foreign tax credits.........................................    5     5
        Equity interests and other investments......................    3    20
                                                                     ----  ----
      Gross deferred tax assets.....................................  340   279
      Valuation allowance...........................................   (5)   (5)
                                                                     ----  ----
      Gross deferred tax assets, net of valuation allowance.........  335   274
      Deferred Tax Liabilities:
        Fixed assets and deferred income from lease financing....... (103)  (67)
        Repossessed properties......................................  (14)   (8)
        Unrealized appreciation of securities available for sale....   (7)   (5)
                                                                     ----  ----
      Gross deferred tax liabilities................................ (124)  (80)
                                                                     ----  ----
      Net deferred tax asset........................................ $211  $194
                                                                     ====  ====

We have not made a provision for United States or additional foreign taxes on $283 million of undistributed earnings of subsidiaries outside the United States since we intend to reinvest those earnings. These earnings would become taxable upon the sale or liquidation of these international operations or upon the remittance of dividends. Given the availability of foreign tax credits and various tax planning strategies, we believe any tax liability which may ultimately be paid on these earnings would be substantially less than that computed at the statutory federal income tax rate. Upon remittance, certain foreign countries impose withholding taxes that are then available, subject to certain limitations, for use as credits against our United States tax liability. The amount of withholding tax that would be payable upon remittance of the entire amount of undistributed earnings is approximately $19 million.

We had unused foreign tax credit carryforwards of $5 million at December 31, 2000 and 1999, respectively. Due to substantial restrictions on the utilization of foreign tax credits imposed by the Tax Reform Act of 1986, we may not be able to utilize a significant portion of foreign tax credit carryforwards prior to expiration. Accordingly, we have recognized a valuation allowance for the amount of foreign tax credits recorded at December 31, 2000 and 1999.

We have recorded a net deferred tax asset of $211 million as of December 31, 2000. Although realization is not assured, we believe it is more likely than not that the deferred tax assets will be realized. The amount of the deferred tax assets considered realizable, however, could be reduced if estimates of future taxable income are reduced.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

20. Basic and Diluted Net Income Per Share and Pro Forma Net Income Per Share

The following table shows the calculation of net income applicable to common stock per share on a basic and diluted basis for the periods indicated:

                            Quarter Ended December 31,     Twelve Months Ended December
                                    (unaudited)                         31,
                          ------------------------------- -------------------------------
                               Basic          Diluted          Basic          Diluted
                          --------------- --------------- --------------- ---------------
                           2000    1999    2000    1999    2000    1999    2000    1999
                          ------- ------- ------- ------- ------- ------- ------- -------
Net income applicable to
 common stock (in
 millions)..............  $    64 $   103 $    64 $   103 $   261 $   256 $   261 $   256
                          ======= ======= ======= ======= ======= ======= ======= =======
Average equivalent
 shares of common stock
 outstanding (in
 thousands).............   96,690  97,325  96,690  97,325  96,641  93,158  96,641  93,158
Stock options...........      --      --      491     121     --      --      260      75
                          ------- ------- ------- ------- ------- ------- ------- -------
  Total average
   equivalent shares....   96,690  97,325  97,181  97,446  96,641  93,158  96,901  93,233
                          ======= ======= ======= ======= ======= ======= ======= =======
Net income per share....  $  0.66 $  1.06 $  0.66 $  1.06 $  2.70 $  2.75 $  2.69 $  2.74
                          ======= ======= ======= ======= ======= ======= ======= =======

The table below presents the pro-forma net income applicable to common stock per share on a basic and diluted basis excluding the after-tax gain from the 1999 sale of the Commercial Services assets:

                            Quarter Ended December 31,     Twelve Months Ended December
                                    (unaudited)                         31,
                          ------------------------------- -------------------------------
                               Basic          Diluted          Basic          Diluted
                          --------------- --------------- --------------- ---------------
                           2000    1999    2000    1999    2000    1999    2000    1999
                          ------- ------- ------- ------- ------- ------- ------- -------
Net income applicable to
 common stock, net of
 HCS gain...............  $    64 $    55 $    64 $    55 $   261 $   208 $   261 $   208
                          ======= ======= ======= ======= ======= ======= ======= =======
Pro forma shares of
 common stock
 outstanding (in
 thousands).............   96,690  97,325  96,690  97,325  96,641  93,158  96,641  93,158
Stock options...........      --      --      491     121     --      --      260      75
                          ------- ------- ------- ------- ------- ------- ------- -------
    Total pro forma
     shares.............   96,690  97,325  97,181  97,446  96,641  93,158  96,901  93,233
                          ======= ======= ======= ======= ======= ======= ======= =======
Pro forma net income per
 share, net of HCS gain.  $  0.66 $  0.56 $  0.66 $  0.56 $  2.70 $  2.23 $  2.69 $  2.23
                          ======= ======= ======= ======= ======= ======= ======= =======

Pro forma net income applicable to common stock per share on a basic and diluted basis for the year ended December 31, 1998, as shown on the Consolidated Statements of Income, adjusts for the impact of our Offering of Class A Common Stock that occurred in May 1998. The information assumes that shares issued in conjunction with the Offering have been outstanding since the beginning of 1998. Total pro forma shares used to compute pro forma basic and diluted net income applicable to common stock per share totaled 89,797,000 and 90,078,000, respectively.

21. Related Parties

We have several financial, administrative or other service arrangements with Fuji Bank, FAHI or related affiliates. We believe that the terms of these arrangements were similar to those we would have obtained in like agreements with unaffiliated entities in arms-length transactions.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

Keep Well Agreement with Fuji Bank. The Keep Well Agreement provides that if Heller should lack sufficient cash or credit facilities to meet our commercial paper obligations, Fuji Bank will lend us up to $500 million. That loan would be payable on demand. We could only use the proceeds from the loan to meet our commercial paper obligations.

The Keep Well Agreement further provides that Fuji Bank will maintain our stockholders' equity at $500 million. Accordingly, if at the close of any month our stockholders' equity is less than $500 million, Fuji Bank will purchase, or cause one of its subsidiaries to purchase, shares of our NW Preferred Stock in an amount necessary to increase our stockholders' equity to $500 million.

We paid commitment fees to Fuji Bank under the Keep Well Agreement of less than $1 million in 2000, 1999 and 1998. Interest on any loans will be charged at the prime rate of Morgan Guaranty Trust Company of New York plus 0.25% per annum. No loans or purchases of NW Preferred Stock have been made by Fuji Bank under this agreement.

Neither Fuji Bank nor us can terminate the Keep Well Agreement prior to December 31, 2002. After December 31, 2002, the Keep Well Agreement can only be terminated if we have received written certifications from Moody's Investor Service, Inc. and Standard and Poor's Corporation that, upon termination, our Series A Preferred Stock will be rated no lower than "a3" and "A-", respectively and our Series C Preferred Stock will be rated no lower than "baa1" and "BBB" respectively. Similarly, after December 31, 2002, the agreement may only be terminated if our senior debt ratings were unchanged as a result of the termination of the Agreement. After December 31, 2007, the agreement may be terminated by either party with 30 business days written notice.

We amended the Keep Well Agreement in connection with the Offering to allow us or Fuji Bank or any of its affiliates to sell or dispose of Common Stock to any person or entity on the condition that Fuji Bank (directly or indirectly through one or more subsidiaries) continues to hold greater than 50% of the combined voting power of the outstanding Common Stock.

Purchase of Interest in International Group from Fuji Bank. In connection with the Offering, we purchased Fuji Bank's interest in International Group for total cash consideration of approximately $83 million. The cost included $54 million for the International Group common stock owned by Fuji Bank, valued at book value, and $29 million for the International Group preferred stock owned by Fuji Bank, valued at a modest premium over book value.

Services Provided by Fuji Bank for Heller. Certain employees of Fuji Bank performed managerial, administrative and other related functions for Heller during 2000, 1999 and 1998. We compensated Fuji Bank for the use of such individuals' services at a rate that reflects current costs. The amount paid to Fuji Bank for these services was approximately $1 million in 2000, 1999 and 1998. Additionally, certain subsidiaries of Fuji Bank act as registrar and paying agent for certain debt issuances by Heller. These services are provided at market rates.

Fuji Bank and one of its subsidiaries may also serve as co-managers for various offerings of Heller debt securities. These services are provided at market rates and paid directly to the lead underwriter on the offering.

Services Provided by Heller for Fuji Bank and Affiliates. We perform services for our affiliates, including FAHI, and charge them for the cost of the work performed. The amount received from FAHI was less than $1 million in 2000, 1999 and 1998. Additionally, we guaranteed payment under a deferred compensation arrangement between FAHI and certain of its employees who were providing services to Heller. We may also guarantee the obligations of our clients or the clients of certain joint ventures, under letters of credit issued by financial institutions, some of which are Heller's affiliates.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

Intercompany Receivables, Payables, Transactions and Financial Instruments. At December 31, 2000 and 1999, other payables and other receivables, respectively, included net amounts due to and due from affiliates of $3 million. These amounts mainly include interest bearing demand notes representing amounts due to, or from Heller, arising from advances, administrative fees and costs charged to other subsidiaries of FAHI and amounts payable to FAHI for services provided. The notes bear interest at rates that approximate the average rates our commercial paper obligations or short-term bank borrowing rates outstanding during the period. During 2000 and 1999, we paid interest of $210,000 and $160,000, respectively, to FAHI related to these notes.

Fuji Bank's trust department may purchase our commercial paper for its clients. We paid interest expense related to these borrowings of $272,000 in 1998. There were no such purchases for Fuji Bank in 1999 or 2000.

Fuji Bank and one of its subsidiaries provided committed lines of credit to our consolidated international subsidiaries totaling $43 million and $55 million at December 31, 2000 and 1999, respectively. Fuji Bank also provided uncommitted lines of credit of less than $15 million at December 31, 2000 and 1999. Borrowings under these facilities totaled $2 million at December 31, 1998. There were no such borrowings at December 31, 1999 or 2000. In addition, Fuji Bank provides committed and uncommitted lines of credit to certain international joint ventures.

During 1999, we had an accounts receivable sale facility which allowed us to sell an undivided interest of up to $503 million in a designated pool of our factored accounts receivable to five bank-sponsored conduits. The underlying liquidity support for the conduits was provided by unaffiliated entities. One of the conduits had an operating agreement with Fuji Bank. We paid fees of $247,000 and interest expense of $2 million to Fuji Bank during 1999 for services provided under this agreement. This agreement was terminated when we sold the assets of our Commercial Services business unit in December of 1999.

During 1999, Global Vendor Finance purchased, in an arms-length transaction, a leasing portfolio from FUJI Leasing (Deutschland) GMBH for approximately $4 million.

During 2000, we originated a mezzanine loan of approximately Yen 1.5 billion (or $15 million) and made a participation, in an arms-length transaction, to Fuji Bank for 75% of the loan balance. As of December 31, 2000, the outstanding balance of this loan is approximately $4.6 million, of which $2.4 million relates to the Fuji participated portion.

22. Fair Value Disclosures

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information for certain financial instruments, for which it is practicable to estimate that value. Since there is no well-established market for many of our assets and financial instruments, fair values are estimated using present value, property yield, historical rate of return and other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. These assumptions are inherently judgmental and changes in such assumptions could significantly affect fair value calculations. The derived fair value estimates may not be substantiated by comparison to independent markets and may not be realized in immediate liquidation of the instrument.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

Our carrying values and estimated fair values of our financial instruments at December 31, 2000 and 1999, are as follows:

                                                      December 31,
                                          --------------------------------------
                                                 2000                1999
                                          ------------------- ------------------
                                                    Estimated          Estimated
                                          Carrying    Fair    Carrying   Fair
                                           Value      Value    Value     Value
                                          --------  --------- -------- ---------
                                                      (in millions)
      Total receivables.................. $15,966    $15,832  $14,795   $14,945
      Total investments..................   2,512      2,588    1,798     1,905
      Debt...............................  15,652     15,820   13,832    14,094
      Swap agreements:
        Asset............................     --          71      --         79
        Liability........................     --         (26)     --        (49)
      Forward currency exchange
       contracts.........................      (4)        (4)       6         6
      Interest rate futures contracts....     (11)       (11)      32        32
      Options............................      (2)        (2)     --        --

We used the following methods and assumptions to estimate the fair value disclosures for financial instruments. Carrying values approximate fair values for all financial instruments, which are not specifically addressed.

For variable rate receivables that re-price frequently and are performing at acceptable levels, fair values were assumed to equal carrying values. All other receivables were pooled by loan type and risk rating. We estimated the fair value for these receivables by employing discounted cash flow analyses using interest rates equal to the London Inter-Bank Offered Rate or the Prime rate offered as of December 31, 2000 and 1999 plus an adjustment for normal spread, credit quality and the remaining terms of the loans.

Carrying and fair values of the securities available for sale are based predominantly on quoted market prices. We use our business valuation model to determine the estimated value of our equity and other investments as of their anticipated exercise date. The business valuation model analyzes the cash flows of the related company and considers values for similar equity investments. The determined value is then discounted back to December 31, 2000 and 1999 using an appropriate rate of return for equity investments.

We estimated the fair value of our notes and debentures using discounted cash flow analyses. These analyses are based on current incremental borrowing rates for arrangements with similar terms and remaining maturities, as quoted by independent financial institutions as of December 31, 2000 and 1999. Fair values were assumed to equal carrying values for commercial paper and other short-term borrowings.

The estimated fair value of interest rate swap agreements represents the mark to market loss and mark to market gain outstanding as of December 31, 2000 and 1999, respectively. We estimated these fair values using discounted cash flow analyses in addition to using quoted market prices obtained from independent financial institutions. Forwards, futures contracts, and options are carried at fair value. The fair values of loan commitments, letters of credit and guarantees are negligible.

23. Operating Segments

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires us to report segment information based upon the way we organize segments within the Company for making operating decisions and assessing performance.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

Our two reportable segments, Domestic Commercial Finance and International Factoring and Asset Based Finance, are identified based upon our strategic business units whose long-term financial performance is affected by similar economic conditions. Each segment is managed separately by its own President.

Domestic Commercial Finance--This segment consists of five business units:

  (i) Heller Corporate Finance (Corporate Finance): providing collateralized cash flow and asset based lending;

  (ii) Heller Real Estate Financial Services (Real Estate Finance): providing secured real estate financing;

  (iii) Heller Leasing Services (Leasing Services): providing debt and lease financing of small and large ticket equipment and commercial aircraft;

  (iv) Heller Healthcare Finance (Healthcare Finance): providing asset based, collateralized cash flow and secured real estate financing to the healthcare industry; and

  (v) Heller Small Business Finance (Small Business Finance): providing financing to small businesses, primarily under U.S. Small Business Administration (SBA) loan programs. See Note 27--Subsequent Events.

The Domestic Commercial Finance segment also includes receivables for domestic business activities that we are no longer pursuing.

Prior to December 31, 1999, we also had included in our Domestic Commercial Finance segment Heller Commercial Services (Commercial Services), which provided factoring and receivables management services. This business unit was sold during the fourth quarter of 1999. See Note 5--Commercial Services Sale-- for more details.

International Factoring and Asset Based Finance--This segment, managed by International Group, provides various types of financing through five majority owned subsidiaries and 8 joint ventures. These subsidiaries and joint ventures operate in 17 countries in Europe, Asia/Pacific and Latin America. The types of financing provided include:

  . factoring and receivables management services;

  . asset based financing;

  . acquisition financing; and

  . leasing and vendor finance and/or trade finance programs.

We evaluate the performance of our operating segments based on net income. Inter-segment sales and transfers are not significant. The reportable segments' accounting policies are consistent with ours, as described in Note 1--Summary of Significant Accounting Policies.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

Summarized financial information concerning our reportable segments is shown in the following table.

                                                    International
                                          Domestic  Factoring and
                                         Commercial  Asset Based  Consolidated
                                          Finance      Finance      Company
                                         ---------- ------------- ------------
                                                     (in millions)
      Total assets:
        2000............................  $16,792      $3,269       $20,061
        1999............................   14,510       3,463        17,973
        1998............................   11,278       3,088        14,366
      Revenues:
        2000............................    1,729         308         2,037
        1999............................    1,372         265         1,637
        1998............................    1,163         244         1,407
      Income of international joint
       ventures:
        2000............................       (1)         39            38
        1999............................        1          34            35
        1998............................      --           30            30
      Net interest income:
        2000............................      575          54           629
        1999............................      474          38           512
        1998............................      381          42           423
      Net Income:
        2000............................      224          66           290
        1999............................      236          48           284
        1998............................      163          30           193

Total assets of International Factoring and Asset Based Finance as of
December 31, 2000 decreased from the prior year due primarily to the effect of foreign currency exchange rate movements.

Net income of International Factoring and Asset Based Finance for 2000 includes a net after-tax gain of $7 million relating to the sale of one international investment and the liquidation of another.

Net income of Domestic Commercial Finance for 1999 includes a one-time after-tax gain of $48 million relating to the sale of assets of our Commercial Services unit. See Note 5--Commercial Services Sale--for more details.

Net income of Domestic Commercial Finance for 1998 was reduced by a one-time charge of $17 million ($12 million net of tax) relating to our restructuring initiative.

International Factoring and Asset Based Finance net income was reduced by minority interest of $2 million, $1 million and $4 million in 2000, 1999 and 1998, respectively.

We have allocated expenses of our corporate support functions to our Domestic Commercial Finance segment and our International Factoring and Asset Based Finance segment based on estimates of services provided to these segments. Unallocated expenses have been included with our Domestic Commercial Finance segment.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

The following table presents certain financial information by geographic region for the years ended December 31, 2000, 1999 and 1998. We have attributed revenues to the specific region of transaction origination.

                                   For the Year Ended December 31,
                       --------------------------------------------------------
                       United               Other   Asia/   Latin
                       States Canada France Europe Pacific America Consolidated
                       ------ ------ ------ ------ ------- ------- ------------
                                            (in millions)
      Long-lived
       assets
        2000.......... $1,204  $ 3    $ 73   $231    $18     $22      $1,551
        1999..........    908    3      87    228     18      27       1,271
        1998..........    502  --      102    237     17      39         897
      Total revenues
        2000.......... $1,674  $14    $223   $ 75    $18     $33      $2,037
        1999..........  1,332    6     187     70     19      23       1,637
        1998..........  1,159  --      188     31     21       8       1,407

Long-lived assets, according to SFAS No. 131, include investments in international joint ventures, gross operating leases, goodwill, non-compete agreements and fixed assets.

24. Sale of Receivables

During 2000, we sold equipment loans and leases, commercial cash flow loans, real estate loans and factored accounts receivable through securitization transactions. We retained servicing responsibilities and subordinated interests, including contractual rights to excess cash flows, in the securitizations of both equipment loans and leases and commercial cash flow loans. We retained servicing responsibilities for the factored accounts receivable. We have no continuing involvement with the real estate transferred assets sold in 2000.

Our retained interests are subordinate to the investor's interests. Their value is subject to credit, prepayment, and interest rate risks on the transferred financial assets. The investors and securitization trusts have no recourse to our other assets for failure of debtors to pay when due.

Included in receivables on our balance sheet as of December 31, 2000 is approximately $680 million which represents a contractual right in commercial cash flow receivables sold to a special purpose entity. Our rights to the cash flows of these receivables are pari passu to those of the senior note holders in the special purpose entity.

In 2000, we recognized pretax gains of a total of approximately $12 million on both the securitizations of real estate loans and commercial cash flow loans, and recognized a gain of less than $1 million on the securitization of equipment loans and leases. We did not recognize any gain or loss on the sale of the factored accounts receivable.

The following table presents certain economic assumptions used in measuring the retained interests related to securitization transactions completed during 2000, as of the date of the transaction:

                                                                      Commercial
                                                            Equipment Cash Flow
                                                            Loans and   Loans
                                                             Leases     (1)(2)
                                                            --------- ----------
      Prepayment Speed.....................................   15.00%    15.00%
      Weighted average life (in years).....................    1.66      8.47
      Annual expected credit losses........................    0.58%     1.00%
      Residual cash flows discounted at....................   10.21%    13.00%

--------
(1) Prepayment speed assumption utilized in year 5, after the end of the revolving period of transaction.
(2) No credit losses expected in the first year of the transaction.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

As of December 31, 2000, we held retained interests from previous years' securitizations, in addition to those occurring in 2000. The following table presents the fair values of our retained interests as of December 31, 2000, along with key economic assumptions used to derive the values as of year-end. The table also presents the sensitivity of the current fair value to immediate 10 percent and 20 percent adverse changes in the listed economic assumptions.

                                                        Commercial
                                              Equipment Cash Flow
                                              Loans and   Loans    Real Estate
                                               Leases     (1)(2)      Loans
                                              --------- ---------- -----------
                                                   (dollars in millions)
      Fair value of retained interests as of
       December 31, 2000.....................   $   6     $ 300       $  27
      Weighted-average life (in years).......    1.66      9.26        2.48

      Prepayment speed Assumption (annual
       rate).................................    15.0%     15.0%       13.0%
      Impact on fair value of 10% adverse
       change................................     N/M       N/M         N/M
      Impact on fair value of 20% adverse
       change................................     N/M       N/M         N/M

      Expected credit losses (annual rate)...    0.58%     1.00%       1.56%
      Impact on fair value of 10% adverse
       change................................     N/M     $  (4)        N/M
      Impact on fair value of 20% adverse
       change................................     N/M     $  (8)        N/M

      Residual cash flows Discount rate
       (annual)..............................   10.21%    12.78%      13.36%
      Impact on fair value of 10% adverse
       change................................     N/M     $ (16)      $  (1)
      Impact on fair value of 20% adverse
       change................................     N/M     $ (32)      $  (1)

--------
(1) Prepayment speed assumption utilized in year 5, after the end of the revolving period of transaction.
(2) No credit losses expected in the first year of the transaction.

These sensitivities are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

Certain retained interests from our equipment loans and lease securitizations have been excluded from the above sensitivity analysis, as these interests have no ascribed value as of December 31, 2000. We have also excluded, from the sensitivity analysis, a retained interest from a securitization of our SBA 7(a) and 504 loans (unguaranteed portion) due to an assessment of immateriality, in light of both quantitative and qualitative factors.

The following table illustrates expected static pool credit losses. Static pool credit losses are calculated by summing the actual and projected future credit losses and dividing these losses by the original balance of each pool of assets. The amounts shown below are a weighted average for all securitizations in which Heller has retained a material interest, based on qualitative and quantitative factors, as of December 31, 2000.

                                            Equipment Commercial
                                            Loans and Cash Flow   Real Estate
                                             Leases     Loans        Loans
                                            --------- ----------  -----------
      Actual and Projected Credit Losses
       (%) as of:
        December 31, 2000..................    1.0%      5.68%(1)    0.55%

--------
(1) No losses have been recorded to date on transaction. Ratio calculates estimate of projected future credit losses over twelve-year life of transaction.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

The table below summarizes certain cash flows received from/(paid to) securitization trusts for all securitization activity occurring in 2000:

                                                                   Year Ended
                                                                  December 31,
                                                                      2000
                                                                  -------------
                                                                  (in millions)
      Proceeds from new securitizations..........................    $1,504
      Proceeds from collections reinvested during revolving
       period of previous securitizations........................       966
      Servicing fees received....................................         3
      Other cash flows received on retained interests............         4
      Purchase of delinquent or foreclosed assets................       --
      Servicing advances.........................................      (140)
      Repayment of servicing advances............................       136
      Other......................................................       (25)

The following illustration presents quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them:

                                        Total      Principal
                                      Principal Amount of Loans
                                      Amount of 60 Days or more   Net Credit
                                        Loans      past due         Losses
                                      --------- --------------- ---------------
                                        At December 31, 2000    During the Year
                                      ------------------------- ---------------
                                                    (in millions)
      Type of Asset
        Equipment loans and leases...  $ 3,765        $72             $22
        Commercial cash flow loans...    4,557        --               47
        Real estate loans............    2,686         16               3
                                       -------        ---             ---
      Total assets managed or
       securitized...................  $11,008        $88             $72
                                                      ===             ===
        Less: assets securitized.....      825
                                       -------
      Assets held in portfolio (1)...  $10,183
                                       =======

--------
(1) For securitized asset types where Heller retains an interest as of December 31, 2000.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

25. Summary of Quarterly Financial Information (Unaudited)

The following financial information for the calendar quarters of 2000, 1999 and 1998, is unaudited. In the opinion of management, all adjustments necessary to present fairly the results of operations for such periods have been included.

                                                     Quarter Ended
                                       -----------------------------------------
                                       March 31 June 30 September 30 December 31
                                       -------- ------- ------------ -----------
                                                     (in millions)
      Net interest income
        2000..........................   $146    $157       $163        $162
        1999..........................    113     118        133         148
        1998..........................     99     105        109         110
      Operating revenues
        2000..........................   $261    $262       $261        $252
        1999..........................    223     225        239         265
        1998..........................    186     194        196         207
      Provision for losses
        2000..........................   $ 30    $ 41       $ 36        $ 40
        1999..........................     29      30         37          41
        1998..........................     15      17         27          18
      Net income
        2000..........................   $ 75    $ 70       $ 72        $ 71
        1999..........................     57      58         59         110
        1998..........................     48      51         47          47

Net income for the fourth quarter of 1999 includes a one-time after-tax gain of $48 million relating to the sale of assets of our Commercial Services unit. See
Note 5--Commercial Services Sale--for more details.

26. Accounting Developments

Statement of Financial Accounting Standards No. 133

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 137, Deferral of the Effective Date of FASB Statement No. 133 and Statement of Financial Accounting Standards No. 138 Accounting for Derivative Instruments and Hedging Activities--an Amendment to FASB Statement No. 133 (collectively referred to as SFAS No. 133). This Statement establishes accounting and reporting standards requiring all derivative instruments (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or liability measured at its fair value. Changes in the fair value of the derivative are to be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows gains and losses on derivatives to offset related results on the hedged items in the income statement and requires that a company must document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000.

SFAS No. 133 allows special hedge accounting for fair value and cash flow hedges. The gain or loss on a derivative instrument qualifying as a fair value hedge as well as the offsetting gain or loss on the hedged item are recognized currently in earnings. The effective portion of the gain or loss on a derivative instrument qualifying as a cash flow hedge is initially reported as a component of other comprehensive income. It is reclassified into earnings in the period in which the cash flows affect earnings. The statement could increase volatility in earnings and other comprehensive income or involve certain changes in our business practices.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

We hedge certain of our fixed rate receivables and investments using interest rate swap agreements or futures contracts to mitigate the effects of changes in interest rates. Under current generally accepted accounting principles any gain or loss on the derivatives is deferred and recognized into income when the asset is disposed of. In contrast, SFAS No. 133 will require that changes in the fair value of the derivative instrument are recognized currently in earnings. To the extent that we are able to satisfy certain fair value hedge criteria, the change in value of the assets due to changes in interest rates is also recognized currently in earnings. We currently hedge interest rate exposure related to debt issuances and, to a lesser extent, foreign exchange exposure related to our international operations.

SFAS No. 133 also requires that most warrants to acquire stock of publicly traded companies and certain privately held companies are classified as derivatives. Consequently, the changes in fair value of the warrant will be recognized in earnings each reporting period.

We adopted SFAS No. 133 on January 1, 2001. Adoption of this new accounting standard will result in:

  . cumulative before-tax reductions in net income of approximately $6 million to be recorded in the first quarter of 2001; and

  . after-tax reductions through other comprehensive income, a component of stockholders' equity, of approximately $1 million in the first quarter of 2001.

The adjustment to net income relates primarily to certain economic hedging relationships that do not qualify for special accounting treatment under the new standard as well as ineffectiveness arising from other hedging relationships. The one-time impact of implementing SFAS No. 133 is the effect of an accounting change and should, therefore, not be considered as part of our results of operations for 2001.

Statement of Financial Accounting Standards No. 140

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125. This statement requires new disclosures about securitization transactions entered into during the period, and retained interests in securitized financial assets existing at the balance sheet date. These changes must be applied for fiscal years ending after December 15, 2000 and accordingly, we have included additional disclosures in this prospectus in order to comply with the expanded disclosure requirements. Other provisions of SFAS No. 140, including a revision to the criteria for qualifying special purpose entities (QSPEs), must be applied prospectively to transfers of financial assets and extinguishments of liabilities occurring after March 31, 2001. We are currently assessing the impact of this statement on our sale and securitization activities.

Proposed Statement on Business Combinations and Intangible Assets

The FASB has reached a tentative agreement to modify the accounting for business combinations. Under the proposed modification, pooling-of-interests accounting would be eliminated. Additionally, the goodwill generated in a purchase acquisition transaction would no longer be amortized against earnings over an estimated life. Instead, goodwill would be recorded as a permanent asset and would be reviewed for impairment and expensed against earnings only in periods in which its recorded value exceeded its fair market value.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

There is no specific deadline for the completion of the FASB's review of this project. The earliest expected completion date is the end of the second quarter of 2001. FASB has indicated that all issues raised under this exposure draft remain open to continuing deliberation.

27. Subsequent Events

In January 2001, we amended our asset backed commercial paper conduit facility to include additional conduit participants. Under the amended facility, committed liquidity support now totals approximately $1.5 billion. Also in January 2001, we utilized an additional $300 million of liquidity under this facility. Available liquidity support, subsequent to this drawdown, totals $450 million.

In February 2001, we granted to various employees approximately 1.6 million options to purchase shares of Heller's Class A Common Stock. No compensation expense was recorded in conjunction with the awards, as the exercise price equaled the market value of the stock on the date of grant. The options vest equally over each of the next four years.

In February 2001, we granted approximately 108,000 shares of restricted Class A Common Stock to employees of Heller. Compensation expense will be recorded ratably over the vesting periods, which range from two to five years.

On February 15, 2001, we paid dividends of $0.10 per share on our Class A and Class B Common Stock.

On February 16, 2001, we announced a strategic decision to discontinue the origination of SBA loans through Small Business Finance, effective immediately. Increased competition from banks focused on capturing small business customers by cross-selling a range of financial products, such as cash management and depository banking services in addition to SBA loans, have made the pricing and returns on this product less attractive. Our decision to stop the origination of new business in this market will permit us to re-deploy capital and other resources to our other businesses where we see better growth prospects that, we believe, will enhance shareholder value. Despite ceasing origination in Small Business Finance, we will fund existing commitments and intend to continue servicing the Small Business Finance portfolio in accordance with our customary business practices. We expect to record a one time non-operating pre-tax charge of less than $15 million for severance and leasehold related costs in the first quarter of 2001, as a result of this decision.

All of the above items were completed by February 16, 2001.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses, other than underwriting discounts and commissions, payable by Heller Financial, Inc. (the "Company") in connection with the issuance and distribution of the securities covered hereby are estimated to be as follows:

      Securities and Exchange Commission registration fee.............. $87,500
      Printing and engraving expenses..................................    *
      Legal fees and expenses..........................................    *
      NASD filing fees.................................................  30,500
      Listing fees on the New York Stock Exchange......................    *
      Accounting fees and expenses.....................................    *
      Trustees' fees and expenses......................................    *
      Rating agency fees...............................................    *
      Miscellaneous expenses...........................................    *
                                                                        -------
          Total........................................................    *
                                                                        =======

--------
  * To be provided by amendment.

Item 15. Indemnification of Directors and Officers

The Company, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director or officer of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Amended and Restated By-Laws of the Company provide for indemnification by the Company of its directors and officers to the full extent permitted by the Delaware General Corporation Law. Also, as permitted by the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation eliminates the personal liability of each director of the Company to the Company or its stockholders for monetary damages arising out of or resulting from any breach of such director's fiduciary duty as a director, except where such director breached such director's duty of loyalty to the Company or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, paid an unlawful dividend, approved an unlawful purchase contract settlement or redemption, or obtained an improper personal benefit. The Company has purchased a directors' and officers' liability insurance policy which entitles it to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

Reference is made to the Underwriting Agreement for a description of the indemnification arrangements in connection with the offering through the underwriters of the securities registered hereby.

Item 16. Exhibits

       Exhibit
       Number                               Exhibit
     ----------- --------------------------------------------------------------
           +1.   Form of Underwriting Agreement
           *4.1  Amended and Restated Certificate of Incorporation of Heller
                 Financial, Inc. (the "Company")
           *4.2  Amended and Restated By-Laws of the Company
          **4.3  Specimen stock certificate representing class A Common Stock
         ***4.4  Amended and Restated Keep Well Agreement between The Fuji
                 Bank, Limited and the Company, as amended
        ****4.5  Indenture dated as of September 1, 1995 between the Company and State Street Bank and Trust Company, as successor to
                 Shawmut Bank Connecticut, National Association, as indenture trustee, with respect to subordinated debt securities
       *****4.6  First Supplemental Indenture dated as of October 13, 1995 between the Company and State Street Bank and Trust Company
           +4.7  Form of Second Supplemental Indenture between the Company and
                 State Street Bank and Trust Company relating to the
                 Subordinated Deferrable Notes
           +4.8  Form of Subordinated Deferrable Note
           +4.9  Form of Remarketing Agreement between the Company and J.P.
                 Morgan Securities Inc., as remarketing agent
           +4.10 Form of Purchase Contract Agreement between the Company and
                 BNY Midwest Trust Company, as purchase contract agent
           +4.11 Form of Pledge Agreement between the Company and
                              , as collateral agent
            4.12 Form of MEDS Unit (included in the Form of Purchase Contract
                 Agreement filed as Exhibit 4.10 hereto)
            4.13 Form of Treasury MEDS Unit (included in the Form of Purchase
                 Contract Agreement filed as Exhibit 4.10 hereto)
            4.14 Declaration of Trust of HFI Trust I
            4.15 Certificate of Trust of HFI Trust I
           +4.16 Form of Amended and Restated Declaration of Trust of HFI Trust
                 I
           +4.17 Form of Trust Preferred Security (included in the Form of
                 Amended and Restated Declaration of Trust filed as Exhibit
                 4.16 hereto)
           +4.18 Form of Guarantee Agreement
           +5.1  Opinion of Mark J. Ohringer, General Counsel of the Company,
                 with respect to the validity of the class A common stock, the
                 MEDS Units, the purchase contracts, the subordinated
                 deferrable notes and the guarantee
           +5.2  Opinion of Richards Layton & Finger, P.A., counsel to HFI
                 Trust I, with respect to the validity of the trust preferred securities

           +8.   Opinion of Davis Polk & Wardwell, as special tax counsel to the Company, with respect to certain tax matters
     ******12.   Computation of ratio of earnings to fixed charges
           23.1  Consent of Arthur Andersen LLP, independent auditors
          +23.2  Consent of Mark J. Ohringer (contained in his opinion to be filed as Exhibit 5.1 hereto)

      Exhibit
      Number                               Exhibit
     --------  ----------------------------------------------------------------
     +23.3     Consent of Richards Layton & Finger, P.A. (contained in its opinion to be filed as Exhibit 5.2 hereto)

     +23.4 Consent of Davis Polk & Wardwell (contained in its opinion to be filed as Exhibit 8 hereto)
      24.      Powers of Attorney (included on the signature page hereto)
      25.1     Form T-1 Statement of Eligibility and Qualification under the
               Trust Indenture Act of 1939 of State Street Bank and Trust
               Company under the Indenture
     +25.2     Form T-1 Statement of Eligibility and Qualification under the
               Trust Indenture Act of 1939 of BNY Midwest Trust Company as
               Property Trustee relating to HFI Trust I
     +25.3     Form T-1 Statement of Eligibility and Qualification under the
               Trust Indenture Act of 1939 of BNY Midwest Trust Company as
               Guarantee Trustee under the Guarantee Agreement

--------
   * Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998
  ** Incorporated by reference to the Company's Registration Statement on Form
     S-2, File No. 333-46915 (filed February 26, 1998)
  *** Incorporated by reference to the Company's Registration Statement on Form
      S-3, File No. 333-58723 (filed July 8, 1998)
 **** Incorporated by reference to the Company's Registration Statement on Form
      S-3, File No. 333-38545 (filed October 23, 1997)
 *****Incorporated by reference to the Company's Current Report on Form 8-K, filed October 18, 1995
****** Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000
   +To be filed by amendment

Item 17. Undertakings

The undersigned Registrants hereby undertake that:

  (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Heller Financial, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 29th day of March, 2001.

                                          Heller Financial, Inc.

                                                 /s/ Richard J. Almeida
                                          By: _________________________________
                                                    Richard J. Almeida
                                               Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

Each person whose signature appears below, hereby constitutes and appoints, Lauralee E. Martin and Mark J. Ohringer and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 (including any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, thereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 29, 2001.

                 Signature                                     Title
                 ---------                                     -----


        /s/ Richard J. Almeida              Chairman, Chief Executive Officer
___________________________________________   (principal executive officer) and
            Richard J. Almeida                Director

          /s/ Michael Conway                Director
___________________________________________
              Michael Conway

           /s/ Takaaki Kato                 Director
___________________________________________
               Takaaki Kato

                                            Director
___________________________________________
                Mark Kessel

           /s/ Tetsuo Kumon                 Director
___________________________________________
               Tetsuo Kumon

                                            Director
___________________________________________
             Takashi Makimoto

            /s/ Frank Ptak                  Director
___________________________________________
                Frank Ptak

                                            Director
___________________________________________
              Masahiro Sawada

                                            Director
___________________________________________
             Kenichiro Tanaka

                 Signature                                     Title
                 ---------                                     -----

                                            Director
___________________________________________
                Michio Ueno

         /s/ Frederick Wolfert              President, Chief Operating Officer and
___________________________________________   Director
             Frederick Wolfert




        /s/ Lauralee E. Martin              Executive Vice President and Chief
___________________________________________   Financial Officer (principal financial
            Lauralee E. Martin                officer)

         /s/ Lawrence G. Hund               Executive Vice President and Controller
___________________________________________   (principal accounting officer)
             Lawrence G. Hund

                                   SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, HFI Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 30th day of March, 2001.

                                          HFI Trust, I

                                             By: Heller Financial, Inc., its
                                              Sponsor

                                                  /s/ Kurt Roemer
                                             By: ______________________________
                                                     Kurt Roemer
                                             Its:    Senior Vice President and
                                                     Assistant Treasurer

                             HELLER FINANCIAL INC.

                               INDEX OF EXHIBITS

  Exhibit
  Number   Exhibit
  -------  -------
  4.15     Declaration of Trust of HFI Trust I
  4.16     Certificate of Trust of HFI Trust I
 23.1      Consent of Arthur Andersen LLP, independent auditors
 25.1      Form T-1 Statement of Eligibility and Qualification under the
           Trust Indenture Act of 1939 of State Street Bank and Trust
           Company under the Indenture